Exhibit 2.1

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

BY AND BETWEEN:

STANDARD MICROSYSTEMS CORPORATION,

(“Seller”)

and

REP 80 ARKAY DRIVE, LLC
(“Purchaser”)

Dated:  as of August 16, 2011

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SCHEDULES

Schedule 1:	Description of the Land

Schedule 2:	Seller’s Wire Instructions

Schedule 3:	Title Exceptions

Schedule 4:	Excluded Property

EXHIBITS

Exhibit A:	List of Leases

Exhibit B:	Form of Assignment and Assumption of IDA Lease

Exhibit C:	Form of Assignment Agreement

Exhibit D:	Parking Area Retrofitting/Reconfiguration

Exhibit E:	Form of FIRPTA Certificate

Exhibit F:	List of Service Contracts

Exhibit G:	Form of Letter of Credit

Exhibit H-1:	111,933 square foot Lease

Exhibit H-2:	10,217 square foot Lease

Exhibit H-3:	77,744 square foot Lease

Exhibit I-1:	Form of Note

Exhibit I-2:	Form of Mortgage

Exhibit I-3:	Form of Assignment

Exhibit I-4:	Form of Guaranty

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ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS  ASSIGNMENT  AND  ASSUMPTION  AGREEMENT (this  “Agreement”) made as of the 16th day of August, 2011, by and between STANDARD MICROSYSTEMS CORPORATION, as assignor, having an address at 80 Arkay Drive, Hauppauge, New York 11788, (“Seller”), and REP 80 ARKAY DRIVE, LLC, as assignee, having an address at c/o Rechler Equity Partners, 225 Broadhollow Road, Melville, New York 11747 (“Purchaser”).

RECITALS

WHEREAS, Seller is the lessee under that certain Lease Agreement (the “IDA Lease”) dated March 1, 2005, with the Suffolk County Industrial Development Agency, as lessor (the “Agency”) for the Real Property (as hereinafter defined), pursuant to which Seller is entitled to certain tax benefits (the “IDA Benefits”).

WHEREAS Purchaser desires to purchase Seller’s leasehold interest the Property (as hereinafter defined), and Seller desires to sell the same to Purchaser, upon and pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

SECTION 1:  SUBJECT OF SALE

Section 1.01.   Subject  to  and  in  accordance  with  the  terms  and  conditions  of  this Agreement, Seller shall sell, assign, and convey to Purchaser all of Seller’s leasehold right, title and interest in, to, and under the following, under the IDA Lease:

(a)       (i) that certain parcel of real property situate, lying, and being in the Town of Smithtown, County of Suffolk, State of New York, and located at 80 Arkay Drive, Hauppauge, New York, as more particularly described on Schedule 1 attached hereto (the “Land”), and (ii) all of the improvements located on the Land (individually, a “Building” and, collectively, the “Improvements”);

(b)       all rights, privileges, grants and easements appurtenant to the Land and the Improvements, including, without limitation, all of Seller’s right, title, and interest in and to the Land lying in the bed of any public street, road or alley, all mineral and water rights, and all easements, licenses, covenants and rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and the Improvements (the Land and the Improvements,  and  all  such  rights,  privileges,  easements,  grants  and  appurtenances  are sometimes referred to herein collectively as the “Real Property”);

(c)       intentionally omitted;

(d)       all  leases,  licenses  and  other  agreements  (other  than  subleases  or sublicenses) with respect to the use and occupancy of the Real Property, together with all amendments and modifications thereto and any guaranties provided thereunder, in effect as of the Closing Date (individually, a “Lease” and, collectively, the “Leases”);

(e)       all  governmental  permits,  licenses,  approvals,  and  certificates,  to  the extent transferable, relating to the Real Property (collectively, the “Permits and Licenses”), and all of Seller’s right, title and interest in and to those contracts set forth on Exhibit F with respect to the servicing, maintenance, repair, management, leasing or operation of the Real Property, in effect on the Closing Date to the extent Purchaser hasn’t elected for Seller to terminate same (individually, a “Service Contract” and, collectively, the “Service Contracts”);

(f)        all guaranties and warranties, to the extent transferable, owned by Seller received in connection with any construction, repair or maintenance services performed with respect to the Real Property (collectively, the “Warranties”); and

(g)       all other rights, privileges, and appurtenances owned by Seller, if any, to the extent transferable and directly related to the leasehold ownership, use or operation of the Real Property, including, without limitation but subject to the terms and conditions of Section 25 of this Agreement, any real estate tax refunds relating to the Property (collectively, the “Intangible Rights”).

The Real Property, the Leases, the Permits and Licenses, the Service Contracts, the Warranties, the Intangible Rights and all other property interests described in this Section 1 being conveyed hereunder are hereinafter collectively referred to as the “Property”.

Section 1.02.  Notwithstanding anything to the contrary contained herein, it is expressly agreed by the parties hereto that any fixtures, furniture, furnishings, equipment or other personal property (including, without limitation, trade fixtures in, on, around or affixed to the Building) owned or leased by any Tenant, contractor or employee at the Building (collectively, the “Excluded Property,” as more fully set forth on the annexed Schedule 4) is not included in the Property to be sold to Purchaser hereunder.

Section 1.03.   The parties hereto acknowledge and agree that no part of the Purchase Price is allocable to Personal Property (as defined herein). Although it is not anticipated that any sales tax shall be due and payable, Purchaser agrees that Purchaser shall pay any and all sales and/or compensating use taxes imposed upon by or due to the state or town in which the Property is located in connection with the transactions contemplated hereunder.  Purchaser shall file all necessary tax returns with respect to all such taxes and, to the extent required by applicable law, Seller will join in the execution of any such tax returns.

Section 1.04.   The parties hereto agree that they will endeavor to timely obtain Agency consent to the transactions contemplated herein (including both the assignment and assumption of the IDA Lease and the Purchase Money Financing), and will each cooperate with requests made by the Agency in connection therewith.  In the event the Agency denies its consent of the transactions contemplated herein, the parties shall jointly direct the Escrow Agent to deliver the Downpayment  to  Purchaser,  whereupon  Escrow  Agent  shall  deliver  the  Downpayment  to Purchaser and this Agreement shall terminate and be of no further force or effect and the parties hereto shall be released from all obligations and liabilities hereunder except those that expressly survive the termination of this Agreement.  Notwithstanding anything to the contrary contained herein, in the event the Agency notifies Seller and/or Purchaser that it will not continue the IDA Benefits to Seller, as occupant of the Property, then Seller may terminate this Agreement on written notice to Purchaser and Escrow Agent, whereupon Escrow Agent shall deliver the Downpayment to Purchaser and this Agreement shall terminate and be of no further force or effect and the parties hereto shall be released from all obligations and liabilities hereunder except those that expressly survive the termination of this Agreement.

SECTION 2:  DEFINITIONS

Section 2.01.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly indicates a contrary intent:

(i)         the capitalized terms defined in this Section have the meanings assigned to them in this Section, and include the plural as well as the singular; and

(ii)        the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

“Assignment Agreement” shall mean the Assignment Agreement in the form of Exhibit C attached hereto and made a part hereof.

“Assignment  and  Assumption  of  IDA  Lease”  shall  mean  the  Assignment  and Assumption of IDA Lease in the form of Exhibit B attached hereto and made a part hereof.

“Basket Amount” shall have the meaning set forth in Section 15 hereof.

“Building” shall have the meaning set forth in Section 1.01(a)(ii) hereof.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) all days observed by the federal or State of New York government as legal holidays, and (iii) all days on which commercial banks in the State of New York are required by law to be closed.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the actual date on which the Closing occurs.

“Closing Date Representations” shall mean all of the representations and warranties set forth in Section 10.01.

 “Code” shall have the meaning set forth in Section 10.01(d) hereof.

“Confidential Information” shall have the  meaning set forth in Section 24.01.

“Contract Period” shall mean the period commencing on the date of this Agreement and ending on the Closing Date.

“Downpayment” shall mean the downpayment set forth in Section 3.01(a), together with any interest thereon.

“Escrow Agent” shall mean Moritt Hock & Hamroff, LLP.

“Excluded Property” shall have the meaning set forth in Section 1.02 hereof.

“Improvements” shall have the meaning set forth in Section 1.01(a)(ii) hereof.

“Intangible Rights” shall have the meaning set forth in Section 1.01(g) hereof.

“Land” shall have the meaning set forth in Section 1.01(a)(i) hereof.

“Leases” shall have the meaning set forth in Section 1.01(d) hereof.

“Loss” or “Losses” shall mean the actual damage, loss, cost or expense (including reasonable costs of investigation incurred in defending against and/or settling such damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof), if any, imposed on, or incurred by, Purchaser because a representation made by Seller in Section 10.01 of this Agreement is untrue or incorrect.   In no event shall any “Loss” or “Losses” include any indirect, consequential or punitive damages.

“Maximum Credit Amount” shall have the meaning set forth in Section 15 hereof.

“Permits and Licenses” shall have the meaning set forth in Section 1.01(e) hereof.

“Permitted Encumbrances” shall have the meaning set forth in Section 5.01 hereof.

“Person” shall mean any individual, estate, partnership, limited liability company, corporation, trust, governmental entity or any other legal entity and any unincorporated association

“Personal Property” shall have the fixtures, machinery, equipment, and other items of personal property owned by Seller and located upon and used in connection with the leasehold ownership or operation of the Real Property.

“Property” shall have the meaning set forth in Section 1.01 hereof.

“Purchase Price” shall have the meaning set forth in Section 3.01 hereof.

“Purchaser’s Loss Notice” shall have the meaning set forth in Section 10.03 hereof.

‘Purchase Money Financing” shall have the meaning set froth in Section 30.01 hereof.

“Qualified Intermediary” shall have the meaning set forth in Section 19.02 hereof.

“Real Estate Taxes” shall mean real estate taxes and any general or special assessments imposed upon the Real Property, including but not limited to any general or special assessments of any governmental or municipal authority or tax district, including, without limitation, any assessments levied for public benefits to the Real Property, but shall specifically exclude federal, state or local income taxes, franchise, gift, transfer, excise, capital stock, estate or inheritance taxes, and penalties and/or interest for late payment of Real Estate Taxes.

“Real Property” shall have the meaning set forth in Section 1.01(b) hereof.

“Review Period” shall have the meaning set forth in Section 4.01 hereof.

“Representatives” shall have the meaning set forth in Section 24.01 hereof.

“Scheduled Closing Date” shall have the meaning set forth in Section 3.02 hereof.

“Service Contracts” shall have the meaning set forth in Section 1.01(e) hereof.

“Survival Period” shall mean the period of time commencing on the Closing Date and terminating six (6) months subsequent to the Closing Date.

“Title Insurer” shall mean any reputable title company licensed to do business in the
State of New York.

“Warranties” shall have the meaning set forth in Section 1.01(f) hereof.

SECTION 3:  TRANSFER OF  PROPERTY; CLOSING

Section 3.01.   Seller agrees to assign to Purchaser, and Purchaser agrees to assume from Seller, subject to and in accordance with the terms, provisions, covenants and conditions set forth in this Agreement, all of Seller’s leasehold right, title and interest in and to the Property for a purchase price of Eighteen Million and 00/100 Dollars ($18,000,000.00) (the “Purchase Price”), subject to adjustments to be made pursuant to the terms of this Agreement, including, without limitation, as provided in Section 7 hereof.  The Purchase Price to be paid by Purchaser shall be paid as follows:

(a)       Five Hundred Thousand and 00/100 Dollars ($500,000.00) by delivery of a clean, irrevocable and unconditional letter of credit (in the form annexed hereto as Exhibit G) to the Escrow Agent on the signing of this Agreement as the Downpayment.  The Downpayment shall be held by the Escrow Agent in accordance with Section 23 hereof.

(b)       Sixteen  Million  Two  Hundred  Thousand  and  00/100  ($16,200,000.00) Dollars by way of Purchase Money Financing from Seller to Purchaser, as set forth more fully in Section 30.01 of this Agreement.

(c)       One  Million  Three  Hundred  Thousand  and  00/100  ($1,300,000.00) Dollars, subject to any adjustments as provided herein, in U.S. dollars at the Closing, to be delivered to Seller (or its designees) at Closing by (i) wire transfer in accordance with the wire instructions set forth on Schedule 2 attached hereto, or (ii) certified check of Purchaser, to the order of Seller, drawn on any bank, savings bank, trust company or savings and loan association having a banking office in the State of New York, or by (iii) official bank checks, to the order of Seller, drawn by any such banking institution.

(i)        Notwithstanding the foregoing, at Closing, Purchaser shall have the right to substitute the letter of credit being held as the Downpayment with a cash Downpayment, in which event at Closing, Purchaser shall pay to Seller (or its designees) One Million Eight Hundred Thousand and 00/100 ($1,800,000.00) Dollars, subject to any adjustments as provided herein, in U.S. dollars, by (i) wire transfer in accordance with the wire instructions set forth onSchedule 2 attached hereto, or (ii) certified check of Purchaser, to the order of Seller, drawn on any bank, savings bank, trust company or savings and loan association having a banking office in the State of New York, or by (iii) official bank checks, to the order of Seller, drawn by any such banking institution, and the Escrow Agent will simultaneously return the letter of credit to Purchaser.

Section 3.02.   Subject to the satisfaction of Section 15 hereof, the Closing shall occur on or about twenty (20) Business Days following the later of (i) expiration of the Review Period or (ii) Seller’s obtaining the Parking Variance (as hereinafter defined) as set forth in Section 22.01 hereof (the “Scheduled Closing Date”), at the offices of Seller’s attorney.  Notwithstanding the foregoing provisions of this Section 3.02, Seller and Purchaser shall each have the right to unilaterally set a final closing date, time being of the essence, upon thirty (30) days written notice delivered to the other party on or after the Scheduled Closing Date (as such Scheduled Closing Date may be extended pursuant to Section 5.02 hereof).

SECTION 4:  DUE DILIGENCE; PROPERTY INFORMATION; ACCESS

Section 4.01.  (a) Purchaser and its agents, representatives, employees or contractors shall have from the date upon which this Agreement is fully executed and delivered to Purchaser’s attorney until thirty (30) days following such date (i.e., September 15, 2011) (the “Review Period”) the right to access the Property to conduct such inspection and investigation of and at the Property as it determines to be necessary or appropriate with respect to the Property, including, without limitation, mechanical and engineering inspections, title inspections, surveying and structural, geographical and environmental testing such as Phase I environmental assessment (collectively, the “Inspections”), to determine whether all matters relating to the Property are acceptable. Promptly following the full execution and delivery of this Agreement, Seller shall provide to Purchaser all reasonably requested due diligence materials in Seller’s possession and/or reasonable control, including without limitation, soil and environmental reports, engineering studies, feasibility studies, title reports, surveys, site plans, and other information which may reasonably assist Purchaser in evaluating the Property.  In the event a Phase II environmental assessment of the Property is recommended by Purchaser’s environmental consultant(s), Purchaser shall notify Seller of same in writing and the Review Period shall be extended for a reasonable period of time in order to accommodate such additional Inspections.  Notwithstanding anything to the contrary contained herein, Purchaser agrees to give Seller reasonable advance notice prior to its performing a Phase I and/or Phase II environmental assessment of the Property to enable Seller’s environmental consultants to be present and perform similar inspections on a “shadow” basis.  If Purchaser is dissatisfied with the Premises as a result of the Inspections, then on or before the expiration of the Review Period (as same may have been extended for the performance of a Phase II assessment), time being of the essence, Purchaser shall notify Seller in writing (“Purchaser’s Concern(s) Notice”) of Purchaser’s specific engineering or environmental concern(s) (the “Concerns”). Purchaser’s failure to timely deliver a Purchaser’s Concern(s) Notice shall be deemed a waiver of Purchaser’s right to object to Concern(s), and this Agreement shall continue in full force and effect without any abatement of or credit against the Purchase Price. If the repair or remediation of the Concern(s) will cost $360,000 (the “Threshold Amount”) or less, neither Purchaser nor Seller shall have any right to terminate this Agreement and Seller shall, in its sole discretion, either (i) give Purchaser a credit against the Purchase Price in the amount necessary to repair or remediate the Concern(s), not to exceed the Threshold Amount, or (ii) agree to repair or remediate the Concern(s); provided if the repair or remediation cannot be completed prior to Closing, Seller shall deposit with the Escrow Agent an amount equal to 110% of the cost estimate to complete the repair or remediation of the Concern. In either event, Seller shall provide Purchaser with written notice of its election within ten (10) days after receipt of Purchaser’s Concern(s) Notice and should Seller elect to have the work performed as provided in clause (ii) above, Purchaser shall commence such work within ten (10) days after Seller’s notice (unless a permit is needed to perform such work, then within 10 days of permit issuance). If the repair or remediation of the Concern(s) will cost in excess of the Threshold Amount, Seller shall, in its sole discretion, either (x) give Purchaser a credit against the Purchase Price in an amount not to exceed the Threshold Amount, or (y) terminate this Agreement as provided above. Seller shall provide Purchaser with written notice of its election within ten (10) days after receipt of Purchaser’s Concern(s) Notice.  Should Seller elect to proceed with the Agreement and give Purchaser a credit against the Purchase Price as provided in clause (x) above, Purchaser shall have the right to terminate this Agreement by written notice to Seller given within five (5) days after Seller’s credit notice, time being of the essence. Should Seller elect to terminate this Agreement as provided in clause (y) above, Purchaser shall have the right to reject such termination by notifying Seller in writing within five (5) days after Seller’s termination notice, time being of the essence, that it elects to proceed under this Agreement with a credit against the Purchase Price in an amount up to the Threshold Amount. (b) Purchaser shall further have the right during the Review Period to confirm that the Property may be used as a multi-tenant commercial office building. So long as the Property may be used as a multi-tenant office building, Purchaser may not terminate this Agreement. If the Property may not be used as a multi-tenant office building, Purchaser’s sole right shall be to terminate this Agreement.  Purchaser acknowledges and agrees that the right to use the Property as a multi tenant office building may be subject to obtaining of the Parking Variance (as hereinafter defined) and in such event Purchaser may not terminate this Agreement during the Review Period. (c)  If Purchaser is entitled, under either (a) or (b) above, to terminate this Agreement as above, Purchaser’s sole right shall be to terminate this Agreement by written notice to Seller and Escrow Agent on or before the date on which the Review Period expires or a Purchaser notice is required below (whichever is later), whereupon, Escrow Agent shall deliver the Downpayment to Purchaser and this Agreement shall terminate and be of no further force or effect and the parties hereto shall be released from all obligations and liabilities hereunder except those that expressly survive termination of this Agreement. If Purchaser is entitled to terminate this Agreement under this Section 4.01 and does not so terminate on a timely basis (time being of the essence to all such dates and notices), Purchaser shall no longer be entitled to terminate this Agreement under this Section 4.01.

Section 4.02.   Seller   shall   use   reasonable   efforts   to   permit   Purchaser   and   its Representatives access to the Property during the Review Period, during normal business hours and upon prior reasonable notice to Seller, for the purpose of performing the Inspections (but Purchaser shall not have the right to drill on the Property or conduct any other invasive procedures) unless same are recommended in the Phase I report delivered by Purchaser’s environmental consultants, in which event such invasive testing and procedures shall be subject to Seller’s prior approval (not to be unreasonably withheld, conditioned or delayed), and Seller or its representatives shall have the right to be present during such Inspections.  Purchaser shall deliver to Seller, promptly upon Purchaser’s receipt thereof and at no cost to Seller, copies of all tests, reports and inspections of the Property made and conducted by Purchaser or its Representatives or for Purchaser’s benefit.  Purchaser’s right to inspect the Property shall be conditioned upon Purchaser obtaining property damage and comprehensive general liability insurance, in form and amounts reasonably acceptable to Seller and naming Seller and its managing agent as additional insureds, and furnishing to Seller policies or a certificate or certificates of insurance evidencing such coverage, prior thereto.

Section 4.03.  In conducting any Inspections of the Property, Purchaser shall at all times comply with all laws and regulations of all applicable governmental authorities, and neither Purchaser nor any of its Representatives shall (a) contact or have any discussions with any of Seller’s employees, agents or representatives, or with any contractors providing services to, the Property, unless in each case Purchaser obtains the prior written consent of Seller, which consent shall  not  be  unreasonably  withheld,  conditioned  or  delayed,  (b)  interfere  with  the  use  or operation of the Property by Seller, or (c) damage the Property.  Seller may from time to time establish reasonable rules of conduct for Purchaser and its Representatives in furtherance of the foregoing.  Purchaser agrees to pay to Seller on demand the reasonable, out-of-pocket cost of repairing and restoring any damage or disturbance which Purchaser or any of its Representatives shall cause to the Property in connection with such Inspections.

Section 4.04.  Purchaser shall indemnify, defend and hold harmless Seller and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents and contractors, and any successors or assigns of the foregoing, from and against any and all losses, costs, liabilities, damages and expenses, including, but not limited to, penalties, fines, court costs, disbursements and reasonable attorney’s fees incurred as a direct result or directly arising from injuries to persons or damage to property caused by Purchaser’s and/or its Representatives’ access to, or inspection of the Property, or any tests, inspections or other due diligence conducted by or on behalf of Purchaser.  The indemnity provisions of this Section 4.04 shall be binding upon Purchaser regardless of whether or not the transactions contemplated hereby are consummated and shall survive the termination of this Agreement or the Closing, as applicable.

SECTION 5:  TITLE; MATTERS TO WHICH THE SALE IS SUBJECT

Section 5.01. Seller shall assign and convey or cause to be assigned and conveyed to Purchaser good and valid insurable leasehold title to the Property free and clear of any and all mortgages, liens, leases, encumbrances and easements, except the following (collectively, the “Permitted Encumbrances”):

(a)       Subject to the provisions of Section 7, all Real Estate Taxes, water meter and water charges and sewer rents, accrued or unaccrued, fixed or not fixed, becoming due and payable after the Closing Date;

(b)       All  zoning  laws  and  building  ordinances,  resolutions,  regulations  and orders of all boards, bureaus, commissions and bodies of any municipal, county, state or federal government, and all notes or notices of violations thereof noted or issued with respect to the Property prior to the Closing Date;

(c)       All covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Property;

(d)       The standard conditions and exceptions to title contained in Purchaser’s title policy or any “marked-up” commitment issued by the Title Insurer to Purchaser;

(e)       Any state of facts which would be shown on or by an accurate survey of the Property, provided same do not render title unmarketable and/or uninsurable;

(f)        De-minimus variations between tax lot lines and lines of record title;

(g)       All  violations  of  building,  fire,  sanitary,  environmental,  housing  and similar laws and regulations whether or not noted or issued at the date hereof or the Closing Date; and

(h)       All of the restrictions, encumbrances, covenants, agreements, easements and all other matters affecting title to the Property (other than any mortgage) set forth in the title report for the Property issued by Excalibur Title Agency, as agent for Old Republic National Title Insurance Company and attached hereto as Schedule 3.

Notwithstanding that the Assignment and Assumption of IDA Lease for the Property does not so state, Seller’s leasehold interest in the Property shall be deemed conveyed to Purchaser subject to the exceptions set forth in items (a) through (h).  This provision shall survive the Closing.

Section 5.02.  Prior to the expiration of the Review Period, Purchaser shall obtain a survey (“Survey”) and title commitment (“Title Commitment”) with respect to the assignment and assumption of Seller’s leasehold interest in the Property (“Title Commitment”) from the Title Insurer, to be delivered simultaneously to Purchaser’s and Seller’s attorneys.  No later than the end of the Review Period, Purchaser shall notify Seller of such objections, except for any Permitted Encumbrances set forth in Section 5.01 above, as Purchaser may have to anything contained in the Title Commitment or on the Survey (collectively, the “Title Objections”).  If there are Title Objections by Purchaser, Seller shall have the option, at its sole discretion, to satisfy them prior to the Scheduled Closing Date.  If Seller elects to attempt to satisfy the Title Objections, Seller shall so notify Purchaser within ten (10) days after receipt of such Title Objections and shall use commercially reasonable efforts to attempt to cure such Title Objections prior to Closing, and the Scheduled Closing Date may be reasonably extended for up to sixty (60) days, at Seller's option, in order to attempt to cure such Title Objections.  If Seller elects not to satisfy such Title Objections, then Seller shall so notify Purchaser and Purchaser shall thereupon have a period of ten (10) days after receipt of Seller's notice that Seller elects not to cure such Title Objections to either (i) waive the Title Objections and accept such title as Seller is  able  to  convey,  without  abatement  or  reduction  of  the  Purchase  Price  or  any  credit  or allowance on account thereof (except as may otherwise be expressly set forth herein), and by such waiver of the Title Objections, Purchaser shall be deemed to have waived any and all claims and/or causes of action against Seller for damages or any other remedies for any and all defects in and/or exceptions to title to the Property, or (ii) terminate this Agreement by giving notice  to  Seller  on  or  before  the  end  of  such  ten  (10)  day  period,  in  which  event  the Downpayment shall be returned to Purchaser and the parties hereto shall be released from further liability hereunder except as expressly otherwise provided herein.  In no event shall Seller have any  obligation  to  commence  litigation  or  to  expend  money  to  cure  or  remove  any  Title Objections (other than removal of mortgages, liens or violations against the Property which may be cleared by payment of a finite sum).   Purchaser's failure to exercise the right to terminate within the ten (10) day period shall constitute a waiver of Purchaser’s right to terminate with respect to such title matters.  Notwithstanding anything contained herein to the contrary, in the event that the Title Insurer selected by Purchaser can not insure good and valid leasehold title to the Property in accordance with an ALTA form of Leasehold policy, Seller shall have the option, but not the obligation, upon notice to Purchaser, to select a Title Insurer that will insure leasehold title to the Property in accordance with an ALTA form of Leasehold policy, subject to the Permitted Encumbrances.

Section 5.03. The existence of mortgages, liens and encumbrances shall not be Title Objections provided that properly executed instruments in recordable form necessary to satisfy, discharge or remove the same (as the case may be) are delivered to the Purchaser at the Closing, together with applicable recording and/or filing fees, and provided that the Title Insurer shall omit any such mortgage, lien or encumbrance from its title insurance policy. Such mortgages, liens and encumbrance may be paid by Seller from the Purchase Price. Purchaser, if request is made not less than two (2) business days prior to the Closing, agrees to provide at the Closing separate certified or cashier's checks as requested, aggregating not more than the balance (as adjusted, pursuant to the provisions of Section 3 hereof) of the Purchase Price, to facilitate the satisfaction of any such mortgages, liens and encumbrances.   Notwithstanding anything contained herein to the contrary, Seller shall be required to remove any Title Objections which are mortgages placed on the Property by Seller. If, after delivery of the Title Commitment to Seller, but prior to the Scheduled Closing Date, a new Title Objection is disclosed by an updated endorsement to the Title Commitment, the same rights and obligations of both parties as set forth above shall be applicable. Notwithstanding anything to the contrary contained herein, Seller agrees to execute and deliver to the Title Insurer any documents reasonably requested by the Title Insurer with respect to any of the restrictions, encumbrances, covenants, agreements and easements affecting the Property set forth in the annexed Schedule 3.

SECTION 6:  “AS IS SALE”

Section 6.01. PURCHASER  ACKNOWLEDGES  AND  AGREES  THAT  IT  IS PURCHASING THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS” AND SUBJECT TO ALL DEFECTS (PATENT AND LATENT), BASED UPON THE CONDITION (PHYSICAL OR OTHERWISE) OF THE PROPERTY AS OF THE DATE OF THIS AGREEMENT, REASONABLE WEAR AND TEAR AND, SUBJECT TO THE PROVISIONS OF SECTIONS 8 AND 9 OF THIS AGREEMENT, LOSS BY CONDEMNATION OR FIRE OR OTHER CASUALTY EXCEPTED, AND THAT NEITHER SELLER, NOR ANY PERSON ACTING ON BEHALF OF SELLER, NOR ANY PERSON WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY PURCHASER IN CONDUCTING ITS DUE DILIGENCE, NOR ANY DIRECT OR INDIRECT OFFICER, DIRECTOR, PARTNER, MEMBER, SHAREHOLDER, EMPLOYEE, AGENT, REPRESENTATIVE, ACCOUNTANT, ADVISOR, ATTORNEY, PRINCIPAL, AFFILIATE, CONSULTANT, CONTRACTOR, SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, AS TO THE PRESENT, PAST OR FUTURE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, INCOME, EXPENSES, OPERATIONS, QUALITY OF CONSTRUCTION, THE PERMITTED USE OF THE PROPERTY OR THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE THERETO OR THE COMPLIANCE BY THE PROPERTY THEREWITH, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER MATTER AFFECTING OR RELATED TO THE PROPERTY THE TRANSACTIONS CONTEMPLATED HEREIN, EXCEPT FOR THE SELLER’S REPRESENTATIONS SPECIFICALLY SET FORTH IN THIS AGREEMENT.  No representation, warranty or covenant made by Seller in this Agreement or any document delivered pursuant hereto shall survive the Closing, except as otherwise expressly provided in this Agreement. Purchaser has not relied upon, and Seller is not liable or bound in any manner by, any verbal or written statements, representations, real estate brokers’ “set-ups” or information pertaining to the Property furnished by any real estate broker, agent, employee, servant to other persons unless the same are expressly set forth in this Agreement. The execution and delivery of the Assignment and Assumption of IDA Lease by Seller and Purchaser shall be deemed to be the full performance and discharge of every obligation of Seller to be performed pursuant to this Agreement on or prior to the Closing Date and the truth of every representation or warranty made by Seller in this Agreement or in any Exhibit attached hereto or in any document, certificate, affidavit or other instrument delivered by Seller or its agents at or in connection with the Closing, except for those warranties, representations and obligations of Seller which this Agreement expressly provides are to survive the Closing.  Purchaser acknowledges it is acquiring the Property and is relying solely upon its own knowledge of the Property based on its investigation of the Property and its own inspection of the Property.  Without limitation, Purchaser releases Seller from and against, and agrees to indemnify Seller from, any and all claims, losses, costs, liabilities, damages and expenses, including, but not limited to, penalties, fines, court costs, disbursements and reasonable attorney’s fees arising from or related to any environmental conditions at or in respect to the Property; provided, in no event shall such release and/or indemnity be deemed to include any claim or action by a governmental body with respect to a violation of environmental laws or regulations arising prior to Closing. In addition, such waiver and indemnity shall not include any liability of Seller, in its capacity as a tenant, from and after the Closing to the extent it would otherwise be liable pursuant to a lease with Purchaser, as landlord, at the Property.  The provisions of this Section 6, including, without limitation, such release and indemnity, shall survive the termination of this Agreement or the Closing, as applicable, for the Survival Period.

SECTION 7:  ADJUSTMENTS

Section 7.01. The following items shall be apportioned between the parties on and as of the Closing Date, based upon the respective party's period of leasehold ownership of the Property:

(a)       Rents payable pursuant to the Leases between Seller and Purchaser to be executed at Closing in the forms annexed hereto as Exhibits H-1, H-2, and H-3 (to the extent not apportioned pursuant to the Leases themselves);

(b)       Real Estate Taxes, water charges, and sewer rents, vault charges, if any, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Property, on the basis of the respective periods for which each is assessed or imposed, except that if there is a water meter at the Property, apportionment at the Closing shall be based on the last available reading, subject to adjustment after the Closing when the next reading is available (which obligation shall survive the Closing). If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be made upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation of the Property;

(c)       value of fuel and maintenance supplies stored on the Property, at the price then charged by Seller's supplier, including any taxes (at Closing, Seller shall deliver a statement from Seller's supplier as to such value);

(d)       charges payable under Service Contracts on the basis of the period covered by such payments; provided, however, that Purchaser shall not be liable for any charges payable under any Service Contracts for a period of more than seventy five (75) days following the Closing Date;

(e)       intentionally omitted;

(f)       prepaid fees for licenses and other permits assigned to Purchaser at the Closing, if any;

(g)       all other operating expenses with respect to the Property; and

(h)       any other item which is customarily apportioned in accordance with real estate closings of commercial properties in the municipality in which the Property is located.

For the avoidance of confusion, all adjustments under this Section 7.01 shall be done as if the Seller were not leasing back portions of the Property pursuant to the Leases. Any amounts due Purchaser (as landlord) from Seller (as tenant) pursuant to such a lease shall be accounted for under such lease in a separate and distinct manner from the adjustments provided for hereunder.

Section 7.02. Intentionally omitted.

Section 7.03. Intentionally omitted.

Section 7.04.  Charges   for   all   electricity,   steam,   gas   and   other   utility   services (collectively, “Utilities”) shall be billed to Seller’s account up to the Closing Date and, from and after the Closing Date, all Utilities shall be billed to Purchaser’s account.  If for any reason such changeover in billing is not practicable as of the Closing Date, as to any Utility, such Utility shall be apportioned on the basis of actual current readings or, if such readings have not been made, on the basis of the most recent bills that are available.  If any apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) days following notice of the determination of such actual reading, readjust such apportionment  and  Seller  shall  promptly  deliver  to  Purchaser,  or  Purchaser  shall  promptly deliver to Seller, as the case may be, the amount determined to be due upon such adjustment.

Section 7.05.  Purchaser shall have no right to receive any rental insurance proceeds which relate to the period prior to the Closing Date and, if any such proceeds are delivered to Purchaser, Purchaser shall, within five (5) Business Days following receipt thereof, pay the same to Seller.

Section 7.06.  If,  after  the  Closing,  an  error  or  omission  in  the  calculation  of  the apportionments set forth above is found by one of the parties, such error or omission shall be promptly corrected and the party receiving the over-payment shall pay the amount of the over- payment to the party entitled thereto.   Notwithstanding the provisions of Section 7.07 the foregoing obligation to correct apportionments shall survive the Closing and continue until the expiration of the Survival Period.

Section 7.07.  The provisions of this Section 7 shall survive the Closing.

SECTION 8: CASUALTY

Section 8.01. If, on or prior to the date of the Closing, all or a "material part" (as defined below) of the Improvements shall be damaged or destroyed by fire or other casualty, then, in any such event, Purchaser may, at its option, either (i) terminate this Agreement, whereupon, in accordance with Section 23, the Downpayment shall be returned to Purchaser and the parties hereto shall be released of all obligations and liabilities of whatsoever nature in connection with this Agreement except those that expressly survive termination of this Agreement or (ii) proceed to close the transactions contemplated by this Agreement, in which event all of the provisions of subsection 8.01(a)(i) and subsection 8.01(a)(ii) below shall apply.

(a)       If, on or prior to the date of the Closing, less than a "material part" of the Improvements shall be destroyed or damaged by fire or other casualty, then Purchaser shall nevertheless close title to the Property pursuant to all the terms and conditions of this Agreement (without any adjustment to the Purchase Price except as otherwise set forth herein), subject to the following: (i) Seller shall not (x) adjust and settle any insurance claims, or (y) enter into any construction or other contract for the repair or restoration of the Improvements, without Purchaser's prior written consent (except no such consent shall be necessary in the event of an emergency or hazardous condition at the Property), which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) at the Closing, Seller shall (1) pay over to Purchaser the amount of any insurance proceeds, to the extent collected by Seller in connection with such casualty, less the amount of the actual and reasonable unreimbursed expenses incurred by Seller in connection with collecting such proceeds and making any repairs to the Improvements occasioned by such casualty pursuant to any contract (provided that such contract was reasonably approved by Purchaser as required by this Section), and (2) assign to Purchaser in form reasonably satisfactory to Purchaser all of Seller's right, title and interest in and to any insurance proceeds that are uncollected at the time of the Closing and that may be paid in respect of such casualty and also credit Purchaser at Closing for any deductible applicable to such insurance proceeds. Seller shall reasonably cooperate with Purchaser in the collection of such proceeds, which obligation shall survive the Closing.

(b)       For the purpose of this Section, the phrase a "material part" of an Improvement shall mean a portion of an Improvement such that the cost of repair or restoration thereof is estimated by a reputable contractor selected by Seller and reasonably satisfactory to Purchaser, to be in excess of ten percent (10%) of the Purchase Price.

Section 8.02. The provisions of this Section 8 supersede any law applicable to the Property governing the affect of fire or other casualty in contracts for real property.

SECTION 9: CONDEMNATION PENDING CLOSING

Section 9.01. If, prior to the Closing Date, condemnation or eminent domain proceedings shall be commenced by any public authority against the Improvements or any part thereof, Seller shall promptly give Purchaser written notice thereof. After notice of the commencement of any such proceedings (from Seller or otherwise) and in the event that the taking of such property is a material taking (as hereinafter defined), Purchaser shall have the right (i) to accept title to the Property subject to the proceedings, whereupon any award payable to Seller shall be paid to Purchaser and Seller shall deliver to Purchaser at the Closing all assignments and other documents reasonably requested by Purchaser to vest such award in Purchaser, or (ii) to terminate this Agreement and upon the return of the Downpayment, this Agreement shall be null and void and neither party will have any further obligations hereunder except those that expressly survive termination of this Agreement. A taking shall be deemed to be a "material taking" if the claim for a condemnation award for such taking is estimated by an independent appraiser selected by Seller and reasonably satisfactory to Purchaser to be equal to or in excess of ten percent (10%) of the Purchase Price.

Section 9.02. In the event of a non-material taking of any part of the Improvements, Purchaser shall accept the Property subject to the proceedings and pay to Seller the full Purchase Price, whereupon any award payable to Seller shall be paid to Purchaser and Seller shall deliver to Purchaser at the Closing all assignments and other documents reasonably requested by Purchaser to vest such award in Purchaser.

Section 9.03. The provisions of this Section 9 supersede any law applicable to the Property governing the affect of condemnation in contracts for real property.

SECTION 10: SELLER'S WARRANTIES AND REPRESENTATIONS

Section 10.01. To induce Purchaser to enter into this Agreement and to accept the Property from Seller, Seller makes the following representations and warranties, all of which are true in all material respects as of the date hereof and shall be true in all material respects as of the Closing Date:

(a)       Subject to Section 22.01 hereof, the execution, delivery and performance of this Agreement and consummation of the transaction hereby contemplated in accordance with the terms of this Agreement will not violate any material contract, agreement, commitment, order, judgment or decree to which Seller is a party or by which Seller or the Property is bound and Seller has, or upon the Closing Date shall have, obtained all consents necessary (whether from a governmental authority or other third party), in order for it to consummate the transactions contemplated hereby.

(b)       Seller has the full right, power and authority to bind Seller to this Agreement and to carry out Seller's obligations hereunder and Seller shall have the full right, power and authority to sell and convey its leasehold interest in the Property to Purchaser as provided herein and to take all actions required by this Agreement. The party or parties executing this Agreement on behalf of Seller have been duly authorized and are empowered to bind Seller to this Agreement and to take all actions required by this Agreement.

(c)       Upon the full execution and delivery of this Agreement by Seller to Purchaser, this Agreement shall be the valid and binding obligation on Seller, enforceable against Seller in accordance with the terms hereof.

(d)       Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), and the income tax regulations thereunder.

(e)       Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to conduct business under the laws of the State of New York.

(f)       No action, suit or proceeding is pending or, to Seller's knowledge, threatened against Seller which would materially adversely affect Seller's financial condition or its ability to fully perform its obligations pursuant to this Agreement.

(g)       The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder do not and will not conflict with or violate any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi- governmental entity with jurisdiction over Seller, including, without limitation, the United States of America, the State of New York or any political subdivision of any of the foregoing, or any decision or ruling of any arbitrator to which Seller is a party or by which Seller is bound or affected.

(h)       To Seller's actual knowledge, there are no judgments, orders or decrees of any kind against Seller unpaid or unsatisfied of record, nor any legal action, suit or other legal or administrative proceeding pending before any court or administrative agency which would adversely affect the Property, nor is Seller actually aware of any threatened legal action, suit or other legal or administrative proceeding relating to the Property.

(i)       Seller has received no written notice that the Property is subject to any special assessments, nor has Seller received written notice of the intention of any governmental authority to impose any such special assessments.

(j)       Seller has not granted any right, nor made any offer, to any third party to purchase its leasehold interest in the Property, where such right or offer remains outstanding.

(k)       To Seller's actual knowledge, Seller has received no written notice of any violations or claims under or pursuant to any environmental law with respect to the Property.

(l)       The IDA Lease is in full force and effect, and to Seller's actual knowledge, Seller has received no written notice of default thereunder from the Agency, nor has Seller delivered any written notice of default thereunder to the Agency.

Section 10.02. All of the representations and warranties of Seller contained in this Agreement shall survive the Closing for the Survival Period, subject, however, to the limitations on Seller's liability set forth in Section 10.03.

Section 10.03. If (a) any of the representations and warranties set forth in Section 10.01 above prove to have been false as of the date hereof or as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, they shall be true in all material respects as of such earlier date), and (b) Purchaser gives written notice thereof to Seller (a "Purchaser's Loss Notice") promptly but in no event later than the earlier to occur of (i) the Closing Date and the date that is two (2) Business Days after the aggregate amount of the Losses suffered by Purchaser prior to the Closing Date as a result of such misrepresentation or untrue or inaccurate warranty exceeds the Basket Amount, or (ii) the last day of the Survival Period and the date that is two (2) Business Days after the aggregate amount of the Losses suffered by Purchaser during the Survival Period as a result of such misrepresentation or untrue or inaccurate warranty exceeds the Basket Amount, then Purchaser's remedies with respect to any such Loss or Losses shall be as set forth in Section 15.01(i) hereof. If Purchaser fails to timely deliver a Purchaser's Loss Notice, then Purchaser shall be deemed to have waived any remedy set forth in Section 15.01 or any other remedy provided hereunder or otherwise available with respect to any Loss. It is specifically acknowledged that (1) if any information is (or has been) disclosed to Purchaser (or its attorneys, accountants, consultants or other professionals) on or prior to the date hereof by Seller (or its attorneys, accountants, consultants or other professionals) (or is the subject of correspondence between Seller and Purchaser) which indicates that a representation or warranty made by Seller in this Agreement is untrue or inaccurate, Seller shall have no liability with respect to such misrepresentation or untrue or inaccurate warranty and Purchaser shall not be entitled to any credit at Closing in connection therewith, and (2) if the Closing occurs, Seller shall have no liability in connection with any representations or warranties which were otherwise known by Purchaser, at Closing, to be untrue or inaccurate.

Section 10.04. Purchaser, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, its employees, agents, affiliates, successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters.

Section 10.05. The phrase "to Seller's knowledge" is hereby defined as the actual (as opposed to constructive or imputed) knowledge without independent inquiry or investigation of Peter Byrnes, who shall have no personal liability in regards thereto or otherwise in respect of this Agreement.

SECTION 11: SELLER'S INSTRUMENTS AT CLOSING

Section 11.01. Seller shall duly execute, acknowledge and/or deliver or, where applicable, cause the following to be duly executed, acknowledged and/or delivered, to Purchaser on the Closing Date the following:

(a)       the Assignment and Assumption of IDA Lease substantially in the form of Exhibit B attached hereto, together with an original of the IDA Lease to the extent same is in Seller's possession;

(b)       a title affidavit with respect to the Property as may be reasonably required by the Title Insurer; provided, however, that the matters and liability covered by such title affidavit shall not exceed the matters and liability of Seller with respect to its representations and warranties made under Section 10.01 hereof;

(c)       real estate transfer tax forms and returns for the Property;

(d)       an affidavit as required pursuant to Section 1445 of the Code substantially in the form of Exhibit E hereto;

(e)       any plans with respect to the Improvements on the Property to the extent in Seller's possession or otherwise in Seller's reasonable control;

(f)        such other documents, instruments, resolutions and other material with respect to the Property reasonably requested by Purchaser as may be necessary to effect the transfer of title hereunder, or as may be reasonably requested by the Title Insurer;

(g)       the Assignment Agreement substantially in the form of Exhibit C attached hereto and made a part hereof, together with original executed counterparts, to the extent originals are in Seller's possession, or, if originals are not in Seller's possession, copies (to the extent that copies are in Seller's possession) of all Leases, Service Contracts, Permits and Licenses, and Warranties, if any;

(h)       originals of the Parking Variance;

(i)        a resolution of the Agency consenting to the transaction contemplated by this Agreement;

(j)        a closing statement setting forth all apportionments to be made at Closing pursuant to Section 7 hereof, together with disbursement instructions for payment of the balance of the Purchase Price; and

(k)       the Leases as between Purchaser and Seller, in the forms annexed hereto as Exhibits H-1, H-2 and H-3, respectively.

SECTION 12: PURCHASER'S REPRESENTATIONS AND WARRANTIES

Section 12.01. To induce Seller to enter into this Agreement, Purchaser makes the following representations and warranties, all of which Purchaser represents are true in all material respects as of the date hereof and shall be true in all material respects as of the Closing Date and shall be deemed to be made as of that date.

(a)       The execution, delivery and performance of this Agreement and consummation of the transaction hereby contemplated in accordance with the terms of this Agreement will not violate any material contract, agreement, commitment, order, judgment or decree to which Purchaser is a party or by which it is bound, and Purchaser has obtained (or will, by the Closing, have obtained) all consents necessary (whether from a governmental authority or other third party) in order for it to consummate the transactions contemplated hereby.

(b)       The party or parties executing this Agreement on behalf of Purchaser have been duly authorized and are empowered to bind Purchaser to this Agreement and to take all actions required by this Agreement.

(c)       Upon the full execution and delivery of this Agreement by Purchaser to Seller, this Agreement shall be the binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms hereof.

(d)       No action, suit or proceeding is pending or, to Purchaser's knowledge, threatened against Purchaser which would materially adversely affect Purchaser's financial condition or its ability to fully perform its obligations pursuant to this Agreement.

(e)       The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not conflict with or violate any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi- governmental entity with jurisdiction over Purchaser, including, without limitation, the United States of America, the State in which the Property is located or any political subdivision of any of the foregoing, or any decision or ruling of any arbitrator to which Purchaser is a party or by which Purchaser is bound or affected and no consent of any governmental agency is required.

(f)       Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and is authorized to conduct business under the laws of the State of New York.

All representations and warranties of Purchaser contained in this Agreement shall survive the Closing for the Survival Period.

SECTION 13: PURCHASER'S INSTRUMENTS AT CLOSING

Section 13.01. On the Closing Date, Purchaser shall deliver the Purchase Price, as adjusted, to, or as directed by, Seller. Additionally, on the Closing Date, Purchaser shall duly execute, acknowledge and deliver to Seller the following:

(a)       the Assignment and Assumption of IDA Lease substantially in the form of Exhibit B attached hereto;

(b)       real estate transfer tax forms and returns, if any, for the Property;

(c)       the Assignment Agreement in the form of Exhibit C attached hereto;

(d)       a closing statement setting forth all apportionments to be made at Closing, together with disbursement instructions for payment of the balance of the Purchase Price;

(e)       the Leases as between Purchaser and Seller, in the forms annexed hereto as Exhibits H-1, H-2 and H-3, respectively;

(f)       the documents related to the Purchase Money Financing substantially in the forms annexed hereto as Exhibits I-1, I-2, I-3 and I-4, respectively; and

(g)       such other documents, instruments, resolutions and other material as may be reasonably necessary to effect the transfer of title hereunder and reasonably requested by Seller or the Title Insurer.

SECTION 14: CONTRACT PERIOD

Section 14.01. Intentionally omitted.

Section 14.02. During the Contract Period, Seller shall continue to operate the Property in the same manner as it is currently being operated by Seller, though Seller shall not be obligated to incur any capital expenditures. Seller shall maintain replacement cost casualty insurance throughout the Contract Period. During the Contract Period, Seller shall not, without the written consent of Purchaser (which consent may be granted or withheld in Purchaser's sole discretion), enter into any new Lease or occupancy arrangement for space at the Property.

Section 14.03. During the Contract Period, Seller shall not, without the written consent of Purchaser, amend or modify (other than non-material amendments or modifications) or renew any of the Service Contracts or enter into any new Service Contracts or other agreements relating to the leasehold ownership and operation of the Property; provided, however, that Seller shall terminate all of the Service Contracts (other than those identified on Exhibit F as being non- cancelable or being assumed by Purchaser), which termination shall be effective no later than seventy five (75) days following the Closing Date.

Section 14.04. During the Contract Period, Seller shall not allow its leasehold interest in the Property to be voluntarily liened, encumbered or transferred in such a manner that Seller may not assign its leasehold interest in the Property as set forth in Section 5 hereof.

Section 14.05. During the Contract Period, Seller agrees that it will not (directly or indirectly) offer to sell, or solicit any offers to purchase or negotiate for the sale or disposal of Seller's leasehold interest in the Property or otherwise market or advertise its leasehold interest in the Property for same or disposal with any party other than Purchaser.

Section 14.06. Intentionally omitted.

Section 14.07. Prior to Closing, except if consented to in writing by Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not communicate with any governmental or quasi-governmental agencies or authorities regarding the Property or any aspect thereof.

Section 14.08. Whenever in this Section 14 Seller is required to obtain Purchaser's approval with respect to any transaction described therein, Purchaser shall, within seven (7) Business Days after receipt of Seller's request therefor, notify Seller of its approval or disapproval of same and, if Purchaser fails to notify Seller of its disapproval within said seven (7) Business Day period, Purchaser shall be deemed to have approved same.

SECTION 15: CONDITIONS PRECEDENT TO CLOSING

Section 15.01. (a) Purchaser's obligations to close title under this Agreement on the Closing Date shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

(i)       all of Seller's representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, they shall be true in all material respects as of such earlier date); provided, however, that Purchaser shall be obligated to consummate the Closing without any adjustment in the Purchase Price if the aggregate amount of Losses resulting from any misrepresentation or untrue or inaccurate warranty made by Seller in this Agreement is equal to or less than $25,000.00 (the "Basket Amount"). If the aggregate amount Losses resulting from any misrepresentation or untrue or inaccurate warranty made by Seller in this Agreement exceeds the Basket Amount, Purchaser shall be entitled to recover such Losses in excess of the Basket Amount from Seller at Closing by means of an adjustment or credit to the Purchase Price, or after Closing, as applicable, in accordance with any Purchaser's Loss Notice delivered in accordance with Section 10.03 hereof; provided, however, that in no event shall Seller's liability hereunder, and Purchaser's credit on account thereof, exceed $250,000.00 (the "Maximum Credit Amount"). If the aggregate amount of any credits which Purchaser would otherwise be entitled to receive pursuant to this Section 15.01(a) exceeds the Maximum Credit Amount, then Purchaser shall have the right to terminate this Agreement and receive the return of the Downpayment (in which event neither party shall have any obligations or liabilities hereunder except those that expressly survive termination of this Agreement); provided, however, that Purchaser shall not be permitted to terminate this Agreement if Seller elects (it being acknowledged that Seller shall have the right but not the obligation to make such election) to grant a credit to Purchaser at Closing in the aggregate amount by which the Losses exceeds the Basket Amount. In the event that there is a dispute as to whether Purchaser has incurred any Loss or Losses as a result of any misrepresentation or untrue or inaccurate warranty made by Seller in this Agreement, then, unless the aggregate amount thereof exceeds the Maximum Credit Amount, the Closing shall occur without adjustment regarding same; provided, however, that a portion of the Purchase Price equal to the disputed amount (up to the Maximum Credit Amount) shall be held in escrow by the Escrow Agent pending resolution of the dispute.

(ii)       Seller shall have performed, in all material respects, all obligations and agreements undertaken by it herein to be performed on or prior to the Closing Date.

(iii)      Seller obtaining, at Seller's sole cost and expense, the Parking Variance.

(b)       Seller's obligations to close title under this Agreement on the Closing Date shall be subject to the satisfaction of the following conditions precedent on the Closing Date:

(i)        all of Purchaser's representations and warranties made in this Agreement shall be true and correct in all respects as of the Closing Date as if they were made on that date;

(ii)       Purchaser shall have timely paid to Seller or its designee(s) the Purchase Price and any other amounts required to be paid by Purchaser hereunder; and

(iii)      Purchaser shall have performed, in all material respects, all other obligations and agreements undertaken by it herein to be performed on or prior to the Closing Date.

SECTION 16: TRANSFER TAX AND TRANSACTION COSTS

Section 16.01. At the Closing, Seller shall pay or credit to Purchaser an amount equal to any and all applicable taxes imposed by the State of New York or any other municipality or governmental authority, with respect to in connection with the conveyance of Seller's leasehold interest in the Property to Purchaser.

Section 16.02. Purchaser shall pay for (a) any and all costs and expenses associated with its due diligence, including any searches performed by the Title Insurer, (b) all costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the transfer of the Property, (c) premiums for Purchaser's and any lender's title insurance policy and all reasonably requested endorsements thereto, (d) a current survey or any update of any existing survey of the Property, (e) all costs and expenses incurred in connection with any financing obtained by Purchaser, including without limitation, mortgage recording taxes, financing costs and lender's title insurance premiums (provided, however, Purchaser shall not be required to pay lender's legal fees in connection with the purchase money financing set forth in Section 30.01), (f) any recording fees for documentation to be recorded in connection with the transactions contemplated by this Agreement.

Section 16.03. The provisions of this Section 16 shall survive the Closing.

SECTION 17: NOTICES

Section 17.01. All notices, requests and demands to be made hereunder to the parties hereto shall be in writing (at the addresses set forth below) and shall be given by any of the following means: (a) personal delivery (including, without limitation, overnight delivery, courier or messenger services) or (b) registered or certified, first-class United States mail, postage prepaid, return receipt requested. Notice by a party's counsel shall be deemed to be notice by such party. All notices to Seller shall be sent to the address set forth below. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice, demand or request sent (x) pursuant to subsection (a) shall be deemed received upon such personal delivery, and (y) pursuant to subsection (b) shall be deemed received three (3) days following deposit in the mail.

If to Purchaser:	REP 80 Arkay Drive, LLC c/o Rechler Equity Partners 225 Broadhollow Road Melville, New York 11747 Attention: Gregg Rechler

With copies to:	Lazer, Aptheker, Rosella & Yedid, P.C. 225 Old County Road Melville, New York 11747 Attention: Matthew C. Lamstein, Esq.

To Seller:	Standard Microsystems Corporation 80 Arkay Drive Hauppauge, New York 11788 Attention: Walter Siegel, Esq.

With copies to:	Standard Microsystems Corporation 80 Arkay Drive Hauppauge, New York 11788 Attention: Peter Byrnes

Standard Microsystems Corporation 80 Arkay Drive Hauppauge, New York 11788 Attention: Kris Sennesael

Moritt Hock & Hamroff, LLP 400 Garden City Plaza Garden City, New York 11530 Attention: Gary C. Hisiger, Esq

SECTION 18: DEFAULT

Section 18.01. Purchaser's Default. If Purchaser shall (a) default in the payment of the Purchase Price or if Purchaser shall default in the performance of any of its other obligations to be performed on the Closing Date or (b) default in the performance of any of its material obligations to be performed prior to the Closing Date and, with respect to any default under this clause (b) only, such default shall not be cured on or prior to the date that is five (5) Business Days after written notice to Purchaser, Purchaser's attorney and Escrow Agent, then Seller shall have the right to treat this Agreement as having been breached by Purchaser and Seller's sole and exclusive remedy on account of such breach shall be the right to terminate this Agreement by written notice to Purchaser or Purchaser's attorney. Upon such termination (i) Purchaser shall forfeit all rights and claims with respect to the Property pursuant to this Agreement and to the Downpayment and (ii) Escrow Agent shall promptly remit the Downpayment to Seller as Seller's sole and exclusive remedy for a default by Purchaser; and thereupon neither party shall have any obligations or liabilities hereunder except those that expressly survive termination of this Agreement. Seller and Purchaser hereby agree that payment of the Downpayment to Seller shall be deemed to be fair and adequate, but not excessive, liquidated damages (and not a penalty) based upon the following considerations which Seller and Purchaser agree would constitute damages to Seller for any default by Purchaser but which are impossible to quantify, to wit: (A) the removal of Seller's leasehold interest in the Property from the real estate market together with the uncertainty of obtaining a new purchaser at the same or greater purchase price; (B) the expenses incurred by Seller, including (but not by way of limitation) attorneys' fees, taxes, mortgage interest, and other items incidental to the maintenance of the Property until it is eventually sold; and (C) all other expenses incurred by Seller as a result of Purchaser's default. Notwithstanding the foregoing the Downpayment is not intended to cap amounts, if any, due Seller in respect of any indemnification from Purchaser that survives termination of or Closing under this Agreement, including without limitation Purchaser's indemnity under Sections 4 and 26 of this Agreement. In the event of such termination, Purchaser shall immediately destroy or return to Seller for cancellation all due diligence materials, reports and studies delivered to Purchaser by Seller or any broker, agent, representative or employee of Seller (without Purchaser retaining copies thereof).

Section 18.02. Seller's Default. In the event Purchaser discovers, prior to the Closing Date, that (a) any of the representations and warranties set forth in Section 10.01 hereof are false as of the date hereof and Purchaser has the right to terminate this Agreement pursuant to Section 15.01(i) hereof, or (b) Seller shall default in the performance of any of its material obligations to be performed on or prior to the Closing Date, and such default shall not be cured on or prior to the earlier to occur of the date that is five (5) Business Days after written notice to Seller, Seller's attorney and Escrow Agent or the Closing Date, then Purchaser's sole and exclusive remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal or equitable course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser, to the extent legally permissible, following and upon advice of its counsel) shall be to terminate this Agreement and receive the Downpayment. If, however, Seller is able to convey title to the Property to Purchaser pursuant to the terms hereof but Seller intentionally and willfully fails to do so, then Purchaser may either (1) terminate this Agreement and receive the Downpayment together with Purchaser's Transaction Costs (as hereinafter defined), or (2) seek to obtain specific performance of Seller's obligations hereunder, provided that any action for specific performance shall be commenced within thirty (30) days after such default; it being understood and agreed that if Purchaser fails to commence an action for specific performance within thirty (30) days after such default, then this Agreement shall automatically terminate, effective as of the day immediately following such thirty-day period, and thereupon the Downpayment shall be returned to Purchaser together with Purchaser's Transaction Costs, and the parties hereto shall be released of all obligations and liabilities of whatsoever nature in connection with this Agreement except those that expressly survive termination of this Agreement. For purposes of this Section 18.02, "Transaction Costs" shall mean Purchaser's reasonable and actual costs and expenses associated with this Agreement and Purchaser's anticipated acquisition of Seller's leasehold interest in the Property including without limitation, Purchaser's reasonable counsel fees and costs, title expenses, survey costs, and other costs and expenses associated with Purchaser's due diligence, including without limitation, legal, financial and accounting due diligence, Purchaser's structural inspection of the Property and Purchaser's environmental assessment of the Property; notwithstanding the foregoing, in no event shall Purchaser's Transaction Costs exceed $250,000.00. If Purchaser elects to seek specific performance of this Agreement, then as a condition precedent to any suit for specific performance, Purchaser shall on or before the Closing Date, time being of the essence, fully perform all of its obligations hereunder which are capable of being performed (other than the payment of the Purchase Price, which shall be paid as and when required by the court in the suit for specific performance). Upon the termination of this Agreement and the return of the Downpayment to Purchaser in accordance with this Section 18.02, neither party shall have any obligations or liabilities hereunder except those that expressly survive termination of this Agreement. Notwithstanding the foregoing, Purchaser shall have no right to seek specific performance, if Seller shall be prohibited from performing its obligations hereunder by reason of any law, regulation, or other legal requirement applicable to Seller. Under no circumstance shall Seller be liable to Purchaser for any consequential, punitive or other damages.

SECTION 19: ASSIGNMENT

Section 19.01. This Agreement and Purchaser's rights hereunder may not be assigned by Purchaser without the prior written consent of Seller (which may be withheld by Seller in its sole and absolute discretion, which may be arbitrary). Notwithstanding the foregoing, Purchaser may, without Seller's approval, assign its rights in this Agreement to one or more entities related to, controlled by or under common control with the Purchaser, its affiliates and/or principals.

Section 19.02. Notwithstanding anything herein to the contrary, Seller shall have the right, prior to Closing, to assign the rights under this Agreement and to transfer the Property to any escrow holder or exchange facilitator (a "Qualified Intermediary") selected by Seller in order to effect a Section 1031 exchange. Purchaser agrees to cooperate with Seller and the Qualified Intermediary in any manner necessary to complete the Section 1031 exchange; provided, however that Purchaser shall not be required to incur any additional cost or expense, and the completion of the Section 1031 exchange will not delay or postpone the Closing. Seller's effectuation of the Section 1031 exchange prior to Closing shall not be a condition or contingency to Seller's obligation hereunder.

SECTION 20: COUNTERPARTS

Section 20.01. This Agreement may be executed in counterparts. The signatures of the parties who sign different counterparts of this Agreement or any of the instruments executed to effectuate the purposes of this Agreement shall have the same effect as if those parties had signed the same counterparts of this Agreement or of any such instrument.

SECTION 21: FURTHER ASSURANCES

Section 21.01. Purchaser and Seller each agree to execute and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement. This Section 21.01 shall survive the Closing.

SECTION 22: MISCELLANEOUS

Section 22.01. Purchaser hereby acknowledges and agrees that the closing of the transaction pursuant to this Agreement is expressly contingent upon Seller obtaining, at Seller's cost and expense, all necessary approvals (including site plan approval) and/or variances (collectively, "Parking Variance") from the Town of Smithtown or any other applicable municipality required to permit the parking of at least 589 cars on the Property. Seller shall have until December 15, 2011 to obtain such Parking Variance. In the event Seller shall not have obtained the Parking Variance on or before December 15, 2011, Purchaser, in its sole discretion, shall have the right to pursue the issuance of the Parking Variance on behalf of Seller, and in such event, Seller shall fully cooperate with Purchaser with respect to same and shall promptly reimburse Purchaser for any and all reasonable, out-of-pocket costs and expenses (including reasonable attorneys fees) incurred by Purchaser in connection therewith. In the event Purchaser exercises the foregoing right to pursue the issuance of the Parking Variance, it is expressly understood and agreed by Seller that the transactions contemplated by this Agreement shall continue to be expressly contingent upon the unconditional issuance of the Parking Variance. In any case, in the event the Parking Variance is not obtained by January 15, 2012, then either party may thereafter terminate this Agreement without liability to the other party, except those matters which survive termination of the Agreement. Promptly following any such termination of this Agreement by Purchaser, Seller shall return the Downpayment to Purchaser. If, as and when Seller (or Purchaser, as the case may be) obtains the Parking Variance, any and all work related to the retrofitting or reconfiguration of the parking area (including, without limit, paving, curbing or striping, all as more particularly set forth on the annexed Exhibit D) shall be performed by Purchaser, at its cost and expense. This provision shall survive Closing.

Section 22.02. Subject to Section 19 hereof, this Agreement shall be binding upon and shall inure to the benefit of Seller and Purchaser and their respective successors and assigns.

Section 22.03. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Real Property is located. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

Section 22.04. The headings of the several Sections contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision thereof.

Section 22.05. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair any other provision of this Agreement.

Section 22.06. This Agreement contains the entire agreement between Seller and Purchaser, and any and all prior understandings and dealings heretofore had are merged herein and any agreement hereafter made shall be ineffective to change, modify or discharge this Agreement in whole or in part unless such agreement hereafter made is in writing and signed by Seller and Purchaser.

Section 22.07. Purchaser acknowledges and agrees that its obligations under this Agreement are not subject to its ability to obtain financing for or in connection with such acquisition (other than as set forth in Section 30.01) or other contingencies or satisfaction of conditions and Purchaser shall have no right to terminate this Agreement or receive a return of the Downpayment except as expressly provided for in Sections 4.01, 5.02, 8.01, 9.01, 15.01, 18.02 and 22.01.

Section 22.08. Purchaser shall have no right to record this Agreement or a memorandum hereof. If Purchaser shall so record this Agreement or a memorandum, Purchaser shall be in default of the terms and conditions of this Agreement and, in addition to any other rights or remedies available to Seller as a result of Purchaser's default, Seller may, at Seller's option, immediately terminate this Agreement.

Section 22.09. Purchaser shall look solely to Seller's leasehold interest in the Property as if said asset were the sole asset of Seller for the payment or satisfaction of claims of any nature or for any performance arising under or in connection with this Agreement; provided, however, the foregoing is not intended to expand Seller's liability hereunder and, accordingly, such liability is further limited by the other provisions of this Agreement, including, without limitation, the provisions of Section 10.03, Section 15.01(a) (i) and (ii) and Section 18.02 (which sections limit Seller's liability to Purchaser or Purchaser's remedies against Seller).

Section 22.10. Purchaser agrees that the submission of a draft of this Agreement by Seller is not intended to be an offer to enter into a legally binding contract with respect to the assignment and assumption and/or purchase and sale of Seller's leasehold interest in the Property pursuant to the terms of this Agreement. Seller shall be legally bound with respect to the assignment and assumption and/or purchase and sale of Seller's leasehold interest the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, including, without limitation, all of the Exhibits and Schedules hereto, and each of Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement, including, without limitation, all Exhibits and Schedules hereto.

Section 22.11. Notwithstanding anything to the contrary contained herein, Seller agrees that Purchaser shall have the right to market space in the Building for lease with third parties, subject to the following terms and conditions: (i) Purchaser shall not be permitted to place marketing signs at the Property until after the expiration of the Due Diligence Period, (ii) Purchaser shall disclose in its marketing material that it is a contract vendee and not the fee owner or holder of a leasehold interest in the Real Property on which the Building is located; (iii) Purchaser shall provide Seller with reasonable advance notice before showing any part of the Building and/or Real Property to any potential third party tenant and/or broker; (iv) Purchaser shall use commercially reasonable efforts to minimize interference with Seller's operations at the Building and Real Property while showing same to any potential third party tenant and/or broker; (v) any lease entered into by Purchaser, as lessor, shall expressly provide that its effectiveness is conditioned upon the closing of the transaction contemplated herein, and that in no event shall the term of any lease commence prior to the expiration of the 77,744 square foot lease for part of the Building between Purchaser, as landlord, and Seller, as tenant, unless such earlier commencement date is approved by Seller; (vi) in no event shall Seller be liable for the payment of any brokerage or finder's fee or commission in connection with a third party lease for any part of the Real Property; and (vii) Purchaser does hereby indemnify and hold harmless Seller from all loss, cost, claim, damage, liability, and expense (including reasonable attorney's fees and disbursements) which may be incurred by reason of Purchaser's marketing and/or leasing of the Real Property.

SECTION 23: ESCROW AGENT

Section 23.01. Seller and Purchaser hereby designate "Escrow Agent" to receive and hold the Downpayment delivered herewith by Purchaser in accordance with Section 3 hereof, and Escrow Agent agrees to act as such Escrow Agent subject to the provisions of this Section 23. Upon receipt by Escrow Agent of the Downpayment, Escrow Agent shall cause the same to be held in escrow by Escrow Agent.

Section 23.02. On receipt by Escrow Agent of a statement executed by Seller and Purchaser that title to the Property has closed under this Agreement, Escrow Agent shall promptly deliver such Downpayment to Seller and Seller shall immediately be entitled to draw upon the Downpayment (unless Purchaser substitutes the same with cash at the Closing in said amount pursuant to Section 3.01(c)(i) of this Agreement, in which case the original letter of credit shall immediately be returned to Purchaser). Seller's taxpayer identification number is 112234952; Purchaser's taxpayer identification number is 45-2914896.

Section 23.03. On receipt by Escrow Agent of a statement executed by Purchaser prior to the Closing Date that title to the Property has not closed under this Agreement because of a default by Seller under this Agreement or because of Seller's inability to convey title to the Property in accordance with the provisions of this Agreement or because any contingency contained in this Agreement has not been satisfied or waived, Escrow Agent shall, within ten (10) Business Days, deliver a copy of said statement to Seller and return such Downpayment to Purchaser on the tenth (10th) Business Day after receipt by Seller of said statement unless Escrow Agent, prior to such return, receives from Seller a statement contesting the accuracy of Purchaser's statement and demanding retention of said Downpayment by Escrow Agent.

Section 23.04. On receipt by Escrow Agent of a statement executed by Seller prior to the Closing Date that title to the Property has not closed under this Agreement because of a default by Purchaser under this Agreement, Escrow Agent shall within ten (10) Business Days deliver a copy of said statement to Purchaser and deliver such Downpayment to Seller on the tenth (10th) Business Day after receipt by Purchaser of such statement unless Escrow Agent, prior to such delivery, receives from Purchaser a statement contesting the accuracy of Seller's statement and demanding retention of said Downpayment by Escrow Agent.

Section 23.05. On receipt by Escrow Agent of a statement from Seller or Purchaser, as the case may be, under subparagraph 23.03 or 23.04 above, Escrow Agent shall retain the Downpayment and thereafter deliver the same to either Seller or Purchaser as Seller and Purchaser may jointly direct by a statement executed by them both, provided if there is any dispute with respect to the Downpayment, Escrow Agent may immediately and with notice to Seller and Purchaser, surrender said Downpayment to a court of competent jurisdiction for such disposition as may be directed by such court.

Section 23.06. Upon delivery of the Downpayment to either Purchaser, Seller or a court of competent jurisdiction under and pursuant to the provisions of this Section 23, Escrow Agent shall be relieved of all liability, responsibility or obligation with respect to or arising out of the Downpayment and any and all of its obligations arising therefrom.

Section 23.07. The Escrow Agent shall not be liable for any error of judgment or for any act done or omitted by it in good faith or for anything which it may in good faith do or refrain from doing in connection herewith or for any negligence other than its gross negligence, nor shall the Escrow Agent be answerable for the default or misconduct other than the willful misconduct of its agents, attorneys or employees if they be selected with reasonable care. The Escrow Agent is authorized to act upon any document believed by it to be genuine and to be signed by the proper party or parties and will incur no liability in so acting. Seller and Purchaser jointly and severally agree to and do hereby indemnify and hold harmless Escrow Agent from all loss, cost, claim, damage, liability, and expense (including reasonable attorney's fees and disbursements) which may be incurred by reason of its acting as Escrow Agent, provided the same is not the result of Escrow Agent's gross negligence or willful misconduct. Purchaser acknowledges and agrees that Escrow Agent shall be entitled to represent Seller in any dispute with respect to the Downpayment, or otherwise.

Section 23.08. The Escrow Agent has executed this Agreement for the sole purpose of agreeing to act as such in accordance with the terms of this Section 23. The provisions of this Section 23 shall survive the Closing or termination of this Agreement.

Section 23.09. Seller and Purchaser acknowledge and agree that, notwithstanding any references or inferences in this Section 23 that the Downpayment is in cash, the Downpayment is initially in the form of a letter of credit in the form annexed hereto as Exhibit G. Unless and until there is a default by Purchaser hereunder, Escrow Agent shall hold the Downpayment and shall not permit a draw on the letter of credit. Following a default by Purchaser, and, if applicable, the expiration of any notice and grace periods otherwise permitted under this Agreement, Escrow Agent may on behalf of Seller, draw on the letter of credit and at such time, the proceeds of such draw shall be deposited into an account with the Escrow Agent and disbursed as provided in this Section 23.

SECTION 24: CONFIDENTIALITY

Section 24.01. Purchaser shall maintain, in the strictest confidence, the contents of any and all information in respect of the Property which is supplied to, or obtained by, Purchaser or its principals, employees, contractors, consultants, advisors, attorneys, accountants, members, investors and lenders involved in the acquisition of the Property (collectively, the "Representatives"), including, without limitation, any third party reports in respect of the Property (collectively, the "Confidential Information"). Notwithstanding the foregoing, Purchaser may, without Seller's consent, disclose such Confidential Information (a) to its Representatives without the express written consent of Seller, so long as any Representatives to whom disclosure is made agree to keep all such information confidential in accordance with the terms hereof and (b) if disclosure is required by law or by regulatory or judicial process, provided that in such event the Purchaser shall furnish Seller with prior written notice of any such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, reasonably cooperating with Seller to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such Confidential Information by such tribunal and shall disclose only that portion of the Confidential Information that it is legally required to disclose. Upon any termination of this Agreement, such confidentiality shall be maintained and Purchaser will destroy or deliver to Seller, upon request, such Confidential Information as was previously provided to Purchaser by Seller, with any such destruction confirmed by Purchaser in writing. For purposes of this Agreement, Confidential Information excludes information which: (i) is or becomes generally available to or known by the public other than as a result of a disclosure by Purchaser or its Representatives; (ii) is or becomes available to Purchaser or its Representatives on a non-confidential basis from a source other than Seller or its representatives, provided that such source is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Seller, or (iii) is independently developed by Purchaser or its Representatives and does not contain adverse information regarding Seller or the Property. Purchaser hereby agrees to indemnify Seller from and against any loss, cost or expense (including reasonable attorneys' fees) arising by reason of a breach by Purchaser or its Representatives of the provisions of this Section 24). The provisions of this Section 24 shall survive any termination of this Agreement, but shall not survive Closing.

Section 24.02. Without limiting the foregoing provisions of this Section 24, neither Seller nor Purchaser shall issue any press releases (or other public statements) with respect to the transaction contemplated in this Agreement without the prior written approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 24.03. Pursuant to the Securities Exchange Act of 1934, Seller is required to file a Form 8-K with the United States Securities and Exchange Commission in connection with the transaction contemplated herein, which filing requires a copy of this Agreement, together with all schedules and exhibits, to be annexed thereto. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that the filing of such Form 8-K together with this Agreement shall not be a violation of the confidentiality provisions of this Section 24.

SECTION 25: TAX PROCEEDINGS

Section 25.01. Real estate tax refunds or credits received by Seller that are attributable to the fiscal tax year in which the Closing occurs shall be apportioned between Seller and Purchaser less any reasonable expenses incurred by Seller in connection with the prosecution of such proceeding. In the event any such proceeding shall affect a fiscal tax year falling entirely during Purchaser's period of leasehold ownership, Seller shall, at Purchaser's election, at the Closing, assign all of its right, title and interest in such proceeding to Purchaser pursuant to an assignment in form reasonably acceptable to Purchaser. If Purchaser does not elect to accept such assignment, Seller may withdraw such proceeding. Real estate tax refunds or credits received by Purchaser post-Closing directly from the applicable municipality that are attributable to the fiscal tax year in which the Closing occurs shall be apportioned between Seller and Purchaser. Real estate tax refunds or credits received by Purchaser post-Closing directly from the applicable municipality that are attributable to a fiscal year prior to the fiscal year of the Closing shall be paid to Seller. The provisions of this Section 25 shall survive Closing.

SECTION 26: SALE BROKERAGE AGREEMENTS

Section 26.01. Each of Seller and Purchaser hereby represent and warrant to the other that it has not (a) dealt with any agent, finder or broker in connection with this Agreement other than CB Richard Ellis, Inc. ("Broker") or (b) made any agreement to pay any agent, finder, broker or any other Person any fee or commission in the nature of a broker's fee arising out of or in connection with this Agreement, other than the written agreement by and between Seller and Broker, pursuant to which Seller shall pay a brokerage fee to Broker. Purchaser hereby agrees that, in the event any claim is made for any fees or commissions by any broker, agent, finder or any other Person other than Broker in connection with this Agreement and arising by, through or on account of any act of Purchaser or any of its Representatives, Purchaser shall indemnify and hold harmless Seller from and against any and all claims, liabilities, costs and expenses (including, without limitation, reasonable attorney's fees and disbursements) in connection therewith. Seller hereby agrees that, in the event that any claim is made for any fees or commissions by any broker, agent, finder or any other Person other than Broker in connection with this Agreement and arising by, through or on account of any act of Seller or Seller's representatives, Seller shall indemnify and hold harmless Purchaser from and against any and all claims, liabilities, costs and expenses (including, without limitation, reasonable attorney's fees and disbursements) in connection therewith. The foregoing indemnities shall survive the Closing or termination of this Agreement, as applicable.

SECTION 27: THIRD PARTY BENEFICIARY

Section 27.01. This Agreement is an agreement solely for the benefit of Seller and Purchaser (and their permitted successors and/or assigns). No other Person shall have any rights hereunder nor shall any other Person be entitled to rely upon the terms, covenants and provisions contained herein. The provisions of this Section 27 shall survive the Closing or the termination hereof.

SECTION 28: JURISDICTION AND SERVICE OF PROCESS

Section 28.01. The parties hereto agree to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties in any manner permitted by applicable law. The provisions of this Section 28 shall survive the Closing or the termination hereof.

SECTION 29: WAIVER OF TRIAL BY JURY

Section 29.01. SELLER AND PURCHASER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 29 SHALL SURVIVE THE CLOSING OR THE TERMINATION HEREOF.

SECTION 30 : PURCHASE MONEY FINANCING

Section 30.01. Seller agrees to provide to Purchaser purchase money financing in the original principal amount of Sixteen Million Two Hundred Thousand and 00/100 ($16,200,000.00) Dollars (the "Purchase Money Financing"). The Purchase Money Financing will be for a term of five (5) years and will be payable in monthly installments of interest only (with the unpaid balance of the principal amount due and payable, together with all accrued but unpaid interest thereon, upon the maturity date), accruing interest at a rate equal to five percent (5%) per annum. Purchaser shall have the right to prepay all or any portion of the outstanding Purchase Money Financing prior to maturity with no penalty or premium on thirty (30) days prior written notice to Seller. The Purchase Money Financing will be evidenced by a promissory note executed by Purchaser in favor of Seller (the "Note") and secured by, among other things, a first lien mortgage against the Property executed by both the Agency and Purchaser (covering both the Agency's interest in the fee estate and Purchaser's interest in the leasehold estate) in favor of Seller (the "Mortgage") and an Assignment of Leases and Rents (the: "Assignment"). The principals of Purchaser shall execute and deliver a Non-Recourse Carveout Guaranty (the "Guaranty") for the benefit of Seller. The Note, the Mortgage, the Assignment and the Guaranty and all other documents executed by Purchaser in connection with the Purchase Money Mortgage shall collectively be referred to as the "Loan Documents;" the Loan Documents shall be in a form mutually acceptable to Seller and Purchaser and substantially similar to those annexed hereto as Exhibits I-1, I-2, I-3 and I-4, respectively. Purchaser shall be responsible for obtaining, at Purchaser's sole cost and expense, for Seller's benefit, a loan policy of title insurance insuring Seller's lien on the Property.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the day and year first above written.

SELLER

STANDARD MICROSYSTEMS CORPORATION

By:
Name:
Title:

PURCHASER

REP 80 ARKAY DRIVE, LLC

By:
Name:
Title:

ESCROW AGENT

MORITT HOCK & HAMROFF, LLP

By:
Name:
Title: Partner

SCHEDULE 1

Description of the Land

SCHEDULE A - DESCRIPTION

AS TO TAX LOT 001.009:

ALL that certain plot, piece or parcel of land, situate, lying and being in the Town of Smithtown, County of Suffolk and State of New York, known and designated as part of Lot 8 as shown on a certain map entitled, "Map of Suffolk Business Center Section 3", and filed in the Office of the Clerk of the County of Suffolk on March 27, 1979 as Map No. 6797 said part of lot being more particularly bounded and described as follows:

BEGINNING at a point on the northerly side of Arkay Drive said point or place of beginning being 673.94 feet easterly as measured along the northerly side of Arkay Drive from the easterly end of a 40.00 foot radius curve which connects the northerly side of Arkay Drive with the easterly side of Adams Avenue;

RUNNING THENCE northerly from said point of beginning north 03 degrees 15 minutes 52 seconds west, a distance of 466.67 feet to a point;

RUNNING THENCE easterly north 86 degrees 44 minutes 08 seconds east, a distance of 373.37 feet to a point;

RUNNING THENCE southerly south 03 degrees 15 minutes 52 seconds east, a distance of 466.67 feet to the northerly side of Arkay Drive;

RUNNING THENCE westerly along the northerly side of Arkay Drive south 86 degrees 44 minutes 08 seconds west, a distance of 373.37 feet to the point or place of BEGINNING.

AS TO TAX LOT 001.015:

ALL that certain plot, piece or parcel of land, situate, lying and being in the Town of Smithtown, County of Suffolk and State of New York, known and designated as part of Lot 8 as shown on. a certain map entitled, "Map of Suffolk Business Center Section 3", and filed In the Office of the Clerk of the County of Suffolk on March 27, 1979 as Map No. 6797 said part of lot being more particularly bounded and described as follows:

BEGINNING at a point on the southerly side of Suffolk Court distant 638.29 feet easterly as measured along the southerly side of Suffolk Court from the extreme easterly end of the arc of a curve connecting the southerly side of Suffolk Court with the easterly side of Adams Avenue;

RUNNING THENCE north 86 degrees 44 minutes 08 seconds east partly along the southerly side of Suffolk Court, 373.37 feet;

RUNNING THENCE south 03 degrees 15 minutes 52 seconds east, 233.33 feet; RUNNING THENCE south 86 degrees 44 minutes 08 seconds west, 373.37 feet;

RUNNING THENCE north 03 degrees 15 minutes 52 seconds west, 233.33 feet to the southerly side of Suffolk Court at the point or place of BEGINNING.

AS TO TAX LOT 001.034:

ALL that certain plot, piece or parcel of land, situate, lying and being in the Town of Smithtown, County of Suffolk and State of New York, known and designated as a portion of Lot 8 as shown on a certain map entitled, "Map of Suffolk County Business Center Section 3", and filed in the Suffolk County Clerk's Office on March 27, 1979 as Map No. 6797 said part of lot being more particularly bounded and described as follows:

BEGINNING at a point on the southerly side of Suffolk Court said point or place of beginning being 389.38 feet easterly as measured along the southerly side of Suffolk Court from the easterly end of a 40.00 foot radius curve which connects the southerly side of Suffolk Court with the easterly side of Adams Avenue;

RUNNING THENCE easterly from said point or place of beginning along the southerly side of Suffolk Court north 86 degrees 44 minutes 08 seconds east, a distance of 248.91 feet to a point;

RUNNING THENCE southerly south 03 degrees 15 minutes 52 seconds east, a distance of 350.00 feet to a point;

RUNNING THENCE westerly south 86 degrees 44 minutes 08 seconds west, a distance of 248.91 feet to a point;

RUNNING THENCE northerly north 03 degrees 15 minutes 52 seconds west, a distance of 350.00 feet to the southerly side of Suffolk Court and the point or place of BEGINNING.

AS TO TAX LOT 001.035:

ALL that certain plot, piece or parcel of land, situate, lying and being in the Town of Smlthtown, County of Suffolk and State of New York, known and designated as part of Lot 8 as shown on a certain map entitled,d "Map of Suffolk County Business Center Section 3", and filed in the Suffolk County Clerk's Office on March 27, 1979 as Map No. 6797", said part of lot being more particularly bounded and described as follows:

BEGINNING at a point on the northerly side of Arkay Drive said point or place of beginning being 425.03 feet easterly as measured along the northerly side of Arkay Drive from the easterly end of a 40.00 foot radius curve which connects the northerly side of Arkay Drive with the easterly side of Adams Avenue;

RUNNING THENCE northerly from said point or place of beginning north 03 degrees 1.5 minutes 52 seconds west, a distance of 350.00 feet to a point;

RUNNING THENCE easterly north 86 degrees 44 minutes 08 seconds east, a distance of 248.91 feet to a point;

RUNNING THENCE southerly south 03 degrees 15 minutes 52 seconds east, a distance of 350.00 feet to the northerly side of.Arkay Drive;

RUNNING THENCE westerly along the northerly side of Arkay Drive south 86 degrees 44 minutes 08 seconds west, a distance of 248.91 feet to the point or place of BEGINNING.

Schedule 1

SCHEDULE 2

Seller’s Wire Instructions

JP Morgan Chase Bank

4 New York Plaza

New York, NY 10004

For the account of: Standard Microsystems Corp.

Account # 859-101177

ABA# 021000021

Swift# CHASUS33

Schedule 2

SCHEDULE 3

Title Exceptions

EXCALIBUR TITLE AGENCY, LLC as agent for
OLD REPUBLIC NATIONAL TITLE INSURANCE COMPANY

SCHEDULE B

TITLE NUMBER: EX-S-224906

The policy will not insure against loss or damage (and the Company will not pay costs, attorneys' fees or expenses) which arise by reason of the following exceptions unless they are disposed of to our satisfaction:

DISPOSITION

1.	Taxes, tax liens, tax sales, water rates, sewer rents and assessments set forth herein.

2.	Mortgages returned herewith and set forth herein: NONE.

3.	Intentionally omitted.

4.	Rights of tenants or persons in possession.

5.	Covenants, conditions, easements, leases, agreements of record, etc., as follows:

a.
Terms and conditions of Lease Agreement dated as of 3/31/2005, made by and between SUFFOLK COUNTY INDUSTRIAL DEVELOPMENT AGENCY, as Lessor, and STANDARD MICROSYSTEMS CORPORATION, as Lessee, a memorandum of which was recorded 4/14/2005 in Liber 12382 at Page 179.

b.	Drainage Easement as shown on Filed Map No. 6797.

c.	Covenants & Restrictions recited in deed recorded in Liber 8663 at Page 582.

d.	Covenants & Restrictions recited in deed recorded in Liber 8776 at Page 592.

e.	Covenants & Restrictions recited in deed recorded In Liber 9567 at Page 384.

f.	Sewer Agreement recorded in Liber 8326 at Page 347.

g.	Declaration of Covenants and Restrictions recorded in Liber 8510 at Page 526.

h.	Supplemental Declaration of Covenants and Restrictions recorded in Liber 8601 at Page 571.

i.	Electric and Gas Easement recorded in Liber 8819 at Page 445.

Schedule B Page 1 of 1

EXCALIBUR TITLE AGENCY, LLC as agent for
OLD REPUBLIC NATIONAL TITLE INSURANCE COMPANY

SCHEDULE B

TITLE NUMBER: EX-S-224906

j.	Deed to the Town of Smithtown recorded in Liber 10251 at Page 350.

k.	Electric and Gas Easement recorded in Liber 12532 at Page 926.

6.	The name(s) of the purchaser(s), once determined, must be run for judgments, liens and bankruptcies. Additional exceptions may be raised.

7.	STANDARD MICROSYSTEMS CORPORATION has been run for judgments, liens and bankruptcies. Nothing open has been found of record.

8.
FOR INFORMATION ONLY: A search of the OFAC (Office of Foreign Assets Control) Database, a/k/a Patriot Act Search, has been conducted against STANDARD MICROSYSTEMS CORPORATION. No matches in the database have been found.

9.	Re: STANDARD MICROSYSTEMS CORPORATION, a Delaware corporation:

(a) A copy of its Certificate of Incorporation and By - Laws and any amendments thereto must be submitted to this Company prior to closing.

(b) The authority of the corporation to acquire, convey, lease or mortgage the premises described in Schedule A, as applicable, under the laws of the state or country of incorporation, and a resolution of its Board of Directors or Managing Directors authorizing a named officer or director to execute the conveyance lease or mortgage to be insured, must be submitted to the Company in advance of the closing.

(NOTE: A foreign corporation can have no greater powers than a domestic corporation under Section 1306 of the Business Corporation Law)

(c) A certificate of good standing from the state or country of incorporation must be submitted.

10.	SUFFOLK COUNTY INDUSTRIAL DEVELOPMENT AGENCY has been run for judgments, liens and bankruptcies. Nothing open has been found of record.

11.
FOR INFORMATION ONLY: A search of the OFAC (Office of Foreign Assets Control) Database, a/k/a Patriot Act Search, has been conducted against SUFFOLK COUNTY INDUSTRIAL DEVELOPMENT AGENCY. No matches in the database have been found.

Schedule B Page 2 of 2

EXCALIBUR TITLE AGENCY, LLC as agent for
OLD REPUBLIC NATIONAL TITLE INSURANCE COMPANY

SCHEDULE B

TITLE NUMBER: EX-S-224906

12.	The by-laws of SUFFOLK COUNTY INDUSTRIAL DEVELOPMENT AGENCY should be furnished to this Company for consideration of the following:

a.	Power or limitations, if any, for entering into the proposed transaction.
b.	Determining the proper parties to sign the instruments used at closing.

13.
A true copy of the Resolution of the members of the SUFFOLK COUNTY INDUSTRIAL DEVELOPMENT AGENCY ("IDA") authorizing the execution of the mortgage and the lease by the IDA must be furnished to the Company in advance of closing.

14.
Terms, covenants, conditions and agreements, including, without limitation, the option to purchase the fee of the premises described in Schedule A herein, contained in the lease between the SUFFOLK COUNTY INDUSTRIAL DEVELOPMENT AGENCY and TBD.

WITH REGARD THERETO:

a.	A copy of the lease must be submitted to the Company for consideration prior to closing.
b.	The lease or a memorandum thereof must be recorded.

15.
Note: Effective September 1, 2003, New York Law Section 633 imposes filing and prepayment requirements on non-resident individuals, estates or trusts selling or transferring a fee simple interest in real property located in New York State (other than the sale of a principal residence as that term is defined in Section 121 of the Internal Revenue Code). Section 633 requires those sellers to file a return and pay estimated personal income tax liability on the gain, if any, from such sale or transfer (check made payable to "NYS Income Tax"). Proof of such payment (or exemption from same) will be required before any deed will be accepted for recording.

16.	Riparian right of others in and to the uninterrupted flow of any brooks or streams crossing the premises.

17.
Tax Search discloses water meter and sewer charges which have been read to the dates indicated thereon. The Seller must obtain a meter reading for each meter through the date of closing. In the event said reading is not obtained, the Company will hold escrow until said reading is obtained or the following objection will apply: "Policy will except any additional water and sewer charges from the last actual reading that may be reimposed as a result of the performance of an actual reading, including all charges entered after the date of the policy, but which might include usage prior thereto."

Schedule B Page 3 of 3

EXCALIBUR TITLE AGENCY, LLC as agent for
OLD REPUBLIC NATIONAL TITLE INSURANCE COMPANY

SCHEDULE B

TITLE NUMBER: EX-S-224906

18.
The tax search indicates that the land/unit described in Schedule A may be benefited by a tax exemption that may terminate upon transfer of said land/unit. The land/unit then may become taxed, pro-rata, for the unexpired term of the year from the termination of the exemption. Policy will except loss or damage arising from the retroactive reimposition of the taxes from the termination of the exemption.

19.
If seller, buyer or any third party tenders a Satisfaction or Release of an open mortgage, at or prior to closing, the lender must be contacted for verification and confirmation that the loan has been released.

20.
If the current transaction involves a Subordination Agreement, said original agreement must be provided to the company prior to or at the closing. Such Subordination Agreement must contain complete recording details for each mortgage referenced therein (including party names, date, recorded date, liber/page/CRFN, and mortgage amount). Recording details may be recited in a schedule or exhibit attached to the Subordination Agreement.

If the current transaction involves both a subordination and a modification of a mortgage, the Subordination Agreement and the Modification Agreement MUST be on two separate documents, and not on a combined Subordination and Modification Agreement.

21.
Company requires two forms of identification for all individuals signing deeds, mortgages, transfer tax forms or satisfaction of private mortgages, at least one of which is to contain a photograph of the person signing. Among acceptable forms of identification are a driver's license, a passport, a military identification card, or other government issued form of identification.

22.	If a Power of Attorney is to be used to close this transaction, said Power must be submitted to the Company for approval prior to closing.

A government-issued photo ID or other credible form of evidence of identity of the Principal must be provided.

Powers that are dated more than six months prior to the transaction for which they are used are unacceptable without prior approval by the Company and underwriting counsel.

The Power of Attorney must state that the transaction is intended for the sole benefit of the Principal of the Power.

Please note: As of September 12, 2010, the statutory form of New York Power of Attorney has changed. Powers properly executed prior to September 12 may continue to be used, under certain circumstances. Please contact the Company for further information.

Schedule B Page 4 of 4

EXCALIBUR TITLE AGENCY, LLC as agent for
OLD REPUBLIC NATIONAL TITLE INSURANCE COMPANY

SCHEDULE B

TITLE NUMBER: EX-S-224906

23.	NOTE: All checks for amounts in excess of $500.00 must be certified, bank, or attorney checks marked ATTORNEY TRUST ACCOUNT, ATTORNEY SPECIAL ACCOUNT, or ATTORNEY ESCROW ACCOUNT.

24.	Any municipal searches reported herein are furnished TOR INFORMATION ONLY". They are not insured and the company assumes no liability for the accuracy thereof.

[ATTACHED ON FOLLOWING PAGES]

 Schedule B Page 5 of 5

SCHEDULE 4

Excluded Property

Kitchen Appliances – Appliances used in Break Rms., Kitchens, Coffee Stations. Refrigerators, microwave ovens, coffee makers.  This does not include specialty equipment purchased specifically for the operation of the Cafeteria.

Security Systems – Security access and surveillance systems consisting of electronic card readers, control panels, local server, card printer, CCTV cameras, recording equipment, cabinets, PCs, etc.

Fire Extinguishers – All portable fire extinguishers.

Supplementary Air Conditioning Systems -  Split type air conditioning units utilized to supplement main building units.

Telephone System – Telephone system consists of servers, switches, modular components, racks and cabinets, PCs, monitors, telephone instruments and cellular amplification systems.

Communications Cabling System – Copper and fiber optic cables, patch panels, racks, jacks, data switches, etc.

IT Equipment – Electronic data computing and switching equipment including wireless network broadcast equipment.

Audio Visual Equipment – Screens, projectors, speakers, microphones, consoles, modular components, cabinets, PCs, monitors that make up our audio visual presentation and conferencing systems.

Furniture and Furnishings – Free standing furniture including desks, tables, chairs, cabinets, lockers.  Modular furniture systems consisting of partition panels, work surfaces, shelves, cabinets, drawer modules, lighting and electrical components.

Storage Shelving and Rack Systems – Metal shelving and rack systems used for storage of equipment, materials, files, etc.

Exhibit A

EXHIBIT A

List of Leases

None, other than the Leases to be executed between Purchaser, as landlord and Seller, as tenant in the forms annexed to this Agreement as Exhibits H-1, H-2 and H-3, respectively

Exhibit A

EXHIBIT B

Form of Assignment and Assumption of IDA Lease

ASSIGNMENT AND ASSUMPTION OF IDA LEASE

THIS ASSIGNMENT AND ASSUMPTION OF IDA LEASE (this “Assignment”) is made and effective as of  the ____ day of ___, 20__ (the “Effective Date”), by and among STANDARD MICROSYSTEMS CORPORATION, having an address at 80 Arkay Drive, Hauppauge, New York 11788, (“Assignor”), and REP 80 ARKAY DRIVE, LLC, having an address at c/o Rechler Equity Partners, 225 Broadhollow Road, Melville, New York 11747 (“Assignee”).

W I T N E S S E T H :

WHEREAS, Assignor is the lessee and the holder of the lessee’s interest in and to that certain lease (the “IDA Lease”) with the Suffolk County Industrial Development Agency, as lessor, dated March 1, 2005, for the property known as 80 Arkay Drive, Hauppauge, New York (the “Premises”);

WHEREAS, pursuant to the terms and conditions of the Assignment and Assumption Agreement, dated as of August ____, 2011 (the “Agreement”), between the Assignor, as seller, and Assignee, as purchaser, Assignor has agreed to assign to Assignee all its right, title and interest as lessee in, to and under the IDA Lease upon the terms and conditions hereof; and

WHEREAS, Assignee desires to assume all of Assignor’s obligations as lessee under the IDA Lease commencing as of the Effective Date, upon the terms and conditions hereof;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.          Assignment by Assignor. Assignor hereby assigns, conveys and sets over unto Assignee all of Assignor's right, title and interest as lessee in, to and under the IDA Lease from and after the Effective Date.

2.          Acceptance by Assignee. Assignee hereby accepts the foregoing assignment and assumes and agrees to perform all of the obligations of Assignor under the Lease arising from and after the Effective Date.

3.          Governing Law. The provisions of this Assignment shall be governed by, and construed in accordance with, the laws of the State of New York without reference to the conflict-of-laws principles adopted by said State.

4.          Counterparts. This Assignment may be signed by the undersigned in counterparts.

Exhibit B - 1

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Assumption of IDA Lease as of the day and year first written above.

ASSIGNOR:

Standard Microsystems Corporation

By:
Name:
Title:

ASSIGNEE:

REP 80 Arkay Drive, LLC

By:
Name:
Title:

Exhibit C-4

STATE OF NEW YORK	)
) ss.:
COUNTY OF SUFFOLK	)

On the ____ day of ___________, in the year 20____ , before me, the undersigned, a Notary Public in and for said State, personally appeared, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her their capacity(ies), and that by his her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Signature and office of individual taking acknowledgment

STATE OF NEW YORK	)
) ss.:
COUNTY OF SUFFOLK	)

On the ____day of ___________, in the year 20____, before me, the undersigned, a Notary Public in and for said State, personally appeared , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her their capacity(ies), and that by his her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Signature and office of individual taking acknowledgment

Exhibit C-4

EXHIBIT C

Form of Assignment Agreement

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment”), dated this ____day of ___________, 20___, is made by and between STANDARD MICROSYSTEMS CORPORATION (collectively, the “Assignor”) and REP 80 ARKAY DRIVE, LLC (the “Assignee”).

WHEREAS, Assignor has this day assigned to Assignee and Assignee has this day assumed Assignor’s leasehold interest in the real property legally described on the attached Exhibit A (the “Premises”); and

WHEREAS, the execution and delivery of this Assignment is a condition precedent to the assumption by the Assignee of Assignor’s leasehold interest in the Premises;

NOW, THEREFORE, in consideration of assignment of Assignor’s leasehold interest in the Premises, and for other good and valuable consideration, Assignor agrees as follows (unless otherwise defined, all capitalized terms shall have the meanings set forth in the Assignment and Assumption Agreement dated as of August _____, 2011, by and between Assignor and Assignee (the “Purchase Agreement”) as such capitalized terms relate to Assignor’s leasehold interest in the Premises only);

1.         Assignor hereby grants, transfers and assigns to Assignee, without recourse, representation or warranty, except as otherwise expressly set forth in the Purchase Agreement, all the right, title and interest of Assignor in and to the following (the “Assigned Assets”):

(i)
all Permits and Licenses, certificates of occupancy, approvals, dedications, subdivision maps or plats and entitlements issued, approved or granted by federal, state or municipal authorities or otherwise in connection with the Premises  and  its  renovation,  construction,  use,  maintenance,  repair, leasing and operation; and all licenses, consents, easements, rights of way and approvals required from private parties to make use of utilities, to insure  pedestrian  ingress  and  egress  to  the  Premises  and  to  insure continued use of any vaults under public rights-of-way presently used in the operation of the Premises;

(ii)	all booklets and manuals relating to the maintenance and operation of thePremises; and

(iii)	the Service Contracts, Warranties, and Intangible Rights, if any.

The  foregoing  are  collectively  referred  to  herein  as  the  “Assigned  Assets”.    The foregoing assignment is made without recourse, and on an “as-is, where-is, with all faults” basis, without any representation or warranty by Assignor except as may be expressly set forth in the Purchase Agreement.

Exhibit C-4

2.         Assignee hereby accepts the foregoing assignment of, and assumes all obligations under, the Assigned Assets and Assignee agrees to indemnify and hold Assignor harmless from any claims, liabilities or costs arising therefrom from and after the date hereof.

3.         This Assignment may be executed in counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument.

4.         This Assignment shall be governed by and construed in accordance with the laws of the state in which the Premises are located.   This Assignment shall be construed without regard to any presumption or other rule requiring construction against the party causing this Assignment to be drafted.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Exhibit C-4

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first written above.

ASSIGNOR:

STANDARD MICROSYSTEMS CORPORATION

By:
Name:
Title:

ASSIGNEE:

REP 80 ARKAY DRIVE, LLC

By:
Name:
Title:

Exhibit C-4

(EXHIBIT A)

Legal Description

Exhibit C-4

EXHIBIT D

Parking Area  Retrofitting/Reconfiguration

Exhibit D

EXHIBIT E

Form of FIRPTA Certificate

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by STANDARD MICROSYSTEMS CORPROATION (collectively, “Seller”), Seller hereby certifies the following:

1.             Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.             Seller’s U.S. employer identification number is ____________________; and

3.             Seller’s principal place of business is 80 Arkay Drive, Hauppauge, New York 11788.

Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

STANDARD MICROSYSTEMS CORPORATION

By:
Name:
Title: Authorized Person

Subscribed and sworn to
before me this ____day of
__________, 20___

_____________________________
Notary Public

Exhibit E

EXHIBIT F

List  of Service Contracts

80 Arkay Dr. - Facilities Maintenance Agreements, 2011

General Facility Maintenance Agreements

Description	Vendor	Remarks	Termination	Remarks

Landscaping Services	Wade Associates	Landscape maintenance.	Nov. 1, 2011	Termination with 30 days notice if new owner goes elsewhere.
Housekeeping Services	Professional Cleaning People	Housekeeping services.	Mar. 31, 2012	Termination for convenience with 60 day notification.
Housekeeping Supplies	Professional Cleaning People	Housekeeping supplies.	Feb. 28, 2012	Pay only for supplies ordered. No minimum commitment.
Cafeteria Subsidy	Florian	Cafeteria subsidy.	Aug. 31, 2011	Termination for convenience with 60 day notification.
HVAC - New Equipment	SavMor	HVAC equipment installed 2005.	June 30, 2014	Termination for convenience with 60 days notice.
HVAC - Old Equipment	DSI	HVAC equipment installed prior to 2005.	July 31, 2012	Termination for convenience with 30 days written notice.
Chillers	Carrier	Chillers serve air handlers for 1st floor old side including Test.	April 30, 2012	Old building only.
Well Water Treatment	I2 Air Fluid	Closed loop system well water treatment.	Feb. 28, 2012	Termination for convenience with 60 day notification.
Chilled and Hot Water Treatment	Chem-Aqua	Hot and chilled water closed loop systems.	Sept. 30, 2011	Termination for convenience with 30 day notification.
Garbage Removal	Winter Bros.	30 yd. compactor, 4 yd. dumpster and cardboard recycling.	May 17, 2013	Termination if we leave service area with 90 day notification.
Dump Fees	Town of Smithtown	Dump fees mandated by Smithtown.	April 30, 2012	Pay only for actual usage. No minimum committment.
Fire Pump Testing	Hartcorn	Annual volume test.	None.	Issue purchase req. annually.
Grease Trap Maintenance	Earthcare-RGM	Cafeteria quarterly grease trap maintenance.	Oct. 14, 2011	PO only. May terminate for convenience.
Cafeteria Duct Cleaning	Cunningham Duct	Cleaning of cafeteria exhaust hoods 3x/yr.	Aug. 31, 2011	PO only. May terminate for convenience.
Fire Sprinkler Tests	BK Engineering	Quarterly fire sprinkler flow tests.	Nov. 30, 2011	Termination for convenience with 30 day notification.
Fire Extinguisher Inspections	All Out Fire	Annual extinguisher and FM-200 inspections and tests.	None.	Issue purchase req. annually.
Burglar Alarm	ADT	Burglar alarm equipment.	Oct. 31, 2011	Automatic annual renewals after 5 year term unless notified in writing 30 days or more prior to termination. Negotiable, transferrable, but not cancellable.
Fire Alarm	ADT	Central station monitoring and annual testing of smoke heads.	May 31, 2013	Automatic annual renewals after 5 year term unless notified in writing 30 days or more prior to termination. Negotiable, transferrable, but not cancellable.
Pest Control	Regal	Monthly pest control.	Mar. 31, 2012	Month to month.
Elevator Maintenance	Thyssenkrupp	Maintenance for freight and passenger elevators.	Feb. 22, 2012	Non cancellable.
Compressed Air Maintenance	Scales	PMs for Compressed air and vacuum systems.	Dec. 15, 2011	Annual renewal agreements.
UPS Systems Maintenance	Nationwide	PMs and repairs for UPS systems.	Apr. 30, 2012 and 2014	Unit in Addition has 1 yr. coverage. Units in Old side have 3 years.
Generator Maintenance	Atlantic Detroit	PMs for Generators	Dec. 31, 2011	Pay for each PM service as used. Terminate with 30 days written notice.
A/V Systems	IVCI	PMs and repairs for A/V. Parts not included.	Sept. 5, 2011	Will renogotiate in Sept., 2011.

Exhibit F

EXHIBIT G

Fonn of Letter of Credit

M and T Bank
Trade Finance Operations
1800 Washington Boulevard 8th Floor, MC-MD1-MP37
Baltimore, MD 21230
Tel: Letters of Credit : (410) 244-4475/4587
Tel: Collections: (410) 244-4566
SWIFT: MANTUS33INT

Irrevocable
Standby Letter of Credit No.
SB1382780001

Beneficiary:	Applicant:
STANDARD MICROSYSTEMS CORPORATION	REP 80 ARKAY DRIVE LLC
80 ARKAY DRIVE	C/O RECHLER EQUITY PARTNERS
HAUPPAUGE, NY 11788, United States	225 BROADHOLLOW ROAD
MELVILLE, NY 11747 United States

Date of issue:	Date and Place of Expiry:
August 10, 2011	August 10, 2012 AT ISSUING BANKS
COUNTERS

SLC Amount:
Not Exceeding USD 500,000.00 Five Hundred Thousand and
00/100 United States Dollars

DOCUMENTS REQUIRED:

1.     THE BENEFICIARY'S DRAFTS DRAWN AT SIGHT ON M&T BANK BEARING THE CLAUSE "DRAWN UNDER M&T BANK LETTER OF CREDIT NO. SB1382780001."

2.     THE ORIGINAL OF THIS CREDIT AND ANY AMENDMENTS.

3.     THE BENEFICIARY'S CERTIFICATE FROM AN AUTHORIZED OFFICER STATING:

"STANDARD MICROSYSTEMS CORPORATION IS ENTITLED TO AND IS MAKING A DRAWING
UNDER THE LETTER OF CREDIT IN THE AMOUNT OF U.S. $500,000.00 AS A RESULT OF (i) REP 80 ARKAY DRIVE, LLC'S DEFAULT AND THE EXPIRATION OF ALL NOTICE AND CURE PERIODS UNDER SECTION 18 OF THAT CERTAIN ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT or (ii) THE CLOSING OF THE TRANSACTION CONTEMPLATED IN THAT CERTAIN ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT BETWEEN STANDARD MICROSYSTEMS CORPORATION AND REP 80 ARKAY DRIVE LLC, AS APPLICABLE "

Exhibit G-1

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE OF THIS LETTER OF CREDIT UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO SUCH EXPIRATION DATE WE NOTIFY YOU BY REGISTERED LETTER OR OVERNIGHT COURIER, THAT WE ELECT NOT TO CONSIDER THIS LETTER OF CREDIT RENEWED FOR SUCH ADDITIONAL PERIOD. WHEREUPON YOU MAY DRAW DOWN FOR THE AVAILABLE AMOUNT UNDER THIS LETTER OF CREDIT.

M&T BANK HEREBY AGREES WITH THE BENEFICIARY THAT DRAFTS DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS CREDIT SHALL BE DULY HONORED UPON PRESENTATION, BY MAIL OR OVERNIGHT MAIL COURIER, TO M&T BANK, 1800 WASHINGTON BLVD., 8TH FLOOR, MD1-MP37, BALTIMORE MD 21230 ON OR BEFORE THE EXPIRATION DATE STATED ABOVE.

THIS CREDIT SETS FORTH IN FULL M&T BANK'S UNDERTAKING, AND SUCH UNDERTAKING SHALL NOT IN ANY WAY BE MODIFIED, AMENDED, AMPLIFIED OR LIMITED BY REFERENCED TO ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT REFERRED TO HEREIN (EXCEPT THE ISP98); AND ANY SUCH REFERENCE SHALL NOT BE DEEMED TO INCORPORATE HEREIN BY REFERENCE ANY DOCUMENT, INSTRUMENT OR AGREEMENT EXCEPT AS SET FORTH ABOVE.

THIS CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES 1998 INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590 (THE "ISP98"). AS TO MATTERS NOT GOVERNED BY THE ISP98, THIS CREDIT IS SUBJECT TO THE LAWS OF NEW YORK STATE AS IN EFFECT FROM TIME TO TIME.

M&T BANK

/s/ TERI ALGER
TERI ALGER, OFFICER

DATE	8-10-11

Exhibit G-2

EXHIBIT H-1

111,933 Square Foot  Lease

EXHIBIT A  RENTAL PLAN DATED AS OF _________ __, 2011  Agreement of Lease, made as of this     day of      in the year         , between  party of the first part, hereinafter referred to as OWNER, and STANDARD MICROSYSTEMS CORPORATION party of the second part, hereinafter referred to as TENANT  Witnesseth: Owner hereby lease to Tenant and Tenant hereby hires from Owner  in the building known as  for the term of *  (or until such term shall sooner cease and expire as hereinafter provided) to commence on * , and to end on * , and  both dates inclusive , at the annual rental rate of *  *As of forth in the rider annexed hereto  which Tenant agrees to pay in lawful money of the United States which shall be legal tender in payment of all debts and dues. public and private, at the time of payment, in equal monthly installments in advance  on first day of each month during said term, at the office of Owner or such other place as Owner may designate, without setoff or deduction whatsoever, except that Tenant shall pay the first                        monthly installment(s) on the execution hereof (unless this lease be a renewal).  In the event that, at the commencement of the term of this lease, or thereafter, Tenant shall be in default in the payment of rent to Owner pursuant to the terms of another lease with Owner or with Owner’s predecessor in interest, Owner may at Owner’s option and without notice to Tenant add the amount of such arrears to any monthly installment of rent payable hereunder and same shall be payable to Owner as additional rent.  The parties hereto, for themselves, their heirs, distributes, executors, administrator, legal representative, successors and assigns, hereby covenant as follows:  Rent:                                1. Tenant shall pay the rent as above and as hereinafter provided. Occupancy:                    2. Tenant shall use and occupy the demised premises for office, warehouse, manufacturing and laboratory use and for any other ancillary use related to Tenant’s business then operating at the Premises provided such use is in accordance with the certificate of occupancy for the building, if any, and for no other purpose.  Alterations : 3. Tenant shall, at its expense, before making any alterations, additions, installations or improvements, obtain, and Owner shall cooperate with Tenant, at no cost or expense to Owner, and execute such forms as Tenant may reasonably request to enable Tenant to obtain, all permits, approvals and certificates require by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof, and shall deliver promptly duplicate of all such permits, approvals and certificates to Owner. Tenant agrees to carry, and will cause Tenant’s contractors and sub-contractors to carry, such worker’s compensation, commercial general liability, personal and property damage insurance as Owner may reasonably require. If any mechanic’s lein is filed against the demised premises, or the building of which the same forms as a part, for work claimed premise, or the building of which the same  forms a part, for work claimed to have been done for, or material furnished to, Tenant, whether or not done to have been done for, or material furnished to, Tenant, whether or not done pursuant to this article, the same shall be discharge by Tenant within thirty (30) days, after Tenant has knowledge thereof, at Tenant expense, by payment or filing a bond as permitted by law. All fixtures and all paneling, partitions, railings, and like installations, installed in the demised premises at any time, either by Tenant or by Owner on Tenant’s behalf , shall, upon installation, become the property of owner and shall remain upon and be surrender with the demised premises unless Owner, by notice to Tenant given in accordance with 45 of this lease, elects to relinquish Owner’s right thereto and to have them removed by Tenant, in which event the same shall be removed from the demised premises by Tenant prior to the expiration of the lease, at Tenant’s expense. Nothing in this article shall be construed to give Owner title to, or to prevent Tenant’s removal of, trade fixtures, movable office furniture and equipment, but upon removal of same from demised premises, or upon removal of other installations as may be required by Owner. Tenant shall immediately, at its expense repair and restore the demised premises to the condition existing prior to any such installations, and repair any damaged to the demised premises or the building due to such removal. All property permitted or required to be removed by Tenant at the end of the term remaining in the demised premises after Tenant’s removal shall be deemed abandoned and may, at the election of Owner, either be retained as Owner’s property or removed from the demised premises by Owner, at Tenant’s expense.  Repairs: 4. Owner shall maintain and repair the exterior of and the public portions of the building. Tenant shall, throughout the term of this lease, take good care of the demised premises including the bathrooms and lavatory facilities contained therein, if any, the windows and windows frames, and the fixture and appurtenances therein, and at Tenant’s soul cause and expense promptly make all repairs thereto and to the building whether structural or non-structural in nature, caused by, or resulting from, the carelessness, omission, neglect or improper conduct of Tenant. Tenant’s servants, employees, invitees, or licensees and whether or not arising from Tenant’s conduct or omission, when require by other provision of this lease including article 6. Tenant shall also repair all damage to the building and the demised premises caused by the moving of Tenant’s fixture, furniture or equipment. All the aforesaid repairs shall be of quality or class equal to the original work or construction. If Tenant fails after thirty (30) days notice, to proceed with due diligence to make repairs required to be made by Tenant, the same may be made by Owner at the expense of Tenant,  and  the expenses thereof incurred by Owner shall be collectible, as additional rent, after rendition of a bill or statement therefore. If the demised premises be or become infested with vermin, Tenant shall, at its expense, cause the same to be exterminated. Tenant shall give Owner prompt notice of any defective condition in any plumbing, heating system or electrical lines located in the demised premises and following such notice. Owner shall remedy the condition with due diligence, but at the expense of Tenant, if repairs are necessitated by damaged or injury attributable to Tenant, Tenant’s servants, agents, employees, invitees or licensees as aforesaid. Except as specifically provided in article 9 or elsewhere in this lease, they shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner. Tenant or others making or failing to make any repairs, alterations, additions or improvements in or to any portion of the building or the demised premises, or in and to the fixtures, appurtenances or equipment thereof. In exercising the rights set forth herein, Owner will use commercially reasonable efforts to minimize interference or disruption to Tenant’s business and except in an emergency, Owner will provide Tenant with prior notice of any such repairs, alterations,  additions or improvements. It is specifically agreed that Tenant shall not be entitled to any setoff  or reduction of rent by reason of any failure of Owner to comply with the covenants of this or any other article of this lease. Tenant agrees that Tenant’s sole remedy at law in such instance with be by way an action for damages for breach of contract. The provisions of this Article 4 with respect to the making of repairs shall not apply in the case of fire or other causality with regard to which Article 9 hereof shall apply.  Window Cleaning: 5. Tenant will not clean nor require, permit, suffer or allow any window in the demised premises to be cleaned from the outside in violation of Section 202 of the New York State Labor Law or may other applicable law, or of the Rules of the Board of Standards and Appeals, or of any other Board or body having or asserting jurisdiction.  Requirements of Law,Fire Insurance,Floor Loads: 6. Prior to the commencement of the lease term, if Tenant is then in possession, at all times thereafter, Tenant shall at Tenant’s sole cost and expense, promptly comply with all present and future laws, orders and regulations of all state, federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of the New York Board of Fire Underwriters. Insurance Services Office, or any similar body which shall impose any violation, order or duty upon Owner or Tenant with respect to the demised premises, arising out of Tenant’s particular use or manner of use thereof, or, with respect to the building, if arising out of Tenant’s particular use or manner of use of the demised premises of the building ( including the use permitted under the lease). Except as provided in Article 30 hereof, nothing herein shall require Tenant to make structural repairs or alterations unless Tenant has,  by its manner of use of the demised premises or method of operation therein, violated any such laws, ordinances, orders, rules, regulations or requirements with respect there to. Tenant shall not do or permit any act or thing to be done in or to the demised premises which is contrary to law, or which will invalidate or be in conflict with public liability, fire or other policies of insurance at any time carried by or for the benefit of Owner, or we shall or might subject Owner to any liability or responsibility to any person, or for property damage.  Owner acknowledges that the mere use of the demised premises for purposes permitted under Section 51 of the Rider will not violate or conflict with any of Owner’s insurance policies for the Building. Tenant shall not keep anything in the demised premises except as now or hereafter permitted by the Fire. Department, Board of Fire Underwriters, Fire Insurance Rating Organization and other authority having jurisdiction, and then only in such manner and such quantity so as not to increase the rate for five insurance applicable to the building, nor use the demised premises in a manner which will increase the insurance rate for the building or any property located therein over that in effect prior to commencement of Tenant’s occupancy. If by reason of failure to comply with the foregoing the fire insurance rate shall, at the beginning of this lease or at any time thereafter, be higher than it otherwise would be, then Tenant shall reimburse Owner, as additional rent hereunder, for that portion of all fire insurance premiums thereafter paid by Owner which shall have been charged because of such failure by Tenant. In any action or proceedings wherein Owner and Tenant are parties, a schedule or “make-up” or rate for the building or demised premises issued by a body making fire insurance rates applicable to said premises shall be presumptive evidence of the facts therein stated and of the several items charges in the fire insurance rates then applicable to said premises. Tenant shall not place a load upon any floor of the demised premises exceeding the floor load per square foot area which it was designed to carry and which is allowed by law. Owner reserves the right to prescribe the weight and position of all safes, business machines and mechanical equipment. Such installations shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient, in Owner’s judgment, to absorb and prevent vibration, noise and annoyance.

Exhibit H-1-1

Subordination: 7. This lease is subject and subordinate to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases or the real property of which the demised premises or a part, and to all renewals, modifications, consolidations, replacements and extensions of any such underlying leases and mortgages. This clause shall be self-operative and no further instrument or subordination shall be required by any ground or underlying lessor or by any mortgagee, affecting any lease or the real property of which the demised premises are a part. In confirmation of such subordination, Tenant shall from time to time execute promptly any certificate that Owner may request. Tenant’s Liability Insurance Property Loss, Damage, Indemnity: 8. Owner or its agents shall not be liable for any damage to property of Tenant or of others entrusted to employees of the building, not for loss of, or damage to, any property of Tenant by theft or otherwise, not for any injury or damage to persons or property resulting from any cause of whatsoever nature, unless caused by, or due to, the negligence or wilful misconduct of Owner, its agents, servants or employees; Owner or its agent shall not be liable for any damage caused by other tenant or persons in, upon or about said building or caused by operations in connection of any private, public or quasi public work unless caused by or due to the negligence or wilful misconduct of Owner, its agents, servants or employees. If at any time any windows of the demised premises are temporarily closed, darkened or bricked up (or permanently closed, darkened or bricked up, if required by law) for any reason whatsoever including, but not limited to, Owner’s own acts, Owner shall not be liable for any damage Tenant may sustain there by, and tenant shall not be entitle to any compensation therefore nor abatement or diminution of rent, nor shall the same release Tenant from its obligations hereunder nor constitute an eviction. Destruction, Fire, and Other Casualty: 9. (a) If the demised premisesor any part there of shall be damaged by fire or other casualty, Tenant shall promptly upon notice thereof, give notice thereof to Owner and this lease shall continue in full force and effect except as hereinafter set forth. (b) If the demised premises are partially damaged are rendered partially unusable or materially inaccessible by fire or other casualty, the damages thereto shall be repaired by, and at the expense of, Owner, and the rent and other items of additional rent, until such repair shall be substantially completed shall be apportioned from the day of the casualty according to the part of the demised premises which is usable. (c) If the demised premises are totally damaged or rendered wholly unusable or wholly inaccessible by fire or other casualty, (it being acknowledged and agreed that “totally “ and “wholly” shall mean damaged to 75% or more of the useable area of the demised premises) then the rent and other items of additional rent as hereinafter expressly provided shall be proportionately paid up to the time the casualty and thenceforth shall cease until the date when demised premises shall have been repaired and restored by Owner (or sooner reoccupied in part by Tenant then rent shall be apportioned as provided in subsection (b) above), subject to Owner’s right to elect not to restore the same as hereinafter provided. (d) If the demised premises are rendered wholly unusable or wholly inaccessible or (whether or not the demised premises are damaged in whole or in part) if the building shall be so damaged that Owner shall decide to demolish it or to not rebuilt it, then, in any of such events, Owner may elect to terminate this lease by written notice to Tenant, given within sixty(60) days after such fire or casualty, or thirty(30) days after adjustment of the insurance claim for such fire or casualty, whichever is sooner, specifying a date for the expiration of the lease, which shall date more than thirty(30) days after the giving of notice, and upon the date specified in such notice the term of this notice shall expire as fully and completely as if such date were the date set forth above for the termination of this lease, and Tenant shall forthwith quit, surrender and vacate the demised premises without prejudice however, to Owner’s rights and remedies against Tenant under the lease provisions in effect prior to such termination and any rent owing shall be paid up to such date, and any payments of rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant. Unless Owner shall serve a termination notice as provided for herein. Owner shall make the repairs and restorations under the conditions of (b) and (c) hereof, with all reasonable expedition, subject to delays due to adjustment of insurance claims, labor troubles and causes beyond Owner’s control. After any such casualty, Tenant shall cooperate with Owner’s restoration by removing from the demised premises as promptly as reasonably possible. all of Tenant’s salvageable inventory and movable equipment, furniture, and other property. Tenant’s liability for rent shall resume five (5) business days after written notice from Owner that the demised premises are substantially ready for Tenant’s occupancy. (e) Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or other casualty. Notwithstanding anything contained to the contrary in subdivisions (a) through (e) hereof, including Owner’s obligation to restore under subparagraph (b) above, each party shall look first to any insurances in its favor before making any claim against other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible, and to the extent permitted by law, Owner and Tenant each here by releases and waives all right of recovery with respect to subparagraphs (b), (d) and (e) above, against the other or any one claiming through or under each of them by way of subrogation or otherwise, The release and waiver herein referred to shall deemed to include any loss or damage to the demised premises and /or to any personal property, equipment, trade fixtures, goods and merchandise located therein. Both Owner and Tenant shall obtain property insurance policies that contain a clause providing that such a release or waiver shall not invalidate the insurance. If, and to the extent, that such waiver can be obtained only by the payment of additional premiums, then the party benefitting from the waiver shall pay such premium within ten(10) days after written demand or shall be deemed to have agreed that the party obtaining the insurance coverage shall be free of any further obligation under the provisions hereof with respect to waiver subrogation. Tenant acknowledges that Owner will not carry insurance on Tenant’s furniture and/or furnishings or any fixtures or equipment, improvements, or appurtenances removable by Tenant, and agrees that Owner will not be obligated to repair any damage thereto or replace the same (f) Tenant here by waives the provisions of section 227 of the real property law and agrees that the provisions of this article shall govern and control in lieu thereof. Eminent Domain: 10. If the whole or any material part of the demised premises shall be acquired or condemned by Eminent Domain for any public or quasi public use or purpose, then and in that event, the term of this lease shall cease and terminate from the date of title vesting in such proceeding and Tenant shall have no claim for the value of any unexpired term of said lease. Tenant shall have the right to make an independent claim to the condemning authority for the value of Tenant’s moving expenses and personal property, trade fixtures and equipment, provided Tenant is entitle pursuant to the terms of the lease to remove such property, trade fixtures and equipment at the end of term, and provided for the such claim does not reduce Owner’s award. All rent and additional rent shall be pro-rated and adjusted to the date of the vesting of title Assignment, Mortgage, Etc.: 11.Tenant for itself, its heirs, Distributees, executors, administrators, legal representatives, successors and assigns, expressly convenants that it shall not assign, mortgage, or encumber this agreement, nor underlet, or suffer or permit the demised premises or any part thereof to be used by others, without the prior written consent of Owner in each instance. Which consent shall not be unreasonably withheld, conditioned or delayed. If this lease be assigned, or if demised premises or any part thereof be underlet or occupied by anybody other than Tenant, Owner may, after default by Tenant, collect rent from the assignee, under tenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, underletting, occupancy or collections shall be deemed a waiver of the convenant, or the acceptance of the assignee, undertenant or occupant as tenant or a release of tenant from the for the performance by Tenant of convenants on the part of Tenant herein contained. The consent by Owner to assignment or underletting shall not in any way be constructed to relive Tenant from obtaining the express consent in writing of Owner to any further assignment or underletting. Electric Current: 12. Tenant convenants and agrees that at all times its use of electric current shall not exceed the capacity of existing feeders to the building or the risers or the wiring installation and Tenant may not use arry electrical equipment which, in Owner’s opinion, reasonably exercised, will overload such installations or interfere with the use thereof by other Tenant’s of the building. The change at any time of the character of electric service shall in no way make Owner liable or responsible to Tenant, for any loss, damages or expenses which Tenant may sustain. Access to Premises: 13. Owner or Owner’s agents shall have the right(but shall not be obligated) to enter the demised premises in any emergency at any time, and at other reasonable time, upon reasonable prior notice to examine the same to make such repairs, replacements and improvements as Owner may deem necessary and reasonably desirable to any portion of the building, or which Owner may elect to perform in the demised premises after Tenant’s failure to make repairs, after reasonable notice of the need to make same or perform any work which Tenant is obligated to perform under this lease, after reasonable notice of the need to make same or for the purpose of complying with laws, regulations and other directions of governmental authorities. Tenants shall permit Owner to use maintain and replace pipes, ducts, and conduits in and through the demised premises, and to erect new pipes, ducts and conduits therein provided such pipes and conduits do not materially and adversely reduce the useable area of the demised premises, wherever possible that they are within walls or otherwise concealed Owner may during the progress of any work in the demised premises, take all necessary materials and equipment into said premises without the same constituting an eviction, nor shall Tenant be entitled to any abatement of rent while such work is in progress, nor to any damages by reason of loss or interruption of business or otherwise. Owner shall use commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in connection wiht Owner’s exercise of the rights set forth herein. It through out the term hereof Owner shall have the right to enter the demised premises at reasonable hours upon reasonable prior notice for the purpose of showing the same to prospective purchasers or mortgagees of the building, and during the last twelve(12) months of the term for the purpose of showing the same to prospective tenant, and may, during said twelve(12) months period, place upon the demised premises the usual notices “To Let” and “For Sale” which notices Tenant shall permit to remain there on without mole station. If Tenant is present to open and permit and entry into the demised premises, Owner or Owner’s agents may enter the same when ever such entry may be necessary or permissible by master key or forcibly, and provided reasonable care is exercised to safeguard Tenant’s property, such entry shall not render Owner or its agents liable therefore, nor in any event shall the obligation of tenant here under be affected. Rider to be added if necessary

Exhibit H-1-2

Occupancy: 15. Tenant will not at any time use or occupy the demised premises in violation of the certificate of  occupancy issued for the building of which the demised premises are a part Tenant has inspected the demised premises and accepts them as is, subject to the riders annexed hereto with respect to owner’s work, if any. In any event, owner makes no representation as to the condition of the demised premises and Tenant agree’s to accept the same subject to violation, whether or not of record. If any governamental license or permit shall be required for the proper and lawful conduct of Tenant’s business, Tenant shall be responsible for, and shall procure and maintain, such license or permit. Bankruptcy: 16.  (a) Anything elsewhere in this lease to the contrary notwithstanding, this lease may be cancelled by owner by sending, of a return notice to Tenant with in a responsible time after the happening of any one or more of the following events: (1) the commencement of a case in bankruptcy or under the laws of any state naming Tenant (or a guarantor of any Tenant’s obligations under this lease) as a debtor, which, if involuntary, is not dismissed with in ninety (90) days after filing, or (2) the naming by Tenant (or a guarantor of any Tenant’s obligation under this lease) of an assignment or any other assignment for the benefit of creditors under any state statute. Neither Tenant nor any person claiming through or under Tenant, or by reason of any statute or order of court, shall thereafter be entitled to possession of the premises demised, but shall forthwith quit and surrender the demised premises. If this lease shall be assigned in accordance with its terms, the provisions of this Articles 16 shall be applicable only to the party than owning  Tenant’s interest in this lease. (b)It is stipulated and agreed that in the event of the termination of this lease pursuant to (a) hereof, Owner shall forthwith, notwithstanding any other provisions of this lease to the contrary, the entitled to recover from Tenant, as and for liquidated damages, an amount equal to the difference between the rental reserved hereunder for the unexpired portion of the term demised and the fair and responsible rental value of the demised premises for the same period. In the computation of such damages the difference between any installment of rent becoming due hereunder after the date of termination and the fair and reasonable rental value of the demised premises for the period for which such installment was payable shall be discounted to the date of termination at the rate of four percent (4%) per annum. If the demised premises or any part thereof be relet by Owner for the unexpired term of said lease, or any part thereof before representation of proof of such liquidated damages to any court commission or tribunal, the amount of rent reserved upon such reletting shall be deemed to be the fair and reasonable rental value for the part or the whole of the demised premises re-let during the term of the re-letting. Nothing herein contained shall limit or prejudice the right of the Owner to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be prove, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above. Default: 17. (1) If Tenant defaults in fulfilling any of the covenants of this lease other than the covenants  for the payment of rent or additional rent, or if be demised premises becomes vacant or deserted, or if this lease be rejected under $365 of title 11 of the U.S. code (Bankruptcy Code); or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the demised premises shall be taken or occupied by someone other than Tenant; or if Tenant shall be in default with respect to any other lease between Owner and Tenant; of which fact Owner shall be the soul judge; then in any one or more of such events, upon Owner serving a return thirty (30) days notice upon Tenant specifying the nature of said default, and upon the expiration of said thirty (30) days, if tenant shall have failed to comply with or remedy such default, or if the said default or omission complained shall be of a nature that the same cannot be completely cured or remedied within said thirty (30) day period, and if Tenant shall not have diligently commenced during such default with in such thirty (30) day period, and shall not thereafter with reasonable diligence  and in good faith, proceeds to remedy or cure such default, then Owner may serve a written five (5) days notice of cancellation of this lease upon Tenant, and upon the expiration of said five (5) days this lease and the term thereunder shall end and expire as fully and completely as if the expiration of such five (5) day period were the day here in definitely fixed for the end and expiration of this lease and the term thereof, and Tenant shall then quit and surrender the demised premises to Owner, but Tenant shall remain liable as hereinafter provided. (2) If the notice provided for in (1) hereof shall have been given, and the term shall expire as aforesaid; or if Tenant shall be in default in the payment of the rent revised herein or any item of additional rent herein mentioned, and such default is not cured within five (5) business days after written notice from Owner to Tenant or any part of either, or in making any other payment herein required then, and in any of such events, Owner may without additional notice, re-enter the demised premises either by force or otherwise, and dispossess Tenant by summary proceedings or otherwise, and the legal representative of Tenant or other occupant of  the demised premises and remove their effects and hold the demised premises as if this lease had not been made, and Tenant hereby waives the service of notice of intention re-enter or to institute legal proceedings to that end. If Tenant shall make default hereunder prior to the date fixed as the commencent of any renewal or extension of this lease, Owner may cancel and terminate such renewal or extension agreement by written notice. Remedies of Owner and waiver of Redemption: 18. In case of any such default, re-entry, expiration and/or dispossess by summary proceedings or otherwise, (a) the rent, and additional rent, shall become due thereupon and be paid up to the time of such re-entry,dispossess and/or expiration, (b) Owner may re-let the demised premises or any part or parts thereof, either in the name of Owner or otherwise, for a term or terms which may at Owner’s option be less than or exceed the period which would otherwise have constituted the balance of the term of this lease, and may grant concessions or free rent or charge a hire rental than that in this lease.(c) Tenant or the legal representatives of Tenant shall also pay to Owner as liquidated damages for the failure of Tenant to observe and perform said Tenant’s covenants herein contained any deficiency between the rent hereby reserved and or covenanted to the paid and the net amount, if any, of the rents collected on account of the subsequent lease or leases of the demised premises for such month of the period which would otherwise have constituted the balance of the term of this lease. The failure of Owner to re-let the demised premises or any part or parts thereof shall not release or affect Tenant liability for damages. In computing such liquidated damages there shall be added to the said deficiency such reasonable expenses as Owner may incur in connection with re-letting, such as legal expenses, reasonable attorneys fees, brokerage, advertising, and for keeping the demised premises in good order or for preparing the same for re-letting. Any such liquidated damages shall be paid in monthly installments by Tenant on the rent day specified in this lease, and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Owner to collect the deficiency for any subsequent month by a similar proceeding. Owner, in putting the demised premises in good order or preparing the same for re-rental may, at Owner’s option, make such alterations, repairs, replacements, and/or decorations in the demised premises as Owner, in Owner’s sole judgment, considers advisable and necessary for the purpose of re-letting the demised premises, and the making of such alterations, repairs, replacements and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Owner shall in no event be liable in any way whatsoever for failure to re-let the demised premises, or in the event that the demised premises re-let, for failure to collect the rent thereof under such re-letting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rents collected over the sums payable by Tenant to Owner hereunder. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Owner shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this lease of any particular remedy, shall not preclude Owner from any other remedy, in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws. Fees and Expenses: 19. If Tenant default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed under, or by virtue of, any of the terms or provisions in any article of this lease, after notice if required, and upon expiration of the applicable grace period, if any, (except in an emergency), then, unless otherwise provided elsewhere in this lease, Owner may immediately, or at any time thereafter, and without additional notice perform the obligation of Tenant there under. If Owner, in connection with the foregoing, or in connection with any default by Tenant in the covenant to pay rent hereunder, makes any expenditures or incures any obligations for the payment of money, including but not limited to reasonable attorneys’ fees, in instituting, prosecuting or defending any action or proceeding, and prevails in any such action or proceeding, then Tenant will reimburse Owner for such sums so paid or obligations incurred with interest and costs. The foregoing reasonable expenses incurred by reason of Tenant’s default shall be deemed to be additional rent hereunder and shall be paid by Tenant to Owner with in thirty (30) days of rendition of any bill or statement to Tenant therefore. If Tenant’s lease term shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Owner as damages. Building Alternations And Management: 20. Owner shall have the right, at any time, without the same constituting an eviction and without incurring liability to Tenant therefore, to change the arrangement and or location of public entrances, Passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the building, and to change the name, number or designation by which the building may be known, provided such change does not decrease or increase the rentable square feet of the demised premises. There shall be no allowance to Tenant for diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner or other Tenant making any repairs in the building or any such alterations, additions and improvements. Furthermore more, Tenant shall not have any claim against Owner by reason of Owner’s imposition of any controls of the manner of access to the building by Tenant’s social or business Visitors, as Owner may deem necessary, for the security of the building and its occupants. No Repre-Sentations by Owner: 21. Neither Owner nor Owner’s agent have made any representations or promises with respect to the physical condition of the building, the land upon which it is erected, the demised premises, the rents, leases, expenses of operation, or any other matter or thing affecting or related to the demised premises or the building, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this lease. Tenant has inspected the building and the demised premises and is thoroughly acquainted with their condition and agrees to take the same “as-is” on the date possession is tendered, and acknowledges that the taking of possession of the demised premises by Tenant shall be conclusive evidence that the said premises, and the building of which the same form a part, were in good and satisfactory condition at the time such possession was so taken, except as to latent defects. All understandings and agreements heretofore made between the parties here to are merged in this contract, which alone fully and completely expresses the agreement between Owner and Tenant, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

Exhibit H-1-3

End ofTerm: 22. Upon the expiration or other termination of the term of this lease. Tenant shall quit and surrender to Owner the demised premises, “broom-clean”. in, good order and condition, ordinary wear, damage by fire or other casualty damage by  fire or other casualty and damages which Tenant is not required to repair as provided elsewhere in this lease expected, and Tenant  shall remove all its property from the demised premises except as otherwise provided here in. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of this lease. If the last day of the term of this lease, or any renewal thereof, falls on Sunday, this lease shall expire at noon on the preceding Saturday. Unless it be a legal holiday. In which case it shall expire at noon on the preceding business day. QuietEnjoyment:23. Owner covenants and agrees with Tenant that upon Tenant paying the rent and additional rent and observing and performing all the terms, covenants and conditions, on Tenant’s part to be observed and performed, Tenant may nevertheless, to the terms and conditions of this lease including, but not limited to, Article 34 here of, and to the ground leases, underlying leases and mortgages hereinbefore mentioned. Failure toGivePossession: 24. If owner is unable to give possession of the demised premises on the date of the commencement of the term hereof because of the holding- over or retention of possession of any tenant, undertenant or occupants, or if the demised premises are located in a building being constructed, because such building has not been sufficiently completed to make the premises ready for occupancy or because of the fact that a certificate of occupancy has not been procured, or if Owner has not completed any work required to be performed by Owner or for any other reason, Owner shall not be subject to any liability for failure to give possession on said date and the validity of the lease shall not be impared under such circumstances, nor shall the same be constructed in any way to extend the term of this lease, but the rent payable hereunder shall be abated (provided Tenant is not responsible Owner’s inability to obtain possession or complete any work required) until after Owner shall have given tenant notice that Owner is able to deliver possession in the condition required by this lease. If permission is given to Tenant to enter into possession of the demised premises, or to occupy premises other than the demised premises, prior to the date specified as the commencement of the term this lease, Tenant covenants and agrees that such possession and/or occupancy shall be deemed under all the terms, covenants, conditions and provisions of this lease, except the obligations to pay the fixed annual rent set forth in page one of this lease. The Provision of this article are intended to constitute “an express provision in the contrary” within the meaning of section 223-a of the New York Real Property Law. No waiver:25.  The failure of owner or Tenant to seek redress for Violation of, or to insist upon the strict performance of, any covenants or condition of this lease, or of any of the Rules or Regulations, set forth or hereafter adopted by Owner, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Owner of rent with knowledge of the breach of any covenant of this lease shall not be deemed a waiver of such breach, and no provision of this lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party. No payment by Tenant, or receipt  by Owner, of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Owner may accept such check or payment without prejudice to Owner’s right to recover the balance of such rent or pursue any other remedy in this lease provided. All checks tendered to Owner as and for the rent of the demised premises shall be deemed payments for the account of Tenant. Acceptance by Owner of rent from anyone other than Tenant shall not be deemed to operate as an attornmentto Owner by the payor of such rent, or as a consent by Owner to an assignment or subletting by Tenant of the demised premises to such payor, or as a modification of the provision of this lease. No act or thing done by Owner or Owner’s agents during the term herby demised shall be deemed an acceptance of a surrender of said premises, and no argument to accept such surrender shall be valid unless in writing signed by Owner. No employee of Owner or Owner’s agent shall any power to accept the keys of said premises prior to the termination of the lease, and the delivery of keys to any such agent or employee shall not operate as a termination of the lease or a surrender of the demised premises. Waiver ofTrial by Jury: 26. It is mutually agreed by and between Owner and Tenant that the respective parties here to shall, and they here by do waive trail by jury in any action proceeding or counterclaim brought by either of the parities here to against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with lease, the relationship of Owner and Tenant, Tenant’s use of or occupancy demised premises, and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Owner commences any proceeding or action for possession, including a summary proceeding for possession of the demised premises, Tenants will not interpost any counter claim, of whatever nature or description which are not mandatory to preserve such claim under applicable law in any such proceeding. Inability toPerform:27. Except as otherwise specifically provided herein, This lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall in no way be effected, impaired or excused because Owner is unable to fulfill any of its obligations under this lease, or to supply, or is delayed in supplying, any service expressly or impliedly to be supplied, or is unable to make, or is delayed in making, any repairs, additions, alterations or decorations, or Is unable to supply, or is delayed in supplying any equipments, fixtures or other materials, if owner is prevented or delayed from doing so by reason of strike or labor troubles, or any calls whatsoever beyond Owner’s sole control including but not limited to, government preemption or restrictions, or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency, or by reason of the condition which have been or are affected, either directly or indirectly, by war or other emergency. Bills andNotices: 28. Except as otherwise in this lease provided, any Notice, statement, deemed or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this lease or pursuant to any applicable law or requirement  of public authority, shall be in writing (whether or not so stated elsewhere in this lease) and shall be deemed to have been properly given, rendered or made, if sent by registered or certificated mail (express mail, if available), return receipt requested, or by courier guaranteeing overnight delivery and furnishing a receipt evidence thereof, addressed to the other party at the address hereinabove set forth  (except that after the date specified as the commencement of the term of this lease, Tenant’s address, unless Tenant shall give notice to the contrary, shall be the building), and shall be deemed to have been given, rendered or made (a) on the date delivered, if delivered to Tenant personally, (b) on the date delivered, if delivered by overnight courier or (c) on the date which is two (2) days after being mailed, either party may, by notice as aforesaid, designate a different address or address for notices, statements, demand or other communications intended for it. Notices given by Owner’s managing agent shall be deemed a valid notice if addressed and set in accordance with the provisions of this Articles. WaterCharges:29. If Tenant requires, uses or consumes water for any purpose in addition to ordinary lavatory purposes (of which fact owner shall be the sole judge) Owner may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Owner for the cost of the meter and the cost of installation. Throughout the duration of Tenant’s occupancy, Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s own cost and expense. In the event Tenant fails to maintain the meter and installation equipment in good working order and repair (of which fact Owner shall be the sole judge) Owner may cause such meter and equipment to be replaced or repaired, and collect the cost thereof from Tenant as additional rent. Tenant agrees to pay for water consumed, as shown on said meter as and when bills are rendered, and in the event Tenant defaults in the making of such payments, owner may pay such charges and collect the same from Tenant as additional rent. Tenant covenants and agrees to pay, as additional rent, the sewer rent, charge of any other tax, rent or levy which now or hereafter is assessed, imposed or a lien upon the demised premises, or the realty of which they are a part, pursuant to any law, order or regulations made or issued in connection with the use, consumption, maintenance or supply of water, the water system or sewage or sewage connection or system. if the building, the demised premises, or any part thereof, is supplied with water through a meter through which water is also is supplied to other premises, Tenant shall  pay to Owner, as additional rent, on the first day of each month,                 *                                % ($XXXXXXXXX ) of the total meter charges as Tenant’s portion Independently of, and in addition to, any remedies reserve to Owner hereinabove or elsewhere in the lease Owner sue for and collect any monies to be paid by Tenant or paid by the Owner, for any of the reasons or purposes hereinabove  set forth. Sprinklers:30. Anything elsewhere in this lease to the contrary notwithstanding, if the New York Board of Fire Underwriters or the New York Fire Insurance Exchange or any bureau, department or official of the federal state or city government recommended or required the installation of the sprinkler system, or that any changes, modifications, alterations, or additional sprinklers heads or other equipment be made or supplied in an existing sprinkler system by reason of Tenant’s business, the location of partitions, trade fixture, or other contents of the demised premises, or for any other reasons, or if any such sprinkler system installations, modifications, alterations, additional sprinkler heads or other such equipment, become necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler system in the fire insurance rate set by said Exchange or any other body making fire insurance rates, or by any fire insurance company, Tenant shall, at Tenant’s expense, promptly make such sprinkler system installations, changes, modification, alterations, and supply additional sprinkler heads or other equipment  as required, whether the work involved shall be structural or non-structural in nature. Tenant → shall pay to Owner as additional rent $   *                , on the first day of each month during the term of this lease, of the contract price for sprinkler supervisory service. Elevators, Heat,Cleaning:31. As long as Tenant is not in default under any the covenants of this lease, beyond the applicable grace period provided in this lease for the curing of such defaults, Owner shall: (a) provided necessary passenger elevator facilities on business day from 8 am. To 6 p.m. and on Saturdays from 8 am to 1 p.m; (b) if freight elevator service is provided, same shall be provided only on regular business days, Monday through  Friday inclusive, and those days only between the hours of 9am and 12 noon and between 1 pm and 5 pm; (c) subject to further provisions of the Rider to this lease furnish heat, water and other services supplied by owner to the demised premises, when and as required by law on business days from 8 am to 6 pm and on Saturdays from 8 am to 1 pm; (d) subject to further provisions of the Rider to this lease, clean the public halls and public portions of the building which are used in common by tenants  Tenant’s shall, at Tenant’s expense., keep the demised premises, including the windows, clean and in order, to the reasonable satisfaction  of Owner, and for that purpose shall employ  person or persons, or corporation approved by Owner. Subject to further provisions of the Rider to this lease, Tenant shall pay to Owner the cost of removal of any of Tenant’s refuse and rubbish from the building. Bills for the same shall be rendered by Owner to Tenant at such time and Owner may elect and shall be due and subject to further provisions of the Rider to this lease, payable hereunder, and the amount of such bills shall be deemed  to be , and Tenant shall, however, have the option of independently  contracting for the removal of such rubbish and refuse in the event the Tenant does not wish to have same done by employees of Owner. Under such circumstances, however, the removal of such refuse and rubbish by others shall be subject to such rules and regulations as, in the reasonable judgment of Owner, are necessary for the proper operations of the building. Owner reserves the right to stop service of the heating, elevator, plumbing and electric system, when necessary, by reason of accident or emergency, or for prepares, alterations, replacements or improvements, which in the reasonable judgment of Owner are desirable or necessary to be made, until said repairs, alterations replacements or improvements shall have been completed. Owner shall perform all such work in a good workmanlike manner and shall use commercially reasonable efforts to minimize interference with Tenant’s business at the Demised Premises. *Tenant’s Proportionate Share Rider to be added if necessary

Exhibit H-1-4

Captions: 33. The captions are inserted only as a matter of define, convenience and for reference, and in no way define, limit or describe the scope of this lease nor the intent of any provisions thereof. Definitions:34. The term “Owner“ as used in this lease means building, or the mortgagee in possession for the time being , of the land and building (or the owner of lease the building or of the land and building) of which the demised premises from a part, so that in the event of any sale or sales or conveyance, assignment or transfer of said land and building or of said lease, or in the event of a lease of said building , or of the land and building , the said Owner shall be and hereby is entirely freed and relieved of all covenants and obligations of Owner hereunder  from the date of the sale or lease, and it shall be deemed and construed without further  agreement between the parties or their successors in interest, or between the parties and the purchaser, grantee, assignee or transferee at any such sale, or the said lessee of the  building, or of the land and building, that the purchaser or the lessee of the building as assumed and agreed to carry out any and all covenants and obligations of Owner hereunder from the date of sale or lease. The words “re-enter” and “re-entry” as used in this lease or not restricted to their technical legal meaning. The term “rent” includes the annual rental rate whether so expressed or expressed in monthly installments, and “additional rent”, “Additional rent” means all sums which shall be due to Owner from Tenant under this lease, the addition to the annual rental rate. The term “business days” as used in this lease, shall excluded Saturday, Sundays and all days observed by the State or Federal Government as legal holidays, and those designated as holidays by the applicable building service union employee service contract , or by the applicable operating engineers contract with respect to HVAC service. Wherever it is expressly provided in this lease that consent shall not be unreasonably withheld, such consent shall not be unreasonably delayed. Adjacent Excavation – Shoring:35. If an excavation shall be made upon land adjacent to the demised premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavations, a license to enter upon the demised premises for the purpose of doing such work as said person shall deemed necessary to preserve the wall or the building, of which demised premises from a part, from injury or damaged, and to support and the same by  proper foundations, without any claim for damages or indemnity against Owner, or diminution or abatement of rent. Rules and Regulations: 36.  Tenant and Tenant’s servants, employees, agents, visitors, and licensees shall observe faithfully, and comply strictly with the rules and regulations annexed hereto and such other and further reasonable rules and regulations as Owner of Owner’s agent may from time to time adopt. Notice of any additional Rules or Regulations shall be given in accordance with notice provisions of this lease. In case Tenant disputes the reasonableness of any additional Rule or Regulations hereafter made or adopted by Owner or Owner’s agents, the parties here to agree to submit the question of the reasonableness of such Rules or Regulations for decision to the New York office of the American Arbitration Association, whose determination shall be final and conclusive upon the parties hereto. The right to dispute the reasonableness of any additional Rules or Regulations upon Tenant’s part shall be deemed waived unless the same shall be asserted by service of notice, in writing, upon Owner, with in fifteen (15) days after the giving of notice thereof. Nothing in this leave contained shall be construed to impose upon Owner any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, as against any other tenant, it’s servants, employees, agents, visitors or licensees. Notwithstanding the forgoing, Owner covenants and agrees that it will not enforce any rules and regulations in a manner designed to unfairly discriminate against Tenant. Glass:37. Owner shall replace, at the expense of Tenant, any and all plate and other glass damaged or broken from any cause whatsoever  in and about the demised premises Owner may assure, and keep insured at Tenant’s expense, all plate and other glass in the demised premises for and in the name of Owner. Bills for the premiums therefore shall  be rendered by Owner to Tenant at such times as Owner may elect, and shall be due from and payable by Tenant when rendered and the amount thereof shall be deemed to be, and be paid as, additional rent. Estopped Certificate:38. Tenant, at any time, and from time to time, shall execute, acknowledge and deliver to Owner, and or to any other person, firm or corporation specified by Owner, a statement Certifying that this lease is unmodified and in full force and effect( or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the rent and additional rent have been paid , stating whether or not there exists any default by Owner under this lease, and if so, specifying each such default and such other information as shall be required reasonably. Directory Board Listing: 39. If at the request of and as accommodation to, Tennant Owner shall place upon the directory board in the lobby of the building, one or more names of persons or entities other than Tenant , such directory board listing shall not be construed as the consent by Owner to an assignment or subletting by Tenant to such persons or entities. Successors and Assigns:40. The covenants, conditions and agreements  contained in this lease shall bind and inure to the benefit of Owner and Tenant  and their respective  heirs, distributees,  executors, administrators, successors,  and expect as a otherwise provided in  this lease, their assigns. Tenant shall look only to Owner’s estate and interest in the land and building for the satisfaction  of Tenant’s remedies for the collection of a judgment  ( or other judicial process) against Owner in the event of any default by owner hereunder, and no other property or assets of such Owner(or any partner, member, officer or director thereof, disclosed or undisclosed), shall be subject to levy, execution or to other enforcement procedure for the satisfaction  of Tenant’s  remedies under, or with respect to, this  lease the relationship of Owner and Tenant hereunder, or Tenant’s use and occupancy of the  demised premises. SEE RIDER ANNEXED HERETO AND MADE A PART HEREOFIn Witness Whereof, Owner and Tenant have respectively signed and sealed this lease as of the day and year first above written. Witness for Owner: By: STANDARD MICROSYSTEMS CORPORATION Witness for Tenant: By: ACKNOWLEDGEMENT STATE OF NEW YORK, SS.: COUNTY OF On the ___________ day of _______________ in the year ___________, before me, the undersigned, a Notary Public in and for said State, personally appeared ____________________________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument. NOTARY PUBLIC

Exhibit H-1-5

RULES AND REGULATIONS ATTACHED TO AND MADE A PART OF THIS LEASE IN ACCORDANCE WITH ARTICLE 36. 1.  The sidewalks, entrances, driveways, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant or used for any purpose other than for  ingress or egress from die demised premises and for delivery of merchandise and equipment in a prompt and efficient manner, using elevators and passageways designated for such delivery by Owner There shall not be used in any space, or in the public hall of the building, either by Tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. Notwithstanding the foregoing, Tenant shall be permitted to utilize pallet jacks within the Demised Premises for the transportation of paper and other supplies within the Demised Premises. 2.  The water and wash closest and plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other substance shall be deposited therein, and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by Tenant, whether or not caused by Tenant its clerks, agents, employees or visitors. 3.  No carpet, rag or other article shall be hung or shaken out of any window of the building: and Tenant shall not sweep or throw, or permit to be swept or thrown substances from the demised premises, any dirt or other substance into any of the corridors of halls, elevators or out of the doors or windows or stairways of the building, nor shall any bicycles, vehicles, animals, (other than “service animals”) fish or birds be kept in or about the building. Smoking or carrying lighted cigars or cigarettes in the building is prohibited. 4.  No awnings or other projections shall be attached to the outside walls of the building without the prior written consent of Owner. 5.  Tenant shall not mark, paint, drill into, or in any way deface any part of the demised premises or the building of which they form a part. No boring, cutting, or stringing of wires shall be permitted, except as otherwise permitted by this lease, and as Owner may direct. Tenant shall not lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the demised premises, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder 's deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited. 6.  No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or mechanism thereof. Tenant must, upon the termination of his tenancy, restore to Owner all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by. Tenant, and in the event of the loss of any keys, so furnished. Tenant shall pay to Owner the cost thereof. Notwithstanding the foregoing, Tenant shall be permitted to utilize the locks and keys currently existing at the Demised Premises so long as Landlord is provided with copies of all keys and/or codes related thereto. 7.   Freight, furniture, business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the demised premises only on the freight elevators and through the service entrances and corridors, and only during hours, and m a manner approved by Owner. Owner reserves the right to inspect all freight to be reasonably brought into the building, and to exclude from the building all freight which -violates any of these Rules and Regulations of the lease, of which these Rules and Regulations are a part. Notwithstanding the foregoing, Tenant shall be permitted to use the passenger elevators at the Building for the transfer of material and equipment from the lower level of the Building to the Demised Premises, so long as such use does not occur between 8:00 a.m. and 10:00 a.m., or 4:00 pm to 6:00 p.m. on weekdays. 8.   Tenant shall not obtain for use upon the demised premises ice. drinking water, towel and other similar services, or accept barbering or bootblacking services in the demised premises, except at hours and under regulations fixed by Owner. Canvassing, soliciting and peddling in the building is prohibited and Tenant shall cooperate to present the same. 9.   Owner shall have the tight to prohibit any advertising by Tenant which in Owner's reasonable opinion, tends to impair the reputation of the building or its desirability as a loft building, and upon written notice from Owner. Tenant shall refrain from or discontinue such advertising. 10.  Except as otherwise set forth in this lease, Tenant shall not bring, or permit to be brought or kept, in or on the demised premises, any inflammable, combustible, explosive, or hazardous fluid, material, chemical or substance, or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors, to permeate in, or emanate from, the demised premises. 11.  Tenant shall not use the demised premises in a manner which materially disturbs or interferes with other tenants in the beneficial use of their premises.n12. Refuse and Trash. (1) Compliance by Tenant. Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders, and regulations, of all state, federal, municipal, and local governments, departments, commissions and boards regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash. Tenant shall sort and separate such waste products, garbage, refuse and trash into such categories as provided by law. Each separately sorted category of waste products, garbage, refuse and trash shall be placed in separate receptacles reasonably approved by Owner. Tenant remove, or cause to be removed by a contractor acceptable to Owner, at Owner's sole discretion, such items as Owner may expressly designate. (2) Owner's Rights in Event of Noncompliance Owner has the option to refuse to collect or accept from Tenant waste products, garbage, refuse or trash (a) that is not separated and sorted as required by law or (b) which consists of such items as Owner may expressly designate for Tenant's removal, and to require Tenant to arrange for such collection at Tenant s sole cost and expense, utilizing a contractor satisfactory to Owner Tenant shall pay all costs, expenses fines, penalties or damages that may be imposed on Owner or Tenant by reason of Tenant s failure to comply with the provisions of this Building Rule 14. And, at Tenant 's sole cost and expense shall indemnity, defend and hold Owner harmless (including reasonable legal fees and expenses) from and against any actions, claims and suits arising from such noncompliance, utilizing counsel reasonably satisfactory to Owner

Exhibit H-1-6

RIDER TO LEASE dated ________, 2011 between __________, as Owner, and Standard Microsystems Corporation, as Tenant

41.           Definitions.

(a)           For purposes of this lease, the term “Building” shall mean the building located at 80 Arkay Drive, Hauppauge, New York of which the Demised Premises form a part, and the term “Real Property” shall mean the Building, any constituent units comprising the Building, and the land and improvements appurtenant to and used in connection with the Building.  The parties hereby stipulate and agree that the Demised Premises as depicted in the annexed Exhibit “A’ (herein referred to as the “Demised Premises” or the “demised premises”) contain 111,933 rentable square feet of space in the Building containing 202,894 rentable square feet which constitutes 55.17 percent of the area of the Building (“Tenant’s Proportionate Share”).  For the purposes of this rider, all references to the term “Landlord” shall mean and refer to Owner.

(b)           On even date herewith, pursuant to an assignment and assumption of lease between Tenant, as assignor, and Landlord, as assignee, Landlord became the lessee under that certain Lease Agreement (the “IDA Lease”) with Suffolk County Industrial Development Agency (the “Agency”), as lessor, for the Real Property.  In light of the foregoing, although this lease is a sublease between Landlord, as sublandlord, and Tenant, as subtenant, this lease shall be referred to herein as a lease, not a sublease, Landlord shall be referred to as “Landlord” and not a sublandlord, and Tenant shall be referred to as “Tenant” and not a subtenant.

42.           Term.

(a)           The term (“Term”, “term” or “Demised Term”) of this lease, Tenant’s right to occupy the Demised Premises and Tenant’s obligation to pay Rent (as defined in Paragraph 43 hereof) and all items of additional rent shall commence on ______ [NOTE: DATE OF TRANSFER TO BE INSERTED] (the “Commencement Date”).  The Term of this lease shall expire on the day preceding the day which is fifteen (15) years after (x) the Commencement Date (but only if the Commencement Date occurred on the first day of a calendar month) or (y) the first day of the first full calendar month following the Commencement Date (if the Commencement Date did not occur on the first day of a calendar month) (the “Expiration Date”).

(b)           A “Lease Year” shall be comprised of a period of twelve (12) consecutive months.  The first Lease Year shall commence on the Commencement Date but, notwithstanding the first sentence of this paragraph, if the Commencement Date is not the first day of a month, then the first Lease Year shall include the additional period from the Commencement Date to the end of the then current month.  Each succeeding Lease Year shall end on the anniversary date of the last day of the preceding Lease Year.  For example, if the Commencement Date is June 1, 2011, the first Lease Year would begin on June 1, 2011, and end on May 31, 2012, and each succeeding Lease Year would end on May 31st.  If, however, the Commencement Date is June 2, 2011 the first Lease Year would end on June 30, 2012, the second Lease Year would commence on July 1, 2012, and each succeeding Lease Year would end on June 30th.

Exhibit H-1-7

43.           Rent.

(a)           During the term of this lease, Tenant shall pay minimum annual rent (“Rent”) as follows:

During the first Lease Year, the Rent shall be $1,119,330.00, payable in equal monthly installments of $93,277.50.

During the second Lease Year, the Rent shall be $1,152,909.90, payable in equal monthly installments of $96,075.83.

During the third Lease Year, the Rent shall be $1,187,497.20, payable in equal monthly installments of $98,958.10.

During the fourth Lease Year, the Rent shall be $1,223,122.12, payable in equal monthly installments of $101,926.84.

During the fifth Lease Year, the Rent shall be $1,259,815.78, payable in equal monthly installments of $104,984.65.

During the sixth Lease Year, the Rent shall be $1,297,610.25, payable in equal monthly installments of $108,134.19.

During the seventh Lease Year, the Rent shall be $1,336,538.56, payable in equal monthly installments of $111,378.21.

During the eighth Lease Year, the Rent shall be $1,376,634.72, payable in equal monthly installments of $114,719.56.

During the ninth Lease Year, the Rent shall be $1,417,933.76, payable in equal monthly installments of $118,161.15.

During the tenth Lease Year, the Rent shall be $1,460,471.77, payable in equal monthly installments of $121,705.98.

During the eleventh Lease Year, the Rent shall be $1,504,285.92, payable in equal monthly installments of $125,357.16.

During the twelfth Lease Year, the Rent shall be $1,549,414.50, payable in equal monthly installments of $129,117.88.

During the thirteenth Lease Year, the Rent shall be $1,595,896.94, payable in equal monthly installments of $132,991.41.

During the fourteenth Lease Year, the Rent shall be $1,643,773.85, payable in equal monthly installments of $136,981.15.

During the fifteenth Lease Year, the Rent shall be $1,693,087.07, payable in equal monthly installments of $141,090.59.

Exhibit H-1-8

(b)           Additionally, should the Commencement Date be a date other than the first day of a calendar month, Tenant shall pay a pro rata portion of the Rent on a per diem basis, based upon the second full calendar month of the first Lease Year, from such date to and including the last day of that current calendar month, and the first Lease Year shall include said partial month.  The rent payable for such partial month shall be in addition to the Rent payable pursuant to the Rent schedule set forth above.

(c)           The minimum annual rent hereinabove provided for shall be in addition to all other payments to be made by Tenant as herein provided except as set forth to the contrary in this lease.  It is the purpose and intent of the parties hereto that the minimum annual rent shall be absolutely net to Landlord, except as set forth to the contrary in this lease so that this lease shall yield, net to the Landlord, the minimum annual rent, and that all costs, expenses and obligations of every kind and nature whatsoever relating to the Demised Premises which may arise or become due during the term of this lease shall be paid by Tenant and that Landlord shall be indemnified and saved harmless by Tenant from and against the same.

(d)           Any sums of money required to be paid by Tenant to Landlord in addition to the rent reserved under this Paragraph 43, shall be deemed additional rent, shall be paid without deduction or offset, and in the event Tenant fails to pay such additional rent, Landlord shall be entitled to the same remedies under this lease or by law, as are available to Landlord for the nonpayment of rent, including, without limitation, summary dispossess proceedings.

(e)           CONFIRM: Tenant is hereby authorized and directed to make all payments of Rent and additional rent and other amounts payable by Tenant as follows:(i) if payment is made by wire transfer, wired to M&T Bank, Buffalo, New York, ABA # 022000046, Account #11000911296 Account Name: ________ Cash Management Account, or (ii) if payment is made by check, mailed by regular US mail, to ________, P.O. Box 8000, Department No.____, Buffalo, New York 14267.

(f)           The parties are entering into this lease as part of a sale-leaseback transaction, whereby Tenant is assigning its leasehold interest in the Real Property to Landlord and is leasing back the Demised Premises from Landlord.  Tenant is providing Landlord with purchase money financing in connection with such transaction, which financing will be secured by a mortgage against the Real Property (the “Purchase Money Mortgage”).  In the event Landlord defaults, beyond any applicable notice and grace periods provided therein for the cure thereof, in the payment of any principal and/or interest payable pursuant to the Purchase Money Mortgage, then Tenant shall be permitted to offset such unpaid amounts against the next due installment(s) of Rent payable hereunder.

44.           Utilities.

(a)           Tenant shall furnish and pay for, at its sole cost and expense, all utilities supplied to the Demised Premises (with the exception of water) by any utility company, whether public or private, including but not limited to gas, electricity, fuel oil and telephone.   In the event Tenant fails to do so, Tenant shall reimburse Landlord for the utility charges actually incurred by Landlord in providing service to the Demised Premises prior to the date the accounts have been transferred, without markup or administrative fee.  Such sums shall be paid by Tenant as additional rent, within thirty (30) days of Landlord’s invoice therefor.

Exhibit H-1-9

(b)           The parties hereby acknowledge and agree that the Demised Premises are not separately metered for water.  In addition to the additional rent payable under Paragraph 47 below, Tenant shall pay to Landlord, as additional rent, within thirty (30) days of Landlord’s invoice therefor, Tenant’s Proportionate Share of Landlord’s actual cost, without markup or administrative fees, for water consumed at the Building and/or Real Property, and for sewer charges, if any, assessed or imposed against the Building and/or Real Property.  Tenant shall not use water for other than normal lavatory purposes and other purposes incidental to Tenant’s permitted use of the Demised Premises as set forth herein.

(c)           Notwithstanding the provisions of Paragraph 44(a) above, if there shall be a master, submetered oil tank servicing the Building or the Demised Premises, oil for heating purposes shall be provided from such master tank and metered in the Demised Premises.  Tenant agrees to provide access to Landlord for meter reading purposes.  Landlord will bill Tenant at regular published retail prices based on usage, without markup or administrative fees, and Tenant shall have thirty (30) days to remit from the date of billing.  Said amount shall be deemed to be additional rent.

45.           Alterations.

(a)           Tenant shall make no changes in or to the Demised Premises which are of a structural nature or which affect the exterior of the Building without Landlord’s prior written consent, which consent may be granted or withheld in its sole discretion.  Notwithstanding anything contained herein to the contrary (but subject to the requirements set forth in Paragraph 3 of the printed form portion of this lease), Tenant may, upon prior written notice to, but without requiring the consent of, Landlord, perform non-structural and interior Alteration(s) (as hereinafter defined).  Further supplementing Paragraph 3 of the printed form portion of this lease, with respect to any and all alterations, installations, additions and improvements (each, an “Alteration” and collectively, “Alterations”) permitted by Landlord to be performed by or on behalf of Tenant in the Demised Premises (including, without limitation, those non-structural, interior Alterations which do not require Landlord’s prior consent), Tenant will deliver to Landlord certificates evidencing Worker’s Compensation Insurance and Contractor’s General Liability Insurance in the amount reasonably satisfactory to Landlord (but in no event less than the amounts set forth in paragraph 59 herein) prior to the commencement of such work.  Any and all Alterations and any and all structures or fixtures, except those fixtures described on Exhibit “B” annexed hereto and made a part hereof and/or movable trade fixtures not attached to the realty, installed by or on behalf of Tenant shall be deemed attached to the freehold and automatically become the property of Landlord upon installation, unless Landlord shall elect, in writing, otherwise (such written notice to be delivered to Tenant with Landlord’s consent of the Alteration(s), if consent is required, or within fifteen (15) days after Tenant’s written notice to Landlord of the Alteration(s), if no consent is required).  If Landlord elects to have Tenant remove same at the expiration of the term of this lease, Tenant shall, prior to the expiration or sooner termination of the term of this lease, perform such removal and repair, at its own cost and expense, any damage to the Demised Premises caused by said removal.  In no event shall Tenant be required to remove any structures or fixtures installed as part of the Initial Interior Work.  Notwithstanding the foregoing removal requirements, Landlord may, at its option, in lieu of requiring Tenant to perform such removal and restoration, invoice Tenant for the good faith estimated cost for performing such work and Tenant shall pay such invoice, as additional rent, within thirty (30) days of such invoice.   With respect to any mechanic’s lien for which Tenant is responsible for removing or bonding hereunder, Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection therewith (including, without limitation, reasonable attorneys fees and disbursements of Landlord and any sums payable to Landlord’s lender in connection therewith).  Supplementing Paragraph 30 of the printed form portion of this lease, in the event Tenant makes any installations, changes, modifications or alterations to the sprinkler systems and/or sprinkler equipment serving the Demised Premises, same shall be subject to Landlord’s supervisory fee of 5% of the cost thereof which shall be payable, as additional rent, to Landlord (or, at Landlord’s request, to Landlord’s construction affiliate).

Exhibit H-1-10

(b)           Tenant shall not be permitted to make, or to engage a contractor or artist to make, any Alterations, decorations, installations, additions or other improvements (“Visual Alteration”) which may be considered a work of visual art of any kind, and/or which might fall within the protections of the Visual Artists Rights Act of 1990 (“VARA”) unless:  (i)  Tenant obtains, from each artist and/or contractor who will be involved in said Visual Alteration, valid written waivers of such artist’s and/or contractor’s rights under VARA in form and content reasonably acceptable to Landlord; and (ii) Landlord consents to such Visual Alteration in writing (which consent shall not be unreasonably withheld or delayed).  In the event that a claim is brought under VARA with respect to any Visual Alteration performed in or about the Building by or at the request of Tenant or Tenant’s agents or employees, Tenant shall indemnify and hold harmless Landlord against and from any and all such claims.  If any action or proceeding shall be brought against Landlord by reason of such claim under VARA, Tenant agrees that Tenant, at its expense, will resist and defend such action or proceeding and will employ counsel reasonably satisfactory to Landlord therefor.  Tenant shall also pay any and all damages sustained by Landlord as a result of such claim, including, without limitation, reasonable attorney’s fees and the actual, out-of-pocket cost to Landlord of complying with VARA protections (which shall include damages sustained as a result of Landlord’s inability to remove Visual Alterations from the Demised Premises).  The provisions of this Paragraph 45(b) shall survive the expiration or sooner termination of this lease.

46.           Sanitary.   If there is a sanitary disposal system for Tenant’s exclusive use, then Tenant shall be required to maintain, repair and replace same at Tenant’s sole cost and expense.  In such event, Tenant shall not be required to share in the cost and expense of the maintenance, repair and replacement of any other sanitary disposal system used by Landlord or other tenants of the Building of which the Demised Premises forms a part.

Exhibit H-1-11

47.           Common Area Maintenance.  Tenant agrees to pay, within thirty (30) days after Landlord’s written demand therefor, as additional rent, an amount equal to Tenant’s Proportionate Share of “Landlord’s Cost” of maintenance, repair and replacement of the Building, the Real Property and the landscaped, parking and all other common areas thereof, both within the interior and the exterior of the Building.  Upon written request of Tenant, Landlord shall provide reasonable back-up documentation evidencing the charges set forth in any such written demand or invoice with respect to Landlord’s Cost.  The term “Landlord’s Cost”, as used herein, shall be deemed to include, without limiting the generality of the foregoing, gardening, landscaping, irrigation, planting, replanting and replacement of flowers, shrubbery, trees and grass, striping, including, without limitation, the cost of electricity and maintenance and replacement of fixtures and bulbs, with respect to the parking areas, repair of paving, curbs and walkways, repair and cleaning of drainage facilities, trash, rubbish and garbage removal, snow and ice removal, sprinkler fireline systems and sprinkler supervisory service, exterior lighting, maintenance repair and replacement of the sanitary system (subject to the provisions of Paragraph 46 above), maintenance, repair and replacement of the roof that is located over the common area of the Building, rental of machinery and equipment, cost of personnel to implement all of the foregoing, security and security guard service and other similar costs of the type incurred in the operation of comparable properties plus Landlord’s management fee of four (4%) percent of Landlord’s Cost.   The parties acknowledge and agree that (i) Landlord does not, and will not be required to, provide concierge services at the Building, and (ii) the usage of irrigation systems serving the Real Property shall be measured by two (2) existing meters for purposes of determining the cost of irrigation to be included in Landlord’s Cost.  In an effort to control Landlord’s Cost,  Landlord agrees that, for the first Lease Year, Landlord shall either (y) use Tenant’s current vendors for services at the Real Property, or (z) in the event Tenant’s current vendors are not performing the required services to Landlord’s reasonable satisfaction, utilize vendors with pricing structures and service levels reasonably comparable to the pricing structures of Tenant’s current vendors.  From and after the second Lease Year, Landlord agrees to use vendors whose rates and services are reasonably competitive with those of other vendors offering similar services for comparable buildings.

48.           Repairs.

(a)           Subject to the provisions of Paragraphs 9 and 58 of this lease, during the full term of this lease, Landlord shall make all structural repairs to the Demised Premises, except those which shall have been occasioned by the acts of omission or commission of Tenant, its agents, employees or invitees, which repairs Landlord shall make at Tenant’s sole cost and expense. Structural repairs are hereby defined to be repairs to the roof supports, the bearing walls, foundation and the structural steel.   Landlord shall perform all maintenance and repair work with reasonable diligence and in a workmanlike manner and agrees to use commercially reasonable efforts to minimize interference with Tenant’s business operations at the Demised Premises.  Except for Landlord’s obligations specifically set forth in this Paragraph 48,  Tenant shall, at its own cost and expense, keep the Demised Premises in good condition, repair and appearance at all times throughout the term of this lease including, without limitation, (i) maintenance, repair and replacement of the electrical, plumbing, sprinkler, heating, air conditioning, ventilation, life safety and all other mechanical systems servicing the Demised Premises; (ii) regularly-scheduled cleaning and maintenance of the interior of the Demised Premises; (iii) the maintenance, repair and replacement of all windows, doors and plate glass; and (iv) maintenance, repair and replacement of the roof, other than with respect to the roof area described in Paragraph 47 above and the roof supports described in this Paragraph 48(a).  Tenant shall at all times obtain and keep in full force and effect for the benefit of Landlord and Tenant with a responsible company doing business in Suffolk County a service, repair and maintenance contract with respect to the heating, ventilating and air conditioning systems servicing the Demised Premises.  A copy of such contract and renewals thereof shall, upon issuance and thereafter not later than ten (10) days prior to expiration, be furnished to Landlord together with evidence of payment.

Exhibit H-1-12

(b)           Notwithstanding anything to the contrary contained in this lease, if there exists the need for a repair in the Demised Premises for which Landlord is responsible hereunder (other than an Emergency Repair [as hereinafter defined] or an Immediate Repair [as hereinafter defined]), and Landlord has failed to either (i) commence and diligently pursue the completion of such repair, or (ii) deliver written notice to Tenant disputing the necessity of, or Landlord’s responsibility for, the subject repair (either such action being herein referred to as a “Landlord Repair Response”), within thirty (30) days following written notice thereof by Tenant, then Tenant may deliver a five (5) business day notice of Tenant’s intention to arrange for the performance of the subject repair for the account of Landlord.  If there has still not occurred a Landlord Repair Response by the expiration of the aforementioned five (5) business day period, then Tenant may arrange for the performance of the subject repair and Landlord shall promptly reimburse Tenant for the reasonable, out-of-pocket expenses incurred by Tenant in connection therewith.  However, Tenant acknowledges and agrees that (y) the exercise by Tenant of the foregoing self-help right shall be limited to the boundaries of the Demised Premises only or, subject to the further restrictions set forth in subsection (z) below, those portions of the Building which Tenant is entitled to use pursuant to this lease or which materially adversely affects Tenant’s access to and use of the Demised Premises, and (z) if any aspect(s) of the repair or restoration work would affect, touch or concern the Building systems or the common areas and/or exterior portions of the Building, then Tenant shall only engage a subcontractor(s) approved by Landlord for the performance of the subject work.  For purposes of this Paragraph 48(b) only, the term “Emergency Repair” shall mean and refer to any repair which, if not promptly performed, will likely result in imminent material harm to persons and/or personal property.  In the event an Emergency Repair is necessary, Tenant shall be permitted to immediately perform the Emergency Repair, as set forth herein, without notice to Landlord.  For purposes of this Paragraph 48(b) only, the term “Immediate Repair” shall mean and refer to any repair which, if not promptly performed, will materially and adversely affect Tenant’s normal use and occupancy of the Demised Premises.  In the event an Immediate Repair is necessary, Tenant shall be permitted to perform the Immediate Repair, as set forth herein, in the event Landlord has failed to commence such Immediate Repair within three (3) business days of written notice from Tenant of the need for such Immediate Repair.

49.           Taxes.

(a)           As used in and for the purposes of this Paragraph 49, the following definitions shall apply:

(i)           “Taxes” shall be the real estate taxes, assessments, special or otherwise, sewer rents, rates and charges, and any other governmental charges, general, specific, ordinary or extraordinary, foreseen or unforeseen, levied on a calendar year or fiscal year basis against the Real Property.  If at any time during the Term the method of taxation prevailing at the date hereof shall be altered so that there shall be levied, assessed or imposed in lieu of, or as in addition to, or as a substitute for, the whole or any part of the taxes, levies, impositions or charges now levied, assessed or imposed on all or any part of the Real Property (w) a tax, assessment, levy, imposition or charge based upon the rents received by Landlord, whether or not wholly or partially as a capital levy or otherwise, or (x) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed on Landlord, or (y) a license fee measured by the rent payable by Tenant to Landlord, or (z) any other tax, levy, imposition, charge or license fee however described or imposed; then all such taxes, levies, impositions, charges or license fees or any part thereof, so measured or based, shall be deemed to be Taxes.  Except as otherwise set forth in the preceding sentence, the term “Taxes” shall not include federal, state or local income taxes; occupancy or rental taxes; taxes on gross receipts or profits;  franchise, gift, transfer, excise, capital stock, estate or inheritance taxes; penalties and/or interest for late payments.

Exhibit H-1-13

(b)           During the Term, Tenant shall pay Landlord Tenant’s Proportionate Share of Taxes levied against the Real Property as additional rent (“Tenant’s Tax Payment” or “Tax Payment”).

(c)           Landlord shall render to Tenant a statement containing a computation of Tenant’s Tax Payment (“Landlord’s Statement”).   Each Tax Payment with respect to Taxes levied for a calendar or fiscal year, as applicable, which begins prior to the Commencement Date or ends after the expiration or earlier termination of this lease, and any tax refund pursuant to Paragraph 49(e), shall be prorated to correspond to that portion of such calendar year or fiscal year, as applicable, occurring within the Term.  Within thirty (30) days after the rendition of the Landlord’s Statement, Tenant shall pay to Landlord the amount of Tenant’s Tax Payment.  At Landlord’s option, on the first day of each month following the rendition of each Landlord’s Statement, Tenant shall pay to Landlord, on account of Tenant’s next Tax Payment, a sum equal to one-twelfth (1/12th) of Tenant’s last Tax Payment due hereunder, which sum shall be subject to reasonable adjustment (no more than once per calendar year) for subsequent increases in Taxes.

(d)           If during the Term, Taxes are required to be paid by Landlord as a tax escrow payment to a mortgagee, then, at Landlord’s option, the installments of Tenant’s Tax Payment shall be correspondingly accelerated so that Tenant’s Tax Payment or any installment thereof shall be due and payable by Tenant to Landlord at least thirty (30) days prior to the date such payment is due to such mortgagee.

(e)           Tenant shall not, without Landlord’s prior written consent, institute or maintain any action, proceeding or application in any court or other governmental authority for the purpose of changing the Taxes (a “Tax Contest”).  If, as a result of a Tax Contest, Landlord receives a refund of Taxes attributable to any tax year or tax years occurring during the Term, then, provided Tenant had made full payment of Tenant’s Tax Payment for all affected Lease Years, Landlord shall recalculate each affected Tenant’s Tax Payment based upon the finally determined Taxes for each affected tax year and deliver a revised Landlord’s Statement to Tenant.  If the Tenant’s Tax Payment on the revised Landlord’s Statement exceeds the amount paid by Tenant for the original Tenant’s Tax Payment, then Tenant shall pay to Landlord such excess, as additional rent, within fifteen (15) days of the delivery of the revised Landlord’s Statement.   In the event that the amount paid by Tenant for the original Tenant’s Tax Payment exceeds the amount of the revised Tenant’s Tax Payment, then Landlord, at its option, shall either refund such excess to Tenant, or credit such excess to Tenant towards the next due installment(s) of Taxes.  Landlord shall have the right to either, in Landlord’s sole discretion, (i) include in the calculation of Taxes (for a subsequent tax year), the actual, out-of-pocket costs and expenses incurred by Landlord in instituting and prosecuting a Tax Contest hereunder, or (ii)  deduct from any refund that may become due to Tenant as a result of the Tax Contest, Tenant’s Proportionate Share of the actual, out-of-pocket costs and expenses incurred by Landlord in instituting and prosecuting a Tax Contest hereunder.

Exhibit H-1-14

(f)           Landlord’s failure to render a Landlord’s Statement with respect to any Lease Year shall not prejudice Landlord’s right to render a Landlord’s Statement with respect to any Lease Year, provided, however, that, notwithstanding the foregoing, Landlord’s failure to render a Landlord’s Statement within three (3) years after the end of the applicable calendar year or fiscal year, as the case may be, shall be deemed a waiver of Landlord’s right to collect any such payment from Tenant for the period in question.  The obligations of Tenant under the provisions of this Article with respect to any additional rent for any Lease Year shall survive the expiration or any sooner termination of the Demised Term for a period of three (3) years following the later of the scheduled date of expiration of the Term or the date on which Tenant has fully surrendered and vacated the Demised Premises in the condition required under this lease.

(g)           Notwithstanding anything contained to the contrary in this Paragraph 49, if any increase in Taxes shall be due to improvements made or performed by or on behalf of Tenant, such increases shall be paid in full by Tenant each year without apportionment.

50.           Landlord’s  Financing.  At the request of Landlord, Tenant agrees to furnish Landlord with a current financial statement prepared by a certified public accountant or any other instrument which may be needed by Landlord for purposes of financing or selling the Real Property.  Notwithstanding the foregoing, in the event the capital stock of Tenant is then traded on a National Exchange (as defined under Federal securities law) and Tenant’s most recent 10-K (and, if more recent 10-Q) is readily available to the public for review (i.e., via the internet), Landlord shall obtain same from such sources.  If, in connection with obtaining financing for the Real Property, a banking, insurance or other recognized institutional lender shall request reasonable modifications in this lease as a condition to such financing, Tenant will enter into an agreement reflecting such modifications provided that such modifications do not increase the obligations of Tenant hereunder, diminish the rights of Tenant hereunder or materially adversely affect the leasehold interest hereby created.

51.           Use.

(a)           Tenant covenants that the Demised Premises will not be used so as to adversely interfere with other tenants in the Building.  Tenant also covenants that no noise or noxious fumes or odors will be created by Tenant so as to adversely interfere with the quiet enjoyment of the other tenants of their respective demised portions of the Building.  Landlord shall be the sole judge on the question of noise, noxious fumes and odors, which judgment shall be exercised reasonably by Landlord.  Notwithstanding the foregoing, Landlord acknowledges that the normal and customary operation of a semi-conductor business as currently conducted shall not be deemed to adversely interfere with other tenants in the Building or create noise, noxious fumes or odors which adversely interfere with other tenants’ quiet enjoyment of their respective demised portions of the Building.

(b)           Tenant shall provide and maintain, at its expense, the hand-held fire extinguishers that are required to be maintained in Demised Premises by the governmental agency having jurisdiction over this matter.

Exhibit H-1-15

(c)           Tenant shall not obstruct or encumber, or cause to be obstructed or encumbered, the sidewalks, area ways or other public portions of the Real Property, without limitation, the parking area, driveways and access areas adjacent to the Demised Premises and used in conjunction therewith; nor shall Tenant use same nor permit same to be used for any purpose other than ingress and egress to and from the Demised Premises.  However, Tenant may use, on an exclusive basis together with Landlord, the loading area appurtenant to the Demised Premises for loading and unloading.  In exercising Landlord’s right to use the aforementioned loading area, Landlord shall provide Tenant with prior notice of such entry (except in the event of an emergency), and shall use commercially reasonable efforts to (i) minimize interference with the conduct of Tenant’s business at the Demised Premises, and (ii) avoid damaging any of Tenant’s property located therein.  Tenant shall not store any materials, goods or other items outside the building or the Demised Premises including, without limitation, inventory, furniture or equipment, except that Tenant shall have the right to store equipment and materials within the outdoor storage area currently being utilized by Tenant at the Real Property, subject to compliance with all applicable laws, codes, ordinances, rules and regulations applicable with respect to such storage.  Notwithstanding anything to the contrary contained in this lease, Landlord agrees that Tenant’s employees shall have the right to store bicycles for their personal use either within the Demised Premises or in a bicycle storage area outside of the Building in a location designated by Landlord.

(d)           Tenant shall, at its own cost and expense, procure all necessary certificates, permits, orders or licenses which may be required for the conduct of its business by any governmental statute, regulation, ordinance or agency and that all governmental requirements relating to the use or uses of the Demised Premises by the Tenant shall be complied with by the Tenant at its own cost and expense.

(e)           Tenant agrees that the value of the Demised Premises and the reputation of the Landlord will be seriously injured if the Demised Premises are used for any obscene or pornographic purposes or if any obscene or pornographic material is permitted in the Demised Premises.  Tenant further agrees that Tenant will not knowingly or intentionally permit any of these uses by Tenant or a sublessee or assignee of the Demised Premises.  This Paragraph shall directly bind any successors in interest to Tenant.  Pornographic material is defined for purposes of this Paragraph as any written or pictorial matter with prurient appeal or any objects or instruments that are primarily concerned with lewd or prurient sexual activity.  Obscene material is defined here as it is in Penal Law Section 235.00.

(f)           Notwithstanding anything to the contrary contained herein, Landlord shall permit Tenant to (i) install on the roof of the Building in a location mutually acceptable to Landlord and Tenant (it being acknowledged and agreed that, in any event, such location must be directly over the Demised Premises) (the “Approved Roof Area”), equipment to be used in connection with Tenant’s business operations at the Demised Premises (the “Equipment”); (ii) use riser and unobstructed, secure shaft space from points of entry in the Building to the Demised Premises, as reasonably designated by Landlord; (iii) use unobstructed, secure shaft space from points of entry in the Building to gain access to the Building switch gear and Tenant’s uninterrupted power supply; and (iv) access the Approved Roof Area at all times as reasonably necessary for purposes of installing and maintaining the Equipment.   Except in the event of an emergency, with respect to the exercise by Tenant of the rights set forth in this Paragraph 51(f) and/or the rights set forth in Paragraph 45(a) above, Tenant agrees to provide Landlord with prior written notice of any intended access to the Approved Roof Area and Landlord shall have a reasonable opportunity to arrange for a representative of Landlord to accompany Tenant during any access to the Approved Roof Area.  Tenant, at its sole cost and expense, shall be solely responsible for the installation, existence, maintenance, repair, replacement and removal of the Equipment, unless such maintenance, repair or replacement is necessitated by the negligence or willful misconduct of Landlord. Tenant agrees to keep and maintain the Approved Roof Area affected by the Equipment watertight and free of leaks, and to the extent Tenant has knowledge (which knowledge may result from written notice received from Landlord), or is reasonably expected to know, that the Approved Roof Area is in need of repair, same shall be undertaken at Tenant’s sole cost and expense.  In no event shall any such installation(s) by Tenant void or in any way diminish any warranty on the roof in favor of Landlord.  At Landlord’s election, Tenant shall be required to remove the Equipment at the expiration or sooner termination of this lease and to restore the Approved Roof Area to the condition in which it existed prior to any such access or installation by Tenant.  The parties acknowledge and agree that the Approved Roof Area and the Equipment are and are intended to be the same “Approved Roof Area” and “Equipment” described in the 10,217 SF Lease.

Exhibit H-1-16

(g)           Landlord covenants that Tenant shall have access to and use of the Demised Premises twenty-four (24) hours per day, seven (7) days per week.  In addition, Tenant shall have, at all times, access to all common areas of the Building as may be necessary to insure Tenant has electricity and access to HVAC services at the Demised Premises during such times; provided, however, that Landlord shall have the right, at its option and in its sole discretion, to have a representative of Landlord accompany Tenant during any such period of access to the roof and/or the Building systems.

(h)           Landlord acknowledges and agrees that, during the Term, Landlord shall not seek to change or modify the zoning classification of the Building and/or the certificate of occupancy for the Building in a manner which will materially and adversely affect Tenant’s current use of the Demised Premises (as set forth in Paragraph 2 of this lease).

(i)           Tenant, at its sole cost and expense (but without any additional Rent being payable to Landlord with respect thereto), shall have the right to install a security booth (the “Security Booth”) on the first floor of the Building provided (1) the Security Booth shall be in a location to be indicated on Exhibit A-1 attached hereto, (2) the type and location of furniture to be used in the Security Booth shall be subject to Landlord’s sole discretion, and (3) any such installation and maintenance of the Security Booth shall be subject to compliance with all applicable laws, ordinances, codes, rules and regulations and otherwise in compliance with the terms and conditions of this Lease, including, without limitation, Article 45 hereof. Landlord shall provide Tenant with specifications for seating of guests in the area adjacent to the Security Booth.  The parties acknowledge and agree that the Security Booth is and is intended to be the same “Security Booth” as described in the Tenant Leases (as hereinafter defined) and in no event shall Tenant be entitled, under the Tenant Leases, to more than the one (1) Security Booth described herein.

Exhibit H-1-17

52.           End of Term. In the event of any holding over by Tenant after the expiration or termination of this lease without the consent of Landlord,  Tenant shall: (i)  pay as use and occupancy for each month of the holdover an amount equal to the greater of (a) the fair market rental value of the Demised Premises for such month (as reasonably determined by Landlord) or (b) one hundred fifty (150%) percent of the Rent payable by Tenant for the month prior to the Expiration Date of the term of this lease, and otherwise observe, fulfill and perform all of its obligations under this lease, including, but not limited to, those pertaining to payment of one hundred percent (100%) of the additional rent due hereunder, in accordance with its terms; (ii)  if such holdover lasts longer than sixty (60) days, be liable to Landlord for any payment or rent concession which Landlord may be required to make to any tenant in order to induce such tenant not to terminate an executed lease covering all or any portion of the Demised Premises by reason of the holdover by Tenant; and (iii)  if such holdover lasts longer than sixty (60) days, be liable to Landlord for any damages suffered by Landlord (including any reasonable attorneys fees and disbursements) as the result of Tenant’s failure to surrender the Demised Premises.  Notwithstanding anything contained in this Paragraph to the contrary, the acceptance of any Rent or use and occupancy paid by Tenant pursuant to this Paragraph 52, shall not preclude Landlord from commencing and prosecuting a holdover or eviction action or proceeding or any action or proceeding in the nature thereof.  The provisions of this Paragraph 52 shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York and any successor law of like import.  No holding over by Tenant after the Term shall operate to extend the Term.  The holdover, with respect to all or any part of the Demised Premises, of a person deriving an interest in the Demised Premises from or through Tenant, including, but not limited to, an assignee or subtenant, shall be deemed a holdover by Tenant.

53.           Initial Construction.

(a)           Tenant hereby accepts the Demised Premises in its current “as is” condition, except that Tenant, at its sole cost and expense (except as otherwise set forth in Paragraph 53(e) below), shall cause certain work to be performed at the Demised Premises in order to effect the separation of utilities and services within the Building, which work is sometimes hereinafter collectively referred to as the “Initial Separation Work  ”.  The Initial Separation Work is more particularly described in Tenant’s Description Booklet and the Exhibit to the Terms Sheet, both annexed hereto as Exhibit E (the “Initial Separation Work Documents”). The Initial Separation Work shall be performed subject to and in accordance with the applicable terms and conditions of this Paragraph 53.

(b)           It is further agreed that Tenant, at its sole cost and expense, shall also cause certain work to be performed in and to the interior of the Demised Premises (the “Initial Interior Work”).Tenant shall prepare or cause to be prepared, to the extent necessary, plans, specifications and, to the extent required, construction documents for the Initial Interior Work in scope, detail and description sufficient for Tenant to obtain the Permits (as hereinafter defined) on the basis thereof (the “Bid Package”).  The Bid Package shall be submitted to Landlord for its review and approval or comment, which shall not be unreasonably withheld or delayed.  The work set forth in the Bid Package shall (i) be compatible with the base Building plans and systems, (ii) comply with all applicable laws and the rules, regulations, requirements and orders of any and all governmental agencies, departments or bureaus having jurisdiction thereover, (iii) be sufficiently detailed so as to enable contractor bids to be developed thereupon, and (iv) be of a form and content sufficient to enable a building permit to be issued on the basis thereof (to the extent same is required by applicable law given the scope of the Initial Interior Work).  That particular Bid Package that ultimately receives Landlord’s approval shall be herein referred to as the “Final Bid Package”.  Any changes to the Final Bid Package shall be subject to the prior review and approval of Landlord (which approval shall not be unreasonably withheld or delayed).  Landlord’s approval shall not be required under this Paragraph if Landlord’s approval is not required under Paragraph 45 hereof for such aspect of the Initial Interior Work.

Exhibit H-1-18

(c)           INTENTIONALLY DELETED  .

(d)           The provisions of this Paragraph 53(d) shall apply only where Landlord does not elect to perform or control either the Initial Separation Work and/or the Initial Interior Work (collectively, the “Initial Construction”), and thus Tenant engages a reputable, licensed and qualified contractor (“Tenant’s Contractor”) for the performance of the Initial Construction:

(i)           Tenant agrees that it will not engage or use, nor permit Tenant’s Contractor to engage or use, any contractor or subcontractor with respect to the performance of any aspect of the Initial Construction unless and until such time as the subject contractor or subcontractor has been approved by Landlord, such approval not to be unreasonably withheld or delayed.   In no event shall Tenant be permitted to use, and Landlord shall not be required to approve of, any contractor or subcontractor that is, or is an affiliate of, an owner of commercial office properties;

(ii)           Prior to the commencement of the Initial Construction, Tenant shall, to the extent necessary, at Tenant’s expense, (a) with respect to the Initial Interior Work, cause the Final Bid Package to be filed with the appropriate building department, and (b) make application for, and obtain, all governmental and quasi-governmental permits, licenses and authorizations required for the performance of the Initial Construction (collectively, “Permits”);

(iii)          Prior to the commencement of the Initial Construction, Tenant shall furnish Landlord with (a) appropriate evidence that Tenant’s Contractor and all contractors and subcontractors maintain all liability insurance coverage reasonably required by Landlord (listing Landlord and Landlord’s designees as additional insureds, as their interests may appear), (b) appropriate evidence that Tenant’s Contractor and all contractors and subcontractors have procured a workmen’s compensation insurance policy (in compliance with the laws of the State of New York) covering the activities of all persons performing work at the entire Demised Premises, and (c) copies of all Permits;

(iv)         Tenant shall ensure that the Initial Construction shall (a) be performed in a good and workmanlike manner, (b) in the case of the Initial Separation Work, be performed substantially in accordance with the Initial Separation Documents and in the case of the Initial Interior Work,  be performed substantially in accordance with the Final Bid Package, and (c) at all times comply with all applicable laws, codes, rules, regulations, orders, requirements and conditions of all governmental and quasi-governmental agencies, departments and bureaus having jurisdiction over the Building or the Initial Construction and all applicable rules and regulations of the Landlord; and

(v)          Upon completion of the Initial Construction, Tenant shall obtain and deliver to Landlord (A) all certificates of occupancy, if required for the Initial Interior Work, (B) paid receipts from all parties supplying labor or materials with respect to any portion of the Initial Construction, collectively evidencing payment in full for the performance of the Initial Construction; (C) waivers of mechanics’ liens from all contractors, subcontractors, and other professionals used in the performance of the Initial Construction; and (D) in the case of the Initial Interior Work, a signed certificate by Tenant’s architect, certifying that the Initial Interior Work has been completed in accordance with the Final Bid Package.

Exhibit H-1-19

(e)           Notwithstanding anything to the contrary contained in this Paragraph, provided Tenant is not in default under this lease beyond applicable notice and grace periods provided herein for the cure thereof, , Landlord shall contribute fifty percent (50%) of the total charges for the Initial Separation Work, up to a maximum contribution of $75,000.00 (the “Allowance”).  If Tenant engages Tenant’s Contractor to perform the Initial Construction, Landlord shall pay the Allowance to Tenant within thirty (30) days of Tenant’s presentation of a final bill and/or invoice with respect to the Initial Separation Work, together with the deliverables required pursuant to Paragraph 53(d)(v). If Landlord is the party performing or controlling the Initial Separation Work, Tenant shall pay its fifty percent (50%) portion of the total charges for the Initial Separation Work within thirty (30) days of Landlord’s presentation of a bill and/or invoice with respect thereto

(f)           If and to the extent necessary to accommodate performance of the Initial Construction, Tenant shall have the responsibility for, and bear the expense of, moving Tenant’s personnel and personal property in and about the Demised Premises (including, without limitation, any necessary disconnection, relocation and re-connection of data and telecommunications wiring and equipment). Tenant stipulates, acknowledges and agrees that the Initial Construction will not have been commenced or completed by the Commencement Date; that, as such, the Initial Construction may be performed during a period while Tenant remains in use and occupancy of the Demised Premises, during regular business hours; that Landlord shall not be liable for any inconvenience to Tenant or for interference with Tenant’s business or use of the Demised Premises or any portion thereof during the performance of the Initial Construction; and that the timing of performance and completion of the Initial Construction shall have no impact upon the timing of the Commencement Date or the obligation of Tenant to pay Rent and additional rent under this lease.  Notwithstanding the foregoing, in the event the Initial Construction is performed by Landlord’s contractor, then during the performance of the Initial Construction, Landlord agrees to use commercially reasonable efforts to minimize interference with the conduct of Tenant’s business at the Demised Premises.

54.           Assignment/Subletting.

(a)           Subject to the provisions of Paragraph 54(h), below, Tenant covenants that it shall not assign this lease nor sublet the Demised Premises or any part thereof without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed.   Tenant may assign this lease or sublet the Demised Premises with Landlord’s written consent provided:

(i)           That such assignment or sublease is for a use which is in compliance with the terms of this lease, the then existing zoning regulations and the Certificate of Occupancy;

(ii)          That at the time of such assignment or subletting, there is no default under the terms of this lease on Tenant’s part which has not been cured prior to the expiration of all applicable grace periods;

Exhibit H-1-20

(iii)         That in the event of an assignment, the assignee assumes in writing the performance of all of the terms and obligations to be performed by  Tenant under this lease from and after the date of such assignment;

(iv)         That a duplicate original of said assignment or sublease be delivered to Landlord at the address herein set forth within twenty (20) days from the said assignment or sublease and within one hundred twenty (120) days of the date that Tenant first provides Landlord with the information required under Paragraph 54(f) below;

(v)          That, in the event Tenant shall request Landlord’s consent to a proposed assignment of this lease or proposed sublease of all or a portion of the Demised Premises, Tenant shall pay or reimburse to Landlord the reasonable attorney fees and disbursements incurred by Landlord in processing such request, which fees and disbursements shall not exceed $1,500.00 in any one instance;

(vi)         Such assignment or subletting shall not, however, release Tenant from its liability for the full and faithful performance of all of the terms and conditions of this lease;

(vii)        If this lease be assigned, or if the Demised Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect Rent and additional rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent and additional rent herein reserved;

(b)            (i)          Notwithstanding anything contained in this Paragraph 54 to the contrary, no assignment of this lease (other than an assignment of the nature addressed in Paragraph 54(h) of this lease) or subletting of the entire Demised Premises shall be made by Tenant in any event until Tenant has offered (a “Total Recapture Offer”) to terminate this lease and surrender and vacate the entire Demised Premises as of an Effective Recapture Date.  An “Effective Recapture Date” shall be a date selected by Tenant, provided that such date must be the last day of a calendar month during the Term and must be a date no later than the date that was scheduled as the effective date of such proposed assignment or the commencement date of such proposed sublease.

(ii)           Also notwithstanding anything to the contrary contained in this Paragraph 54, no subletting of any portion of the Demised Premises (such portion being hereinafter referred to as the “Recapture Space”) shall be made by Tenant in any event until Tenant has offered (a “Partial Recapture Offer”) to terminate this lease (as it relates to the Recapture Space only) and surrender and vacate the entire Recapture Space as of an Effective Recapture Date.  If Landlord accepts a Partial Recapture Offer, Landlord and Tenant shall enter into an amendment of this lease, whereby (a) the Demised Premises is redefined so as to exclude therefrom the subject Recapture Space, (b) Landlord, at Landlord’s expense, will perform all construction work necessary and appropriate to separately demised the Recapture Space from the balance of the Demised Premises in accordance with all legal requirements, and (c) all other provisions of this lease that are contingent upon the size of the Demised Premises (e.g., Tenant’s Proportionate Share; Rent; number of parking spaces allotted to Tenant) are proportionately reduced (on the basis of the reduced rentable square footage of the Demised Premises).

Exhibit H-1-21

 It is agreed that the recapture right set forth in this Paragraph 54(b)(ii) shall not apply in connection with a Minor Sublease (as hereinafter defined).  The term “Minor Sublease”, as used herein, shall mean (1) any proposed sublease which, when considered together with all other subleases that will be in effect on the commencement of such proposed sublease will result in less than twenty-five (25%) percent of the Demised Premises being occupied by subtenants, (2) any proposed sublease for a term of seven (7) years or less, and (3) a sublease the term of which will expire at least twelve (12) months prior to the expiration of the term of this lease.

(iii)           Simultaneously with any such offer to terminate this lease (whether in whole or in part), Tenant shall advise the Landlord, in writing, of the name and address of the proposed assignee or subtenant, a reasonably detailed statement of the proposed subtenant/assignee's business, reasonably detailed financial references, and all the terms, covenants, and conditions of the proposed sublease or assignment.

(c)           Unless otherwise consented to by Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), in writing, in no event shall Tenant have the right to sublease more than fifty (50%) percent of the aggregate of the space leased to Tenant under the Tenant Leases (as defined herein). The restriction contained in this Paragraph 54(c) shall not apply to transactions set forth in Paragraph 54(h), below.

(d)           Tenant shall not mortgage, pledge, hypothecate or otherwise encumber its interest under this lease without Landlord’s prior written consent.

(e)           Without affecting any of its other obligations under this lease, Tenant will pay Landlord as additional rent fifty (50%) percent of any sums or other economic consideration, which (i) are actually received by Tenant as a result of a subletting whether or not referred to as rentals under the sublease (after deducting therefrom the reasonable costs and expenses incurred by Tenant in connection with the subletting in question); and (ii) exceed in total the sums which Tenant is obligated to pay Landlord under this lease (prorated to reflect obligations allocable to that portion of the Demised Premises subject to such sublease), it being the express intention of the parties that Landlord and Tenant shall share equally in any profit by reason of such sublease.  Tenant will not amend the sublease in such a way as to reduce or delay payment of amounts which are provided in the sublease approved by Landlord.  Any amendment or modification of an assignment or sublease shall be deemed to be a new assignment or sublease and shall require the prior written consent of Landlord.

(f)           Landlord agrees that it shall not unreasonably withhold its consent to a subletting or assignment in accordance with the terms of this Paragraph 54.  In determining reasonableness, there shall be taken into account the character and reputation of the proposed subtenant or assignee, the specific nature of the proposed subtenant's or assignee's business and whether same is in keeping with other tenancies in the Building; the financial standing of the proposed subtenant or assignee; and the impact of all of the foregoing upon the Building and the other tenants of Landlord therein.  Landlord shall not be deemed to have unreasonably withheld its consent if it refuses to consent to a subletting or assignment to an existing tenant in any building in a five (5) mile radius of the Building which is owned by Landlord or its affiliate or to a proposed subtenant or assignee with whom Landlord is negotiating, or has negotiated in the preceding six (6) months,  a lease or if, at the time of Tenant's request, Tenant is in default, beyond applicable grace and notice periods, of any of the terms, covenants and conditions of this lease to be performed by Tenant.

Exhibit H-1-22

At least thirty (30) days prior to any proposed subletting or assignment, Tenant shall submit to Landlord a written notice of the proposed subletting or assignment, which notice shall contain or be accompanied by the following information:  (i) the name and address of the proposed subtenant or assignee; (ii) the nature and character of the business of the proposed subtenant or assignee and its proposed use of the premises to be demised; (iii)   the most recent two (2) years of balance sheets and profit and loss statements of the proposed subtenant or assignee or other financial information satisfactory to Landlord; and (iv) such shall be accompanied by a copy of the proposed sublease or assignment of lease.

(g)           The listing of an assignee’s or subtenant’s name on the door or Building directory shall not be deemed Landlord’s consent hereunder.

(h)           Notwithstanding anything contained in this Paragraph 54 to the contrary, Tenant may assign this lease or sublet all or a portion of the Demised Premises without Landlord’s consent but upon prior written notice to Landlord (each, a “Permitted Transferee”) (i) to an Affiliate (as defined herein) of Tenant; or (ii) in connection with transactions with an entity into or with which Tenant is merged or consolidated or to a person or entity to which all or substantially all of Tenant’s assets, and/or stock, partnership or membership interests are sold or otherwise transferred, provided that such merger, consolidation, transfer or sale of assets, stock or interests is for a valid business purpose and not principally for the purpose of transferring the leasehold estate created hereby and/or avoiding the requirements of this Paragraph 54, and provided further, that in any of such events described in items (i) or (ii) above, the use of the Demised Premises shall remain unchanged. The provisions of Paragraph 54(b) above shall not apply to assignments or sublets to a Permitted Transferee. For the purposes of this lease: (x) the term “Affiliate” shall mean any designated person or entity, any other person or entity which controls, is controlled by, or is under common control with, such designated person or entity, and a corporation or other entity which provides financial, investment or insurance services and products to Tenant’s members as part of Tenant’s regular business regardless of control; and (y) “Control” (and with correlative meaning, “controlled by” and “under common control with”) shall mean ownership or voting control of 50% or more of the voting stock, partnership interests or other beneficial ownership interests of the entity in question.

55.           Parking.  The parking areas available for the use of the Tenant herein and the other tenants of the Building of which the Demised Premises form a part are to be used by  Tenant, its servants, employees, agents, business invitees and patrons on a first come first served basis, subject to the rules and regulations of Landlord.  However, Tenant shall be permitted to use under all of the Tenant Leases (as hereinafter defined) three hundred twenty-five (325) parking spaces.  For purposes of this lease, the term “Tenant Leases” shall mean and refer to: (i) this lease, (ii) that certain Lease Agreement dated ___________ between Landlord and Tenant for the lease of 10,217 rentable square feet at the Building (the “10,217 SF Lease”), and (iii) that certain Master Lease Agreement dated ___________ between Landlord and Tenant for the lease of 77,744 rentable square feet at the Building (the “Master Lease”).  It is also understood and agreed that Landlord shall have the right at any time to modify or alter the parking layout and traffic pattern in the parking areas and to diminish the available parking areas so long as such modifications or diminutions do not affect Tenant’s right to use three hundred twenty-five (325) parking spaces at the Real Property, without any liability to Tenant or any diminution or abatement of rent or additional rent.

Exhibit H-1-23

56.           Cleaning and Rubbish Removal.

(a)           All cleaning and janitorial work at the Demised Premises shall be done by Tenant at the sole cost and expense of Tenant.  Tenant shall provide for its own trash, rubbish and garbage removal at its own expense and all rubbish, trash and garbage shall be kept at the Demised Premises subject to the rules and regulations of the appropriate municipal authorities having jurisdiction thereof, and shall at all times be kept in closed dumpsters to be provided by Tenant at its sole cost and expense in locations determined by Landlord and reasonably acceptable to Tenant.  The parties hereto acknowledge and agree that, with respect to the existing trash compactor in the bay of the Building, Landlord may, at its option, either (i) elect to share such existing trash compactor with Tenant (in which event Landlord shall maintain and Tenant shall be required to pay Tenant’s Proportionate Share of the cost and expense of such existing trash compactor as part of Landlord’s Cost [as defined in Paragraph 47 above]), or (ii) elect to forego use of and access to the existing trash compactor (in which event Tenant shall have the sole right to use and access same and shall be required to pay for all of the costs and expenses incurred in connection with such existing trash compactor).  In the event Landlord elects to share the use of the existing trash compactor, as provided above, Landlord’s cleaning company shall have access to such trash compactor during non-business hours only, and such company shall be bonded.

(b)           Tenant shall pay directly to the applicable governmental municipalities any waste generation fee(s) (including any service charges imposed in connection therewith) which are charged by such governmental municipalities in connection with Tenant’s use of Tenant’s designated dumpster at the Building (collectively, the “Waste Generation Fees”).  Within thirty (30) days of Tenant’s receipt of official receipts stamped paid by the applicable governmental authorities, Tenant shall provide Landlord with copies of such receipts or other proof satisfactory to Landlord evidencing such payment.  If Tenant fails to pay the Waste Generation Fees when due, Landlord may, but is not obligated to, pay such Waste Generation Fees and all such Waste Generation Fees paid by Landlord, plus any and all reasonable, out-of-pocket additional costs and expenses incurred by Landlord in connection therewith, including reasonable attorney’s fees, shall be deemed additional rent and shall be payable by Tenant within thirty (30) days after demand.  Tenant’s payment of the Waste Generation Fees shall be in addition to (and not in lieu of) any amounts which Tenant may pay in connection with its removal of trash, rubbish and garbage from its Demised Premises.

Exhibit H-1-24

57.           Hazardous Materials.   Except as otherwise provided herein, Tenant shall keep or cause the Demised Premises to be kept free of Hazardous Materials (hereinafter defined).   Without limiting the foregoing, Tenant shall not cause or permit the Demised Premises to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials in contravention to, or in amounts greater than permitted by, applicable law, nor shall Tenant cause or permit, as a result of any intentional or unintentional act or omission on the part of Tenant or any person or entity claiming through or under Tenant or any of their employees, contractors, agents, visitors or licensees (collectively, “Related Parties”), a release of Hazardous Materials onto the Demised Premises or onto any other property. Tenant shall comply with and ensure compliance by all Related Parties with all applicable Federal, State and Local laws, ordinances, rules and regulations, whenever and by whomever triggered (including, without limitation, any regular testing regimes required by law; which testing, Landlord shall have the option to perform at Tenant’s sole cost and expense), and shall obtain and comply with, and ensure that all Related Parties obtain and comply with, any and all approvals, registrations or permits required thereunder.Tenant shall (i) conduct and complete all investigations, studies, samplings, and testing, and all remedial removal and other actions necessary to clean up and remove such Hazardous Materials, on, from, or affecting the Demised Premises which were introduced by Tenant or Related Parties (a) in accordance with all applicable Federal, State and Local laws, ordinances, rules, regulations, policies, orders and directives, and (b) to the reasonable satisfaction of Landlord, and (ii) defend, indemnify, and hold harmless Landlord, its employees, agents, officers, members, partners, principals and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (a) the presence, disposal, release, or threatened release of such Hazardous Materials which are on, from, or affecting the soil, water, vegetation, buildings, personal property, persons, animals, or otherwise through or on account of Tenant or Related Parties; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials through or on account of Tenant or Related Parties; (c) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials through or on account of Tenant or Related Parties; and/or (d) any violation of laws, orders, regulations, requirements, or demands of government authorities, or any policies or requirements of Landlord, which are based upon or in any way related to such Hazardous Materials through or on account of Tenant or Related Parties, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses.  Tenant shall immediately notify Landlord in writing of any actual or threatened release of any Hazardous Materials on, in or about the Demised Premises, including notification to Landlord if Tenant receives any notice or requests for inspection or information from any Federal, State or local official or agency which pertains to Hazardous Materials.  Copies of all reports, notices, correspondence, and other documents received from or submitted to governmental authorities, and of all technical data, test results, expert opinions and other materials generated in connection with the contamination or other response or remedial activities, shall be provided to all parties to this lease.  In the event this lease is terminated, or Tenant is dispossessed, Tenant shall deliver the Demised Premises to Landlord free of any and all Hazardous Materials so that the conditions of the Demised Premises shall conform with all applicable Federal, State and Local laws, ordinances, rules or regulations affecting the Demised Premises.  In the event that Landlord has a good faith belief that there has been a release of Hazardous Materials for which Tenant is responsible hereunder, Landlord shall have the right to engage an environmental engineering or consulting firm to conduct an inspection of the Real Property and Demised Premises at Tenant’s sole cost and expense.  Tenant shall reimburse Landlord for the reasonable cost of any such inspection as well as the actual, out-of-pocket cost of any clean-up and testing performed pursuant thereto with respect to Hazardous Materials for which Tenant is responsible hereunder.  For purposes of this paragraph, “Hazardous Materials” includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other Federal, State or Local environmental law, ordinance, rule, or regulation. Tenant specifically acknowledges and agrees that it shall be and remain responsible for any Hazardous Materials existing at the Demised Premises as of the date hereof, as more particularly described in that certain environmental reports prepared by __________________, dated ___________.  [NOTE:  THIS SENTENCE SHALL BE DELETED IF INAPPLICABLE]. In no event shall Tenant be responsible or liable for Hazardous Materials introduced to the Demised Premises by Landlord, Landlord’s agents or contractors or any other tenants or occupants of any part of the Real Property (other than an assignee or subtenant of Tenant).  Notwithstanding anything to the contrary contained herein, Tenant may, in the normal and customary operation of its business, maintain and use in the Demised Premises certain commercially reasonable amounts of the chemicals and other substances set forth on Exhibit “C” of this lease, as same may be updated from time to time by Tenant (with any such updates being subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed), provided that (i) such materials and other substances are used and stored in compliance with all applicable laws, and (ii) the indemnification obligations of Tenant set forth in this Paragraph 57 shall apply with full force and effect thereto.  Tenant’s obligations under this Paragraph 57 shall survive the expiration or earlier termination of the term of this lease.

Exhibit H-1-25

58.           Default.

(a)           In addition to the rights and remedies set forth in Paragraphs 17 and 18 hereof, Landlord shall have the right to cancel this lease in the manner therein provided in the event that (i) Tenant shall have failed to pay any installment of Rent provided herein within five (5) business days after written notice and demand for payment thereof or (ii) shall have defaulted in payment of additional rent set forth herein for a period of five (5) business days after written notice and demand for payment of same, or (iii) Tenant has not, within three (3) days of notice from Landlord, commenced and diligently prosecuted the cure of a default, the continuation of which, is a threat to the safety or welfare of the Building occupants or public, or (iv) there is a default beyond the expiration of applicable notice and cure periods, under the 10,217 SF Lease and/or the Master Lease.

(b)           In any case in which the Rent or additional rent is not paid within ten (10) days of the day when same is due, Tenant shall pay a late charge equal to 5 cents ($0.05) for each dollar so due.  Tenant further agrees that the late charge imposed is fair and reasonable, complies with all laws, regulations and statutes, and constitutes an agreement between Landlord and Tenant as to the estimated compensation for costs and administrative expenses incurred by Landlord due to the late payment of rent by Tenant.  Tenant further agrees that the late charge assessed pursuant to this lease is not interest, and the late charge does not create a borrower/lender or borrower/creditor relationship between Landlord and Tenant.  The demand and collection of the aforesaid late charges shall in no way be deemed a waiver of any and all remedies that the Landlord may have under the terms of this lease by summary proceedings or otherwise in the event of a default in payment of rent or additional rent.

Exhibit H-1-26

(c)            In the event that Landlord shall bring any proceeding against Tenant for recovery of money damages, or for possession of the Demised Premises by reason of nonpayment of Rent or additional rent, and Landlord shall incur costs and expenses by reason thereof or by reason of such monetary default, such charges, including reasonable legal fees, shall be due and payable from Tenant as additional rent and shall become immediately due and payable upon the incurrence of same.  This provision shall expressly apply following the expiration or early termination of this lease where the Tenant, subtenant or assignee continues in possession of the Demised Premises.

(d)            [Intentionally Omitted].

(e)            At any time after this lease is terminated or the Term shall have expired and come to an end or Landlord shall have re-entered upon the Demised Premises, as the case may be, whether or not Landlord shall have collected any monthly deficiencies pursuant to Paragraph 18 of the preprinted portion of this lease, Landlord, at its sole discretion, shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, as and for liquidated and agreed final damages, a sum equal to the amount by which the Rent and additional rent reserved in this lease for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Demised Premises for the same period, both discounted to present worth at the rate of five (5%) per cent per annum.  If, before presentation of proof of such liquidated damages to any court, commission, or tribunal, the Demised Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Demised Term, or any part thereof, the amount of Rent and additional rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Demised Premises so relet during the term of the reletting.

(f)            Nothing contained in this lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of the Tenant.

(g)           The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

Exhibit H-1-27

59.           Insurance.

(a)           Tenant shall obtain and keep in full force and effect during the Term, at its own cost and expense, (i) Commercial General Liability Insurance, on an occurrence basis, such insurance to afford protection in an amount of not less than One Million ($1,000,000) Dollars coverage for bodily injury, death and property damage arising out of any one occurrence and Two Million ($2,000,000) Dollars in the aggregate (such limit to apply on a “per location basis”), protecting Tenant as the insured and Landlord and its construction affiliate and management company, as well as any other parties whose names have been provided by Landlord to Tenant from time to time, as additional insureds (in a blanket endorsement form reasonably satisfactory to Landlord in its reasonable discretion) against any and all claims for personal injury, death or property damage, such insurance to provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord or any other party named as an additional insured; Such insurance shall include coverage for a blanket contractual liability and shall also include Products/Completed Operations (ii) “All Risk” Property Insurance on Tenant’s property including improvements and betterments made by or on the behalf of Tenant, (and including, without limitation, Business Interruption coverage providing for the payment of all rent and additional rent payable under this lease for a period of twelve (12) months including “Extra Expense” and Equipment Breakdown Insurance) insuring Tenant’s property and equipment for full 100% replacement cost value thereof; (iii) Workers Compensation Coverage and Employers Liability Coverage as required by law; (iv) New York DBL Coverage, as required by law; (v) Business Automobile Coverage in an amount of not less than One Million ($1,000,000) Dollars combined single limit per accident for bodily injury or property damage (which policy form shall include coverage for “Any Auto” which includes autos owned, hired and non-owned); (vi) Umbrella Liability Coverage with limits of liability of not less than Five Million ($5,000,000) Dollars per occurrence and in the aggregate per location; and (vii) any other insurance required by law.   All deductibles shall be paid by Tenant and shall not exceed $50,000.00.  None of Tenant’s insurance policies may provide for a self-insured retention.  Landlord may require Tenant to increase the limits of the liability coverage described in (i) above, from time to time (but in no event prior to the sixth Lease Year), to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by landlords for similar space in buildings in the municipality in which the Building is located.

(b)           All insurance required to be carried by Tenant pursuant to the terms of this lease shall be written in form and substance reasonably satisfactory to Landlord by a good and solvent insurance company of recognized standing, admitted to do business in the State of New York, which shall be reasonably satisfactory to Landlord and shall be rated in Best’s Insurance Guide or any successor thereto as having a Best’s Rating of not less than “A” and a “Financial Size Category” of not less than “X”, or if such ratings are not then in effect, the generally accepted equivalent thereof or such other financial rating as Landlord may at any time consider reasonably appropriate.  Tenant shall procure, maintain and place such insurance and pay all premiums and charges therefor and upon failure to do so Landlord, after reasonable written notice to Tenant, may, but shall not be obligated to, procure, maintain and place such insurance or make such payments, and in such event the Tenant agrees to pay the amount thereof, plus interest at the maximum rate permitted by law, to Landlord on demand and said sum shall be in each instance collectible as additional rent on the first day of the month following the date of payment by Landlord.  Tenant shall cause to be included in all such insurance policies a provision to the effect that no material change in coverage shall be made thereto unless Landlord shall have received at least  thirty (30) days prior written notice thereof by certified mail, return receipt requested.  Appropriate certificates (on the forms currently designated “Acord Form 28” for property insurance and “Acord Form 25” for liability insurance, or their equivalent) shall be deposited with Landlord on or prior to the commencement of the Term hereof.  Within ten (10) days after Landlord’s written request, Tenant shall provide Landlord with certified copies of its applicable insurance policies; provided, however that Tenant may redact any confidential information contained therein prior to delivering such certified copies to Landlord.  Any renewals, replacements or endorsements thereto shall also be deposited with Landlord to the end that said insurance shall be in full force and effect during the Term.

Exhibit H-1-28

(c)           Tenant shall cause each insurance policy carried by it and insuring its fixtures and contents, or the betterments and improvements made by Tenant, against loss by fire and other hazards to be written in a manner so as to provide that the insurer waives all right of recovery by way of subrogation against Landlord in connection with any loss or damage covered by any such policy or policies.  Landlord shall not be liable to the Tenant for any loss or damage caused by fire or other hazards.

(d)           Landlord will cause each insurance policy carried by Landlord and insuring the Building and Demised Premises against loss by fire and other hazards to be written in such a manner so as to provide that the insurer waives all right of recovery by way of subrogation against Tenant in connection with any loss or damage covered by such policy or policies.  Tenant shall not be liable to Landlord for any loss or damage caused by fire or other hazard.

(e)           If Tenant shall at any time fail to maintain insurance as, and to the extent, required hereunder, Tenant hereby releases Landlord from all loss or damage which could have been covered by such insurance if Tenant had maintained such insurance, including the deductible and/or uninsured portion thereof.  In no event, however, shall the foregoing clause increase the liability Landlord may otherwise have under this lease for such loss or damage.  If Landlord shall at any time fail to maintain insurance as, and to the extent, required hereunder, Landlord hereby releases Tenant from all loss or damage which could have been covered by such insurance if Landlord had maintained such insurance, including the deductible and/or uninsured port thereof.  In no event, however, shall the foregoing clause increase the liability Tenant may otherwise have under this lease for such loss or damage

(f)           [Intentionally Omitted].

(g)           Throughout the term of this lease, Landlord shall maintain (i) commercial general liability insurance coverage on an occurrence basis, including contractual liability, insuring against Landlord’s liability arising out of bodily injury, death or property damage with respect to the Real Property,  the Building and any common areas in an amount of not less than One Million $1,000,000.00) Dollars and Two Million ($2,000,000.00) Dollars in the aggregate, and (ii) “all risk” property insurance coverage on the Real Property, the Building and Landlord’s equipment for the full 100% replacement cost value thereof.  Tenant shall reimburse Landlord, as additional rent (the “Insurance Cost”), for Tenant’s Proportionate Share of all premiums for insurance carried by Landlord on or with respect to the Building and the Real Property (including, without limitation, Landlord’s All-risk property insurance upon the Building and Real Property, as well as environmental, Commercial General Liability and Umbrella/Excess Liability); provided, however that the Insurance Cost shall in no event include costs for Landlord’s Auto Liability and workman’s compensation insurance.

60.           Broker.  Landlord and Tenant each represents to the other that this lease was not brought about by any broker and that all negotiations with respect to this lease were conducted exclusively between Landlord and Tenant.  Each party (the “Indemnifying Party”) agrees that if any claim is made for commissions by any broker claiming to have worked on behalf of the Indemnifying Party with respect to this lease, the Indemnifying Party will indemnify, defend and hold the other party free and harmless from any and all liabilities and expenses in connection therewith, including the other party’s reasonable attorney’s fees.  Notwithstanding anything to the contrary contained in this Paragraph 60, the parties each acknowledge their dealings with CB Richard Ellis, Inc. (“CBRE”) in connection with the sale-leaseback transaction of which this lease is a part, and Tenant represents that any and all commissions due CBRE in connection with the sale-leaseback are being paid by Tenant.

Exhibit H-1-29

61.           Conditions of Landlord’s Liability.   Landlord and Landlord’s agents and employees shall not be liable for, and Tenant waives all claims for, loss or damage to Tenant’s business or damage to person or property sustained by Tenant resulting from any accident or occurrence (unless caused by or resulting from the negligence or willful misconduct of Landlord, its agents, servants or employees other than accidents or occurrences against which Tenant is insured and except to the extent Tenant is contributorily negligent) in or upon the Demised Premises or the Building, including, but not limited to, claims for damage resulting from: (i) any equipment or appurtenances becoming out of repair; (ii) injury done or occasioned by wind; (iii) any defect in or failure of plumbing, heating or air conditioning equipment, electric wiring or installation thereof, gas, water, or steam pipes, stairs, porches, railings or walks; (iv) broken glass; (v) the backing up of any sewer pipe or downspout; (vi) the bursting, leaking or running of any tank, tub, washstand, water closet, waste pipe, drain or other pipe or tank in, upon or about the Building or the Demised Premises; (vii) the escape of steam or hot water; (viii) water, snow or ice being upon or coming through the roof, skylight, trapdoor, stairs, doorways, show windows, walks or any other place upon or near the Building or the Demised Premises or otherwise; (ix) the falling of any fixture, plaster, tile or stucco; and (x) any act, omission or negligence of other tenants, licensees or of any other persons or occupants of the Building or of adjoining or contiguous buildings or of owners of adjacent or contiguous property.  Whenever Tenant shall claim under this lease that Landlord has unreasonably withheld or delayed its consent to some request of Tenant for which Landlord is specifically obligated to be reasonable under this lease, Tenant shall have no claim for damages by reason of such alleged withholding or delay, and Tenant’s sole remedy thereof shall be a right to obtain specific performance or injunction but in no event with recovery of damages.

62.           Cafeteria.  The parties acknowledge that a food service is or shall be provided in the lower level of the Building.  The parties further acknowledge that, although the existing food service facility in the Building will be in place at the Commencement Date, shortly thereafter Landlord will be relocating the food service facility to the lower level of the Building (the “Food Service Relocation”).  Landlord estimates that the Food Service Relocation will take approximately six (6) weeks (which time period may be further extended as a result of delays in Landlord obtaining all required governmental and/or municipal inspections, approvals, authorizations or consents, including, without limitation, any required inspections by and authorizations from the Department of Health, although Landlord agrees to use reasonable diligent in obtaining same), during which period there will be no food service facility in the Building.  Notwithstanding the foregoing, Landlord agrees that during the Food Service Relocation, it will arrange for limited food service to be available at the Building (i.e., prepared foods, such as sandwiches and beverages sold by food service personnel, not served from a vending machine).  Once the Food Service Relocation is completed, Landlord agrees that the service provided in the food service facility shall be similar in quality to that which is offered in similar Class “A” office buildings. For so much of the Term as such food service is provided in the Building, Tenant shall be permitted to invite its principals and employees to use same for the purchase and consumption of food and beverages offered for sale.  Tenant shall pay or reimburse Landlord, on a monthly basis, for Tenant’s Proportionate Share of any subsidy provided by Landlord to the food service operator, but in no event shall Tenant’s Proportionate Share of the subsidy exceed $15,000.00 per annum.  Tenant shall also have the right to use the food service area from time to time and at any time after 3:00 p.m on weekdays for the hosting of business events or functions so long as (a) Tenant provides Landlord with reasonable prior notice of the date, time and nature of such events or functions, (b) Tenant reimburses Landlord, on demand, for any additional cost or expense actually incurred by Landlord in connection with such events or functions (e.g., security services, cleaning services, etc.), and (c) Tenant enters into such agreements for such use of the food service area as Landlord and the food service provider may reasonably request.

Exhibit H-1-30

The use of the food service shall be subject to the reasonable rules and regulations of Landlord and/or the operator of the food service now or hereafter imposed.  Notwithstanding anything to the contrary contained in this Paragraph, if the food service opens for business and subsequently closes, either temporarily or permanently, there shall be no abatement or diminution of Rent and Tenant shall in no event be relieved from any of its obligations under this lease, except that Tenant shall not be required to pay Tenant’s Proportionate Share of the food service subsidy for the period in which the food service is not operational.  Further, in the event there is no food service in the Building for thirty (30) or more consecutive days, Landlord shall provide Tenant with a revocable license to use the food service area so that Tenant can provide its own licensed and reputable food service operator for the purpose of providing food service in the lower level of the Building.

63.           Fitness Facility.  The parties acknowledge that a fitness facility is or shall be provided in the lower level of the Building, containing approximately 3,000 rentable square feet, in or about the location shown on Exhibit “D” annexed hereto and made a part hereof.  For so much of the Term as such fitness facility is provided in the Building, Tenant’s principals and employees may use same at a cost of $100 per year per member (which amount is subject to reasonable increases from time to time during the Term).  Landlord agrees to maintain the fitness facility in good condition and Landlord shall be responsible, at its sole cost and expense, for the maintenance, repair and replacement of the fitness facility and equipment located therein. The use of the fitness facility shall be subject to the reasonable rules and regulations of Landlord now or hereafter imposed.  Notwithstanding anything contained herein to the contrary, if the fitness facility closes, either temporarily or permanently, there shall be no abatement or diminution of Rent and Tenant shall in no event be relieved from any of its obligations under this lease.

64.           Miscellaneous.

(a)           This lease shall not be recorded.  No memorandum of this lease shall be recorded without the express written consent of Landlord.

(b)           The invalidity or unenforceability of any provision of this lease shall in no way affect the validity or enforceability of any of the other provisions contained in this lease. Landlord and Tenant understand, agree and acknowledge that this lease has been freely negotiated by both parties and that, in the event of any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this lease or any of its terms and conditions, there shall be no inference, presumption or conclusion drawn whatsoever against either party by virtue of that party having drafted this lease or any portion hereof.

Exhibit H-1-31

(c)           There are no oral agreements between the parties hereto affecting this lease and this lease supersedes and cancels any and all previous representations, negotiations, arrangements and understandings, if any, between the parties hereto with respect to the subject matter hereof, and shall not be used to interpret or construe this lease.

(d)           Wherever in this lease there is any conflict between the provisions of any of the preprinted portions of the lease and the non-preprinted portions of the lease (e.g. typewritten or handwritten changes to the pre-printed form and the provisions of this rider), the non-preprinted provisions shall be deemed to supersede the preprinted provisions.

(e)           Any references in the printed portions of this lease to the City of New York and the Administrative Code of the City of New York are deemed deleted, and where applicable the town in which the Demised Premises is located and other local governmental authorities and their ordinances shall be substituted in lieu thereof.

(f)           This lease may not be changed, modified or discharged, in whole or in part, orally, and no executory agreement shall be effective to change, modify or discharge, in whole or in part, this lease or any obligations under this lease, unless such agreement is set forth in a written instrument executed by the party against whom enforcement of the change, modification or discharge is sought.

(g)           The mailing or delivery of a lease by the Landlord to a possible Tenant, its agent or attorney, shall not be deemed an offer nor shall any obligation or liability be created on the part of Landlord until such time as a lease, duly executed by the Landlord, is delivered to such possible Tenant, its agent or attorney.

(h)           Tenant shall give notice to Landlord, promptly after Tenant learns thereof, of (i) any accident in or about the Demised Premises, (ii) all fires and other casualties within the Demised Premises, (iii) all damages to or defects in the Demised Premises, including the fixtures, equipment and appurtenances thereof for the repair of which Landlord might be responsible, and (iv) all damage to or defects in any parts or appurtenances of the Building’s sanitary, electrical, heating, ventilating, air conditioning, elevator and other systems located in or passing through the Demised Premises or any part thereof.

(i)           In the event Standard Microsystems Corporation is no longer the “Tenant” under this lease, Landlord hereby reserves the right, in its sole discretion, to require that such successor “Tenant” deposit a security deposit (in an amount to be determined by Landlord, in its reasonable discretion) and, in such event, Paragraph 32 of the preprinted portion of this lease shall be re-inserted into the Lease.  Additionally,  in the event that Landlord holds such security deposit in an interest bearing account, Landlord may retain a portion of the interest earned thereon equal to one (1%) per annum of such deposit as an administrative fee.

(j)           In the event Landlord is not an individual, Landlord represents that the officer or officers, partner or partners, member or members or manager or managers executing this lease have the requisite authority to do so.  In the event that Tenant is not an individual, Tenant represents that the officer or officers, partner or partners, member or members or manager or managers executing this lease have the requisite authority to do so.

Exhibit H-1-32

(k)           Tenant hereby acknowledges that Landlord makes no representations as to the compatibility of the Building systems with Tenant’s equipment.

(l)           Tenant shall indemnify, hold harmless and defend Landlord, its affiliates, managing agents, construction company, subsidiaries, directors, officers, employees and agents from and against any and all liabilities, claims, demands, damages, costs, expenses (including reasonable attorneys’ fees) suits, judgments whether actual or alleged, including such for bodily injury or wrongful death to any person (including tenant employees and invitees) and property damage to any property, arising out of or in connection with the operations or business of the Tenant at the demised premises or real property (including, without limitation, the installation, existence, maintenance, repair, replacement and removal of the Equipment); the acts or omissions of the Tenant, its sub-tenants, its employees, invitees, contractors or agents; or any breach of this lease or improper conduct. Upon notification by the Landlord of an indemnifiable event, Tenant at its own expense shall arrange for Landlord’s defense (at Landlord’s option) and confirm indemnification. Tenant will still be responsible to fulfill its obligations under this Article in the event Tenant or Tenant’s insurance company does not accept a tender of claim by the Landlord. These indemnification provisions are to continue after lease expiration and are not limited by the amount of available insurance in place.  Tenant agrees not to settle any claims pursuant to this indemnity without Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(m)           Landlord shall indemnify and save harmless Tenant, its affiliates, managing agents, directors, officers, employees and agents from and against all liability, claims, demands, damages, costs, expenses (including reasonable legal fees),  suits and judgments arising from any injury or death to persons or any damage to the property of third parties sustained in the common areas of the Building or which arise out of construction or work performed by Landlord or its construction affiliate in an about the Building and/or Demised Premises and will further indemnify and save harmless Tenant against and from all costs, expenses, and liabilities incurred in connection with any such claim or loss or action or proceeding brought thereon (including reasonable attorney fees and costs); and in case any action or proceeding be brought against Tenant by reason of any such claim or loss, Landlord, upon notice from Tenant, agrees that Landlord, at Landlord’s expense, will resist or defend such action or proceeding and will employ counsel therefor reasonably satisfactory to Tenant.  Landlord will still be responsible to fulfill its obligations under this Article in the event Landlord or Landlord’s insurance company does not accept a tender of claim by Tenant. These indemnification provisions are to continue after lease expiration and are not limited by the amount of available insurance in place.  Landlord agrees not to settle any claims pursuant to this indemnity without Tenant’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(n)           Except with respect to damages set forth in Paragraph 52(ii) and (iii) hereof, neither party shall be liable to the other for any lost profits, incidental, special, exemplary, punitive, indirect or other consequential damages.

Exhibit H-1-33

(o)           With respect to any dispute between Landlord and Tenant involving this lease which is resolved through legal proceedings, the non-prevailing party, if evident, shall bear all reasonable fees, costs and expenses of the subject legal proceeding, including, without limitation, the reasonable attorney=s fees and costs of the prevailing party.

(p)      Landlord hereby agrees to use commercially reasonable efforts to provide Tenant with approximately 1,000 rentable square feet of space in the Building for Tenant’s computer room upon the expiration of the Master Lease.

65.           Signage.  Except as set forth in this Paragraph 65, Tenant shall not place any signs on the Demised Premises, Building or Real Property. The signage currently located over the main entrance of the Building as of the date hereof shall be relocated to a mutually agreed upon prominent location on or about the Demised Premises.  In addition, with respect to the monument sign currently located at the Real Property, Tenant shall have the right, pursuant to the terms of all Tenant Leases, to use one-half of the monument sign, with the remaining one-half of such monument signage to be used by Landlord and other tenants at the Building.

66.           Subordination. So long as Tenant continues to lease and occupy at least twenty-five (25%) percent of the Building (taking into consideration premises leased pursuant to the Tenant Leases, collectively), Landlord shall obtain for the benefit of Tenant a Subordination, Attornment and Non-Disturbance Agreement (an “SNDA”) from Landlord’s future mortgagees on such mortgagee’s standard form.   Tenant shall be responsible for paying (or reimbursing Landlord, as additional rent) for any fees or costs imposed by a mortgagee or its counsel in connection with the issuance and/or negotiation of any SNDA.  Notwithstanding the foregoing, an SNDA shall not be required from the mortgagee existing as of the date of this lease.

67.           Tenant’s Exclusive.  So long as Tenant continues to lease and occupy at least fifty (50%) percent of the Building (taking into consideration premises leased pursuant to the Tenant Leases, collectively), Landlord covenants and agrees not to lease any space in the Building to a Competitor (as hereinafter defined) for a purpose in competition with Tenant’s primary business (i.e., the manufacturing, testing, storing or sale of semi-conductors). The term “Competitors” shall mean and refer to the following entities:  Alcor Micro Corp., ASIX Electronics Corp., Avnera Corporation, Broadcom Corporation, Cypress Semiconductor, Davicom Semiconductor Inc., Display Link, eNe, Genesys Logic, GMT, Inc., Integrated Technology Express, Inc., Marvell Technology Group Ltd., Micrel Semiconductor, Inc., Nuvoton (formerly Winbond Electronics Corporation), Realtek Semiconductor Corp., Renesas Technology, ST-Ericsson, Syncomm and Texas Instruments. Notwithstanding anything to the contrary contained in this Paragraph, nothing herein shall prevent Landlord from leasing any space in the building to any affiliate or subsidiary of a Competitor who intends on using such space solely for non-competitive purposes.

68.           Notices.  Supplementing Paragraph 28 of the pre-printed portion of this lease, all notices delivered to Tenant should be sent to the attention of Walter Siegel, Esq., with copies of all such notices delivered to Standard Microsystems Corporation, 80 Arkay Drive, Hauppauge, New York 11788, Attention: Peter Byrnes and to Moritt Hock & Hamroff, LLP, 400 Garden City Plaza, Garden City, New York 11530, Attention: Gary C. Hisiger, Esq.

Exhibit H-1-34

69.           Destruction, Fire and Other Casualty.   Supplementing the terms and conditions of Paragraph 9 of the pre-printed portion of this lease:

(a)           If the Demised Premises shall be totally damaged or rendered wholly unusable or wholly inaccessible by fire or other casualty and Landlord has not terminated this lease pursuant to Paragraph 9(d) hereof  and the estimated date of completion of such restoration work, as reasonably determined by Landlord’s architect, is more than twelve (12) months following the date of such damage or destruction, then Tenant shall have the right to terminate this lease by written notice delivered to Landlord within ten (10) days following receipt of such written determination by Landlord’s architect.  Furthermore, if the Demised Premises shall be totally damaged or rendered wholly unusable or wholly inaccessible by fire or other casualty and Landlord has not terminated this lease pursuant to Paragraph 9(d) hereof and Landlord has not completed the making of the required repairs and restored and rebuilt the Demised Premises and/or access thereto within twelve (12) months from the date of such damage or destruction (and such additional time not to exceed sixty (60) days after such date as shall equal the aggregate period Landlord may have been delayed in doing so by unavoidable delays or adjustment of insurance), then Tenant may serve notice on Landlord of its intention to terminate this lease, and, if, within thirty (30) days thereafter, Landlord shall not have completed the making of the required repairs and restored and rebuilt the Demised Premises and/or access thereto, this lease shall terminate on the expiration of such thirty (30) day period as if such termination date were the Expiration Date, and the Rent and additional rent shall be apportioned as of such date and any prepaid portion of Rent and additional rent for any period after such date shall be refunded by Landlord to Tenant.

(b)           In the event the Demised Premises are rendered wholly unusable or wholly inaccessible and neither Landlord nor Tenant have exercised their options to terminate this lease (as set forth herein), then, at the request of Tenant, Landlord shall use commercially reasonable efforts to locate and provide Tenant with substitute, habitable office space reasonably suitable for Tenant's business elsewhere in the Building or in another building owned by Landlord or its affiliates; such space to be of approximately the same size as the Demised Premises (the "Substitute Space").  If Tenant agrees to accept the Substitute Space, then Rent shall abate with respect to the Demised Premises from the date of such damage or destruction, Tenant shall accept the Substitute Space in its then "as is" condition; it being acknowledged by the parties that the occupancy of the Substitute Space by Tenant is intended to be temporary, lasting only as long as is necessary for Landlord to substantially complete restoration of the Demised Premises, and Tenant shall pay to Landlord the fair market rental value of the Substitute Space, on a monthly basis, in advance, throughout its occupancy thereof.  It is further agreed that, in the event Tenant accepts the Substitute Space, Tenant shall be deemed to have waived the termination right set forth in Paragraph 69(a) above.  Upon substantial completion of the restoration of the Demised Premises, Tenant shall surrender the Substitute Space to Landlord and re-occupy the Demised Premises.

Exhibit H-1-35

70.           Storage Area.  The parties acknowledge that a storage area shall be provided in the lower level of the Building, containing approximately 3,000 rentable square feet of space (the “Storage Space”) in a location to be determined by Landlord.  For so long as Tenant is utilizing the Storage Space, Tenant shall pay to Landlord, as additional rent in advance and in equal monthly installments, the amounts set forth below.  Tenant shall be entitled to use the Storage Space and shall have access to same twenty-four (24) hours per day, seven (7) days per week.  The parties acknowledge and agree that the Storage Space is and is intended to be the same “Storage Space” described in the 10,217 SF Lease and in no event shall Tenant be entitled, under the Tenant Leases, to more than 3,000 rentable square feet of storage space at the Building. The rent payable with respect to the Storage Space shall be as follows (on a gross basis):

Lease Year	Per Annum	Monthly Installments
1	$30,000.00	$2,500.00
2	$30,900.00	$2,575.00
3	$31,827.00	$2,652.25
4	$32,781.84	$2,731.82
5	$33,765.36	$2,813.78
6	$34,778.28	$2,898.19
7	$35,821.68	$2,985.14
8	$36,896.28	$3,074.69
9	$38,003.16	$3,166.93
10	$39,143.28	$3,261.94
11	$40,317.60	$3,359.80
12	$41,527.08	$3,460.59
13	$42,772.92	$3,564.41
14	$44,056.08	$3,671.34
15	$45,377.76	$3,781.49

Exhibit H-1-36

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this lease as of the day and year first above written.

Landlord:
By:
Name
Title

Tenant:
By:
Name
Title

Exhibit H-1-37

EXHIBIT A
RENTAL PLAN DATED AS OF _________ __, 2011

Exhibit H-1-38

Exhibit H-1-39

EXHIBIT A-1

LOCATION OF SECURITY BOOTH

Exhibit H-1-40

EXHIBIT B

FIXTURES EXISTING AT THE DEMISED PREMISES NOT REQUIRING REMOVAL/
RESTORATION AT THE EXPIRATION OF THE TERM

Fixtures Existing at the Demised Premises that Remain property of SMSC – 80 Arkay Dr.

In addition to the items listed below that are the property of SMSC, fixtures that are currently installed at 80 Arkay Dr. or will be in the future that will remain the property of SMSC at the termination of the lease are –
Electrical Conditioning Equipment utilized in our Test Operations to supply conditioned power to our test devices.
Reels to support compressed air and electrical feeds for Test Operations.

Property of SMSC –

Kitchen Appliances – Appliances used in Break Rms., Kitchens, Coffee Stations.
Refrigerators, microwave ovens, coffee makers.  This does not include specialty equipment purchased specifically for the operation of the Cafeteria.

Security Systems – Security access and surveillance systems consisting of electronic card readers, control panels, local server, card printer, CCTV cameras, recording equipment, cabinets, PCs, etc.

Fire Extinguishers – All portable fire extinguishers.

Supplementary Air Conditioning Systems -  Split type air conditioning units utilized to supplement main building units.

Telephone System – Telephone system consists of servers, switches, modular components, racks and cabinets, PCs, monitors, telephone instruments and cellular amplification systems.

Communications Cabling System – Copper and fiber optic cables, patch panels, racks, jacks, data switches, etc.

IT Equipment – Electronic data computing and switching equipment including wireless network broadcast equipment.

Audio Visual Equipment – Screens, projectors, speakers, microphones, consoles, modular components, cabinets, PCs, monitors that make up our audio visual presentation and conferencing systems.

Furniture and Furnishings – Free standing furniture including desks, tables, chairs, cabinets, lockers.  Modular furniture systems consisting of partition panels, work surfaces, shelves, cabinets, drawer modules, lighting and electrical components.

Storage Shelving and Rack Systems – Metal shelving and rack systems used for storage of equipment, materials, files, etc.

Exhibit H-1-41

EXHIBIT C

HAZARDOUS MATERIALS USED IN CONNECTION WITH TENANT’S BUSINESS

Table 3.1.1  -  80 ARKAY DRIVE

HAZARDOUS MATERIALS
USED BY QA FOR RELIABILTIY TEST AND FAlLURE ANALYSIS

MATERIAL	DOT Shipping Class	AKA	MAXIMUM QUANTITY
Acetone	3.2	ACETONE	8 Gals
Isopropyl Alcohol	3.2	IPA	8 gals
Fuming Nitric Acid	5.1	HN03	8 pts
Sulfuric Acid	8.1	H2S04	4 gals
Fuming Sulfuric Acid	8.1	Oleum	2 pts
Acetic acid	8.1	Acetic	8 gals
Liquid Nitrogen	2.2	LN2	2200 liters
Alpha Metals Flux	3.2	AM-100	8 gallons
Buehler "Varidur"	0.2		2 pints
Lead Free Solder	0.2	Pb free	50 lbs
Varidur Kit	0.2	Plastic Powder
Ultramount Liquid	3.3	Acrylic Activator
Hydrochloric Acid	8.1	HCl	1 pt
Hydrofluoric Acid	8.1	HF	1 pt
TetrabutylAmmonium Hydroxide	8.2		4 gals

USED BY PRODUCTION TEST TO MAINTAIN SOCKETS
(Gold replating- Brush Application)

MATERIAL	DOT Shipping Class	AKA	MAXIMUM QUANTITY
TECHNIC INC TAS#1	8.2		1gal
TECHNIC Inc "TSC-15101"	8.3		20 lbs
Technic Inc "Gelling Agent"	0.2		1 qt
Acid Nickel Brush Plating	6.1		2 gals
Technic Strip II	6.1		2 gal
Technic "Orobrush 999No Gel"	6.1		2qt
Isopropyl Alcohol	3.2		2 pints
Speedball Cleaner			4 gals

Exhibit H-1-42

Tier 2 Online Submission  Report
Reporting period:From January 1, 2010 to December 31,2010

Facility Name	SMSC	Facility ID	1633388

Department Name	Corp Facilities	Facility Email

Physical Address	80 Arkay Drive , Hauppauge, Suffolk county , NY - 11788 , USA	Latitude I Longitude	40.8130941-73.252969

Mail Address	80 Arkay Drive , Hauppauge , NY - 11788	Method of Determination	A1 -Address Matching (House Number)

NAICS	541710-	Location Description	CE - Center of Facility

Dun & Bradstreet	054988506 - Semiconductor Manufacturer

Contact Information	Name	Phone	Email	Mail address
Emergency Contact	Ed Montvidas	631-4344654 (24-hour)	ed.montvidas@smsc.com	80 Arkay Drive, Hauppauge, COUNTY, NY -11788, USA

Owner / Operator	Don Sundin	6314344649 (Work)	don.sundin@smsc.com	80 Arkay Drive, Hauppauge, Suffolk COUNTY, NY -11788, USAA

Submitter	Ed Montvidas	631-4344654 (24-hour)	ed.montvidas@smsc.com	80 Arkay Drive, Hauppauge, COUNTY, NY -11788, USA

Chemical Inventory Information

Chemical Description	Physical & Health Hazards	Inventory	Mixture components	Storage locations and codes (Non- Confidential)
CAS 64742650 Trade Secret ☐ Chern. Name Diesel Fuel Pure ☒ Mixture ☐ Solid ☐ Liquid ☒ Gas ☐ EHS☐ State Specific Information No State specific information	Fire ☒ Pressure☐ Reactive ☐ Acute ☐ Chronic ☐	99999.0 Max. Daily Amount 24000.0 Avg. Daily Amount 365 No. of Days On-site		1) North West Side of Building: Type R, Pressure 1, Temperature 4
CAS 7727379 Trade Secret ☐ Chern. Name Nitrogen Pure ☒ Mixture ☐ Solid ☐ Liquid ☒ Gas ☒ EHS ☐ State Specific Information No State specific information	Fire ☐ Pressure ☒ Reactive ☐ Acute ☐ Chronic ☐	3750.0 Max. Daily Amount 2000.0 Avg. Daily Amount 365 No. of Days On-site		1) North Driveway - By Loading Dock: Type A, Pressure 2, Temperature 7

Exhibit H-1-43

Tier 2 Online Submission  Report
Reporting period:From January 1, 2010 to December 31,2010

Chemical Description	Physical & Health Hazards	Inventory	Mixture components	Storage locations and codes (Non- Confidential)
CAS 7664939 Trade Secret ☐ Chern. Name Sulfuric Acid Pure ☒ Mixture ☒ Solid ☐ Liquid x Gas ☐ EHS ☒ State Specific Information No State specific information	Fire ☐ Pressure ☐ Reactive ☒ Acute ☒ Chronic ☒	999.0 Max. Daily Amount 600.0 Avg. Daily Amount 365 No. of Days On-site
1) UPS _Basement: Type R, Pressure 1,Temperature 4.
2) UPS _Boiler Room Existing Bldg: Type R, Pressure 1, Temperature 4.
3) Loading Dock - Pallet Jacks: Type R, Pressure 1, Temperature 4.
4) QA-Failure Analysis Lab: Type R, Pressure 1, Temperature 4.

State Specific Information
No State specific information

Additional Information
☐ I have attached a document. ☐ I have attached two or more documents.

Certification
I certify under penalty of law that I have personally examined and am familiar with the information submitted in pages_  through_ , and that based on my inquiry of those individuals responsible for obtaining the information, I believe that the submitted information is true, accurate and complete.

Name and official title of owner/operator OR owner/operator's authorized representative	Signature	Date signed

Exhibit H-1-44

EXHIBIT D

LOCATION OF THE FITNESS FACILITY

Exhibit H-1-45

EXHIBIT H-2

10,217 Square Foot Lease

EXHIBIT A  RENTAL PLAN DATED AS OF _________ __, 2011  Agreement of Lease, made as of this     day of      in the year         , between  party of the first part, hereinafter referred to as OWNER, and STANDARD MICROSYSTEMS CORPORATION party of the second part, hereinafter referred to as TENANT  Witnesseth: Owner hereby lease to Tenant and Tenant hereby hires from Owner  in the building known as  for the term of *  (or until such term shall sooner cease and expire as hereinafter provided) to commence on * , and to end on * , and  both dates inclusive , at the annual rental rate of *  *As of forth in the rider annexed hereto  which Tenant agrees to pay in lawful money of the United States which shall be legal tender in payment of all debts and dues. public and private, at the time of payment, in equal monthly installments in advance  on first day of each month during said term, at the office of Owner or such other place as Owner may designate, without setoff or deduction whatsoever, except that Tenant shall pay the first                        monthly installment(s) on the execution hereof (unless this lease be a renewal).  In the event that, at the commencement of the term of this lease, or thereafter, Tenant shall be in default in the payment of rent to Owner pursuant to the terms of another lease with Owner or with Owner’s predecessor in interest, Owner may at Owner’s option and without notice to Tenant add the amount of such arrears to any monthly installment of rent payable hereunder and same shall be payable to Owner as additional rent.  The parties hereto, for themselves, their heirs, distributes, executors, administrator, legal representative, successors and assigns, hereby covenant as follows:  Rent:                                1. Tenant shall pay the rent as above and as hereinafter provided. Occupancy:                    2. Tenant shall use and occupy the demised premises for office, warehouse, manufacturing and laboratory use and for any other ancillary use related to Tenant’s business then operating at the Premises provided such use is in accordance with the certificate of occupancy for the building, if any, and for no other purpose.  Alterations : 3. Tenant shall, at its expense, before making any alterations, additions, installations or improvements, obtain, and Owner shall cooperate with Tenant, at no cost or expense to Owner, and execute such forms as Tenant may reasonably request to enable Tenant to obtain, all permits, approvals and certificates require by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof, and shall deliver promptly duplicate of all such permits, approvals and certificates to Owner. Tenant agrees to carry, and will cause Tenant’s contractors and sub-contractors to carry, such worker’s compensation, commercial general liability, personal and property damage insurance as Owner may reasonably require. If any mechanic’s lein is filed against the demised premises, or the building of which the same forms as a part, for work claimed premise, or the building of which the same  forms a part, for work claimed to have been done for, or material furnished to, Tenant, whether or not done to have been done for, or material furnished to, Tenant, whether or not done pursuant to this article, the same shall be discharge by Tenant within thirty (30) days, after Tenant has knowledge thereof, at Tenant expense, by payment or filing a bond as permitted by law. All fixtures and all paneling, partitions, railings, and like installations, installed in the demised premises at any time, either by Tenant or by Owner on Tenant’s behalf , shall, upon installation, become the property of owner and shall remain upon and be surrender with the demised premises unless Owner, by notice to Tenant given in accordance with 45 of this lease, elects to relinquish Owner’s right thereto and to have them removed by Tenant, in which event the same shall be removed from the demised premises by Tenant prior to the expiration of the lease, at Tenant’s expense. Nothing in this article shall be construed to give Owner title to, or to prevent Tenant’s removal of, trade fixtures, movable office furniture and equipment, but upon removal of same from demised premises, or upon removal of other installations as may be required by Owner. Tenant shall immediately, at its expense repair and restore the demised premises to the condition existing prior to any such installations, and repair any damaged to the demised premises or the building due to such removal. All property permitted or required to be removed by Tenant at the end of the term remaining in the demised premises after Tenant’s removal shall be deemed abandoned and may, at the election of Owner, either be retained as Owner’s property or removed from the demised premises by Owner, at Tenant’s expense.  Repairs: 4. Owner shall maintain and repair the exterior of and the public portions of the building. Tenant shall, throughout the term of this lease, take good care of the demised premises including the bathrooms and lavatory facilities contained therein, if any, the windows and windows frames, and the fixture and appurtenances therein, and at Tenant’s soul cause and expense promptly make all repairs thereto and to the building whether structural or non-structural in nature, caused by, or resulting from, the carelessness, omission, neglect or improper conduct of Tenant. Tenant’s servants, employees, invitees, or licensees and whether or not arising from Tenant’s conduct or omission, when require by other provision of this lease including article 6. Tenant shall also repair all damage to the building and the demised premises caused by the moving of Tenant’s fixture, furniture or equipment. All the aforesaid repairs shall be of quality or class equal to the original work or construction. If Tenant fails after thirty (30) days notice, to proceed with due diligence to make repairs required to be made by Tenant, the same may be made by Owner at the expense of Tenant,  and  the expenses thereof incurred by Owner shall be collectible, as additional rent, after rendition of a bill or statement therefore. If the demised premises be or become infested with vermin, Tenant shall, at its expense, cause the same to be exterminated. Tenant shall give Owner prompt notice of any defective condition in any plumbing, heating system or electrical lines located in the demised premises and following such notice. Owner shall remedy the condition with due diligence, but at the expense of Tenant, if repairs are necessitated by damaged or injury attributable to Tenant, Tenant’s servants, agents, employees, invitees or licensees as aforesaid. Except as specifically provided in article 9 or elsewhere in this lease, they shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner. Tenant or others making or failing to make any repairs, alterations, additions or improvements in or to any portion of the building or the demised premises, or in and to the fixtures, appurtenances or equipment thereof. In exercising the rights set forth herein, Owner will use commercially reasonable efforts to minimize interference or disruption to Tenant’s business and except in an emergency, Owner will provide Tenant with prior notice of any such repairs, alterations,  additions or improvements. It is specifically agreed that Tenant shall not be entitled to any setoff  or reduction of rent by reason of any failure of Owner to comply with the covenants of this or any other article of this lease. Tenant agrees that Tenant’s sole remedy at law in such instance with be by way an action for damages for breach of contract. The provisions of this Article 4 with respect to the making of repairs shall not apply in the case of fire or other causality with regard to which Article 9 hereof shall apply.  Window Cleaning: 5. Tenant will not clean nor require, permit, suffer or allow any window in the demised premises to be cleaned from the outside in violation of Section 202 of the New York State Labor Law or may other applicable law, or of the Rules of the Board of Standards and Appeals, or of any other Board or body having or asserting jurisdiction.  Requirements of Law,Fire Insurance,Floor Loads: 6. Prior to the commencement of the lease term, if Tenant is then in possession, at all times thereafter, Tenant shall at Tenant’s sole cost and expense, promptly comply with all present and future laws, orders and regulations of all state, federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of the New York Board of Fire Underwriters. Insurance Services Office, or any similar body which shall impose any violation, order or duty upon Owner or Tenant with respect to the demised premises, arising out of Tenant’s particular use or manner of use thereof, or, with respect to the building, if arising out of Tenant’s particular use or manner of use of the demised premises of the building ( including the use permitted under the lease). Except as provided in Article 30 hereof, nothing herein shall require Tenant to make structural repairs or alterations unless Tenant has,  by its manner of use of the demised premises or method of operation therein, violated any such laws, ordinances, orders, rules, regulations or requirements with respect there to. Tenant shall not do or permit any act or thing to be done in or to the demised premises which is contrary to law, or which will invalidate or be in conflict with public liability, fire or other policies of insurance at any time carried by or for the benefit of Owner, or we shall or might subject Owner to any liability or responsibility to any person, or for property damage.  Owner acknowledges that the mere use of the demised premises for purposes permitted under Section 51 of the Rider will not violate or conflict with any of Owner’s insurance policies for the Building. Tenant shall not keep anything in the demised premises except as now or hereafter permitted by the Fire. Department, Board of Fire Underwriters, Fire Insurance Rating Organization and other authority having jurisdiction, and then only in such manner and such quantity so as not to increase the rate for five insurance applicable to the building, nor use the demised premises in a manner which will increase the insurance rate for the building or any property located therein over that in effect prior to commencement of Tenant’s occupancy. If by reason of failure to comply with the foregoing the fire insurance rate shall, at the beginning of this lease or at any time thereafter, be higher than it otherwise would be, then Tenant shall reimburse Owner, as additional rent hereunder, for that portion of all fire insurance premiums thereafter paid by Owner which shall have been charged because of such failure by Tenant. In any action or proceedings wherein Owner and Tenant are parties, a schedule or “make-up” or rate for the building or demised premises issued by a body making fire insurance rates applicable to said premises shall be presumptive evidence of the facts therein stated and of the several items charges in the fire insurance rates then applicable to said premises. Tenant shall not place a load upon any floor of the demised premises exceeding the floor load per square foot area which it was designed to carry and which is allowed by law. Owner reserves the right to prescribe the weight and position of all safes, business machines and mechanical equipment. Such installations shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient, in Owner’s judgment, to absorb and prevent vibration, noise and annoyance.

Exhibit H-2-1

Subordination: 7. This lease is subject and subordinate to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases or the real property of which the demised premises or a part, and to all renewals, modifications, consolidations, replacements and extensions of any such underlying leases and mortgages. This clause shall be self-operative and no further instrument or subordination shall be required by any ground or underlying lessor or by any mortgagee, affecting any lease or the real property of which the demised premises are a part. In confirmation of such subordination, Tenant shall from time to time execute promptly any certificate that Owner may request. Tenant’s Liability Insurance Property Loss, Damage, Indemnity: 8. Owner or its agents shall not be liable for any damage to property of Tenant or of others entrusted to employees of the building, not for loss of, or damage to, any property of Tenant by theft or otherwise, not for any injury or damage to persons or property resulting from any cause of whatsoever nature, unless caused by, or due to, the negligence or wilful misconduct of Owner, its agents, servants or employees; Owner or its agent shall not be liable for any damage caused by other tenant or persons in, upon or about said building or caused by operations in connection of any private, public or quasi public work unless caused by or due to the negligence or wilful misconduct of Owner, its agents, servants or employees. If at any time any windows of the demised premises are temporarily closed, darkened or bricked up (or permanently closed, darkened or bricked up, if required by law) for any reason whatsoever including, but not limited to, Owner’s own acts, Owner shall not be liable for any damage Tenant may sustain there by, and tenant shall not be entitle to any compensation therefore nor abatement or diminution of rent, nor shall the same release Tenant from its obligations hereunder nor constitute an eviction. Destruction, Fire, and Other Casualty: 9. (a) If the demised premisesor any part there of shall be damaged by fire or other casualty, Tenant shall promptly upon notice thereof, give notice thereof to Owner and this lease shall continue in full force and effect except as hereinafter set forth. (b) If the demised premises are partially damaged are rendered partially unusable or materially inaccessible by fire or other casualty, the damages thereto shall be repaired by, and at the expense of, Owner, and the rent and other items of additional rent, until such repair shall be substantially completed shall be apportioned from the day of the casualty according to the part of the demised premises which is usable. (c) If the demised premises are totally damaged or rendered wholly unusable or wholly inaccessible by fire or other casualty, (it being acknowledged and agreed that “totally “ and “wholly” shall mean damaged to 75% or more of the useable area of the demised premises) then the rent and other items of additional rent as hereinafter expressly provided shall be proportionately paid up to the time the casualty and thenceforth shall cease until the date when demised premises shall have been repaired and restored by Owner (or sooner reoccupied in part by Tenant then rent shall be apportioned as provided in subsection (b) above), subject to Owner’s right to elect not to restore the same as hereinafter provided. (d) If the demised premises are rendered wholly unusable or wholly inaccessible or (whether or not the demised premises are damaged in whole or in part) if the building shall be so damaged that Owner shall decide to demolish it or to not rebuilt it, then, in any of such events, Owner may elect to terminate this lease by written notice to Tenant, given within sixty(60) days after such fire or casualty, or thirty(30) days after adjustment of the insurance claim for such fire or casualty, whichever is sooner, specifying a date for the expiration of the lease, which shall date more than thirty(30) days after the giving of notice, and upon the date specified in such notice the term of this notice shall expire as fully and completely as if such date were the date set forth above for the termination of this lease, and Tenant shall forthwith quit, surrender and vacate the demised premises without prejudice however, to Owner’s rights and remedies against Tenant under the lease provisions in effect prior to such termination and any rent owing shall be paid up to such date, and any payments of rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant. Unless Owner shall serve a termination notice as provided for herein. Owner shall make the repairs and restorations under the conditions of (b) and (c) hereof, with all reasonable expedition, subject to delays due to adjustment of insurance claims, labor troubles and causes beyond Owner’s control. After any such casualty, Tenant shall cooperate with Owner’s restoration by removing from the demised premises as promptly as reasonably possible. all of Tenant’s salvageable inventory and movable equipment, furniture, and other property. Tenant’s liability for rent shall resume five (5) business days after written notice from Owner that the demised premises are substantially ready for Tenant’s occupancy. (e) Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or other casualty. Notwithstanding anything contained to the contrary in subdivisions (a) through (e) hereof, including Owner’s obligation to restore under subparagraph (b) above, each party shall look first to any insurances in its favor before making any claim against other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible, and to the extent permitted by law, Owner and Tenant each here by releases and waives all right of recovery with respect to subparagraphs (b), (d) and (e) above, against the other or any one claiming through or under each of them by way of subrogation or otherwise, The release and waiver herein referred to shall deemed to include any loss or damage to the demised premises and /or to any personal property, equipment, trade fixtures, goods and merchandise located therein. Both Owner and Tenant shall obtain property insurance policies that contain a clause providing that such a release or waiver shall not invalidate the insurance. If, and to the extent, that such waiver can be obtained only by the payment of additional premiums, then the party benefitting from the waiver shall pay such premium within ten(10) days after written demand or shall be deemed to have agreed that the party obtaining the insurance coverage shall be free of any further obligation under the provisions hereof with respect to waiver subrogation. Tenant acknowledges that Owner will not carry insurance on Tenant’s furniture and/or furnishings or any fixtures or equipment, improvements, or appurtenances removable by Tenant, and agrees that Owner will not be obligated to repair any damage thereto or replace the same (f) Tenant here by waives the provisions of section 227 of the real property law and agrees that the provisions of this article shall govern and control in lieu thereof. Eminent Domain: 10. If the whole or any material part of the demised premises shall be acquired or condemned by Eminent Domain for any public or quasi public use or purpose, then and in that event, the term of this lease shall cease and terminate from the date of title vesting in such proceeding and Tenant shall have no claim for the value of any unexpired term of said lease. Tenant shall have the right to make an independent claim to the condemning authority for the value of Tenant’s moving expenses and personal property, trade fixtures and equipment, provided Tenant is entitle pursuant to the terms of the lease to remove such property, trade fixtures and equipment at the end of term, and provided for the such claim does not reduce Owner’s award. All rent and additional rent shall be pro-rated and adjusted to the date of the vesting of title Assignment, Mortgage, Etc.: 11.Tenant for itself, its heirs, Distributees, executors, administrators, legal representatives, successors and assigns, expressly convenants that it shall not assign, mortgage, or encumber this agreement, nor underlet, or suffer or permit the demised premises or any part thereof to be used by others, without the prior written consent of Owner in each instance. Which consent shall not be unreasonably withheld, conditioned or delayed. If this lease be assigned, or if demised premises or any part thereof be underlet or occupied by anybody other than Tenant, Owner may, after default by Tenant, collect rent from the assignee, under tenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, underletting, occupancy or collections shall be deemed a waiver of the convenant, or the acceptance of the assignee, undertenant or occupant as tenant or a release of tenant from the for the performance by Tenant of convenants on the part of Tenant herein contained. The consent by Owner to assignment or underletting shall not in any way be constructed to relive Tenant from obtaining the express consent in writing of Owner to any further assignment or underletting. Electric Current: 12. Tenant convenants and agrees that at all times its use of electric current shall not exceed the capacity of existing feeders to the building or the risers or the wiring installation and Tenant may not use arry electrical equipment which, in Owner’s opinion, reasonably exercised, will overload such installations or interfere with the use thereof by other Tenant’s of the building. The change at any time of the character of electric service shall in no way make Owner liable or responsible to Tenant, for any loss, damages or expenses which Tenant may sustain. Access to Premises: 13. Owner or Owner’s agents shall have the right(but shall not be obligated) to enter the demised premises in any emergency at any time, and at other reasonable time, upon reasonable prior notice to examine the same to make such repairs, replacements and improvements as Owner may deem necessary and reasonably desirable to any portion of the building, or which Owner may elect to perform in the demised premises after Tenant’s failure to make repairs, after reasonable notice of the need to make same or perform any work which Tenant is obligated to perform under this lease, after reasonable notice of the need to make same or for the purpose of complying with laws, regulations and other directions of governmental authorities. Tenants shall permit Owner to use maintain and replace pipes, ducts, and conduits in and through the demised premises, and to erect new pipes, ducts and conduits therein provided such pipes and conduits do not materially and adversely reduce the useable area of the demised premises, wherever possible that they are within walls or otherwise concealed Owner may during the progress of any work in the demised premises, take all necessary materials and equipment into said premises without the same constituting an eviction, nor shall Tenant be entitled to any abatement of rent while such work is in progress, nor to any damages by reason of loss or interruption of business or otherwise. Owner shall use commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in connection wiht Owner’s exercise of the rights set forth herein. It through out the term hereof Owner shall have the right to enter the demised premises at reasonable hours upon reasonable prior notice for the purpose of showing the same to prospective purchasers or mortgagees of the building, and during the last twelve(12) months of the term for the purpose of showing the same to prospective tenant, and may, during said twelve(12) months period, place upon the demised premises the usual notices “To Let” and “For Sale” which notices Tenant shall permit to remain there on without mole station. If Tenant is present to open and permit and entry into the demised premises, Owner or Owner’s agents may enter the same when ever such entry may be necessary or permissible by master key or forcibly, and provided reasonable care is exercised to safeguard Tenant’s property, such entry shall not render Owner or its agents liable therefore, nor in any event shall the obligation of tenant here under be affected. Rider to be added if necessary

Exhibit H-2-2

Occupancy: 15. Tenant will not at any time use or occupy the demised premises in violation of the certificate of  occupancy issued for the building of which the demised premises are a part Tenant has inspected the demised premises and accepts them as is, subject to the riders annexed hereto with respect to owner’s work, if any. In any event, owner makes no representation as to the condition of the demised premises and Tenant agree’s to accept the same subject to violation, whether or not of record. If any governamental license or permit shall be required for the proper and lawful conduct of Tenant’s business, Tenant shall be responsible for, and shall procure and maintain, such license or permit. Bankruptcy: 16.  (a) Anything elsewhere in this lease to the contrary notwithstanding, this lease may be cancelled by owner by sending, of a return notice to Tenant with in a responsible time after the happening of any one or more of the following events: (1) the commencement of a case in bankruptcy or under the laws of any state naming Tenant (or a guarantor of any Tenant’s obligations under this lease) as a debtor, which, if involuntary, is not dismissed with in ninety (90) days after filing, or (2) the naming by Tenant (or a guarantor of any Tenant’s obligation under this lease) of an assignment or any other assignment for the benefit of creditors under any state statute. Neither Tenant nor any person claiming through or under Tenant, or by reason of any statute or order of court, shall thereafter be entitled to possession of the premises demised, but shall forthwith quit and surrender the demised premises. If this lease shall be assigned in accordance with its terms, the provisions of this Articles 16 shall be applicable only to the party than owning  Tenant’s interest in this lease. (b)It is stipulated and agreed that in the event of the termination of this lease pursuant to (a) hereof, Owner shall forthwith, notwithstanding any other provisions of this lease to the contrary, the entitled to recover from Tenant, as and for liquidated damages, an amount equal to the difference between the rental reserved hereunder for the unexpired portion of the term demised and the fair and responsible rental value of the demised premises for the same period. In the computation of such damages the difference between any installment of rent becoming due hereunder after the date of termination and the fair and reasonable rental value of the demised premises for the period for which such installment was payable shall be discounted to the date of termination at the rate of four percent (4%) per annum. If the demised premises or any part thereof be relet by Owner for the unexpired term of said lease, or any part thereof before representation of proof of such liquidated damages to any court commission or tribunal, the amount of rent reserved upon such reletting shall be deemed to be the fair and reasonable rental value for the part or the whole of the demised premises re-let during the term of the re-letting. Nothing herein contained shall limit or prejudice the right of the Owner to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be prove, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above. Default: 17. (1) If Tenant defaults in fulfilling any of the covenants of this lease other than the covenants  for the payment of rent or additional rent, or if be demised premises becomes vacant or deserted, or if this lease be rejected under $365 of title 11 of the U.S. code (Bankruptcy Code); or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the demised premises shall be taken or occupied by someone other than Tenant; or if Tenant shall be in default with respect to any other lease between Owner and Tenant; of which fact Owner shall be the soul judge; then in any one or more of such events, upon Owner serving a return thirty (30) days notice upon Tenant specifying the nature of said default, and upon the expiration of said thirty (30) days, if tenant shall have failed to comply with or remedy such default, or if the said default or omission complained shall be of a nature that the same cannot be completely cured or remedied within said thirty (30) day period, and if Tenant shall not have diligently commenced during such default with in such thirty (30) day period, and shall not thereafter with reasonable diligence  and in good faith, proceeds to remedy or cure such default, then Owner may serve a written five (5) days notice of cancellation of this lease upon Tenant, and upon the expiration of said five (5) days this lease and the term thereunder shall end and expire as fully and completely as if the expiration of such five (5) day period were the day here in definitely fixed for the end and expiration of this lease and the term thereof, and Tenant shall then quit and surrender the demised premises to Owner, but Tenant shall remain liable as hereinafter provided. (2) If the notice provided for in (1) hereof shall have been given, and the term shall expire as aforesaid; or if Tenant shall be in default in the payment of the rent revised herein or any item of additional rent herein mentioned, and such default is not cured within five (5) business days after written notice from Owner to Tenant or any part of either, or in making any other payment herein required then, and in any of such events, Owner may without additional notice, re-enter the demised premises either by force or otherwise, and dispossess Tenant by summary proceedings or otherwise, and the legal representative of Tenant or other occupant of  the demised premises and remove their effects and hold the demised premises as if this lease had not been made, and Tenant hereby waives the service of notice of intention re-enter or to institute legal proceedings to that end. If Tenant shall make default hereunder prior to the date fixed as the commencent of any renewal or extension of this lease, Owner may cancel and terminate such renewal or extension agreement by written notice. Remedies of Owner and waiver of Redemption: 18. In case of any such default, re-entry, expiration and/or dispossess by summary proceedings or otherwise, (a) the rent, and additional rent, shall become due thereupon and be paid up to the time of such re-entry,dispossess and/or expiration, (b) Owner may re-let the demised premises or any part or parts thereof, either in the name of Owner or otherwise, for a term or terms which may at Owner’s option be less than or exceed the period which would otherwise have constituted the balance of the term of this lease, and may grant concessions or free rent or charge a hire rental than that in this lease.(c) Tenant or the legal representatives of Tenant shall also pay to Owner as liquidated damages for the failure of Tenant to observe and perform said Tenant’s covenants herein contained any deficiency between the rent hereby reserved and or covenanted to the paid and the net amount, if any, of the rents collected on account of the subsequent lease or leases of the demised premises for such month of the period which would otherwise have constituted the balance of the term of this lease. The failure of Owner to re-let the demised premises or any part or parts thereof shall not release or affect Tenant liability for damages. In computing such liquidated damages there shall be added to the said deficiency such reasonable expenses as Owner may incur in connection with re-letting, such as legal expenses, reasonable attorneys fees, brokerage, advertising, and for keeping the demised premises in good order or for preparing the same for re-letting. Any such liquidated damages shall be paid in monthly installments by Tenant on the rent day specified in this lease, and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Owner to collect the deficiency for any subsequent month by a similar proceeding. Owner, in putting the demised premises in good order or preparing the same for re-rental may, at Owner’s option, make such alterations, repairs, replacements, and/or decorations in the demised premises as Owner, in Owner’s sole judgment, considers advisable and necessary for the purpose of re-letting the demised premises, and the making of such alterations, repairs, replacements and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Owner shall in no event be liable in any way whatsoever for failure to re-let the demised premises, or in the event that the demised premises re-let, for failure to collect the rent thereof under such re-letting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rents collected over the sums payable by Tenant to Owner hereunder. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Owner shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this lease of any particular remedy, shall not preclude Owner from any other remedy, in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws. Fees and Expenses: 19. If Tenant default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed under, or by virtue of, any of the terms or provisions in any article of this lease, after notice if required, and upon expiration of the applicable grace period, if any, (except in an emergency), then, unless otherwise provided elsewhere in this lease, Owner may immediately, or at any time thereafter, and without additional notice perform the obligation of Tenant there under. If Owner, in connection with the foregoing, or in connection with any default by Tenant in the covenant to pay rent hereunder, makes any expenditures or incures any obligations for the payment of money, including but not limited to reasonable attorneys’ fees, in instituting, prosecuting or defending any action or proceeding, and prevails in any such action or proceeding, then Tenant will reimburse Owner for such sums so paid or obligations incurred with interest and costs. The foregoing reasonable expenses incurred by reason of Tenant’s default shall be deemed to be additional rent hereunder and shall be paid by Tenant to Owner with in thirty (30) days of rendition of any bill or statement to Tenant therefore. If Tenant’s lease term shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Owner as damages. Building Alternations And Management: 20. Owner shall have the right, at any time, without the same constituting an eviction and without incurring liability to Tenant therefore, to change the arrangement and or location of public entrances, Passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the building, and to change the name, number or designation by which the building may be known, provided such change does not decrease or increase the rentable square feet of the demised premises. There shall be no allowance to Tenant for diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner or other Tenant making any repairs in the building or any such alterations, additions and improvements. Furthermore more, Tenant shall not have any claim against Owner by reason of Owner’s imposition of any controls of the manner of access to the building by Tenant’s social or business Visitors, as Owner may deem necessary, for the security of the building and its occupants. No Repre-Sentations by Owner: 21. Neither Owner nor Owner’s agent have made any representations or promises with respect to the physical condition of the building, the land upon which it is erected, the demised premises, the rents, leases, expenses of operation, or any other matter or thing affecting or related to the demised premises or the building, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this lease. Tenant has inspected the building and the demised premises and is thoroughly acquainted with their condition and agrees to take the same “as-is” on the date possession is tendered, and acknowledges that the taking of possession of the demised premises by Tenant shall be conclusive evidence that the said premises, and the building of which the same form a part, were in good and satisfactory condition at the time such possession was so taken, except as to latent defects. All understandings and agreements heretofore made between the parties here to are merged in this contract, which alone fully and completely expresses the agreement between Owner and Tenant, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

Exhibit H-2-3

End ofTerm: 22. Upon the expiration or other termination of the term of this lease. Tenant shall quit and surrender to Owner the demised premises, “broom-clean”. in, good order and condition, ordinary wear, damage by fire or other casualty damage by  fire or other casualty and damages which Tenant is not required to repair as provided elsewhere in this lease expected, and Tenant  shall remove all its property from the demised premises except as otherwise provided here in. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of this lease. If the last day of the term of this lease, or any renewal thereof, falls on Sunday, this lease shall expire at noon on the preceding Saturday. Unless it be a legal holiday. In which case it shall expire at noon on the preceding business day. QuietEnjoyment:23. Owner covenants and agrees with Tenant that upon Tenant paying the rent and additional rent and observing and performing all the terms, covenants and conditions, on Tenant’s part to be observed and performed, Tenant may nevertheless, to the terms and conditions of this lease including, but not limited to, Article 34 here of, and to the ground leases, underlying leases and mortgages hereinbefore mentioned. Failure toGivePossession: 24. If owner is unable to give possession of the demised premises on the date of the commencement of the term hereof because of the holding- over or retention of possession of any tenant, undertenant or occupants, or if the demised premises are located in a building being constructed, because such building has not been sufficiently completed to make the premises ready for occupancy or because of the fact that a certificate of occupancy has not been procured, or if Owner has not completed any work required to be performed by Owner or for any other reason, Owner shall not be subject to any liability for failure to give possession on said date and the validity of the lease shall not be impared under such circumstances, nor shall the same be constructed in any way to extend the term of this lease, but the rent payable hereunder shall be abated (provided Tenant is not responsible Owner’s inability to obtain possession or complete any work required) until after Owner shall have given tenant notice that Owner is able to deliver possession in the condition required by this lease. If permission is given to Tenant to enter into possession of the demised premises, or to occupy premises other than the demised premises, prior to the date specified as the commencement of the term this lease, Tenant covenants and agrees that such possession and/or occupancy shall be deemed under all the terms, covenants, conditions and provisions of this lease, except the obligations to pay the fixed annual rent set forth in page one of this lease. The Provision of this article are intended to constitute “an express provision in the contrary” within the meaning of section 223-a of the New York Real Property Law. No waiver:25.  The failure of owner or Tenant to seek redress for Violation of, or to insist upon the strict performance of, any covenants or condition of this lease, or of any of the Rules or Regulations, set forth or hereafter adopted by Owner, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Owner of rent with knowledge of the breach of any covenant of this lease shall not be deemed a waiver of such breach, and no provision of this lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party. No payment by Tenant, or receipt  by Owner, of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Owner may accept such check or payment without prejudice to Owner’s right to recover the balance of such rent or pursue any other remedy in this lease provided. All checks tendered to Owner as and for the rent of the demised premises shall be deemed payments for the account of Tenant. Acceptance by Owner of rent from anyone other than Tenant shall not be deemed to operate as an attornmentto Owner by the payor of such rent, or as a consent by Owner to an assignment or subletting by Tenant of the demised premises to such payor, or as a modification of the provision of this lease. No act or thing done by Owner or Owner’s agents during the term herby demised shall be deemed an acceptance of a surrender of said premises, and no argument to accept such surrender shall be valid unless in writing signed by Owner. No employee of Owner or Owner’s agent shall any power to accept the keys of said premises prior to the termination of the lease, and the delivery of keys to any such agent or employee shall not operate as a termination of the lease or a surrender of the demised premises. Waiver ofTrial by Jury: 26. It is mutually agreed by and between Owner and Tenant that the respective parties here to shall, and they here by do waive trail by jury in any action proceeding or counterclaim brought by either of the parities here to against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with lease, the relationship of Owner and Tenant, Tenant’s use of or occupancy demised premises, and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Owner commences any proceeding or action for possession, including a summary proceeding for possession of the demised premises, Tenants will not interpost any counter claim, of whatever nature or description which are not mandatory to preserve such claim under applicable law in any such proceeding. Inability toPerform:27. Except as otherwise specifically provided herein, This lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall in no way be effected, impaired or excused because Owner is unable to fulfill any of its obligations under this lease, or to supply, or is delayed in supplying, any service expressly or impliedly to be supplied, or is unable to make, or is delayed in making, any repairs, additions, alterations or decorations, or Is unable to supply, or is delayed in supplying any equipments, fixtures or other materials, if owner is prevented or delayed from doing so by reason of strike or labor troubles, or any calls whatsoever beyond Owner’s sole control including but not limited to, government preemption or restrictions, or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency, or by reason of the condition which have been or are affected, either directly or indirectly, by war or other emergency. Bills andNotices: 28. Except as otherwise in this lease provided, any Notice, statement, deemed or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this lease or pursuant to any applicable law or requirement  of public authority, shall be in writing (whether or not so stated elsewhere in this lease) and shall be deemed to have been properly given, rendered or made, if sent by registered or certificated mail (express mail, if available), return receipt requested, or by courier guaranteeing overnight delivery and furnishing a receipt evidence thereof, addressed to the other party at the address hereinabove set forth  (except that after the date specified as the commencement of the term of this lease, Tenant’s address, unless Tenant shall give notice to the contrary, shall be the building), and shall be deemed to have been given, rendered or made (a) on the date delivered, if delivered to Tenant personally, (b) on the date delivered, if delivered by overnight courier or (c) on the date which is two (2) days after being mailed, either party may, by notice as aforesaid, designate a different address or address for notices, statements, demand or other communications intended for it. Notices given by Owner’s managing agent shall be deemed a valid notice if addressed and set in accordance with the provisions of this Articles. WaterCharges:29. If Tenant requires, uses or consumes water for any purpose in addition to ordinary lavatory purposes (of which fact owner shall be the sole judge) Owner may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Owner for the cost of the meter and the cost of installation. Throughout the duration of Tenant’s occupancy, Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s own cost and expense. In the event Tenant fails to maintain the meter and installation equipment in good working order and repair (of which fact Owner shall be the sole judge) Owner may cause such meter and equipment to be replaced or repaired, and collect the cost thereof from Tenant as additional rent. Tenant agrees to pay for water consumed, as shown on said meter as and when bills are rendered, and in the event Tenant defaults in the making of such payments, owner may pay such charges and collect the same from Tenant as additional rent. Tenant covenants and agrees to pay, as additional rent, the sewer rent, charge of any other tax, rent or levy which now or hereafter is assessed, imposed or a lien upon the demised premises, or the realty of which they are a part, pursuant to any law, order or regulations made or issued in connection with the use, consumption, maintenance or supply of water, the water system or sewage or sewage connection or system. if the building, the demised premises, or any part thereof, is supplied with water through a meter through which water is also is supplied to other premises, Tenant shall  pay to Owner, as additional rent, on the first day of each month,                 *                                % ($XXXXXXXXX ) of the total meter charges as Tenant’s portion Independently of, and in addition to, any remedies reserve to Owner hereinabove or elsewhere in the lease Owner sue for and collect any monies to be paid by Tenant or paid by the Owner, for any of the reasons or purposes hereinabove  set forth. Sprinklers:30. Anything elsewhere in this lease to the contrary notwithstanding, if the New York Board of Fire Underwriters or the New York Fire Insurance Exchange or any bureau, department or official of the federal state or city government recommended or required the installation of the sprinkler system, or that any changes, modifications, alterations, or additional sprinklers heads or other equipment be made or supplied in an existing sprinkler system by reason of Tenant’s business, the location of partitions, trade fixture, or other contents of the demised premises, or for any other reasons, or if any such sprinkler system installations, modifications, alterations, additional sprinkler heads or other such equipment, become necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler system in the fire insurance rate set by said Exchange or any other body making fire insurance rates, or by any fire insurance company, Tenant shall, at Tenant’s expense, promptly make such sprinkler system installations, changes, modification, alterations, and supply additional sprinkler heads or other equipment  as required, whether the work involved shall be structural or non-structural in nature. Tenant → shall pay to Owner as additional rent $   *                , on the first day of each month during the term of this lease, of the contract price for sprinkler supervisory service. Elevators, Heat,Cleaning:31. As long as Tenant is not in default under any the covenants of this lease, beyond the applicable grace period provided in this lease for the curing of such defaults, Owner shall: (a) provided necessary passenger elevator facilities on business day from 8 am. To 6 p.m. and on Saturdays from 8 am to 1 p.m; (b) if freight elevator service is provided, same shall be provided only on regular business days, Monday through  Friday inclusive, and those days only between the hours of 9am and 12 noon and between 1 pm and 5 pm; (c) subject to further provisions of the Rider to this lease furnish heat, water and other services supplied by owner to the demised premises, when and as required by law on business days from 8 am to 6 pm and on Saturdays from 8 am to 1 pm; (d) subject to further provisions of the Rider to this lease, clean the public halls and public portions of the building which are used in common by tenants  Tenant’s shall, at Tenant’s expense., keep the demised premises, including the windows, clean and in order, to the reasonable satisfaction  of Owner, and for that purpose shall employ  person or persons, or corporation approved by Owner. Subject to further provisions of the Rider to this lease, Tenant shall pay to Owner the cost of removal of any of Tenant’s refuse and rubbish from the building. Bills for the same shall be rendered by Owner to Tenant at such time and Owner may elect and shall be due and subject to further provisions of the Rider to this lease, payable hereunder, and the amount of such bills shall be deemed  to be , and Tenant shall, however, have the option of independently  contracting for the removal of such rubbish and refuse in the event the Tenant does not wish to have same done by employees of Owner. Under such circumstances, however, the removal of such refuse and rubbish by others shall be subject to such rules and regulations as, in the reasonable judgment of Owner, are necessary for the proper operations of the building. Owner reserves the right to stop service of the heating, elevator, plumbing and electric system, when necessary, by reason of accident or emergency, or for prepares, alterations, replacements or improvements, which in the reasonable judgment of Owner are desirable or necessary to be made, until said repairs, alterations replacements or improvements shall have been completed. Owner shall perform all such work in a good workmanlike manner and shall use commercially reasonable efforts to minimize interference with Tenant’s business at the Demised Premises. *Tenant’s Proportionate Share Rider to be added if necessary

Exhibit H-2-4

Captions: 33. The captions are inserted only as a matter of define, convenience and for reference, and in no way define, limit or describe the scope of this lease nor the intent of any provisions thereof. Definitions:34. The term “Owner“ as used in this lease means building, or the mortgagee in possession for the time being , of the land and building (or the owner of lease the building or of the land and building) of which the demised premises from a part, so that in the event of any sale or sales or conveyance, assignment or transfer of said land and building or of said lease, or in the event of a lease of said building , or of the land and building , the said Owner shall be and hereby is entirely freed and relieved of all covenants and obligations of Owner hereunder  from the date of the sale or lease, and it shall be deemed and construed without further  agreement between the parties or their successors in interest, or between the parties and the purchaser, grantee, assignee or transferee at any such sale, or the said lessee of the  building, or of the land and building, that the purchaser or the lessee of the building as assumed and agreed to carry out any and all covenants and obligations of Owner hereunder from the date of sale or lease. The words “re-enter” and “re-entry” as used in this lease or not restricted to their technical legal meaning. The term “rent” includes the annual rental rate whether so expressed or expressed in monthly installments, and “additional rent”, “Additional rent” means all sums which shall be due to Owner from Tenant under this lease, the addition to the annual rental rate. The term “business days” as used in this lease, shall excluded Saturday, Sundays and all days observed by the State or Federal Government as legal holidays, and those designated as holidays by the applicable building service union employee service contract , or by the applicable operating engineers contract with respect to HVAC service. Wherever it is expressly provided in this lease that consent shall not be unreasonably withheld, such consent shall not be unreasonably delayed. Adjacent Excavation – Shoring:35. If an excavation shall be made upon land adjacent to the demised premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavations, a license to enter upon the demised premises for the purpose of doing such work as said person shall deemed necessary to preserve the wall or the building, of which demised premises from a part, from injury or damaged, and to support and the same by  proper foundations, without any claim for damages or indemnity against Owner, or diminution or abatement of rent. Rules and Regulations: 36.  Tenant and Tenant’s servants, employees, agents, visitors, and licensees shall observe faithfully, and comply strictly with the rules and regulations annexed hereto and such other and further reasonable rules and regulations as Owner of Owner’s agent may from time to time adopt. Notice of any additional Rules or Regulations shall be given in accordance with notice provisions of this lease. In case Tenant disputes the reasonableness of any additional Rule or Regulations hereafter made or adopted by Owner or Owner’s agents, the parties here to agree to submit the question of the reasonableness of such Rules or Regulations for decision to the New York office of the American Arbitration Association, whose determination shall be final and conclusive upon the parties hereto. The right to dispute the reasonableness of any additional Rules or Regulations upon Tenant’s part shall be deemed waived unless the same shall be asserted by service of notice, in writing, upon Owner, with in fifteen (15) days after the giving of notice thereof. Nothing in this leave contained shall be construed to impose upon Owner any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, as against any other tenant, it’s servants, employees, agents, visitors or licensees. Notwithstanding the forgoing, Owner covenants and agrees that it will not enforce any rules and regulations in a manner designed to unfairly discriminate against Tenant. Glass:37. Owner shall replace, at the expense of Tenant, any and all plate and other glass damaged or broken from any cause whatsoever  in and about the demised premises Owner may assure, and keep insured at Tenant’s expense, all plate and other glass in the demised premises for and in the name of Owner. Bills for the premiums therefore shall  be rendered by Owner to Tenant at such times as Owner may elect, and shall be due from and payable by Tenant when rendered and the amount thereof shall be deemed to be, and be paid as, additional rent. Estopped Certificate:38. Tenant, at any time, and from time to time, shall execute, acknowledge and deliver to Owner, and or to any other person, firm or corporation specified by Owner, a statement Certifying that this lease is unmodified and in full force and effect( or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the rent and additional rent have been paid , stating whether or not there exists any default by Owner under this lease, and if so, specifying each such default and such other information as shall be required reasonably. Directory Board Listing: 39. If at the request of and as accommodation to, Tennant Owner shall place upon the directory board in the lobby of the building, one or more names of persons or entities other than Tenant , such directory board listing shall not be construed as the consent by Owner to an assignment or subletting by Tenant to such persons or entities. Successors and Assigns:40. The covenants, conditions and agreements  contained in this lease shall bind and inure to the benefit of Owner and Tenant  and their respective  heirs, distributees,  executors, administrators, successors,  and expect as a otherwise provided in  this lease, their assigns. Tenant shall look only to Owner’s estate and interest in the land and building for the satisfaction  of Tenant’s remedies for the collection of a judgment  ( or other judicial process) against Owner in the event of any default by owner hereunder, and no other property or assets of such Owner(or any partner, member, officer or director thereof, disclosed or undisclosed), shall be subject to levy, execution or to other enforcement procedure for the satisfaction  of Tenant’s  remedies under, or with respect to, this  lease the relationship of Owner and Tenant hereunder, or Tenant’s use and occupancy of the  demised premises. SEE RIDER ANNEXED HERETO AND MADE A PART HEREOFIn Witness Whereof, Owner and Tenant have respectively signed and sealed this lease as of the day and year first above written. Witness for Owner: By: STANDARD MICROSYSTEMS CORPORATION Witness for Tenant: By: ACKNOWLEDGEMENT STATE OF NEW YORK, SS.: COUNTY OF On the ___________ day of _______________ in the year ___________, before me, the undersigned, a Notary Public in and for said State, personally appeared ____________________________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument. NOTARY PUBLIC

Exhibit H-2-5

RULES AND REGULATIONS ATTACHED TO AND MADE A PART OF THIS LEASE IN ACCORDANCE WITH ARTICLE 36. 1.  The sidewalks, entrances, driveways, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant or used for any purpose other than for  ingress or egress from die demised premises and for delivery of merchandise and equipment in a prompt and efficient manner, using elevators and passageways designated for such delivery by Owner There shall not be used in any space, or in the public hall of the building, either by Tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. Notwithstanding the foregoing, Tenant shall be permitted to utilize pallet jacks within the Demised Premises for the transportation of paper and other supplies within the Demised Premises. 2.  The water and wash closest and plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other substance shall be deposited therein, and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by Tenant, whether or not caused by Tenant its clerks, agents, employees or visitors. 3.  No carpet, rag or other article shall be hung or shaken out of any window of the building: and Tenant shall not sweep or throw, or permit to be swept or thrown substances from the demised premises, any dirt or other substance into any of the corridors of halls, elevators or out of the doors or windows or stairways of the building, nor shall any bicycles, vehicles, animals, (other than “service animals”) fish or birds be kept in or about the building. Smoking or carrying lighted cigars or cigarettes in the building is prohibited. 4.  No awnings or other projections shall be attached to the outside walls of the building without the prior written consent of Owner. 5.  Tenant shall not mark, paint, drill into, or in any way deface any part of the demised premises or the building of which they form a part. No boring, cutting, or stringing of wires shall be permitted, except as otherwise permitted by this lease, and as Owner may direct. Tenant shall not lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the demised premises, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder 's deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited. 6.  No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or mechanism thereof. Tenant must, upon the termination of his tenancy, restore to Owner all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by. Tenant, and in the event of the loss of any keys, so furnished. Tenant shall pay to Owner the cost thereof. Notwithstanding the foregoing, Tenant shall be permitted to utilize the locks and keys currently existing at the Demised Premises so long as Landlord is provided with copies of all keys and/or codes related thereto. 7.   Freight, furniture, business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the demised premises only on the freight elevators and through the service entrances and corridors, and only during hours, and m a manner approved by Owner. Owner reserves the right to inspect all freight to be reasonably brought into the building, and to exclude from the building all freight which -violates any of these Rules and Regulations of the lease, of which these Rules and Regulations are a part. Notwithstanding the foregoing, Tenant shall be permitted to use the passenger elevators at the Building for the transfer of material and equipment from the lower level of the Building to the Demised Premises, so long as such use does not occur between 8:00 a.m. and 10:00 a.m., or 4:00 pm to 6:00 p.m. on weekdays. 8.   Tenant shall not obtain for use upon the demised premises ice. drinking water, towel and other similar services, or accept barbering or bootblacking services in the demised premises, except at hours and under regulations fixed by Owner. Canvassing, soliciting and peddling in the building is prohibited and Tenant shall cooperate to present the same. 9.   Owner shall have the tight to prohibit any advertising by Tenant which in Owner's reasonable opinion, tends to impair the reputation of the building or its desirability as a loft building, and upon written notice from Owner. Tenant shall refrain from or discontinue such advertising. 10.  Except as otherwise set forth in this lease, Tenant shall not bring, or permit to be brought or kept, in or on the demised premises, any inflammable, combustible, explosive, or hazardous fluid, material, chemical or substance, or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors, to permeate in, or emanate from, the demised premises. 11.  Tenant shall not use the demised premises in a manner which materially disturbs or interferes with other tenants in the beneficial use of their premises.n12. Refuse and Trash. (1) Compliance by Tenant. Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders, and regulations, of all state, federal, municipal, and local governments, departments, commissions and boards regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash. Tenant shall sort and separate such waste products, garbage, refuse and trash into such categories as provided by law. Each separately sorted category of waste products, garbage, refuse and trash shall be placed in separate receptacles reasonably approved by Owner. Tenant remove, or cause to be removed by a contractor acceptable to Owner, at Owner's sole discretion, such items as Owner may expressly designate. (2) Owner's Rights in Event of Noncompliance Owner has the option to refuse to collect or accept from Tenant waste products, garbage, refuse or trash (a) that is not separated and sorted as required by law or (b) which consists of such items as Owner may expressly designate for Tenant's removal, and to require Tenant to arrange for such collection at Tenant s sole cost and expense, utilizing a contractor satisfactory to Owner Tenant shall pay all costs, expenses fines, penalties or damages that may be imposed on Owner or Tenant by reason of Tenant s failure to comply with the provisions of this Building Rule 14. And, at Tenant 's sole cost and expense shall indemnity, defend and hold Owner harmless (including reasonable legal fees and expenses) from and against any actions, claims and suits arising from such noncompliance, utilizing counsel reasonably satisfactory to Owner

Exhibit H-2-6

RIDER TO LEASE dated ________, 2011 between __________, as Owner, and Standard Microsystems Corporation, as Tenant

41.           Definitions.

(a)           For purposes of this lease, the term “Building” shall mean the building located at 80 Arkay Drive, Hauppauge, New York of which the Demised Premises form a part, and the term “Real Property” shall mean the Building, any constituent units comprising the Building, and the land and improvements appurtenant to and used in connection with the Building.  The parties hereby stipulate and agree that the Demised Premises as depicted in the annexed Exhibit “A’ (herein referred to as the “Demised Premises” or the “demised premises”) contain 10,217 rentable square feet of space in the Building containing 202,894 rentable square feet which constitutes 5.04 percent of the area of the Building (“Tenant’s Proportionate Share”).  For the purposes of this rider, all references to the term “Landlord” shall mean and refer to Owner.

(b)           On even date herewith, pursuant to an assignment and assumption of lease between Tenant, as assignor, and Landlord, as assignee, Landlord became the lessee under that certain Lease Agreement (the “IDA Lease”) with Suffolk County Industrial Development Agency (the “Agency”), as lessor, for the Real Property.  In light of the foregoing, although this lease is a sublease between Landlord, as sublandlord, and Tenant, as subtenant, this lease shall be referred to herein as a lease, not a sublease, Landlord shall be referred to as “Landlord” and not a sublandlord, and Tenant shall be referred to as “Tenant” and not a subtenant.

42.           Term.

(a)           The term (“Term”, “term” or “Demised Term”) of this lease, Tenant’s right to occupy the Demised Premises and Tenant’s obligation to pay Rent (as defined in Paragraph 43 hereof) and all items of additional rent shall commence on ______ [NOTE: DATE OF TRANSFER TO BE INSERTED] (the “Commencement Date”).  The Term of this lease shall expire on the day preceding the day which is fifteen (15) years after (x) the Commencement Date (but only if the Commencement Date occurred on the first day of a calendar month) or (y) the first day of the first full calendar month following the Commencement Date (if the Commencement Date did not occur on the first day of a calendar month) (the “Expiration Date”).

(b)           A “Lease Year” shall be comprised of a period of twelve (12) consecutive months.  The first Lease Year shall commence on the Commencement Date but, notwithstanding the first sentence of this paragraph, if the Commencement Date is not the first day of a month, then the first Lease Year shall include the additional period from the Commencement Date to the end of the then current month.  Each succeeding Lease Year shall end on the anniversary date of the last day of the preceding Lease Year.  For example, if the Commencement Date is June 1, 2011, the first Lease Year would begin on June 1, 2011, and end on May 31, 2012, and each succeeding Lease Year would end on May 31st.  If, however, the Commencement Date is June 2, 2011 the first Lease Year would end on June 30, 2012, the second Lease Year would commence on July 1, 2012, and each succeeding Lease Year would end on June 30th.

Exhibit H-2-7

43.           Rent.

(a)           During the term of this lease, Tenant shall pay minimum annual rent (“Base Rent”) as follows:

During the first Lease Year, the Base Rent shall be $148,146.50, payable in equal monthly installments of $12,345.54.

During the second Lease Year, the Base Rent shall be $152,590.90, payable in equal monthly installments of $12,715.91.

During the third Lease Year, the Base Rent shall be $157,168.63, payable in equal monthly installments of $13,097.39.

During the fourth Lease Year, the Base Rent shall be $161,883.69, payable in equal monthly installments of $13,490.31.
During the fifth Lease Year, the Base Rent shall be $166,740.20, payable in equal monthly installments of $13,895.02.

During the sixth Lease Year, the Base Rent shall be $171,742.41, payable in equal monthly installments of $14,311.87.

During the seventh Lease Year, the Base Rent shall be $176,894.68, payable in equal monthly installments of $14,741.22.

During the eighth Lease Year, the Base Rent shall be $182,201.52, payable in equal monthly installments of $15,183.46.

During the ninth Lease Year, the Base Rent shall be $187,667.57, payable in equal monthly installments of $15,638.96.

During the tenth Lease Year, the Base Rent shall be $193,297.60, payable in equal monthly installments of $16,108.13.

During the eleventh Lease Year, the Base Rent shall be $199,096.53, payable in equal monthly installments of $16,591.38.

During the twelfth Lease Year, the Base Rent shall be $205,069.43, payable in equal monthly installments of $17,089.12.

During the thirteenth Lease Year, the Base Rent shall be $211,221.51, payable in equal monthly installments of $17,601.79.

During the fourteenth Lease Year, the Base Rent shall be $217,558.16, payable in equal monthly installments of $18,129.85.

During the fifteenth Lease Year, the Base Rent shall be $224,084.90, payable in equal monthly installments of $18,673.74.

Exhibit H-2-8

(b)           Additionally, should the Commencement Date be a date other than the first day of a calendar month, Tenant shall pay a pro rata portion of the Base Rent on a per diem basis, based upon the second full calendar month of the first Lease Year, from such date to and including the last day of that current calendar month, and the first Lease Year shall include said partial month.  The Base Rent payable for such partial month shall be in addition to the Rent payable pursuant to the Base Rent schedule set forth above.

(c)           The minimum annual rent hereinabove provided for shall be in addition to all other payments to be made by Tenant as herein provided except as set forth to the contrary in this lease.

(d)           Any sums of money required to be paid by Tenant to Landlord in addition to the Base Rent reserved under this Paragraph 43, shall be deemed additional rent (which together with the Base Rent shall be sometimes herein referred to as “Rent”), shall be paid without deduction or offset, and in the event Tenant fails to pay such additional rent, Landlord shall be entitled to the same remedies under this lease or by law, as are available to Landlord for the nonpayment of Base Rent, including, without limitation, summary dispossess proceedings.

(e)           CONFIRM: Tenant is hereby authorized and directed to make all payments of Rent and additional rent and other amounts payable by Tenant as follows:(i) if payment is made by wire transfer, wired to M&T Bank, Buffalo, New York, ABA # 022000046, Account #11000911296 Account Name: ________ Cash Management Account, or (ii) if payment is made by check, mailed by regular US mail, to ________, P.O. Box 8000, Department No.____, Buffalo, New York 14267.

(f)           The parties are entering into this Lease as part of a sale-leaseback transaction, whereby Tenant is assigning its leasehold interest in the Real Property to Landlord and is leasing back the Demised Premises from Landlord.  Tenant is providing Landlord with purchase money financing in connection with such transaction, which financing will be secured by a mortgage against the Real Property (the “Purchase Money Mortgage”).  In the event Landlord defaults, beyond any applicable notice and grace periods provided therein for the cure thereof, in the payment of any principal and/or interest payable pursuant to the Purchase Money Mortgage, then Tenant shall be permitted to offset such unpaid amounts against the next due installment(s) of Rent payable hereunder.

Exhibit H-2-9

44.           Utilities.  As long as Tenant is not in default under this lease, Landlord, during the hours of 8:00 A.M. to 6:00 P.M. on weekdays and on Saturdays from 8:00 A.M. to 1:00 P.M. (“Working Hours”), excluding legal holidays, shall furnish the Demised Premises with heat and air-conditioning in the respective seasons (in accordance with the specifications set forth in Schedule “B” annexed hereto), and provide the Demised Premises with electricity for lighting and usual office equipment, as set forth in Schedule “B”.  Throughout the Term, Tenant shall pay to Landlord, as additional rent, the sum of $2,852.25 per month for NORMAL SERVICE (as defined in Schedule “B” annexed hereto and subject to escalation in accordance with the terms thereof); such amount to be paid in advance on the first day of each month, except that Tenant shall pay the first monthly installment thereof upon execution of this lease.  At any hours other than the aforementioned, such services will be provided at Tenant’s expense in accordance with Schedule “B”. If any portion of Tenant’s electrical consumption is measured by an electrical submeter(s), whether in connection with a supplemental cooling system or otherwise, then Tenant shall also pay to Landlord, as additional rent within thirty (30) days following demand, Landlord’s reasonable charges for such electrical consumption.  Further, Landlord hereby agrees that Tenant may submeter the electrical service for the panel that provides power for Tenant’s compressors, dryers, filters and auxiliary equipment. In such case, the AHU equipment in such panel shall be relocated by Tenant to another panel so that the panel to be submetered will be segregated from all other equipment and/or loads in the Building. All work relating to the foregoing shall be performed by Tenant, at Tenant’s sole cost and expense, and otherwise in strict accordance with all other provisions of this Lease including, without limitation, the provisions of Paragraph 45 hereof. Tenant shall also pay to Landlord, as additional rent within thirty (30) days following demand, Landlord’s charges (at cost) for electrical consumption as measured by such submeter.

45.           Alterations.

Exhibit H-2-10

(a)           Tenant shall make no changes in or to the Demised Premises which are of a structural nature or which affect the exterior of the Building without Landlord’s prior written consent, which consent may be granted or withheld in its sole discretion.  Notwithstanding anything contained herein to the contrary, Landlord shall not unreasonably withhold or delay its consent to any proposed non-structural and interior Alteration, provided that Landlord shall have the right to require Tenant to employ Landlord or its construction affiliate to perform any Material Alteration (as hereinafter defined) so long as the cost is competitive with qualified, third party contractors.  The term “Material Alteration”, as used herein, means any Alteration which may, in the opinion of Landlord (i) be structural in nature; (ii) affect the exterior or any structural portions or components of the Building; (iii) be visible from outside of the Demised Premises; (iv) affect the usage or proper functioning of any of the Building systems (including, without limitation, the heating, ventilation, air conditioning, plumbing, electrical, sprinkler or security systems serving the Building); (v) jeopardize health safety or life safety; (vi) require a change to the certificate of occupancy for the Building; (vii) require the issuance of a building permit or other authorization by any governmental or quasi-governmental entity exercising jurisdiction over the Building; (viii) require the consent of any mortgagee or ground lessor of the Building and/or the Real Property; (ix) cause any previously non-mandatory legal requirement to become a mandatory legal requirement with regard to the Building (including, without limitation, any such legal requirement set forth in the Americans with Disabilities Act); or (x) have a cost of completion in excess of $25,000.00.  Supplementing Paragraph 3 of the printed form portion of this lease, any amount billed by Landlord’s construction affiliate in connection with any work performed on behalf of Tenant shall be deemed to be additional rent for purposes of this lease.  Further supplementing Paragraph 3 of the printed form portion of this lease, with respect to any and all alterations, installations, additions and improvements (each, an “Alteration”) permitted by Landlord to be performed by or on behalf of Tenant in the Demised Premises, Tenant will deliver to Landlord certificates evidencing Worker’s Compensation Insurance and Contractor’s General Liability Insurance in the amount reasonably satisfactory to Landlord (but in no event less than the amounts set forth in paragraph 59 herein) prior to the commencement of such work.  Any and all Alterations and any and all structures or fixtures, except those fixtures described on Exhibit “B” annexed hereto and made a part hereof and/or movable trade fixtures not attached to the realty, installed by or on behalf of Tenant shall be deemed attached to the freehold and automatically become the property of Landlord upon installation, unless Landlord shall elect, in writing, otherwise (such written notice to be delivered to Tenant with Landlord’s consent of the Alteration(s), if consent is required, or within fifteen (15) days after Tenant’s written notice to Landlord of the Alteration(s), if no consent is required). If Landlord elects to have Tenant remove same at the expiration of the term of this lease, Tenant shall, prior to the expiration or sooner termination of the term of this lease, perform such removal and repair, at its own cost and expense, any damage to the Demised Premises caused by said removal.  Notwithstanding the foregoing removal requirements, Landlord may, at its option, in lieu of requiring Tenant to perform such removal and restoration, invoice Tenant for the good faith estimated cost for performing such work and Tenant shall pay such invoice, as additional rent, within thirty (30) days of such invoice.   All Alterations (other than Tenant’s Demising Work [as hereinafter defined] and those performed by Landlord or its construction affiliate) made to the Demised Premises shall be subject to Landlord’s construction inspection fee of 10% of the cost thereof which shall be payable, as additional rent, to Landlord’s construction affiliate.  Notwithstanding the foregoing, the aforementioned construction inspection fee shall be reduced to 5% with respect to any installations, changes, modifications or alterations made by Tenant to the sprinkler systems and/or sprinkler equipment serving the Demised Premises (as more particularly set forth in Paragraph 30 of the printed form portion of this lease).  In receiving such fee, neither Landlord nor Landlord’s construction affiliate assumes any responsibility for the quality or manner in which such work is performed.  Subject to all of the terms and conditions of this Paragraph and Paragraph 3 of the printed form portion of this lease, Tenant shall construct any demising walls required in connection with Tenant’s initial occupancy of the Demised Premises (“Tenant’s Demising Work”).  Tenant’s Demising Work shall be performed within thirty (30) days of the Commencement Date.  In the event Tenant has not completed Tenant’s Demising Work within the aforementioned timeframe, Landlord shall have the right (but not the obligation) to perform Tenant’s Demising Work at Tenant’s sole cost and expense.  With respect to any mechanic’s lien for which Tenant is responsible for removing or bonding hereunder, Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection therewith (including, without limitation, reasonable attorneys fees and disbursements of Landlord and any sums payable to Landlord’s lender in connection therewith).

(b)           Tenant shall not be permitted to make, or to engage a contractor or artist to make, any Alterations, decorations, installations, additions or other improvements (“Visual Alteration”) which may be considered a work of visual art of any kind, and/or which might fall within the protections of the Visual Artists Rights Act of 1990 (“VARA”) unless:  (i)  Tenant obtains, from each artist and/or contractor who will be involved in said Visual Alteration, valid written waivers of such artist’s and/or contractor’s rights under VARA in form and content reasonably acceptable to Landlord; and (ii) Landlord consents to such Visual Alteration in writing (which consent shall not be unreasonably withheld or delayed).  In the event that a claim is brought under VARA with respect to any Visual Alteration performed in or about the Building by or at the request of Tenant or Tenant’s agents or employees, Tenant shall indemnify and hold harmless Landlord against and from any and all such claims.  If any action or proceeding shall be brought against Landlord by reason of such claim under VARA, Tenant agrees that Tenant, at its expense, will resist and defend such action or proceeding and will employ counsel reasonably satisfactory to Landlord therefor.  Tenant shall also pay any and all damages sustained by Landlord as a result of such claim, including, without limitation, reasonable attorney’s fees and the actual, out-of-pocket cost to Landlord of complying with VARA protections (which shall include damages sustained as a result of Landlord’s inability to remove Visual Alterations from the Demised Premises).  The provisions of this Paragraph 45(b) shall survive the expiration or sooner termination of this lease.

Exhibit H-2-11

46.           INTENTIONALLY OMITTED

47.           INTENTIONALLY OMITTED

48.           Cleaning/Repairs.  Landlord, at its expense (except as set forth otherwise on Schedule “A”) shall perform the cleaning services listed on Schedule “A” annexed hereto in accordance with the provisions thereof.  Landlord agrees that, for the first Lease Year, Landlord shall either (y) use Tenant’s current vendors for services at the Real Property, or (z) in the event Tenant’s current vendors are not performing the required services to Landlord’s reasonable satisfaction, utilize vendors with pricing structures and service levels reasonably comparable to the pricing structures of Tenant’s current vendors.  From and after the second Lease Year, Landlord agrees to use vendors whose rates and service levels are reasonably competitive with those of other vendors offering similar services for comparable buildings.  Notwithstanding anything contained to the contrary in this lease, in the event that, at any time, a supplemental air conditioning unit or units service the Demised Premises, Tenant shall, at its own cost and expense, maintain, repair and replace, as necessary, such supplemental air conditioning unit or units (and all of the components thereof).  Accordingly, Tenant shall at all times obtain and keep in full force and effect for the benefit of Landlord and Tenant with a responsible company doing business in Suffolk County a service, repair and maintenance contract with respect to the supplemental heating, ventilating and air conditioning systems servicing the Demised Premises.  A copy of such contract and renewals thereof shall, upon issuance and thereafter not later than ten (10) days prior to expiration, be furnished to Landlord together with evidence of payment therefor.  If any portion of Tenant’s electrical consumption is measured by an electrical submeter(s), whether in connection with a supplemental cooling system or otherwise, then Tenant shall also pay to Landlord, as additional rent within ten (10) days following demand, Landlord’s reasonable charges for such electrical consumption.

(b)           Notwithstanding anything to the contrary contained in this lease, if there exists the need for a repair in the Demised Premises for which Landlord is responsible hereunder (other than an Emergency Repair [as hereinafter defined] or an Immediate Repair [as hereinafter defined]), and Landlord has failed to either (i) commence and diligently pursue the completion of such repair, or (ii) deliver written notice to Tenant disputing the necessity of, or Landlord’s responsibility for, the subject repair (either such action being herein referred to as a “Landlord Repair Response”), within thirty (30) days following written notice thereof by Tenant, then Tenant may deliver a five (5) business day notice of Tenant’s intention to arrange for the performance of the subject repair for the account of Landlord.  If there has still not occurred a Landlord Repair Response by the expiration of the aforementioned five (5) business day period, then Tenant may arrange for the performance of the subject repair and Landlord shall promptly reimburse Tenant for the reasonable, out-of-pocket expenses incurred by Tenant in connection therewith.  However, Tenant acknowledges and agrees that (y) the exercise by Tenant of the foregoing self-help right shall be limited to the boundaries of the Demised Premises only or, subject to the further restrictions set forth in subsection (z) below, those portions of the Building which Tenant is entitled to use pursuant to this lease or which materially adversely affects Tenant’s access to and use of the Demised Premises, and (z) if any aspect(s) of the repair or restoration work would affect, touch or concern the Building systems or the common areas and/or exterior portions of the Building, then Tenant shall only engage a subcontractor(s) approved by Landlord for the performance of the subject work.  For purposes of this Paragraph 48(b) only, the term “Emergency Repair” shall mean and refer to any repair which, if not promptly performed, will likely result in imminent material harm to persons and/or personal property.  In the event an Emergency Repair is necessary, Tenant shall be permitted to immediately perform the Emergency Repair, as set forth herein, without notice to Landlord.  For purposes of this Paragraph 48(b) only, the term “Immediate Repair” shall mean and refer to any repair which, if not promptly performed, will materially and adversely affect Tenant’s normal use and occupancy of the Demised Premises.  In the event an Immediate Repair is necessary, Tenant shall be permitted to perform the Immediate Repair, as set forth herein, in the event Landlord has failed to commence such Immediate Repair within three (3) business days of written notice from Tenant of the need for such Immediate Repair.

Exhibit H-2-12

49.           Taxes.

(a)           As used in and for the purposes of this Paragraph 49, the following definitions shall apply:

(i)           “Taxes” shall be the real estate taxes, assessments, special or otherwise, sewer rents, rates and charges, and any other governmental charges, general, specific, ordinary or extraordinary, foreseen or unforeseen, levied on a calendar year or fiscal year basis against the Real Property.  If at any time during the Term the method of taxation prevailing at the date hereof shall be altered so that there shall be levied, assessed or imposed in lieu of, or as in addition to, or as a substitute for, the whole or any part of the taxes, levies, impositions or charges now levied, assessed or imposed on all or any part of the Real Property (w) a tax, assessment, levy, imposition or charge based upon the rents received by Landlord, whether or not wholly or partially as a capital levy or otherwise, or (x) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed on Landlord, or (y) a license fee measured by the rent payable by Tenant to Landlord, or (z) any other tax, levy, imposition, charge or license fee however described or imposed; then all such taxes, levies, impositions, charges or license fees or any part thereof, so measured or based, shall be deemed to be Taxes.  Except as otherwise set forth in the preceding sentence, the term “Taxes” shall not include federal, state or local income taxes; occupancy or rental taxes; taxes on gross receipts or profits;  franchise, gift, transfer, excise, capital stock, estate or inheritance taxes; penalties and/or interest for late payments.

(ii)           “Base Year Taxes” shall mean the Taxes actually due and payable with respect to the 2010/2011 fiscal tax year, as finally determined.  Notwithstanding the foregoing, “Base Year Taxes” shall be reset upon the expiration of the current Agency tax abatement currently affecting the Real Property and/or as of the commencement of any new tax abatement period provided by the Agency with respect to the Real Property should further or additional tax abatements be granted by the Agency.

(iii)           “Escalation Year” shall mean any fiscal tax year following the 2010/2011 fiscal tax year which shall include any part of the Term.

Exhibit H-2-13

(b)           Tenant shall pay Landlord increases in Taxes levied against the Real Property as follows:  If the Taxes actually due and payable with respect to the Real Property in any Escalation Year, as finally determined, shall be increased above the Base Year Taxes, then the Tenant shall pay to the Landlord, as additional rent for such Escalation Year, a sum equal to Tenant’s Proportionate Share of said increase (“Tenant’s Tax Payment” or “Tax Payment”).

(c)           Landlord shall render to Tenant a statement containing a computation of Tenant’s Tax Payment (“Landlord’s Statement”).   Each Tax Payment with respect to Taxes levied for a calendar or fiscal year, as applicable, which begins prior to the Commencement Date or ends after the expiration or earlier termination of this lease, and any tax refund pursuant to Paragraph 49(e), shall be prorated to correspond to that portion of such calendar year or fiscal year, as applicable, occurring within the Term.  Within thirty (30) days after the rendition of the Landlord’s Statement, Tenant shall pay to Landlord the amount of Tenant’s Tax Payment.  At Landlord’s option, on the first day of each month following the rendition of each Landlord’s Statement, Tenant shall pay to Landlord, on account of Tenant’s next Tax Payment, a sum equal to one-twelfth (1/12th) of Tenant’s last Tax Payment due hereunder, which sum shall be subject to reasonable adjustment (no more than once per calendar year) for subsequent increases in Taxes.

(d)           If during the Term, Taxes are required to be paid by Landlord as a tax escrow payment to a mortgagee, then, at Landlord’s option, the installments of Tenant’s Tax Payment shall be correspondingly accelerated so that Tenant’s Tax Payment or any installment thereof shall be due and payable by Tenant to Landlord at least thirty (30) days prior to the date such payment is due to such mortgagee.

(e)           Tenant shall not, without Landlord’s prior written consent, institute or maintain any action, proceeding or application in any court or other governmental authority for the purpose of changing the Taxes (a “Tax Contest”).  If, as a result of a Tax Contest, Landlord receives a refund of Taxes attributable to any tax year or tax years occurring during the Term, then, provided Tenant had made full payment of Tenant’s Tax Payment for all affected Lease Years, Landlord shall recalculate each affected Tenant’s Tax Payment based upon the finally determined Taxes for each affected tax year and deliver a revised Landlord’s Statement to Tenant.  If the Tenant’s Tax Payment on the revised Landlord’s Statement exceeds the amount paid by Tenant for the original Tenant’s Tax Payment, then Tenant shall pay to Landlord such excess, as additional rent, within fifteen (15) days of the delivery of the revised Landlord’s Statement.   In the event that the amount paid by Tenant for the original Tenant’s Tax Payment exceeds the amount of the revised Tenant’s Tax Payment, then Landlord, at its option, shall either refund such excess to Tenant, or credit such excess to Tenant towards the next due installment(s) of Taxes.  Landlord shall have the right to either, in Landlord’s sole discretion, (i) include in the calculation of Taxes (for a subsequent tax year), the actual, out-of-pocket costs and expenses incurred by Landlord in instituting and prosecuting a Tax Contest hereunder, or (ii)  deduct from any refund that may become due to Tenant as a result of the Tax Contest, Tenant’s Proportionate Share of the actual, out-of-pocket costs and expenses incurred by Landlord in instituting and prosecuting a Tax Contest hereunder.

(f)           Landlord’s failure to render a Landlord’s Statement with respect to any Escalation Year shall not prejudice Landlord’s right to render a Landlord’s Statement with respect to any Escalation Year, provided, however, that, notwithstanding the foregoing, Landlord’s failure to render a Landlord’s Statement within three (3) years after the end of the applicable Escalation Year shall be deemed a waiver of Landlord’s right to collect any such payment from Tenant for the period in question.  The obligations of Tenant under the provisions of this Article with respect to any additional rent for any Escalation Year shall survive the expiration or any sooner termination of the Demised Term for a period of three (3) years following the later of the scheduled date of expiration of the Term or the date on which Tenant has fully surrendered and vacated the Demised Premises in the condition required under this lease.

Exhibit H-2-14

(g)           Notwithstanding anything contained to the contrary in this Paragraph 49, if any increase in Taxes shall be due to improvements made or performed by or on behalf of Tenant, such increases shall be paid in full by Tenant each year without apportionment.

50.           Landlord’s  Financing.  At the request of Landlord, Tenant agrees to furnish Landlord with a current financial statement prepared by a certified public accountant or any other instrument which may be needed by Landlord for purposes of financing or selling the Real Property.  Notwithstanding the foregoing, in the event the capital stock of Tenant is then traded on a National Exchange (as defined under Federal securities law) and Tenant’s most recent 10-K (and, if more recent 10-Q) is readily available to the public for review (i.e., via the internet), Landlord shall obtain same from such sources.  If, in connection with obtaining financing for the Real Property, a banking, insurance or other recognized institutional lender shall request reasonable modifications in this lease as a condition to such financing, Tenant will enter into an agreement reflecting such modifications provided that such modifications do not increase the obligations of Tenant hereunder, diminish the rights of Tenant hereunder or materially adversely affect the leasehold interest hereby created.

51.           Use.

(a)           Tenant covenants that the Demised Premises will not be used so as to adversely interfere with other tenants in the Building.  Tenant also covenants that no noise or noxious fumes or odors will be created by Tenant so as to adversely interfere with the quiet enjoyment of the other tenants of their respective demised portions of the Building.  Landlord shall be the sole judge on the question of noise, noxious fumes and odors, which judgment shall be exercised reasonably by Landlord.  Notwithstanding the foregoing, Landlord acknowledges that the normal and customary operation of a semi-conductor business as currently conducted shall not be deemed to adversely interfere with other tenants in the Building or create noise, noxious fumes or odors which adversely interfere with other tenants’ quiet enjoyment of their respective demised portions of the Building.

(b)           Tenant shall provide and maintain, at its expense, the hand-held fire extinguishers that are required to be maintained in Demised Premises by the governmental agency having jurisdiction over this matter.

(c)           Tenant shall not obstruct or encumber, or cause to be obstructed or encumbered, the sidewalks, area ways or other public portions of the Real Property, without limitation, the parking area, driveways and access areas adjacent to the Demised Premises and used in conjunction therewith; nor shall Tenant use same nor permit same to be used for any purpose other than ingress and egress to and from the Demised Premises.  However, Tenant may use, on an exclusive basis together with Landlord, the loading area appurtenant to the Demised Premises for loading and unloading.  In exercising Landlord’s right to use the aforementioned loading area, Landlord shall provide Tenant with prior notice of such entry (except in the event of an emergency), and shall use commercially reasonable efforts to (i) minimize interference with the conduct of Tenant’s business at the Demised Premises, and (ii) avoid damaging any of Tenant’s property located therein.  Tenant shall not store any materials, goods or other items outside the building or the Demised Premises including, without limitation, inventory, furniture or equipment, except that Tenant shall have the right to store equipment and materials within the outdoor storage area currently being utilized by Tenant at the Real Property, subject to compliance with all applicable laws, codes, ordinances, rules and regulations applicable with respect to such storage.  Notwithstanding anything to the contrary contained in this lease, Landlord agrees that Tenant’s employees shall have the right to store bicycles for their personal use either within the Demised Premises or in a bicycle storage area outside of the Building in a location designated by Landlord.

Exhibit H-2-15

(d)           Tenant shall, at its own cost and expense, procure all necessary certificates, permits, orders or licenses which may be required for the conduct of its business by any governmental statute, regulation, ordinance or agency and that all governmental requirements relating to the use or uses of the Demised Premises by the Tenant shall be complied with by the Tenant at its own cost and expense.

(e)           Tenant agrees that the value of the Demised Premises and the reputation of the Landlord will be seriously injured if the Demised Premises are used for any obscene or pornographic purposes or if any obscene or pornographic material is permitted in the Demised Premises.  Tenant further agrees that Tenant will not knowingly or intentionally permit any of these uses by Tenant or a sublessee or assignee of the Demised Premises.  This Paragraph shall directly bind any successors in interest to Tenant.  Pornographic material is defined for purposes of this Paragraph as any written or pictorial matter with prurient appeal or any objects or instruments that are primarily concerned with lewd or prurient sexual activity.  Obscene material is defined here as it is in Penal Law Section  235.00.

(f)           Landlord covenants that Tenant shall have access to and use of the Demised Premises twenty-four (24) hours per day, seven (7) days per week.   Notwithstanding anything to the contrary contained herein, Landlord shall permit Tenant to (i) install on the roof of the Building in a location mutually acceptable to Landlord and Tenant (it being acknowledged and agreed that, in any event, such location must be directly over the Demised Premises) (the “Approved Roof Area”), equipment to be used in connection with Tenant’s business operations at the Demised Premises (the “Equipment”); (ii) use riser and unobstructed, secure shaft space from points of entry in the Building to the Demised Premises, as reasonably designated by Landlord; (iii) use unobstructed, secure shaft space from points of entry in the Building to gain access to the Building switch gear and Tenant’s uninterrupted power supply; and (iv) access the Approved Roof Area at all times as reasonably necessary for purposes of installing and maintaining the Equipment.   Except in the event of an emergency, with respect to the exercise by Tenant of the rights set forth in this Paragraph 51(f) and/or the rights set forth in Paragraph 45(a) above, Tenant agrees to provide Landlord with prior written notice of any intended access to the Approved Roof Area and Landlord shall have a reasonable opportunity to arrange for a representative of Landlord to accompany Tenant during any access to the Approved Roof Area.  Tenant, at its sole cost and expense, shall be solely responsible for the installation, existence, maintenance, repair, replacement and removal of the Equipment, unless such maintenance, repair or replacement is necessitated by the negligence or willful misconduct of Landlord.  Tenant agrees to keep and maintain the Approved Roof Area affected by the Equipment watertight and free of leaks, and to the extent Tenant has knowledge (which knowledge may result from written notice received from Landlord), or is reasonably expected to know, that the Approved Roof Area is in need of repair, same shall be undertaken at Tenant’s sole cost and expense.  In no event shall any such installation(s) by Tenant void or in any way diminish any warranty on the roof in favor of Landlord.  At Landlord’s election, Tenant shall be required to remove the Equipment at the expiration or sooner termination of this lease and to restore the Approved Roof Area to the condition in which it existed prior to any such access or installation by Tenant.  The parties acknowledge and agree that the Approved Roof Area and the Equipment is and is intended to be the same “Approved Roof Area” and “Equipment” described in the 111,933 SF Lease.

Exhibit H-2-16

(g)           Landlord acknowledges and agrees that, during the Term, Landlord shall not seek to change or modify the zoning classification of the Building and/or the certificate of occupancy for the Building in a manner which will materially and adversely affect Tenant’s current use of the Demised Premises (as set forth in Paragraph 2 of this lease).

(h)           Tenant, at its sole cost and expense (but without any additional Rent being payable to Landlord with respect thereto), shall have the right to install a security booth (the “Security Booth”) on the first floor of the Building provided (1) the Security Booth shall be in a location to be indicated on Exhibit A-1 attached hereto, (2) the type and location of furniture to be used in the Security Booth shall be subject to Landlord’s sole discretion, and (3) any such installation and maintenance of the Security Booth shall be subject to compliance with all applicable laws, ordinances, codes, rules and regulations and otherwise in compliance with the terms and conditions of this Lease, including, without limitation, Article 45 hereof.  Landlord shall provide Tenant with specifications for seating of guests in the area adjacent to the Security Booth.  The parties acknowledge and agree that the Security Booth is and is intended to be the same “Security Booth” as described in the Tenant Leases (as hereinafter defined) and in no event shall Tenant be entitled, under the Tenant Leases, to more than the one (1) Security Booth described herein.

52.           End of Term.  In the event of any holding over by Tenant after the expiration or termination of this lease without the consent of Landlord,  Tenant shall: (i)  pay as use and occupancy for each month of the holdover an amount equal to the greater of (a) the fair market rental value of the Demised Premises for such month (as reasonably determined by Landlord) or (b) one hundred fifty (150%) percent of the Rent payable by Tenant for the month prior to the Expiration Date of the term of this lease, and otherwise observe, fulfill and perform all of its obligations under this lease, including, but not limited to, those pertaining to payment of one hundred percent (100%) of the additional rent due hereunder, in accordance with its terms; (ii)  if such holdover lasts longer than sixty (60) days, be liable to Landlord for any payment or rent concession which Landlord may be required to make to any tenant in order to induce such tenant not to terminate an executed lease covering all or any portion of the Demised Premises by reason of the holdover by Tenant; and (iii)  if such holdover lasts longer than sixty (60) days, be liable to Landlord for any damages suffered by Landlord (including any reasonable attorneys fees and disbursements) as the result of Tenant’s failure to surrender the Demised Premises.  Notwithstanding anything contained in this Paragraph to the contrary, the acceptance of any Rent or use and occupancy paid by Tenant pursuant to this Paragraph 52, shall not preclude Landlord from commencing and prosecuting a holdover or eviction action or proceeding or any action or proceeding in the nature thereof.  The provisions of this Paragraph 52 shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York and any successor law of like import.  No holding over by Tenant after the Term shall operate to extend the Term.  The holdover, with respect to all or any part of the Demised Premises, of a person deriving an interest in the Demised Premises from or through Tenant, including, but not limited to, an assignee or subtenant, shall be deemed a holdover by Tenant.

Exhibit H-2-17

53.           Landlord’s Work.  Tenant hereby accepts the Demised Premises in its current “as is” condition and hereby agrees that Landlord shall have no obligation to perform any work or incur any expense in connection with Tenant’s use and occupancy of the Demised Premises. If and to the extent necessary to accommodate the performance of any construction or alteration of the Building, Tenant shall have the responsibility for, and bear the expense of, moving Tenant’s personnel and personal property in and about the Demised Premises (including, without limitation, any necessary disconnection, relocation and re-connection of data and telecommunications wiring and equipment). Tenant stipulates, acknowledges and agrees that Tenant intends to takes occupancy of the Demised Premises on or about the Commencement Date; that some construction and alterations may be performed during a period while Tenant remains in use and occupancy of the Demised Premises, during regular business hours; that Landlord shall not be liable for any inconvenience to Tenant or for interference with Tenant’s business or use of the Demised Premises or any portion thereof during the performance of such construction and alterations; and that the timing of performance and completion of such construction and alterations shall have no impact upon the timing of the Commencement Date or the obligation of Tenant to pay Rent and additional rent under this lease.

54.           Assignment/Subletting.

(a)           Subject to the provisions of Paragraph 54(h), below, Tenant covenants that it shall not assign this lease nor sublet the Demised Premises or any part thereof without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed.   Tenant may assign this lease or sublet the Demised Premises with Landlord’s written consent provided:

(i)             That such assignment or sublease is for a use which is in compliance with the terms of this lease, the then existing zoning regulations and the Certificate of Occupancy;

(ii)            That at the time of such assignment or subletting, there is no default under the terms of this lease on Tenant’s part which has not been cured prior to the expiration of all applicable grace periods;

(iii)           That in the event of an assignment, the assignee assumes in writing the performance of all of the terms and obligations to be performed by  Tenant under this lease from and after the date of such assignment;

Exhibit H-2-18

(iv)           That a duplicate original of said assignment or sublease be delivered to Landlord at the address herein set forth within twenty (20) days from the said assignment or sublease and within one hundred twenty (120) days of the date that Tenant first provides Landlord with the information required under Paragraph 54(f) below;

(v)           That, in the event Tenant shall request Landlord’s consent to a proposed assignment of this lease or proposed sublease of all or a portion of the Demised Premises, Tenant shall pay or reimburse to Landlord the reasonable attorney fees and disbursements incurred by Landlord in processing such request, which fees and disbursements shall not exceed $1,500.00 in any one instance;

(vi)          Such assignment or subletting shall not, however, release Tenant from its liability for the full and faithful performance of all of the terms and conditions of this lease;

(vii)          If this lease be assigned, or if the Demised Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect Rent and additional rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent and additional rent herein reserved;

(b)           Notwithstanding anything contained in this Paragraph 54 to the contrary, no assignment or subletting shall be made by Tenant in any event until Tenant has offered to terminate this lease as of the last day of any calendar month during the term hereof and to vacate and surrender the Demised Premises to Landlord on the date fixed in the notice served by Tenant upon Landlord (which date shall be prior to the date of such proposed assignment or the commencement date of such proposed sublease), and Landlord, within thirty (30) days after the receipt thereof, has not accepted in writing the offer by Tenant to cancel and terminate this lease and to vacate and surrender the Demised Premises.

(c)           Unless otherwise consented to by Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), in writing, in no event shall Tenant have the right to sublease more than fifty (50%) percent of the aggregate of the space leased to Tenant under the Tenant Leases (as defined herein).  The restriction contained in this Paragraph 54(c) shall not apply to transactions set forth in Paragraph 54(h), below.

(d)           Tenant shall not mortgage, pledge, hypothecate or otherwise encumber its interest under this lease without Landlord’s prior written consent.

(e)           Without affecting any of its other obligations under this lease, Tenant will pay Landlord as additional rent fifty (50%) percent of any sums or other economic consideration, which (i) are actually received by Tenant as a result of a subletting whether or not referred to as rentals under the sublease (after deducting therefrom the reasonable costs and expenses incurred by Tenant in connection with the subletting in question); and (ii) exceed in total the sums which Tenant is obligated to pay Landlord under this lease (prorated to reflect obligations allocable to that portion of the Demised Premises subject to such sublease), it being the express intention of the parties that Landlord and Tenant shall share equally in any profit by reason of such sublease.  Tenant will not amend the sublease in such a way as to reduce or delay payment of amounts which are provided in the sublease approved by Landlord.  Any amendment or modification of an assignment or sublease shall be deemed to be a new assignment or sublease and shall require the prior written consent of Landlord.

Exhibit H-2-19

(f)           Landlord agrees that it shall not unreasonably withhold its consent to a subletting or assignment in accordance with the terms of this Paragraph 54.  In determining reasonableness, there shall be taken into account the character and reputation of the proposed subtenant or assignee, the specific nature of the proposed subtenant's or assignee's business and whether same is in keeping with other tenancies in the Building; the financial standing of the proposed subtenant or assignee; and the impact of all of the foregoing upon the Building and the other tenants of Landlord therein.  Landlord shall not be deemed to have unreasonably withheld its consent if it refuses to consent to a subletting or assignment to an existing tenant in any building in a five (5) mile radius of the Building which is owned by Landlord or its affiliate or to a proposed subtenant or assignee with whom Landlord is negotiating, or has negotiated in the preceding six (6) months,  a lease or if, at the time of Tenant's request, Tenant is in default, beyond applicable grace and notice periods, of any of the terms, covenants and conditions of this lease to be performed by Tenant.  At least thirty (30) days prior to any proposed subletting or assignment, Tenant shall submit to Landlord a written notice of the proposed subletting or assignment, which notice shall contain or be accompanied by the following information:  (i) the name and address of the proposed subtenant or assignee; (ii) the nature and character of the business of the proposed subtenant or assignee and its proposed use of the premises to be demised; (iii)   the most recent two (2) years of balance sheets and profit and loss statements of the proposed subtenant or assignee or other financial information satisfactory to Landlord; and (iv) such shall be accompanied by a copy of the proposed sublease or assignment of lease.

(g)           The listing of an assignee’s or subtenant’s name on the door or Building directory shall not be deemed Landlord’s consent hereunder.

(h)           Notwithstanding anything contained in this Paragraph 54 to the contrary, Tenant may assign this lease or sublet all or a portion of the Demised Premises without Landlord’s consent but upon prior written notice to Landlord (each, a “Permitted Transferee”) (i) to an Affiliate (as defined herein) of Tenant; or (ii) in connection with transactions with an entity into or with which Tenant is merged or consolidated or to a person or entity to which all or substantially all of Tenant’s assets, and/or stock, partnership or membership interests are sold or otherwise transferred, provided that such merger, consolidation, transfer or sale of assets, stock or interests is for a valid business purpose and not principally for the purpose of transferring the leasehold estate created hereby and/or avoiding the requirements of this Paragraph 54, and provided further, that in any of such events described in items (i) or (ii) above, the use of the Demised Premises shall remain unchanged. The provisions of Paragraph 54(b) above shall not apply to assignments or sublets to a Permitted Transferee. For the purposes of this lease: (x) the term “Affiliate” shall mean any designated person or entity, any other person or entity which controls, is controlled by, or is under common control with, such designated person or entity, and a corporation or other entity which provides financial, investment or insurance services and products to Tenant’s members as part of Tenant’s regular business regardless of control; and (y) “Control” (and with correlative meaning, “controlled by” and “under common control with”) shall mean ownership or voting control of 50% or more of the voting stock, partnership interests or other beneficial ownership interests of the entity in question.

Exhibit H-2-20

55.           Parking.  The parking areas available for the use of the Tenant herein and the other tenants of the Building of which the Demised Premises form a part are to be used by  Tenant, its servants, employees, agents, business invitees and patrons on a first come first served basis, subject to the rules and regulations of Landlord.  However, Tenant shall be permitted to use under all of the Tenant Leases (as hereinafter defined) three hundred twenty-five (325) parking spaces.  For purposes of this Lease, the term “Tenant Leases” shall mean and refer to: (i) this lease, (ii) that certain Lease Agreement dated ___________ between Landlord and Tenant for the lease of 111,933 rentable square feet at the Building (the “111,933 SF Lease”), and (iii) that certain Master Lease Agreement dated ___________ between Landlord and Tenant for the lease of 77,744 rentable square feet at the Building (the “Master Lease”).  It is also understood and agreed that Landlord shall have the right at any time to modify or alter the parking layout and traffic pattern in the parking areas and to diminish the available parking areas so long as such modifications or diminutions do not affect Tenant’s right to use three hundred twenty-five (325) parking spaces at the Real Property, without any liability to Tenant or any diminution or abatement of rent or additional rent.

56.           Rubbish Removal.  The parties hereto acknowledge and agree that, with respect to the existing trash compactor in the bay of the Building, Landlord may, at its option, either (i) elect to share such existing trash compactor with Tenant (in which event Landlord shall maintain and Tenant shall be required to pay Tenant’s Proportionate Share of the cost and expense of such existing trash compactor), or (ii) elect to forego use of and access to the existing trash compactor (in which event Tenant shall have the sole right to use and access same and shall be required to pay for all of the costs and expenses incurred in connection with such existing trash compactor).  In the event Landlord elects to share the use of the existing trash compactor, as provided above, Landlord’s cleaning company shall have access to such trash compactor during non-business hours only, and such company shall be bonded.

Exhibit H-2-21

57.           Hazardous Materials.   Except as otherwise provided herein, Tenant shall keep or cause the Demised Premises to be kept free of Hazardous Materials (hereinafter defined).   Without limiting the foregoing, Tenant shall not cause or permit the Demised Premises to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials in contravention to, or in amounts greater than permitted by, applicable law, nor shall Tenant cause or permit, as a result of any intentional or unintentional act or omission on the part of Tenant or any person or entity claiming through or under Tenant or any of their employees, contractors, agents, visitors or licensees (collectively, “Related Parties”), a release of Hazardous Materials onto the Demised Premises or onto any other property.  Tenant shall comply with and ensure compliance by all Related Parties with all applicable Federal, State and Local laws, ordinances, rules and regulations, whenever and by whomever triggered (including, without limitation, any regular testing regimes required by law; which testing, Landlord shall have the option to perform at Tenant’s sole cost and expense), and shall obtain and comply with, and ensure that all Related Parties obtain and comply with, any and all approvals, registrations or permits required thereunder.   Tenant shall (i) conduct and complete all investigations, studies, samplings, and testing, and all remedial removal and other actions necessary to clean up and remove such Hazardous Materials, on, from, or affecting the Demised Premises which were introduced by Tenant or Related Parties (a) in accordance with all applicable Federal, State and Local laws, ordinances, rules, regulations, policies, orders and directives, and (b) to the reasonable satisfaction of Landlord, and (ii) defend, indemnify, and hold harmless Landlord, its employees, agents, officers, members, partners, principals and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (a) the presence, disposal, release, or threatened release of such Hazardous Materials which are on, from, or affecting the soil, water, vegetation, buildings, personal property, persons, animals, or otherwise through or on account of Tenant or Related Parties; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials through or on account of Tenant or Related Parties; (c) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials through or on account of Tenant or Related Parties; and/or (d) any violation of laws, orders, regulations, requirements, or demands of government authorities, or any policies or requirements of Landlord, which are based upon or in any way related to such Hazardous Materials through or on account of Tenant or Related Parties, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses.  Tenant shall immediately notify Landlord in writing of any actual or threatened release of any Hazardous Materials on, in or about the Demised Premises, including notification to Landlord if Tenant receives any notice or requests for inspection or information from any Federal, State or local official or agency which pertains to Hazardous Materials.  Copies of all reports, notices, correspondence, and other documents received from or submitted to governmental authorities, and of all technical data, test results, expert opinions and other materials generated in connection with the contamination or other response or remedial activities, shall be provided to all parties to this lease.   In the event this lease is terminated, or Tenant is dispossessed, Tenant shall deliver the Demised Premises to Landlord free of any and all Hazardous Materials so that the conditions of the Demised Premises shall conform with all applicable Federal, State and Local laws, ordinances, rules or regulations affecting the Demised Premises.  In the event that Landlord has a good faith belief that there has been a release of Hazardous Materials for which Tenant is responsible hereunder, Landlord shall have the right to engage an environmental engineering or consulting firm to conduct an inspection of the Real Property and Demised Premises at Tenant’s sole cost and expense.  Tenant shall reimburse Landlord for the reasonable cost of any such inspection as well as the actual, out-of-pocket cost of any clean-up and testing performed pursuant thereto with respect to Hazardous Materials for which Tenant is responsible hereunder.  For purposes of this paragraph, “Hazardous Materials” includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other Federal, State or Local environmental law, ordinance, rule, or regulation.  Tenant specifically acknowledges and agrees that it shall be and remain responsible for any Hazardous Materials existing at the Demised Premises as of the date hereof, as more particularly described in that certain environmental reports prepared by __________________, dated ___________.  [NOTE:  THIS SENTENCE SHALL BE DELETED IF INAPPLICABLE.]In no event shall Tenant be responsible or liable for Hazardous Materials introduced to the Demised Premises by Landlord, Landlord’s agents or contractors or any other tenants or occupants of any part of the Real Property (other than an assignee or subtenant of Tenant).  Notwithstanding anything to the contrary contained herein, Tenant may, in the normal and customary operation of its business, maintain and use in the Demised Premises certain commercially reasonable amounts of the chemicals and other substances set forth on Exhibit “C” of this lease, as same may be updated from time to time by Tenant (with any such updates being subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed), provided that (i) such materials and other substances are used and stored in compliance with all applicable laws, and (ii) the indemnification obligations of Tenant set forth in this Paragraph 57 shall apply with full force and effect thereto.  Tenant’s obligations under this Paragraph 57 shall survive the expiration or earlier termination of the term of this lease.

Exhibit H-2-22

58.           Default.

(a)           In addition to the rights and remedies set forth in Paragraphs 17 and 18 hereof, Landlord shall have the right to cancel this lease in the manner therein provided in the event that (i) Tenant shall have failed to pay any installment of Rent provided herein within five (5) business days after written notice and demand for payment thereof or (ii) shall have defaulted in payment of additional rent set forth herein for a period of five (5) business days after written notice and demand for payment of same, or (iii) Tenant has not, within three (3) days of notice from Landlord, commenced and diligently prosecuted the cure of a default, the continuation of which, is a threat to the safety or welfare of the Building occupants or public, or (iv) there is a default beyond the expiration of applicable notice and cure periods, under the 111,933 SF Lease and/or the Master Lease.

(b)           In any case in which the Rent or additional rent is not paid within ten (10) days of the day when same is due, Tenant shall pay a late charge equal to 5 ($0.05) cents for each dollar so due.  Tenant further agrees that the late charge imposed is fair and reasonable, complies with all laws, regulations and statutes, and constitutes an agreement between Landlord and Tenant as to the estimated compensation for costs and administrative expenses incurred by Landlord due to the late payment of rent by Tenant.  Tenant further agrees that the late charge assessed pursuant to this lease is not interest, and the late charge does not create a borrower/lender or borrower/creditor relationship between Landlord and Tenant.  The demand and collection of the aforesaid late charges shall in no way be deemed a waiver of any and all remedies that the Landlord may have under the terms of this lease by summary proceedings or otherwise in the event of a default in payment of rent or additional rent.

(c)           In the event that Landlord shall bring any proceeding against Tenant for recovery of money damages, or for possession of the Demised Premises by reason of nonpayment of Rent or additional rent, and Landlord shall incur costs and expenses by reason thereof or by reason of such monetary default, such charges, including reasonable legal fees, shall be due and payable from Tenant as additional rent and shall become immediately due and payable upon the incurrence of same.  This provision shall expressly apply following the expiration or early termination of this lease where the Tenant, subtenant or assignee continues in possession of the Demised Premises.

(d)            [Intentionally Omitted].

(e)           At any time after this Lease is terminated or the Term shall have expired and come to an end or Landlord shall have re-entered upon the Demised Premises, as the case may be, whether or not Landlord shall have collected any monthly deficiencies pursuant to Paragraph 18 of the preprinted portion of this lease, Landlord, at its sole discretion, shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, as and for liquidated and agreed final damages, a sum equal to the amount by which the Rent and additional rent reserved in this lease for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Demised Premises for the same period, both discounted to present worth at the rate of five (5%) per cent per annum.  If, before presentation of proof of such liquidated damages to any court, commission, or tribunal, the Demised Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Demised Term, or any part thereof, the amount of Rent and additional rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Demised Premises so relet during the term of the reletting.

Exhibit H-2-23

(f)           Nothing contained in this Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of the Tenant.

(g)           The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

59.           Insurance.

(a)           Tenant shall obtain and keep in full force and effect during the Term, at its own cost and expense, (i) Commercial General Liability Insurance, on an occurrence basis, such insurance to afford protection in an amount of not less than One Million ($1,000,000) Dollars coverage for bodily injury, death and property damage arising out of any one occurrence and Two Million ($2,000,000) Dollars in the aggregate (such limit to apply on a “per location basis”), protecting Tenant as the insured and Landlord and its construction affiliate and management company, as well as any other parties whose names have been provided by Landlord to Tenant from time to time, as additional insureds (in a blanket endorsement form reasonably satisfactory to Landlord in its reasonable discretion) against any and all claims for personal injury, death or property damage, such insurance to provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord or any other party named as an additional insured; Such insurance shall include coverage for a blanket contractual liability and shall also include Products/Completed Operations (ii) “All Risk” Property Insurance on Tenant’s property including improvements and betterments made by or on the behalf of Tenant, (and including, without limitation, Business Interruption coverage providing for the payment of all rent and additional rent payable under this lease for a period of twelve (12) months including “Extra Expense” and Equipment Breakdown Insurance) insuring Tenant’s property and equipment for the full 100% replacement cost value thereof; (iii) Workers Compensation Coverage and Employers Liability Coverage as required by law; (iv) New York DBL Coverage, as required by law; (v) Business Automobile Coverage in an amount of not less than One Million ($1,000,000) Dollars combined single limit per accident for bodily injury or property damage (which policy form shall include coverage for “Any Auto” which includes autos owned, hired and non-owned); (vi) Umbrella Liability Coverage with limits of liability of not less than Five Million ($5,000,000) Dollars per occurrence and in the aggregate per location; and (vii) any other insurance required by law.   All deductibles shall be paid by Tenant and shall not exceed $50,000.00.  None of Tenant’s insurance policies may provide for a self-insured retention.  Landlord may require Tenant to increase the limits of the liability coverage described in (i) above, from time to time (but in no event prior to the sixth Lease Year), to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by landlords for similar space in buildings in the municipality in which the Building is located.

Exhibit H-2-24

(b)           All insurance required to be carried by Tenant pursuant to the terms of this lease shall be written in form and substance reasonably satisfactory to Landlord by a good and solvent insurance company of recognized standing, admitted to do business in the State of New York, which shall be reasonably satisfactory to Landlord and shall be rated in Best’s Insurance Guide or any successor thereto as having a Best’s Rating of not less than “A” and a “Financial Size Category” of not less than “X”, or if such ratings are not then in effect, the generally accepted equivalent thereof or such other financial rating as Landlord may at any time consider reasonably appropriate.  Tenant shall procure, maintain and place such insurance and pay all premiums and charges therefor and upon failure to do so Landlord, after reasonable written notice to Tenant,  may, but shall not be obligated to, procure, maintain and place such insurance or make such payments, and in such event the Tenant agrees to pay the amount thereof, plus interest at the maximum rate permitted by law, to Landlord on demand and said sum shall be in each instance collectible as additional rent on the first day of the month following the date of payment by Landlord.  Tenant shall cause to be included in all such insurance policies a provision to the effect that no material change in coverage shall be made thereto unless Landlord shall have received at least  thirty (30) days prior written notice thereof by certified mail, return receipt requested.  Appropriate certificates (on the forms currently designated “Acord Form 28” for property insurance and “Acord Form 25” for liability insurance, or their equivalent) shall be deposited with Landlord on or prior to the commencement of the Term hereof.  Within ten (10) days after Landlord’s written request, Tenant shall provide Landlord with certified copies of its applicable insurance policies; provided, however that Tenant may redact any confidential information contained therein prior to delivering such certified copies to Landlord.  Any renewals, replacements or endorsements thereto shall also be deposited with Landlord to the end that said insurance shall be in full force and effect during the Term.

(c)           Tenant shall cause each insurance policy carried by it and insuring its fixtures and contents, or the betterments and improvements made by Tenant, against loss by fire and other hazards to be written in a manner so as to provide that the insurer waives all right of recovery by way of subrogation against Landlord in connection with any loss or damage covered by any such policy or policies.  Landlord shall not be liable to the Tenant for any loss or damage caused by fire or other hazards.

(d)           Landlord will cause each insurance policy carried by Landlord and insuring the Building and Demised Premises against loss by fire and other hazards to be written in such a manner so as to provide that the insurer waives all right of recovery by way of subrogation against Tenant in connection with any loss or damage covered by such policy or policies.  Tenant shall not be liable to Landlord for any loss or damage caused by fire or other hazard.

Exhibit H-2-25

(e)           If Tenant shall at any time fail to maintain insurance as, and to the extent, required hereunder, Tenant hereby releases Landlord from all loss or damage which could have been covered by such insurance if Tenant had maintained such insurance, including the deductible and/or uninsured portion thereof.  In no event, however, shall the foregoing clause increase the liability Landlord may otherwise have under this lease for such loss or damage.  If Landlord shall at any time fail to maintain insurance as, and to the extent, required hereunder, Landlord hereby releases Tenant from all loss or damage which could have been covered by such insurance if Landlord had maintained such insurance, including the deductible and/or uninsured port thereof.  In no event, however, shall the foregoing clause increase the liability Tenant may otherwise have under this lease for such loss or damage.

(f)            [Intentionally Omitted].

(g)           Throughout the term of this lease, Landlord shall maintain (i) commercial general liability insurance coverage on an occurrence basis, including contractual liability, insuring against Landlord’s liability arising out of bodily injury, death or property damage with respect to the Real Property,  the Building and any common areas in an amount of not less than One Million $1,000,000.00) Dollars and Two Million ($2,000,000.00) Dollars in the aggregate, and (ii) “all risk” property insurance coverage on the Real Property, the Building and Landlord’s equipment for the full 100% replacement cost value thereof.

60.           Broker.  Landlord and Tenant each represents to the other that this lease was not brought about by any broker and that all negotiations with respect to this lease were conducted exclusively between Landlord and Tenant.  Each party (the “Indemnifying Party”) agrees that if any claim is made for commissions by any broker claiming to have worked on behalf of the Indemnifying Party with respect to this lease, the Indemnifying Party will indemnify, defend and hold the other party free and harmless from any and all liabilities and expenses in connection therewith, including the other party’s reasonable attorney’s fees.   Notwithstanding anything to the contrary contained in this Paragraph 60, the parties each acknowledge their dealings with CB Richard Ellis, Inc. (“CBRE”) in connection with the sale-leaseback transaction of which this lease is a part, and Tenant represents that any and all commissions due CBRE in connection with the sale-leaseback are being paid by Tenant.

61.           Conditions of Landlord’s Liability.   Landlord and Landlord’s agents and employees shall not be liable for, and Tenant waives all claims for, loss or damage to Tenant’s business or damage to person or property sustained by Tenant resulting from any accident or occurrence (unless caused by or resulting from the negligence or willful misconduct of Landlord, its agents, servants or employees other than accidents or occurrences against which Tenant is insured and except to the extent Tenant is contributorily negligent) in or upon the Demised Premises or the Building, including, but not limited to, claims for damage resulting from: (i) any equipment or appurtenances becoming out of repair; (ii) injury done or occasioned by wind; (iii) any defect in or failure of plumbing, heating or air conditioning equipment, electric wiring or installation thereof, gas, water, or steam pipes, stairs, porches, railings or walks; (iv) broken glass; (v) the backing up of any sewer pipe or downspout; (vi) the bursting, leaking or running of any tank, tub, washstand, water closet, waste pipe, drain or other pipe or tank in, upon or about the Building or the Demised Premises; (vii) the escape of steam or hot water; (viii) water, snow or ice being upon or coming through the roof, skylight, trapdoor, stairs, doorways, show windows, walks or any other place upon or near the Building or the Demised Premises or otherwise; (ix) the falling of any fixture, plaster, tile or stucco; and (x) any act, omission or negligence of other tenants, licensees or of any other persons or occupants of the Building or of adjoining or contiguous buildings or of owners of adjacent or contiguous property.  Whenever Tenant shall claim under this lease that Landlord has unreasonably withheld or delayed its consent to some request of Tenant for which Landlord is specifically obligated to be reasonable under this lease, Tenant shall have no claim for damages by reason of such alleged withholding or delay, and Tenant’s sole remedy thereof shall be a right to obtain specific performance or injunction but in no event with recovery of damages.

Exhibit H-2-26

62.           Cafeteria.  The parties acknowledge that a food service is or shall be provided in the lower level of the Building.  The parties further acknowledge that, although the existing food service facility in the Building will be in place at the Commencement Date, shortly thereafter Landlord will be relocating the food service facility to the lower level of the Building (the “Food Service Relocation”).  Landlord estimates that the Food Service Relocation will take approximately six (6) weeks (which time period may be further extended as a result of delays in Landlord obtaining all required governmental and/or municipal inspections, approvals, authorizations or consents, including, without limitation, any required inspections by and authorizations from the Department of Health, although Landlord agrees to use reasonable diligent in obtaining same), during which period there will be no food service facility in the Building.  Notwithstanding the foregoing, Landlord agrees that during the Food Service Relocation, it will arrange for limited food service to be available at the Building (i.e., prepared foods, such as sandwiches and beverages sold by food service personnel, not served from a vending machine).  Once the Food Service Relocation is completed, Landlord agrees that the service provided in the food service facility shall be similar in quality to that which is offered in similar Class “A” office buildings.  For so much of the Term as such food service is provided in the Building, Tenant shall be permitted to invite its principals and employees to use same for the purchase and consumption of food and beverages offered for sale.  Tenant shall pay or reimburse Landlord, on a monthly basis, for Tenant’s Proportionate Share of any subsidy provided by Landlord to the food service operator, but in no event shall Tenant’s Proportionate Share of the subsidy exceed $15,000.00 per annum.  Tenant shall also have the right to use the food service area from time to time and at any time after 3:00 p.m on weekdays for the hosting of business events or functions so long as (a) Tenant provides Landlord with reasonable prior notice of the date, time and nature of such events or functions, (b) Tenant reimburses Landlord, on demand, for any additional cost or expense actually incurred by Landlord in connection with such events or functions (e.g., security services, cleaning services, etc.), and (c) Tenant enters into such agreements for such use of the food service area as Landlord and the food service provider may reasonably request.  The use of the food service shall be subject to the reasonable rules and regulations of Landlord and/or the operator of the food service now or hereafter imposed.  Notwithstanding anything to the contrary contained in this Paragraph, if the food service opens for business and subsequently closes, either temporarily or permanently, there shall be no abatement or diminution of Rent and Tenant shall in no event be relieved from any of its obligations under this lease, except that Tenant shall not be required to pay Tenant’s Proportionate Share of the food service subsidy for the period in which the food service is not operational.  Further, in the event there is no food service in the Building for thirty (30) or more consecutive days, Landlord shall provide Tenant with a revocable license to use the food service area so that Tenant can provide its own licensed and reputable food service operator for the purpose of providing food service in the lower level of the Building.

Exhibit H-2-27

63.           Fitness Facility.  The parties acknowledge that a fitness facility is or shall be provided in the lower level of the Building, containing approximately 3,000 rentable square feet, in or about the location shown on Exhibit “D” annexed hereto and made a part hereof.  For so much of the Term as such fitness facility is provided in the Building, Tenant’s principals and employees may use same at a cost of $100 per year per member (which amount is subject to reasonable increases from time to time during the Term).  Landlord agrees to maintain the fitness facility in good condition and Landlord shall be responsible, at its sole cost and expense, for the maintenance, repair and replacement of the fitness facility and equipment located therein.  The use of the fitness facility shall be subject to the reasonable rules and regulations of Landlord now or hereafter imposed.  Notwithstanding anything contained herein to the contrary, if the fitness facility closes, either temporarily or permanently, there shall be no abatement or diminution of Rent and Tenant shall in no event be relieved from any of its obligations under this lease.

64.           Miscellaneous.

(a)           This lease shall not be recorded.  No memorandum of this lease shall be recorded without the express written consent of Landlord.

(b)           The invalidity or unenforceability of any provision of this lease shall in no way affect the validity or enforceability of any of the other provisions contained in this lease. Landlord and Tenant understand, agree and acknowledge that this lease has been freely negotiated by both parties and that, in the event of any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this lease or any of its terms and conditions, there shall be no inference, presumption or conclusion drawn whatsoever against either party by virtue of that party having drafted this lease or any portion hereof.

(c)           There are no oral agreements between the parties hereto affecting this lease and this lease supersedes and cancels any and all previous representations, negotiations, arrangements and understandings, if any, between the parties hereto with respect to the subject matter hereof, and shall not be used to interpret or construe this lease.

(d)           Wherever in this lease there is any conflict between the provisions of any of the preprinted portions of the lease and the non-preprinted portions of the lease (e.g. typewritten or handwritten changes to the pre-printed form and the provisions of this rider), the non-preprinted provisions shall be deemed to supersede the preprinted provisions.

(e)           Any references in the printed portions of this lease to the City of New York and the Administrative Code of the City of New York are deemed deleted, and where applicable the town in which the Demised Premises is located and other local governmental authorities and their ordinances shall be substituted in lieu thereof.

(f)           This lease may not be changed, modified or discharged, in whole or in part, orally, and no executory agreement shall be effective to change, modify or discharge, in whole or in part, this lease or any obligations under this lease, unless such agreement is set forth in a written instrument executed by the party against whom enforcement of the change, modification or discharge is sought.

Exhibit H-2-28

(g)           The mailing or delivery of a lease by the Landlord to a possible Tenant, its agent or attorney, shall not be deemed an offer nor shall any obligation or liability be created on the part of Landlord until such time as a lease, duly executed by the Landlord, is delivered to such possible Tenant, its agent or attorney.

(h)           Tenant shall give notice to Landlord, promptly after Tenant learns thereof, of (i) any accident in or about the Demised Premises, (ii) all fires and other casualties within the Demised Premises, (iii) all damages to or defects in the Demised Premises, including the fixtures, equipment and appurtenances thereof for the repair of which Landlord might be responsible, and (iv) all damage to or defects in any parts or appurtenances of the Building’s sanitary, electrical, heating, ventilating, air conditioning, elevator and other systems located in or passing through the Demised Premises or any part thereof.

(i)           In the event Standard Microsystems Corporation is no longer the “Tenant” under this lease, Landlord hereby reserves the right, in its sole discretion, to require that such successor “Tenant” deposit a security deposit (in an amount to be determined by Landlord, in its reasonable discretion) and, in such event, Paragraph 32 of the preprinted portion of this lease shall be re-inserted into the Lease.  Additionally,  in the event that Landlord holds such security deposit in an interest bearing account, Landlord may retain a portion of the interest earned thereon equal to one (1%) per annum of such deposit as an administrative fee.

(j)           In the event Landlord is not an individual, Landlord represents that the officer or officers, partner or partners, member or members or manager or managers executing this lease have the requisite authority to do so.  In the event that Tenant is not an individual, Tenant represents that the officer or officers, partner or partners, member or members or manager or managers executing this lease have the requisite authority to do so.

(k)           Tenant hereby acknowledges that Landlord makes no representations as to the compatibility of the Building systems with Tenant’s equipment.

(l)           Tenant shall indemnify, hold harmless and defend Landlord, its affiliates, managing agents, construction company, subsidiaries, directors, officers, employees and agents from and against any and all liabilities, claims, demands, damages, costs, expenses (including reasonable attorneys’ fees) suits, judgments whether actual or alleged, including such for bodily injury or wrongful death to any person (including tenant employees and invitees) and property damage to any property, arising out of or in connection with the operations or business of the Tenant at the demised premises or real property (including, without limitation, the installation, existence, maintenance, repair, replacement and removal of the Equipment); the acts or omissions of the Tenant, its sub-tenants, its employees, invitees, contractors or agents; or any breach of this lease or improper conduct. Upon notification by the Landlord of an indemnifiable event, Tenant at its own expense shall arrange for Landlord’s defense (at Landlord’s option) and confirm indemnification. Tenant will still be responsible to fulfill its obligations under this Article in the event Tenant or Tenant’s insurance company does not accept a tender of claim by the Landlord. These indemnification provisions are to continue after lease expiration and are not limited by the amount of available insurance in place.   Tenant agrees not to settle any claims pursuant to this indemnity without Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Exhibit H-2-29

(m)           Landlord shall indemnify and save harmless Tenant, its affiliates, managing agents, directors, officers, employees and agents from and against all liability, claims, demands, damages, costs, expenses (including reasonable legal fees),  suits and judgments arising from any injury or death to persons or any damage to the property of third parties sustained in the common areas of the Building or which arise out of construction or work performed by Landlord or its construction affiliate in an about the Building and/or Demised Premises and will further indemnify and save harmless Tenant against and from all costs, expenses, and liabilities incurred in connection with any such claim or loss or action or proceeding brought thereon (including reasonable attorney fees and costs); and in case any action or proceeding be brought against Tenant by reason of any such claim or loss, Landlord, upon notice from Tenant, agrees that Landlord, at Landlord’s expense, will resist or defend such action or proceeding and will employ counsel therefor reasonably satisfactory to Tenant.  Landlord will still be responsible to fulfill its obligations under this Article in the event Landlord or Landlord’s insurance company does not accept a tender of claim by Tenant. These indemnification provisions are to continue after lease expiration and are not limited by the amount of available insurance in place.  Landlord agrees not to settle any claims pursuant to this indemnity without Tenant’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(n)           Except with respect to damages set forth in Paragraph 52(ii) and (iii) hereof, neither party shall be liable to the other for any lost profits, incidental, special, exemplary, punitive, indirect or other consequential damages.

(o)           With respect to any dispute between Landlord and Tenant involving this lease which is resolved through legal proceedings, the non-prevailing party, if evident, shall bear all reasonable fees, costs and expenses of the subject legal proceeding, including, without limitation, the reasonable attorney=s fees and costs of the prevailing party.

65.           INTENTIONALLY DELETED: NOTE ONLY FOR TRIPLE NET LEASE

66.           Subordination.      So long as Tenant continues to lease and occupy at least twenty-five (25%) percent of the Building (taking into consideration premises leased pursuant to the Tenant Leases, collectively), Landlord shall obtain for the benefit of Tenant a Subordination, Attornment and Non-Disturbance Agreement (an “SNDA”) from Landlord’s future mortgagees on such mortgagee’s standard form.   Tenant shall be responsible for paying (or reimbursing Landlord, as additional rent) for any fees or costs imposed by a mortgagee or its counsel in connection with the issuance and/or negotiation of any SNDA.  Notwithstanding the foregoing, an SNDA shall not be required from the mortgagee existing as of the date of this lease.

Exhibit H-2-30

67.           Tenant’s Exclusive.  So long as Tenant continues to lease and occupy at least fifty (50%) percent of the Building (taking into consideration premises leased pursuant to the Tenant Leases, collectively), Landlord covenants and agrees not to lease any space in the Building to a Competitor (as hereinafter defined) for a purpose in competition with Tenant’s primary business (i.e., the manufacturing, testing, storing or sale of semi-conductors). The term “Competitors” shall mean and refer to the following entities:  Alcor Micro Corp., ASIX Electronics Corp., Avnera Corporation, Broadcom Corporation, Cypress Semiconductor, Davicom Semiconductor Inc., Display Link, eNe, Genesys Logic, GMT, Inc., Integrated Technology Express, Inc., Marvell Technology Group Ltd., Micrel Semiconductor, Inc., Nuvoton (formerly Winbond Electronics Corporation), Realtek Semiconductor Corp., Renesas Technology, ST-Ericsson, Syncomm and Texas Instruments. Notwithstanding anything to the contrary contained in this Paragraph, nothing herein shall prevent Landlord from leasing any space in the building to any affiliate or subsidiary of a Competitor who intends on using such space solely for non-competitive purposes.

68.           Notices.  Supplementing Paragraph 28 of the pre-printed portion of this lease, all notices delivered to Tenant should be sent to the attention of Walter Siegel, Esq., with copies of all such notices delivered to Standard Microsystems Corporation, 80 Arkay Drive, Hauppauge, New York 11788, Attention: Peter Byrnes and to Moritt Hock & Hamroff, LLP, 400 Garden City Plaza, Garden City, New York 11530, Attention: Gary C. Hisiger, Esq.

69.           Destruction, Fire and Other Casualty.   Supplementing the terms and conditions of Paragraph 9 of the pre-printed portion of this lease:

(a)           If the Demised Premises shall be totally damaged or rendered wholly unusable or wholly inaccessible by fire or other casualty and Landlord has not terminated this lease pursuant to Paragraph 9(d) hereof  and the estimated date of completion of such restoration work, as reasonably determined by Landlord’s architect, is more than twelve (12) months following the date of such damage or destruction, then Tenant shall have the right to terminate this lease by written notice delivered to Landlord within ten (10) days following receipt of such written determination by Landlord’s architect.  Furthermore, if the Demised Premises shall be totally damaged or rendered wholly unusable or wholly inaccessible by fire or other casualty and Landlord has not terminated this lease pursuant to Paragraph 9(d) hereof and Landlord has not completed the making of the required repairs and restored and rebuilt the Demised Premises and/or access thereto within twelve (12) months from the date of such damage or destruction (and such additional time not to exceed sixty (60) days after such date as shall equal the aggregate period Landlord may have been delayed in doing so by unavoidable delays or adjustment of insurance), then Tenant may serve notice on Landlord of its intention to terminate this lease, and, if, within thirty (30) days thereafter, Landlord shall not have completed the making of the required repairs and restored and rebuilt the Demised Premises and/or access thereto, this lease shall terminate on the expiration of such thirty (30) day period as if such termination date were the Expiration Date, and the Rent and additional rent shall be apportioned as of such date and any prepaid portion of Rent and additional rent for any period after such date shall be refunded by Landlord to Tenant.

Exhibit H-2-31

(b)           In the event the Demised Premises are rendered wholly unusable or wholly inaccessible and neither Landlord nor Tenant have exercised their options to terminate this lease (as set forth herein), then, at the request of Tenant, Landlord shall use commercially reasonable efforts to locate and provide Tenant with substitute, habitable office space reasonably suitable for Tenant's business elsewhere in the Building or in another building owned by Landlord or its affiliates; such space to be of approximately the same size as the Demised Premises (the "Substitute Space").  If Tenant agrees to accept the Substitute Space, then Rent shall abate with respect to the Demised Premises from the date of such damage or destruction, Tenant shall accept the Substitute Space in its then "as is" condition; it being acknowledged by the parties that the occupancy of the Substitute Space by Tenant is intended to be temporary, lasting only as long as is necessary for Landlord to substantially complete restoration of the Demised Premises, and Tenant shall pay to Landlord the fair market rental value of the Substitute Space, on a monthly basis, in advance, throughout its occupancy thereof.  It is further agreed that, in the event Tenant accepts the Substitute Space, Tenant shall be deemed to have waived the termination right set forth in Paragraph 69(a) above.  Upon substantial completion of the restoration of the Demised Premises, Tenant shall surrender the Substitute Space to Landlord and re-occupy the Demised Premises.

70.           Storage Area.  The parties acknowledge that a storage area shall be provided in the lower level of the Building, containing approximately 3,000 rentable square feet of space (the “Storage Space”) in a location to be determined by Landlord.  For so long as Tenant is utilizing the Storage Space, Tenant shall pay to Landlord, as additional rent in advance and in equal monthly installments, the amounts set forth below.  Tenant shall be entitled to use the Storage Space and shall have access to same twenty-four (24) hours per day, seven (7) days per week.  The parties acknowledge and agree that the Storage Space is and is intended to be the same “Storage Space” described in the 111,933 SF Lease and in no event shall Tenant be entitled, under the Tenant Leases, to more than 3,000 rentable square feet of storage space at the Building.  The rent payable with respect to the Storage Space shall be as follows (on a gross basis):

Lease Year	Per Annum	Monthly Installments
1	$30,000.00	$2,500.00
2	$30,900.00	$2,575.00
3	$31,827.00	$2,652.25
4	$32,781.84	$2,731.82
5	$33,765.36	$2,813.78
6	$34,778.28	$2,898.19
7	$35,821.68	$2,985.14
8	$36,896.28	$3,074.69
9	$38,003.16	$3,166.93
10	$39,143.28	$3,261.94
11	$40,317.60	$3,359.80
12	$41,527.08	$3,460.59
13	$42,772.92	$3,564.41
14	$44,056.08	$3,671.34
15	$45,377.76	$3,781.49

Exhibit H-2-32

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this lease as of the day and year first above written.

Landlord:

By:
Name:
Title:

Tenant:

By:
Name:
Title:

Exhibit H-2-33

 SCHEDULE A

LANDLORD’S CLEANING SERVICES

(to be performed on all business days except holidays)

A.           Floors of the Demised Premises will be swept and spot cleaned night.  Carpets in the Demised Premises will be swept daily with carpet sweeper and vacuumed weekly.

B.           Office equipment, telephones, etc. will be dusted nightly.

C.           Normal office waste in receptacles in the Demised Premises will be emptied nightly.

D.           Interior surface of windows and sills in the Demised Premises will be washed and blinds dusted quarterly.

E.           There shall be regularly scheduled visits by a qualified exterminator.

Tenant shall pay to Landlord, on demand, Landlord’s charges for (a) extra cleaning work in the Demised Premises required because of (i) misuse or neglect on the part of Tenant or its employees or visitors, (ii) use of portions of the Demised Premises for preparation, serving or consumption of food or beverages, or other special purposes requiring greater or more difficult cleaning work than office areas; (iii) unusual quantity of interior glass surfaces; (iv) non-building standard materials or finishes installed by Tenant or at its request; (v) increases in frequency or scope in any item set forth in this Schedule as shall have been requested by Tenant; (vi) use of the Demised Premises for any special purpose requiring extra cleaning services; and (b) removal from the Demised Premises or Building of (i) so much of any refuse and rubbish of Tenant as shall exceed that normally accumulated in the routine of ordinary business office activity and (ii) all of the refuse and rubbish of any eating facility requiring special handling (wet garbage).  Notwithstanding anything to the contrary set forth in this Lease, at Landlord’s request, Tenant shall pay directly to the Landlord’s cleaning contractor all monies owed in connection with the aforesaid extra cleaning services or refuse removal.

Exhibit H-2-34

SCHEDULE B

1.           Landlord shall provide at the rates hereinafter set forth and Tenant shall purchase from Landlord “energy service” for Tenant’s requirements in the Demised Premises (which shall include the energy necessary to provide heat and air conditioning in the respective seasons and electric current for lighting and usual office equipment).  There shall be the following categories of energy service:

A)           NORMAL SERVICE:  NORMAL SERVICE is energy consumed during WORKING HOURS as defined in Paragraph 44 whose power demands for electricity based upon connected load do not exceed 4 watts per rentable square foot of the Demised Premises during WORKING HOURS (“TENANT’S ALLOWABLE USE”).  Of this amount, two watts are allocated to Landlord supplied lighting and two watts are allocated for Tenant’s usual office equipment.  If Landlord shall, in its sole discretion, allow Tenant to change the WORKING HOURS, then, the charge for such change shall be $100.00 per zone.

B)           EXCESS SERVICE:  EXCESS SERVICE is energy demanded, regardless of hours, with power demands for electricity in excess of TENANT’S ALLOWABLE USE.

C)           OVERTIME SERVICE:  OVERTIME SERVICE is energy consumed at all hours other than WORKING HOURS (“OVERTIME HOURS”).  For the purpose of OVERTIME SERVICE, the Demised Premises may be separated into zones of use.

2.           Charges for NORMAL SERVICE:  The charge for NORMAL SERVICE set forth in Paragraph 44 hereof is based upon the rate of $3.35 per annum per rentable square foot of the Demised Premises and is subject to escalation as hereinafter provided.

3.           Charges for OVERTIME SERVICE:  Subject to escalation as hereinafter provided, the Landlord’s monthly charge for Tenant’s OVERTIME SERVICE, payable in addition to the charges for NORMAL SERVICE and EXCESS SERVICE, if applicable, shall be derived as follows:

A)           OVERTIME SERVICE:  An amount equal to the number of OVERTIME HOURS in the month, multiplied by $.01, multiplied by the square feet of the zones in use.

B)           OVERTIME charges shall be increased by the same percentage the EXCESS SERVICE (if applicable) exceeds TENANT’S ALLOWABLE USE for NORMAL SERVICE.

C)           TWENTY-FOUR HOUR SERVICE: Any energy consumed in the Demised Premises for electric equipment requiring twenty-four (24) hour service shall be charged to Tenant on the basis of the metered kilowatt hours (“KWH”) consumed by such equipment (as measured by the Building energy management system) at Landlord’s cost per KWH, plus $.015 per KWH for equipment maintenance and life cycle cost.  Such charges for TWENTY-FOUR HOUR SERVICE shall not apply with respect to energy consumed during periods of NORMAL SERVICE or periods for which Tenant requests OVERTIME SERVICE through the Building’s energy management system. In the event that Tenant does not use such equipment related energy, Tenant shall not be charged the amounts set forth in this paragraph 3(C).

Exhibit H-2-35

These amounts shall be payable to Landlord, as Additional Rent, within thirty (30) days after Landlord shall bill Tenant therefor.

4.           Charges for EXCESS SERVICE:  The Landlord’s monthly charges for Tenant’s EXCESS SERVICE, payable in addition to any charges for NORMAL SERVICE, OVERTIME SERVICE, and TWENTY-FOUR HOUR SERVICE, if applicable, shall be an amount derived as follows:  The excess power demands for electricity above TENANT’S ALLOWABLE USE shall be charged to Tenant at the rate of $0.84 per rentable square foot per year, for each excess watt (or part thereof, computed and adjusted to the nearest 100th).

5.           Escalation of Charges for NORMAL SERVICE, EXCESS SERVICE, OVERTIME SERVICE and TWENTY-FOUR HOUR SERVICE:  The charges referred to in this Schedule “B” are based upon the average of the current monthly rates promulgated by the applicable utility company for providing utility service to the Building, including electricity and gas, during the twelve (12) month period immediately prior to the date hereof (“Initial Average Monthly Rates”).  The current monthly rates referred to in the prior sentence and elsewhere in this paragraph shall include all rates, classifications, surcharges, fuel and adjustment costs, and other component parts of the utility company’s bills for providing such utilities to the Building.  The charges set forth in this Schedule “B” shall be increased pro rata to reflect the percentage increase in the current monthly rates charged from time to time by such utility company over the Initial Average Monthly Rates.  Landlord shall have the right to bill Tenant and Tenant agrees to pay such increase in utility company charges monthly, as additional rent.

6.           Landlord’s energy management system will be conclusive evidence of the computation of NORMAL SERVICE, EXCESS SERVICE, OVERTIME SERVICE and TWENTY-FOUR HOUR SERVICE.  However, Landlord hereby reserves to itself the right, from time to time, to use a reputable electric engineering company (the “Engineer”) to make a survey of Tenant’s energy usage requirements to determine whether the TENANT’S ALLOWABLE USE limitation has been exceeded and, if so, to what extent.  If these surveys indicate at the time that the cost to Landlord by reason thereof, computed on an annual basis at rates which would be charged by a public utility company servicing the Building for such purposes, is in excess of the initial cost similarly computed, then the additional rent provided for in this Schedule shall be increased as provided for herein, commencing with the first day of the month immediately following the computation of such survey and the submission of a copy thereof to Tenant.

7.           Landlord shall have full and unrestricted access to all air-conditioning and heating equipment, and to all other utility installations servicing the Building and the Demised Premises.  Landlord reserves the right temporarily to interrupt, curtail, stop or suspend air-conditioning and heating service, and all other utilities, or other services, because of Landlord’s inability to obtain, or difficulty or delay in obtaining, labor or materials necessary therefor, or in order to comply with governmental restrictions in connection therewith, or for any other cause beyond Landlord’s reasonable control.  No diminution or abatement of Rent, additional rent, or other compensation shall be granted to Tenant, nor shall this Lease or any of the obligations of Tenant hereunder be affected or reduced by reason of such interruptions, stoppages or curtailments, the causes of which are hereinabove enumerated, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Demised Premises.

Exhibit H-2-36

8.           Telephone and data transmission service (collectively, “telephone/data service”) shall be the responsibility of Tenant.  Tenant shall make all arrangements for telephone/data service directly with a telecommunications company supplying said service, including the deposit requirement for the furnishing of service.  Landlord shall not be responsible for any delays occasioned by the failure of said company to furnish such service.  In the event Landlord has designated a company as the prime telephone/data service provider for the Building, Tenant may use a different telephone/data service provider of its choice provided (A) such other provider shall be reasonably acceptable to Landlord, (B) the installation work of such provider shall be performed in accordance with the provisions of Paragraphs 3 and 45 of this lease relating to Permitted Alterations, and (C) such provider shall install the equipment required to provide such service to Tenant inside the Demised Premises and not in the common areas of the Building (except that the wiring and cabling to such equipment may be run through such common areas in the manner and location reasonably required by Landlord).

9.           At Landlord’s option, it shall furnish and install all lighting tubes, bulbs and ballasts used in the Premises and Tenant shall pay Landlord’s reasonable charges therefor, on demand, as additional rent.

10.           Landlord reserves the right to install an energy management system or from time to time to make modifications and/or upgrades to the existing energy management system in the Building and the Demised Premises in order to measure Tenant’s consumption of electric current and HVAC service in the Premises.  The energy management system, whether presently existing or hereinafter installed, may cut off or curtail overhead lighting and HVAC service within the Demised Premises at the end of WORKING HOURS but such electric current and HVAC service may be restored, at Tenant’s election, by a means which shall record Tenant’s use of electric current and HVAC service after WORKING HOURS.  The hours of usage recorded by such energy management system shall be conclusive evidence of Tenant’s occupancy of the Premises after WORKING HOURS and shall be used to determine the amount Tenant shall pay for OVERTIME SERVICE pursuant to Section 3(A) of this schedule.

11.           In the event any supplemental air conditioning units or components (such unit or units shall be herein referred to as the “Supplemental AC System”) service the Demised Premises, Tenant shall pay to Landlord, as additional rent together with each monthly installment of Rent due hereunder, a monthly charge for Tenant’s use of the Building condenser water system equal to the product of (i) the total number of tons of capacity of the Supplemental AC System, multiplied by (ii) $75.00.  In addition, if a connection is made at Tenant’s request or on Tenant’s behalf, Tenant shall pay to Landlord, as additional rent upon billing therefor by Landlord, a one-time fee of $1,500.00 in order to reimburse Landlord for the cost and expense of connecting the Supplemental AC System to the Building’s main condenser water system.

12.           HEATING, VENTILATION AND AIR CONDITIONING SPECIFICATIONS.  The base Building heating, ventilating and air conditioning system shall be capable of the following performance when the criteria noted are not exceeded:

Exhibit H-2-37

A)           Between September 1 and June 1, the “heating system” shall be operative and maintain a minimum of 70 degrees FDB when the outdoor temperature is 0 degrees FDB and the prevailing wind velocity does not exceed 15 mph.

B)           Between April 15 and October 14, the “cooling system” shall be operative and maintain a maximum of 78 degrees FDB and 55% relative humidity when the outdoor temperature is 95 degrees FDB and 75 degrees FDB with the prevailing wind velocity not exceeding 13 mph.

C)           During the overlapping seasons (April 15 - June 1 and September 1 - October 15) both systems shall be operative (cooling and heating).

D)           Zoning temperature and balancing controls shall be operated solely by the Landlord to assure the conditions above.

E)           Maintenance of the foregoing temperature conditions is conditioned upon the following criteria, which, for purposes of this Lease, Tenant covenants it shall not exceed in any room, or area, within the demised premises:

(i)           Population Density .............................1 person per 150 rentable square feet

(ii)           Lighting and Electrical Load Density……..4 watts per rentable square foot

F)           The base building Heating, ventilating and air conditioning system shall provide exhaust and ventilation load in accordance with applicable code requirements.

Exhibit H-2-38

EXHIBIT A

RENTAL PLAN DATED AS OF _________ __, 2011

Exhibit H-2-39

Exhibit H-2-40

Exhibit H-2-41

EXHIBIT A-1

LOCATION OF SECURITY BOOTH

Exhibit H-2-42

EXHIBIT B

FIXTURES EXISTING AT THE DEMISED PREMISES NOT REQUIRING REMOVAL/
RESTORATION AT THE EXPIRATION OF THE TERM

Fixtures Existing at the Demised Premises that Remain property of SMSC – 80 Arkay Dr.

In addition to the items listed below that are the property of SMSC, fixtures that are currently installed at 80 Arkay Dr. or will be in the future that will remain the property of SMSC at the termination of the lease are –
Electrical Conditioning Equipment utilized in our Test Operations to supply conditioned power to our test devices.
Reels to support compressed air and electrical feeds for Test Operations.

Property of SMSC –

Kitchen Appliances – Appliances used in Break Rms., Kitchens, Coffee Stations.
Refrigerators, microwave ovens, coffee makers.  This does not include specialty equipment purchased specifically for the operation of the Cafeteria.

Security Systems – Security access and surveillance systems consisting of electronic card readers, control panels, local server, card printer, CCTV cameras, recording equipment, cabinets, PCs, etc.

Fire Extinguishers – All portable fire extinguishers.

Supplementary Air Conditioning Systems -  Split type air conditioning units utilized to supplement main building units.

Telephone System – Telephone system consists of servers, switches, modular components, racks and cabinets, PCs, monitors, telephone instruments and cellular amplification systems.

Communications Cabling System – Copper and fiber optic cables, patch panels, racks, jacks, data switches, etc.

IT Equipment – Electronic data computing and switching equipment including wireless network broadcast equipment.

Audio Visual Equipment – Screens, projectors, speakers, microphones, consoles, modular components, cabinets, PCs, monitors that make up our audio visual presentation and conferencing systems.

Furniture and Furnishings – Free standing furniture including desks, tables, chairs, cabinets, lockers.  Modular furniture systems consisting of partition panels, work surfaces, shelves, cabinets, drawer modules, lighting and electrical components.

Storage Shelving and Rack Systems – Metal shelving and rack systems used for storage of equipment, materials, files, etc.

Exhibit H-2-43

EXHIBIT C

HAZARDOUS MATERIALS USED IN CONNECTION WITH TENANT’S BUSINESS

Table 3.1.1  -  80 ARKAY DRIVE

HAZARDOUS MATERIALS
USED BY QA FOR RELIABILTIY TEST AND FAlLURE ANALYSIS

MATERIAL	DOT Shipping Class	AKA	MAXIMUM QUANTITY
Acetone	3.2	ACETONE	8 Gals
Isopropyl Alcohol	3.2	IPA	8 gals
Fuming Nitric Acid	5.1	HN03	8 pts
Sulfuric Acid	8.1	H2S04	4 gals
Fuming Sulfuric Acid	8.1	Oleum	2 pts
Acetic acid	8.1	Acetic	8 gals
Liquid Nitrogen	2.2	LN2	2200 liters
Alpha Metals Flux	3.2	AM-100	8 gallons
Buehler "Varidur"	0.2		2 pints
Lead Free Solder	0.2	Pb free	50 lbs
Varidur Kit	0.2	Plastic Powder
Ultramount Liquid	3.3	Acrylic Activator
Hydrochloric Acid	8.1	HCl	1 pt
Hydrofluoric Acid	8.1	HF	1 pt
TetrabutylAmmonium Hydroxide	8.2		4 gals

USED BY PRODUCTION TEST TO MAINTAIN SOCKETS
(Gold replating- Brush Application)

MATERIAL	DOT Shipping Class	AKA	MAXIMUM QUANTITY
TECHNIC INC TAS#1	8.2		1gal
TECHNIC Inc "TSC-15101"	8.3		20 lbs
Technic Inc "Gelling Agent"	0.2		1 qt
Acid Nickel Brush Plating	6.1		2 gals
Technic Strip II	6.1		2 gal
Technic "Orobrush 999No Gel"	6.1		2qt
Isopropyl Alcohol	3.2		2 pints
Speedball Cleaner			4 gals

Exhibit H-2-44

Tier 2 Online Submission  Report
Reporting period:From January 1, 2010 to December 31,2010

Facility Name	SMSC	Facility ID	1633388

Department Name	Corp Facilities	Facility Email

Physical Address	80 Arkay Drive , Hauppauge, Suffolk county , NY - 11788 , USA	Latitude I Longitude	40.8130941-73.252969

Mail Address	80 Arkay Drive , Hauppauge , NY - 11788	Method of Determination	A1 -Address Matching (House Number)

NAICS	541710-	Location Description	CE - Center of Facility

Dun & Bradstreet	054988506 - Semiconductor Manufacturer

Contact Information	Name	Phone	Email	Mail address
Emergency Contact	Ed Montvidas	631-4344654 (24-hour)	ed.montvidas@smsc.com	80 Arkay Drive, Hauppauge, COUNTY, NY -11788, USA

Owner / Operator	Don Sundin	6314344649 (Work)	don.sundin@smsc.com	80 Arkay Drive, Hauppauge, Suffolk COUNTY, NY -11788, USAA

Submitter	Ed Montvidas	631-4344654 (24-hour)	ed.montvidas@smsc.com	80 Arkay Drive, Hauppauge, COUNTY, NY -11788, USA

Chemical Inventory Information

Chemical Description	Physical & Health Hazards	Inventory	Mixture components	Storage locations and codes (Non- Confidential)
CAS 64742650 Trade Secret ☐ Chern. Name Diesel Fuel Pure ☒ Mixture ☐ Solid ☐ Liquid ☒ Gas ☐ EHS☐ State Specific Information No State specific information	Fire ☒ Pressure☐ Reactive ☐ Acute ☐ Chronic ☐	99999.0 Max. Daily Amount 24000.0 Avg. Daily Amount 365 No. of Days On-site		1) North West Side of Building: Type R, Pressure 1, Temperature 4
CAS 7727379 Trade Secret ☐ Chern. Name Nitrogen Pure ☒ Mixture ☐ Solid ☐ Liquid ☒ Gas ☒ EHS ☐ State Specific Information No State specific information	Fire ☐ Pressure ☒ Reactive ☐ Acute ☐ Chronic ☐	3750.0 Max. Daily Amount 2000.0 Avg. Daily Amount 365 No. of Days On-site		1) North Driveway - By Loading Dock: Type A, Pressure 2, Temperature 7

Exhibit H-2-45

Tier 2 Online Submission  Report
Reporting period:From January 1, 2010 to December 31,2010

Chemical Description	Physical & Health Hazards	Inventory	Mixture components	Storage locations and codes (Non- Confidential)
CAS 7664939 Trade Secret ☐ Chern. Name Sulfuric Acid Pure ☒ Mixture ☒ Solid ☐ Liquid x Gas ☐ EHS ☒ State Specific Information No State specific information	Fire ☐ Pressure ☐ Reactive ☒ Acute ☒ Chronic ☒	999.0 Max. Daily Amount 600.0 Avg. Daily Amount 365 No. of Days On-site
1) UPS _Basement: Type R, Pressure 1,Temperature 4.
2) UPS _Boiler Room Existing Bldg: Type R, Pressure 1, Temperature 4.
3) Loading Dock - Pallet Jacks: Type R, Pressure 1, Temperature 4.
4) QA-Failure Analysis Lab: Type R, Pressure 1, Temperature 4.

State Specific Information
No State specific information

Additional Information
☐ I have attached a document. ☐ I have attached two or more documents.

Certification
I certify under penalty of law that I have personally examined and am familiar with the information submitted in pages_  through_ , and that based on my inquiry of those individuals responsible for obtaining the information, I believe that the submitted information is true, accurate and complete.

Name and official title of owner/operator OR owner/operator's authorized representative	Signature	Date signed

Exhibit H-2-46

EXHIBIT D

LOCATION OF THE FITNESS FACILITY

Exhibit H-2-47

EXHIBIT H-3

77,744 Square Foot  Lease

EXHIBIT A  RENTAL PLAN DATED AS OF _________ __, 2011  Agreement of Lease, made as of this     day of      in the year         , between  party of the first part, hereinafter referred to as OWNER, and STANDARD MICROSYSTEMS CORPORATION party of the second part, hereinafter referred to as TENANT  Witnesseth: Owner hereby lease to Tenant and Tenant hereby hires from Owner  in the building known as  for the term of *  (or until such term shall sooner cease and expire as hereinafter provided) to commence on * , and to end on * , and  both dates inclusive , at the annual rental rate of *  *As of forth in the rider annexed hereto  which Tenant agrees to pay in lawful money of the United States which shall be legal tender in payment of all debts and dues. public and private, at the time of payment, in equal monthly installments in advance  on first day of each month during said term, at the office of Owner or such other place as Owner may designate, without setoff or deduction whatsoever, except that Tenant shall pay the first                        monthly installment(s) on the execution hereof (unless this lease be a renewal).  In the event that, at the commencement of the term of this lease, or thereafter, Tenant shall be in default in the payment of rent to Owner pursuant to the terms of another lease with Owner or with Owner’s predecessor in interest, Owner may at Owner’s option and without notice to Tenant add the amount of such arrears to any monthly installment of rent payable hereunder and same shall be payable to Owner as additional rent.  The parties hereto, for themselves, their heirs, distributes, executors, administrator, legal representative, successors and assigns, hereby covenant as follows:  Rent:                                1. Tenant shall pay the rent as above and as hereinafter provided. Occupancy:                    2. Tenant shall use and occupy the demised premises for office, warehouse, manufacturing and laboratory use and for any other ancillary use related to Tenant’s business then operating at the Premises provided such use is in accordance with the certificate of occupancy for the building, if any, and for no other purpose.  Alterations : 3. Tenant shall, at its expense, before making any alterations, additions, installations or improvements, obtain, and Owner shall cooperate with Tenant, at no cost or expense to Owner, and execute such forms as Tenant may reasonably request to enable Tenant to obtain, all permits, approvals and certificates require by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof, and shall deliver promptly duplicate of all such permits, approvals and certificates to Owner. Tenant agrees to carry, and will cause Tenant’s contractors and sub-contractors to carry, such worker’s compensation, commercial general liability, personal and property damage insurance as Owner may reasonably require. If any mechanic’s lein is filed against the demised premises, or the building of which the same forms as a part, for work claimed premise, or the building of which the same  forms a part, for work claimed to have been done for, or material furnished to, Tenant, whether or not done to have been done for, or material furnished to, Tenant, whether or not done pursuant to this article, the same shall be discharge by Tenant within thirty (30) days, after Tenant has knowledge thereof, at Tenant expense, by payment or filing a bond as permitted by law. All fixtures and all paneling, partitions, railings, and like installations, installed in the demised premises at any time, either by Tenant or by Owner on Tenant’s behalf , shall, upon installation, become the property of owner and shall remain upon and be surrender with the demised premises unless Owner, by notice to Tenant given in accordance with 45 of this lease, elects to relinquish Owner’s right thereto and to have them removed by Tenant, in which event the same shall be removed from the demised premises by Tenant prior to the expiration of the lease, at Tenant’s expense. Nothing in this article shall be construed to give Owner title to, or to prevent Tenant’s removal of, trade fixtures, movable office furniture and equipment, but upon removal of same from demised premises, or upon removal of other installations as may be required by Owner. Tenant shall immediately, at its expense repair and restore the demised premises to the condition existing prior to any such installations, and repair any damaged to the demised premises or the building due to such removal. All property permitted or required to be removed by Tenant at the end of the term remaining in the demised premises after Tenant’s removal shall be deemed abandoned and may, at the election of Owner, either be retained as Owner’s property or removed from the demised premises by Owner, at Tenant’s expense.  Repairs: 4. Owner shall maintain and repair the exterior of and the public portions of the building. Tenant shall, throughout the term of this lease, take good care of the demised premises including the bathrooms and lavatory facilities contained therein, if any, the windows and windows frames, and the fixture and appurtenances therein, and at Tenant’s soul cause and expense promptly make all repairs thereto and to the building whether structural or non-structural in nature, caused by, or resulting from, the carelessness, omission, neglect or improper conduct of Tenant. Tenant’s servants, employees, invitees, or licensees and whether or not arising from Tenant’s conduct or omission, when require by other provision of this lease including article 6. Tenant shall also repair all damage to the building and the demised premises caused by the moving of Tenant’s fixture, furniture or equipment. All the aforesaid repairs shall be of quality or class equal to the original work or construction. If Tenant fails after thirty (30) days notice, to proceed with due diligence to make repairs required to be made by Tenant, the same may be made by Owner at the expense of Tenant,  and  the expenses thereof incurred by Owner shall be collectible, as additional rent, after rendition of a bill or statement therefore. If the demised premises be or become infested with vermin, Tenant shall, at its expense, cause the same to be exterminated. Tenant shall give Owner prompt notice of any defective condition in any plumbing, heating system or electrical lines located in the demised premises and following such notice. Owner shall remedy the condition with due diligence, but at the expense of Tenant, if repairs are necessitated by damaged or injury attributable to Tenant, Tenant’s servants, agents, employees, invitees or licensees as aforesaid. Except as specifically provided in article 9 or elsewhere in this lease, they shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner. Tenant or others making or failing to make any repairs, alterations, additions or improvements in or to any portion of the building or the demised premises, or in and to the fixtures, appurtenances or equipment thereof. In exercising the rights set forth herein, Owner will use commercially reasonable efforts to minimize interference or disruption to Tenant’s business and except in an emergency, Owner will provide Tenant with prior notice of any such repairs, alterations,  additions or improvements. It is specifically agreed that Tenant shall not be entitled to any setoff  or reduction of rent by reason of any failure of Owner to comply with the covenants of this or any other article of this lease. Tenant agrees that Tenant’s sole remedy at law in such instance with be by way an action for damages for breach of contract. The provisions of this Article 4 with respect to the making of repairs shall not apply in the case of fire or other causality with regard to which Article 9 hereof shall apply.  Window Cleaning: 5. Tenant will not clean nor require, permit, suffer or allow any window in the demised premises to be cleaned from the outside in violation of Section 202 of the New York State Labor Law or may other applicable law, or of the Rules of the Board of Standards and Appeals, or of any other Board or body having or asserting jurisdiction.  Requirements of Law,Fire Insurance,Floor Loads: 6. Prior to the commencement of the lease term, if Tenant is then in possession, at all times thereafter, Tenant shall at Tenant’s sole cost and expense, promptly comply with all present and future laws, orders and regulations of all state, federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of the New York Board of Fire Underwriters. Insurance Services Office, or any similar body which shall impose any violation, order or duty upon Owner or Tenant with respect to the demised premises, arising out of Tenant’s particular use or manner of use thereof, or, with respect to the building, if arising out of Tenant’s particular use or manner of use of the demised premises of the building ( including the use permitted under the lease). Except as provided in Article 30 hereof, nothing herein shall require Tenant to make structural repairs or alterations unless Tenant has,  by its manner of use of the demised premises or method of operation therein, violated any such laws, ordinances, orders, rules, regulations or requirements with respect there to. Tenant shall not do or permit any act or thing to be done in or to the demised premises which is contrary to law, or which will invalidate or be in conflict with public liability, fire or other policies of insurance at any time carried by or for the benefit of Owner, or we shall or might subject Owner to any liability or responsibility to any person, or for property damage.  Owner acknowledges that the mere use of the demised premises for purposes permitted under Section 51 of the Rider will not violate or conflict with any of Owner’s insurance policies for the Building. Tenant shall not keep anything in the demised premises except as now or hereafter permitted by the Fire. Department, Board of Fire Underwriters, Fire Insurance Rating Organization and other authority having jurisdiction, and then only in such manner and such quantity so as not to increase the rate for five insurance applicable to the building, nor use the demised premises in a manner which will increase the insurance rate for the building or any property located therein over that in effect prior to commencement of Tenant’s occupancy. If by reason of failure to comply with the foregoing the fire insurance rate shall, at the beginning of this lease or at any time thereafter, be higher than it otherwise would be, then Tenant shall reimburse Owner, as additional rent hereunder, for that portion of all fire insurance premiums thereafter paid by Owner which shall have been charged because of such failure by Tenant. In any action or proceedings wherein Owner and Tenant are parties, a schedule or “make-up” or rate for the building or demised premises issued by a body making fire insurance rates applicable to said premises shall be presumptive evidence of the facts therein stated and of the several items charges in the fire insurance rates then applicable to said premises. Tenant shall not place a load upon any floor of the demised premises exceeding the floor load per square foot area which it was designed to carry and which is allowed by law. Owner reserves the right to prescribe the weight and position of all safes, business machines and mechanical equipment. Such installations shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient, in Owner’s judgment, to absorb and prevent vibration, noise and annoyance.

Exhibit H-3-1

Subordination: 7. This lease is subject and subordinate to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases or the real property of which the demised premises or a part, and to all renewals, modifications, consolidations, replacements and extensions of any such underlying leases and mortgages. This clause shall be self-operative and no further instrument or subordination shall be required by any ground or underlying lessor or by any mortgagee, affecting any lease or the real property of which the demised premises are a part. In confirmation of such subordination, Tenant shall from time to time execute promptly any certificate that Owner may request. Tenant’s Liability Insurance Property Loss, Damage, Indemnity: 8. Owner or its agents shall not be liable for any damage to property of Tenant or of others entrusted to employees of the building, not for loss of, or damage to, any property of Tenant by theft or otherwise, not for any injury or damage to persons or property resulting from any cause of whatsoever nature, unless caused by, or due to, the negligence or wilful misconduct of Owner, its agents, servants or employees; Owner or its agent shall not be liable for any damage caused by other tenant or persons in, upon or about said building or caused by operations in connection of any private, public or quasi public work unless caused by or due to the negligence or wilful misconduct of Owner, its agents, servants or employees. If at any time any windows of the demised premises are temporarily closed, darkened or bricked up (or permanently closed, darkened or bricked up, if required by law) for any reason whatsoever including, but not limited to, Owner’s own acts, Owner shall not be liable for any damage Tenant may sustain there by, and tenant shall not be entitle to any compensation therefore nor abatement or diminution of rent, nor shall the same release Tenant from its obligations hereunder nor constitute an eviction. Destruction, Fire, and Other Casualty: 9. (a) If the demised premisesor any part there of shall be damaged by fire or other casualty, Tenant shall promptly upon notice thereof, give notice thereof to Owner and this lease shall continue in full force and effect except as hereinafter set forth. (b) If the demised premises are partially damaged are rendered partially unusable or materially inaccessible by fire or other casualty, the damages thereto shall be repaired by, and at the expense of, Owner, and the rent and other items of additional rent, until such repair shall be substantially completed shall be apportioned from the day of the casualty according to the part of the demised premises which is usable. (c) If the demised premises are totally damaged or rendered wholly unusable or wholly inaccessible by fire or other casualty, (it being acknowledged and agreed that “totally “ and “wholly” shall mean damaged to 75% or more of the useable area of the demised premises) then the rent and other items of additional rent as hereinafter expressly provided shall be proportionately paid up to the time the casualty and thenceforth shall cease until the date when demised premises shall have been repaired and restored by Owner (or sooner reoccupied in part by Tenant then rent shall be apportioned as provided in subsection (b) above), subject to Owner’s right to elect not to restore the same as hereinafter provided. (d) If the demised premises are rendered wholly unusable or wholly inaccessible or (whether or not the demised premises are damaged in whole or in part) if the building shall be so damaged that Owner shall decide to demolish it or to not rebuilt it, then, in any of such events, Owner may elect to terminate this lease by written notice to Tenant, given within sixty(60) days after such fire or casualty, or thirty(30) days after adjustment of the insurance claim for such fire or casualty, whichever is sooner, specifying a date for the expiration of the lease, which shall date more than thirty(30) days after the giving of notice, and upon the date specified in such notice the term of this notice shall expire as fully and completely as if such date were the date set forth above for the termination of this lease, and Tenant shall forthwith quit, surrender and vacate the demised premises without prejudice however, to Owner’s rights and remedies against Tenant under the lease provisions in effect prior to such termination and any rent owing shall be paid up to such date, and any payments of rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant. Unless Owner shall serve a termination notice as provided for herein. Owner shall make the repairs and restorations under the conditions of (b) and (c) hereof, with all reasonable expedition, subject to delays due to adjustment of insurance claims, labor troubles and causes beyond Owner’s control. After any such casualty, Tenant shall cooperate with Owner’s restoration by removing from the demised premises as promptly as reasonably possible. all of Tenant’s salvageable inventory and movable equipment, furniture, and other property. Tenant’s liability for rent shall resume five (5) business days after written notice from Owner that the demised premises are substantially ready for Tenant’s occupancy. (e) Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or other casualty. Notwithstanding anything contained to the contrary in subdivisions (a) through (e) hereof, including Owner’s obligation to restore under subparagraph (b) above, each party shall look first to any insurances in its favor before making any claim against other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible, and to the extent permitted by law, Owner and Tenant each here by releases and waives all right of recovery with respect to subparagraphs (b), (d) and (e) above, against the other or any one claiming through or under each of them by way of subrogation or otherwise, The release and waiver herein referred to shall deemed to include any loss or damage to the demised premises and /or to any personal property, equipment, trade fixtures, goods and merchandise located therein. Both Owner and Tenant shall obtain property insurance policies that contain a clause providing that such a release or waiver shall not invalidate the insurance. If, and to the extent, that such waiver can be obtained only by the payment of additional premiums, then the party benefitting from the waiver shall pay such premium within ten(10) days after written demand or shall be deemed to have agreed that the party obtaining the insurance coverage shall be free of any further obligation under the provisions hereof with respect to waiver subrogation. Tenant acknowledges that Owner will not carry insurance on Tenant’s furniture and/or furnishings or any fixtures or equipment, improvements, or appurtenances removable by Tenant, and agrees that Owner will not be obligated to repair any damage thereto or replace the same (f) Tenant here by waives the provisions of section 227 of the real property law and agrees that the provisions of this article shall govern and control in lieu thereof. Eminent Domain: 10. If the whole or any material part of the demised premises shall be acquired or condemned by Eminent Domain for any public or quasi public use or purpose, then and in that event, the term of this lease shall cease and terminate from the date of title vesting in such proceeding and Tenant shall have no claim for the value of any unexpired term of said lease. Tenant shall have the right to make an independent claim to the condemning authority for the value of Tenant’s moving expenses and personal property, trade fixtures and equipment, provided Tenant is entitle pursuant to the terms of the lease to remove such property, trade fixtures and equipment at the end of term, and provided for the such claim does not reduce Owner’s award. All rent and additional rent shall be pro-rated and adjusted to the date of the vesting of title Assignment, Mortgage, Etc.: 11.Tenant for itself, its heirs, Distributees, executors, administrators, legal representatives, successors and assigns, expressly convenants that it shall not assign, mortgage, or encumber this agreement, nor underlet, or suffer or permit the demised premises or any part thereof to be used by others, without the prior written consent of Owner in each instance. Which consent shall not be unreasonably withheld, conditioned or delayed. If this lease be assigned, or if demised premises or any part thereof be underlet or occupied by anybody other than Tenant, Owner may, after default by Tenant, collect rent from the assignee, under tenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, underletting, occupancy or collections shall be deemed a waiver of the convenant, or the acceptance of the assignee, undertenant or occupant as tenant or a release of tenant from the for the performance by Tenant of convenants on the part of Tenant herein contained. The consent by Owner to assignment or underletting shall not in any way be constructed to relive Tenant from obtaining the express consent in writing of Owner to any further assignment or underletting. Electric Current: 12. Tenant convenants and agrees that at all times its use of electric current shall not exceed the capacity of existing feeders to the building or the risers or the wiring installation and Tenant may not use arry electrical equipment which, in Owner’s opinion, reasonably exercised, will overload such installations or interfere with the use thereof by other Tenant’s of the building. The change at any time of the character of electric service shall in no way make Owner liable or responsible to Tenant, for any loss, damages or expenses which Tenant may sustain. Access to Premises: 13. Owner or Owner’s agents shall have the right(but shall not be obligated) to enter the demised premises in any emergency at any time, and at other reasonable time, upon reasonable prior notice to examine the same to make such repairs, replacements and improvements as Owner may deem necessary and reasonably desirable to any portion of the building, or which Owner may elect to perform in the demised premises after Tenant’s failure to make repairs, after reasonable notice of the need to make same or perform any work which Tenant is obligated to perform under this lease, after reasonable notice of the need to make same or for the purpose of complying with laws, regulations and other directions of governmental authorities. Tenants shall permit Owner to use maintain and replace pipes, ducts, and conduits in and through the demised premises, and to erect new pipes, ducts and conduits therein provided such pipes and conduits do not materially and adversely reduce the useable area of the demised premises, wherever possible that they are within walls or otherwise concealed Owner may during the progress of any work in the demised premises, take all necessary materials and equipment into said premises without the same constituting an eviction, nor shall Tenant be entitled to any abatement of rent while such work is in progress, nor to any damages by reason of loss or interruption of business or otherwise. Owner shall use commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in connection wiht Owner’s exercise of the rights set forth herein. It through out the term hereof Owner shall have the right to enter the demised premises at reasonable hours upon reasonable prior notice for the purpose of showing the same to prospective purchasers or mortgagees of the building, and during the last twelve(12) months of the term for the purpose of showing the same to prospective tenant, and may, during said twelve(12) months period, place upon the demised premises the usual notices “To Let” and “For Sale” which notices Tenant shall permit to remain there on without mole station. If Tenant is present to open and permit and entry into the demised premises, Owner or Owner’s agents may enter the same when ever such entry may be necessary or permissible by master key or forcibly, and provided reasonable care is exercised to safeguard Tenant’s property, such entry shall not render Owner or its agents liable therefore, nor in any event shall the obligation of tenant here under be affected. Rider to be added if necessary

Exhibit H-3-2

Occupancy: 15. Tenant will not at any time use or occupy the demised premises in violation of the certificate of  occupancy issued for the building of which the demised premises are a part Tenant has inspected the demised premises and accepts them as is, subject to the riders annexed hereto with respect to owner’s work, if any. In any event, owner makes no representation as to the condition of the demised premises and Tenant agree’s to accept the same subject to violation, whether or not of record. If any governamental license or permit shall be required for the proper and lawful conduct of Tenant’s business, Tenant shall be responsible for, and shall procure and maintain, such license or permit. Bankruptcy: 16.  (a) Anything elsewhere in this lease to the contrary notwithstanding, this lease may be cancelled by owner by sending, of a return notice to Tenant with in a responsible time after the happening of any one or more of the following events: (1) the commencement of a case in bankruptcy or under the laws of any state naming Tenant (or a guarantor of any Tenant’s obligations under this lease) as a debtor, which, if involuntary, is not dismissed with in ninety (90) days after filing, or (2) the naming by Tenant (or a guarantor of any Tenant’s obligation under this lease) of an assignment or any other assignment for the benefit of creditors under any state statute. Neither Tenant nor any person claiming through or under Tenant, or by reason of any statute or order of court, shall thereafter be entitled to possession of the premises demised, but shall forthwith quit and surrender the demised premises. If this lease shall be assigned in accordance with its terms, the provisions of this Articles 16 shall be applicable only to the party than owning  Tenant’s interest in this lease. (b)It is stipulated and agreed that in the event of the termination of this lease pursuant to (a) hereof, Owner shall forthwith, notwithstanding any other provisions of this lease to the contrary, the entitled to recover from Tenant, as and for liquidated damages, an amount equal to the difference between the rental reserved hereunder for the unexpired portion of the term demised and the fair and responsible rental value of the demised premises for the same period. In the computation of such damages the difference between any installment of rent becoming due hereunder after the date of termination and the fair and reasonable rental value of the demised premises for the period for which such installment was payable shall be discounted to the date of termination at the rate of four percent (4%) per annum. If the demised premises or any part thereof be relet by Owner for the unexpired term of said lease, or any part thereof before representation of proof of such liquidated damages to any court commission or tribunal, the amount of rent reserved upon such reletting shall be deemed to be the fair and reasonable rental value for the part or the whole of the demised premises re-let during the term of the re-letting. Nothing herein contained shall limit or prejudice the right of the Owner to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be prove, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above. Default: 17. (1) If Tenant defaults in fulfilling any of the covenants of this lease other than the covenants  for the payment of rent or additional rent, or if be demised premises becomes vacant or deserted, or if this lease be rejected under $365 of title 11 of the U.S. code (Bankruptcy Code); or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the demised premises shall be taken or occupied by someone other than Tenant; or if Tenant shall be in default with respect to any other lease between Owner and Tenant; of which fact Owner shall be the soul judge; then in any one or more of such events, upon Owner serving a return thirty (30) days notice upon Tenant specifying the nature of said default, and upon the expiration of said thirty (30) days, if tenant shall have failed to comply with or remedy such default, or if the said default or omission complained shall be of a nature that the same cannot be completely cured or remedied within said thirty (30) day period, and if Tenant shall not have diligently commenced during such default with in such thirty (30) day period, and shall not thereafter with reasonable diligence  and in good faith, proceeds to remedy or cure such default, then Owner may serve a written five (5) days notice of cancellation of this lease upon Tenant, and upon the expiration of said five (5) days this lease and the term thereunder shall end and expire as fully and completely as if the expiration of such five (5) day period were the day here in definitely fixed for the end and expiration of this lease and the term thereof, and Tenant shall then quit and surrender the demised premises to Owner, but Tenant shall remain liable as hereinafter provided. (2) If the notice provided for in (1) hereof shall have been given, and the term shall expire as aforesaid; or if Tenant shall be in default in the payment of the rent revised herein or any item of additional rent herein mentioned, and such default is not cured within five (5) business days after written notice from Owner to Tenant or any part of either, or in making any other payment herein required then, and in any of such events, Owner may without additional notice, re-enter the demised premises either by force or otherwise, and dispossess Tenant by summary proceedings or otherwise, and the legal representative of Tenant or other occupant of  the demised premises and remove their effects and hold the demised premises as if this lease had not been made, and Tenant hereby waives the service of notice of intention re-enter or to institute legal proceedings to that end. If Tenant shall make default hereunder prior to the date fixed as the commencent of any renewal or extension of this lease, Owner may cancel and terminate such renewal or extension agreement by written notice. Remedies of Owner and waiver of Redemption: 18. In case of any such default, re-entry, expiration and/or dispossess by summary proceedings or otherwise, (a) the rent, and additional rent, shall become due thereupon and be paid up to the time of such re-entry,dispossess and/or expiration, (b) Owner may re-let the demised premises or any part or parts thereof, either in the name of Owner or otherwise, for a term or terms which may at Owner’s option be less than or exceed the period which would otherwise have constituted the balance of the term of this lease, and may grant concessions or free rent or charge a hire rental than that in this lease.(c) Tenant or the legal representatives of Tenant shall also pay to Owner as liquidated damages for the failure of Tenant to observe and perform said Tenant’s covenants herein contained any deficiency between the rent hereby reserved and or covenanted to the paid and the net amount, if any, of the rents collected on account of the subsequent lease or leases of the demised premises for such month of the period which would otherwise have constituted the balance of the term of this lease. The failure of Owner to re-let the demised premises or any part or parts thereof shall not release or affect Tenant liability for damages. In computing such liquidated damages there shall be added to the said deficiency such reasonable expenses as Owner may incur in connection with re-letting, such as legal expenses, reasonable attorneys fees, brokerage, advertising, and for keeping the demised premises in good order or for preparing the same for re-letting. Any such liquidated damages shall be paid in monthly installments by Tenant on the rent day specified in this lease, and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Owner to collect the deficiency for any subsequent month by a similar proceeding. Owner, in putting the demised premises in good order or preparing the same for re-rental may, at Owner’s option, make such alterations, repairs, replacements, and/or decorations in the demised premises as Owner, in Owner’s sole judgment, considers advisable and necessary for the purpose of re-letting the demised premises, and the making of such alterations, repairs, replacements and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Owner shall in no event be liable in any way whatsoever for failure to re-let the demised premises, or in the event that the demised premises re-let, for failure to collect the rent thereof under such re-letting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rents collected over the sums payable by Tenant to Owner hereunder. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Owner shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this lease of any particular remedy, shall not preclude Owner from any other remedy, in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws. Fees and Expenses: 19. If Tenant default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed under, or by virtue of, any of the terms or provisions in any article of this lease, after notice if required, and upon expiration of the applicable grace period, if any, (except in an emergency), then, unless otherwise provided elsewhere in this lease, Owner may immediately, or at any time thereafter, and without additional notice perform the obligation of Tenant there under. If Owner, in connection with the foregoing, or in connection with any default by Tenant in the covenant to pay rent hereunder, makes any expenditures or incures any obligations for the payment of money, including but not limited to reasonable attorneys’ fees, in instituting, prosecuting or defending any action or proceeding, and prevails in any such action or proceeding, then Tenant will reimburse Owner for such sums so paid or obligations incurred with interest and costs. The foregoing reasonable expenses incurred by reason of Tenant’s default shall be deemed to be additional rent hereunder and shall be paid by Tenant to Owner with in thirty (30) days of rendition of any bill or statement to Tenant therefore. If Tenant’s lease term shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Owner as damages. Building Alternations And Management: 20. Owner shall have the right, at any time, without the same constituting an eviction and without incurring liability to Tenant therefore, to change the arrangement and or location of public entrances, Passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the building, and to change the name, number or designation by which the building may be known, provided such change does not decrease or increase the rentable square feet of the demised premises. There shall be no allowance to Tenant for diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner or other Tenant making any repairs in the building or any such alterations, additions and improvements. Furthermore more, Tenant shall not have any claim against Owner by reason of Owner’s imposition of any controls of the manner of access to the building by Tenant’s social or business Visitors, as Owner may deem necessary, for the security of the building and its occupants. No Repre-Sentations by Owner: 21. Neither Owner nor Owner’s agent have made any representations or promises with respect to the physical condition of the building, the land upon which it is erected, the demised premises, the rents, leases, expenses of operation, or any other matter or thing affecting or related to the demised premises or the building, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this lease. Tenant has inspected the building and the demised premises and is thoroughly acquainted with their condition and agrees to take the same “as-is” on the date possession is tendered, and acknowledges that the taking of possession of the demised premises by Tenant shall be conclusive evidence that the said premises, and the building of which the same form a part, were in good and satisfactory condition at the time such possession was so taken, except as to latent defects. All understandings and agreements heretofore made between the parties here to are merged in this contract, which alone fully and completely expresses the agreement between Owner and Tenant, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

Exhibit H-3-3

End ofTerm: 22. Upon the expiration or other termination of the term of this lease. Tenant shall quit and surrender to Owner the demised premises, “broom-clean”. in, good order and condition, ordinary wear, damage by fire or other casualty damage by  fire or other casualty and damages which Tenant is not required to repair as provided elsewhere in this lease expected, and Tenant  shall remove all its property from the demised premises except as otherwise provided here in. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of this lease. If the last day of the term of this lease, or any renewal thereof, falls on Sunday, this lease shall expire at noon on the preceding Saturday. Unless it be a legal holiday. In which case it shall expire at noon on the preceding business day. QuietEnjoyment:23. Owner covenants and agrees with Tenant that upon Tenant paying the rent and additional rent and observing and performing all the terms, covenants and conditions, on Tenant’s part to be observed and performed, Tenant may nevertheless, to the terms and conditions of this lease including, but not limited to, Article 34 here of, and to the ground leases, underlying leases and mortgages hereinbefore mentioned. Failure toGivePossession: 24. If owner is unable to give possession of the demised premises on the date of the commencement of the term hereof because of the holding- over or retention of possession of any tenant, undertenant or occupants, or if the demised premises are located in a building being constructed, because such building has not been sufficiently completed to make the premises ready for occupancy or because of the fact that a certificate of occupancy has not been procured, or if Owner has not completed any work required to be performed by Owner or for any other reason, Owner shall not be subject to any liability for failure to give possession on said date and the validity of the lease shall not be impared under such circumstances, nor shall the same be constructed in any way to extend the term of this lease, but the rent payable hereunder shall be abated (provided Tenant is not responsible Owner’s inability to obtain possession or complete any work required) until after Owner shall have given tenant notice that Owner is able to deliver possession in the condition required by this lease. If permission is given to Tenant to enter into possession of the demised premises, or to occupy premises other than the demised premises, prior to the date specified as the commencement of the term this lease, Tenant covenants and agrees that such possession and/or occupancy shall be deemed under all the terms, covenants, conditions and provisions of this lease, except the obligations to pay the fixed annual rent set forth in page one of this lease. The Provision of this article are intended to constitute “an express provision in the contrary” within the meaning of section 223-a of the New York Real Property Law. No waiver:25.  The failure of owner or Tenant to seek redress for Violation of, or to insist upon the strict performance of, any covenants or condition of this lease, or of any of the Rules or Regulations, set forth or hereafter adopted by Owner, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Owner of rent with knowledge of the breach of any covenant of this lease shall not be deemed a waiver of such breach, and no provision of this lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party. No payment by Tenant, or receipt  by Owner, of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Owner may accept such check or payment without prejudice to Owner’s right to recover the balance of such rent or pursue any other remedy in this lease provided. All checks tendered to Owner as and for the rent of the demised premises shall be deemed payments for the account of Tenant. Acceptance by Owner of rent from anyone other than Tenant shall not be deemed to operate as an attornmentto Owner by the payor of such rent, or as a consent by Owner to an assignment or subletting by Tenant of the demised premises to such payor, or as a modification of the provision of this lease. No act or thing done by Owner or Owner’s agents during the term herby demised shall be deemed an acceptance of a surrender of said premises, and no argument to accept such surrender shall be valid unless in writing signed by Owner. No employee of Owner or Owner’s agent shall any power to accept the keys of said premises prior to the termination of the lease, and the delivery of keys to any such agent or employee shall not operate as a termination of the lease or a surrender of the demised premises. Waiver ofTrial by Jury: 26. It is mutually agreed by and between Owner and Tenant that the respective parties here to shall, and they here by do waive trail by jury in any action proceeding or counterclaim brought by either of the parities here to against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with lease, the relationship of Owner and Tenant, Tenant’s use of or occupancy demised premises, and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Owner commences any proceeding or action for possession, including a summary proceeding for possession of the demised premises, Tenants will not interpost any counter claim, of whatever nature or description which are not mandatory to preserve such claim under applicable law in any such proceeding. Inability toPerform:27. Except as otherwise specifically provided herein, This lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall in no way be effected, impaired or excused because Owner is unable to fulfill any of its obligations under this lease, or to supply, or is delayed in supplying, any service expressly or impliedly to be supplied, or is unable to make, or is delayed in making, any repairs, additions, alterations or decorations, or Is unable to supply, or is delayed in supplying any equipments, fixtures or other materials, if owner is prevented or delayed from doing so by reason of strike or labor troubles, or any calls whatsoever beyond Owner’s sole control including but not limited to, government preemption or restrictions, or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency, or by reason of the condition which have been or are affected, either directly or indirectly, by war or other emergency. Bills andNotices: 28. Except as otherwise in this lease provided, any Notice, statement, deemed or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this lease or pursuant to any applicable law or requirement  of public authority, shall be in writing (whether or not so stated elsewhere in this lease) and shall be deemed to have been properly given, rendered or made, if sent by registered or certificated mail (express mail, if available), return receipt requested, or by courier guaranteeing overnight delivery and furnishing a receipt evidence thereof, addressed to the other party at the address hereinabove set forth  (except that after the date specified as the commencement of the term of this lease, Tenant’s address, unless Tenant shall give notice to the contrary, shall be the building), and shall be deemed to have been given, rendered or made (a) on the date delivered, if delivered to Tenant personally, (b) on the date delivered, if delivered by overnight courier or (c) on the date which is two (2) days after being mailed, either party may, by notice as aforesaid, designate a different address or address for notices, statements, demand or other communications intended for it. Notices given by Owner’s managing agent shall be deemed a valid notice if addressed and set in accordance with the provisions of this Articles. WaterCharges:29. If Tenant requires, uses or consumes water for any purpose in addition to ordinary lavatory purposes (of which fact owner shall be the sole judge) Owner may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Owner for the cost of the meter and the cost of installation. Throughout the duration of Tenant’s occupancy, Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s own cost and expense. In the event Tenant fails to maintain the meter and installation equipment in good working order and repair (of which fact Owner shall be the sole judge) Owner may cause such meter and equipment to be replaced or repaired, and collect the cost thereof from Tenant as additional rent. Tenant agrees to pay for water consumed, as shown on said meter as and when bills are rendered, and in the event Tenant defaults in the making of such payments, owner may pay such charges and collect the same from Tenant as additional rent. Tenant covenants and agrees to pay, as additional rent, the sewer rent, charge of any other tax, rent or levy which now or hereafter is assessed, imposed or a lien upon the demised premises, or the realty of which they are a part, pursuant to any law, order or regulations made or issued in connection with the use, consumption, maintenance or supply of water, the water system or sewage or sewage connection or system. if the building, the demised premises, or any part thereof, is supplied with water through a meter through which water is also is supplied to other premises, Tenant shall  pay to Owner, as additional rent, on the first day of each month,                 *                                % ($XXXXXXXXX ) of the total meter charges as Tenant’s portion Independently of, and in addition to, any remedies reserve to Owner hereinabove or elsewhere in the lease Owner sue for and collect any monies to be paid by Tenant or paid by the Owner, for any of the reasons or purposes hereinabove  set forth. Sprinklers:30. Anything elsewhere in this lease to the contrary notwithstanding, if the New York Board of Fire Underwriters or the New York Fire Insurance Exchange or any bureau, department or official of the federal state or city government recommended or required the installation of the sprinkler system, or that any changes, modifications, alterations, or additional sprinklers heads or other equipment be made or supplied in an existing sprinkler system by reason of Tenant’s business, the location of partitions, trade fixture, or other contents of the demised premises, or for any other reasons, or if any such sprinkler system installations, modifications, alterations, additional sprinkler heads or other such equipment, become necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler system in the fire insurance rate set by said Exchange or any other body making fire insurance rates, or by any fire insurance company, Tenant shall, at Tenant’s expense, promptly make such sprinkler system installations, changes, modification, alterations, and supply additional sprinkler heads or other equipment  as required, whether the work involved shall be structural or non-structural in nature. Tenant → shall pay to Owner as additional rent $   *                , on the first day of each month during the term of this lease, of the contract price for sprinkler supervisory service. Elevators, Heat,Cleaning:31. As long as Tenant is not in default under any the covenants of this lease, beyond the applicable grace period provided in this lease for the curing of such defaults, Owner shall: (a) provided necessary passenger elevator facilities on business day from 8 am. To 6 p.m. and on Saturdays from 8 am to 1 p.m; (b) if freight elevator service is provided, same shall be provided only on regular business days, Monday through  Friday inclusive, and those days only between the hours of 9am and 12 noon and between 1 pm and 5 pm; (c) subject to further provisions of the Rider to this lease furnish heat, water and other services supplied by owner to the demised premises, when and as required by law on business days from 8 am to 6 pm and on Saturdays from 8 am to 1 pm; (d) subject to further provisions of the Rider to this lease, clean the public halls and public portions of the building which are used in common by tenants  Tenant’s shall, at Tenant’s expense., keep the demised premises, including the windows, clean and in order, to the reasonable satisfaction  of Owner, and for that purpose shall employ  person or persons, or corporation approved by Owner. Subject to further provisions of the Rider to this lease, Tenant shall pay to Owner the cost of removal of any of Tenant’s refuse and rubbish from the building. Bills for the same shall be rendered by Owner to Tenant at such time and Owner may elect and shall be due and subject to further provisions of the Rider to this lease, payable hereunder, and the amount of such bills shall be deemed  to be , and Tenant shall, however, have the option of independently  contracting for the removal of such rubbish and refuse in the event the Tenant does not wish to have same done by employees of Owner. Under such circumstances, however, the removal of such refuse and rubbish by others shall be subject to such rules and regulations as, in the reasonable judgment of Owner, are necessary for the proper operations of the building. Owner reserves the right to stop service of the heating, elevator, plumbing and electric system, when necessary, by reason of accident or emergency, or for prepares, alterations, replacements or improvements, which in the reasonable judgment of Owner are desirable or necessary to be made, until said repairs, alterations replacements or improvements shall have been completed. Owner shall perform all such work in a good workmanlike manner and shall use commercially reasonable efforts to minimize interference with Tenant’s business at the Demised Premises. *Tenant’s Proportionate Share Rider to be added if necessary

Exhibit H-3-4

Captions: 33. The captions are inserted only as a matter of define, convenience and for reference, and in no way define, limit or describe the scope of this lease nor the intent of any provisions thereof. Definitions:34. The term “Owner“ as used in this lease means building, or the mortgagee in possession for the time being , of the land and building (or the owner of lease the building or of the land and building) of which the demised premises from a part, so that in the event of any sale or sales or conveyance, assignment or transfer of said land and building or of said lease, or in the event of a lease of said building , or of the land and building , the said Owner shall be and hereby is entirely freed and relieved of all covenants and obligations of Owner hereunder  from the date of the sale or lease, and it shall be deemed and construed without further  agreement between the parties or their successors in interest, or between the parties and the purchaser, grantee, assignee or transferee at any such sale, or the said lessee of the  building, or of the land and building, that the purchaser or the lessee of the building as assumed and agreed to carry out any and all covenants and obligations of Owner hereunder from the date of sale or lease. The words “re-enter” and “re-entry” as used in this lease or not restricted to their technical legal meaning. The term “rent” includes the annual rental rate whether so expressed or expressed in monthly installments, and “additional rent”, “Additional rent” means all sums which shall be due to Owner from Tenant under this lease, the addition to the annual rental rate. The term “business days” as used in this lease, shall excluded Saturday, Sundays and all days observed by the State or Federal Government as legal holidays, and those designated as holidays by the applicable building service union employee service contract , or by the applicable operating engineers contract with respect to HVAC service. Wherever it is expressly provided in this lease that consent shall not be unreasonably withheld, such consent shall not be unreasonably delayed. Adjacent Excavation – Shoring:35. If an excavation shall be made upon land adjacent to the demised premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavations, a license to enter upon the demised premises for the purpose of doing such work as said person shall deemed necessary to preserve the wall or the building, of which demised premises from a part, from injury or damaged, and to support and the same by  proper foundations, without any claim for damages or indemnity against Owner, or diminution or abatement of rent. Rules and Regulations: 36.  Tenant and Tenant’s servants, employees, agents, visitors, and licensees shall observe faithfully, and comply strictly with the rules and regulations annexed hereto and such other and further reasonable rules and regulations as Owner of Owner’s agent may from time to time adopt. Notice of any additional Rules or Regulations shall be given in accordance with notice provisions of this lease. In case Tenant disputes the reasonableness of any additional Rule or Regulations hereafter made or adopted by Owner or Owner’s agents, the parties here to agree to submit the question of the reasonableness of such Rules or Regulations for decision to the New York office of the American Arbitration Association, whose determination shall be final and conclusive upon the parties hereto. The right to dispute the reasonableness of any additional Rules or Regulations upon Tenant’s part shall be deemed waived unless the same shall be asserted by service of notice, in writing, upon Owner, with in fifteen (15) days after the giving of notice thereof. Nothing in this leave contained shall be construed to impose upon Owner any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, as against any other tenant, it’s servants, employees, agents, visitors or licensees. Notwithstanding the forgoing, Owner covenants and agrees that it will not enforce any rules and regulations in a manner designed to unfairly discriminate against Tenant. Glass:37. Owner shall replace, at the expense of Tenant, any and all plate and other glass damaged or broken from any cause whatsoever  in and about the demised premises Owner may assure, and keep insured at Tenant’s expense, all plate and other glass in the demised premises for and in the name of Owner. Bills for the premiums therefore shall  be rendered by Owner to Tenant at such times as Owner may elect, and shall be due from and payable by Tenant when rendered and the amount thereof shall be deemed to be, and be paid as, additional rent. Estopped Certificate:38. Tenant, at any time, and from time to time, shall execute, acknowledge and deliver to Owner, and or to any other person, firm or corporation specified by Owner, a statement Certifying that this lease is unmodified and in full force and effect( or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the rent and additional rent have been paid , stating whether or not there exists any default by Owner under this lease, and if so, specifying each such default and such other information as shall be required reasonably. Directory Board Listing: 39. If at the request of and as accommodation to, Tennant Owner shall place upon the directory board in the lobby of the building, one or more names of persons or entities other than Tenant , such directory board listing shall not be construed as the consent by Owner to an assignment or subletting by Tenant to such persons or entities. Successors and Assigns:40. The covenants, conditions and agreements  contained in this lease shall bind and inure to the benefit of Owner and Tenant  and their respective  heirs, distributees,  executors, administrators, successors,  and expect as a otherwise provided in  this lease, their assigns. Tenant shall look only to Owner’s estate and interest in the land and building for the satisfaction  of Tenant’s remedies for the collection of a judgment  ( or other judicial process) against Owner in the event of any default by owner hereunder, and no other property or assets of such Owner(or any partner, member, officer or director thereof, disclosed or undisclosed), shall be subject to levy, execution or to other enforcement procedure for the satisfaction  of Tenant’s  remedies under, or with respect to, this  lease the relationship of Owner and Tenant hereunder, or Tenant’s use and occupancy of the  demised premises. SEE RIDER ANNEXED HERETO AND MADE A PART HEREOFIn Witness Whereof, Owner and Tenant have respectively signed and sealed this lease as of the day and year first above written. Witness for Owner: By: STANDARD MICROSYSTEMS CORPORATION Witness for Tenant: By: ACKNOWLEDGEMENT STATE OF NEW YORK, SS.: COUNTY OF On the ___________ day of _______________ in the year ___________, before me, the undersigned, a Notary Public in and for said State, personally appeared ____________________________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument. NOTARY PUBLIC

Exhibit H-3-5

RULES AND REGULATIONS ATTACHED TO AND MADE A PART OF THIS LEASE IN ACCORDANCE WITH ARTICLE 36. 1.  The sidewalks, entrances, driveways, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant or used for any purpose other than for  ingress or egress from die demised premises and for delivery of merchandise and equipment in a prompt and efficient manner, using elevators and passageways designated for such delivery by Owner There shall not be used in any space, or in the public hall of the building, either by Tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. Notwithstanding the foregoing, Tenant shall be permitted to utilize pallet jacks within the Demised Premises for the transportation of paper and other supplies within the Demised Premises. 2.  The water and wash closest and plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other substance shall be deposited therein, and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by Tenant, whether or not caused by Tenant its clerks, agents, employees or visitors. 3.  No carpet, rag or other article shall be hung or shaken out of any window of the building: and Tenant shall not sweep or throw, or permit to be swept or thrown substances from the demised premises, any dirt or other substance into any of the corridors of halls, elevators or out of the doors or windows or stairways of the building, nor shall any bicycles, vehicles, animals, (other than “service animals”) fish or birds be kept in or about the building. Smoking or carrying lighted cigars or cigarettes in the building is prohibited. 4.  No awnings or other projections shall be attached to the outside walls of the building without the prior written consent of Owner. 5.  Tenant shall not mark, paint, drill into, or in any way deface any part of the demised premises or the building of which they form a part. No boring, cutting, or stringing of wires shall be permitted, except as otherwise permitted by this lease, and as Owner may direct. Tenant shall not lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the demised premises, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder 's deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited. 6.  No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or mechanism thereof. Tenant must, upon the termination of his tenancy, restore to Owner all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by. Tenant, and in the event of the loss of any keys, so furnished. Tenant shall pay to Owner the cost thereof. Notwithstanding the foregoing, Tenant shall be permitted to utilize the locks and keys currently existing at the Demised Premises so long as Landlord is provided with copies of all keys and/or codes related thereto. 7.   Freight, furniture, business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the demised premises only on the freight elevators and through the service entrances and corridors, and only during hours, and m a manner approved by Owner. Owner reserves the right to inspect all freight to be reasonably brought into the building, and to exclude from the building all freight which -violates any of these Rules and Regulations of the lease, of which these Rules and Regulations are a part. Notwithstanding the foregoing, Tenant shall be permitted to use the passenger elevators at the Building for the transfer of material and equipment from the lower level of the Building to the Demised Premises, so long as such use does not occur between 8:00 a.m. and 10:00 a.m., or 4:00 pm to 6:00 p.m. on weekdays. 8.   Tenant shall not obtain for use upon the demised premises ice. drinking water, towel and other similar services, or accept barbering or bootblacking services in the demised premises, except at hours and under regulations fixed by Owner. Canvassing, soliciting and peddling in the building is prohibited and Tenant shall cooperate to present the same. 9.   Owner shall have the tight to prohibit any advertising by Tenant which in Owner's reasonable opinion, tends to impair the reputation of the building or its desirability as a loft building, and upon written notice from Owner. Tenant shall refrain from or discontinue such advertising. 10.  Except as otherwise set forth in this lease, Tenant shall not bring, or permit to be brought or kept, in or on the demised premises, any inflammable, combustible, explosive, or hazardous fluid, material, chemical or substance, or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors, to permeate in, or emanate from, the demised premises. 11.  Tenant shall not use the demised premises in a manner which materially disturbs or interferes with other tenants in the beneficial use of their premises.n12. Refuse and Trash. (1) Compliance by Tenant. Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders, and regulations, of all state, federal, municipal, and local governments, departments, commissions and boards regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash. Tenant shall sort and separate such waste products, garbage, refuse and trash into such categories as provided by law. Each separately sorted category of waste products, garbage, refuse and trash shall be placed in separate receptacles reasonably approved by Owner. Tenant remove, or cause to be removed by a contractor acceptable to Owner, at Owner's sole discretion, such items as Owner may expressly designate. (2) Owner's Rights in Event of Noncompliance Owner has the option to refuse to collect or accept from Tenant waste products, garbage, refuse or trash (a) that is not separated and sorted as required by law or (b) which consists of such items as Owner may expressly designate for Tenant's removal, and to require Tenant to arrange for such collection at Tenant s sole cost and expense, utilizing a contractor satisfactory to Owner Tenant shall pay all costs, expenses fines, penalties or damages that may be imposed on Owner or Tenant by reason of Tenant s failure to comply with the provisions of this Building Rule 14. And, at Tenant 's sole cost and expense shall indemnity, defend and hold Owner harmless (including reasonable legal fees and expenses) from and against any actions, claims and suits arising from such noncompliance, utilizing counsel reasonably satisfactory to Owner

Exhibit H-3-6

RIDER TO LEASE dated ________, 2011 between __________, as Owner, and Standard Microsystems Corporation, as Tenant

41.           Definitions.

(a)           For purposes of this lease, the term “Building” shall mean the building located at 80 Arkay Drive, Hauppauge, New York of which the Demised Premises form a part, and the term “Real Property” shall mean the Building, any constituent units comprising the Building, and the land and improvements appurtenant to and used in connection with the Building.  The parties hereby stipulate and agree that the Demised Premises as depicted in the annexed Exhibit “A’ (herein referred to as the “Demised Premises” or the “demised premises”) contain  77,744 rentable square feet of space in the Building containing 202,894 rentable square feet which constitutes 38.32 percent of the area of the Building (“Tenant’s Proportionate Share”).  For the purposes of this rider, all references to the term “Landlord” shall mean and refer to Owner.

(b)           On even date herewith, pursuant to an assignment and assumption of lease between Tenant, as assignor, and Landlord, as assignee, Landlord became the lessee under that certain Lease Agreement (the “IDA Lease”) with Suffolk County Industrial Development Agency (the “Agency”), as lessor, for the Real Property.  In light of the foregoing, although this lease is a sublease between Landlord, as sublandlord, and Tenant, as subtenant, this lease shall be referred to herein as a lease, not a sublease, Landlord shall be referred to as “Landlord” and not a sublandlord, and Tenant shall be referred to as “Tenant” and not a subtenant.

(c)           From and after the date that is thirty (30) days after the Commencement Date (as hereinafter defined), Landlord shall have the right, from time to time and at any time during the Term (as hereinafter defined), to send a notice seeking to terminate Tenant’s rights with respect to all or a portion of the premises subject to this lease by delivering to Tenant written notice (an “Early Termination Notice”) requesting such termination no less than thirty (30) days prior to the effective date of such termination.  In the event Tenant requires use of that portion(s) of the Demised Premises with respect to which the Early Termination Notice applies, Tenant shall notify Landlord of such requirement, in writing, within ten (10) business days after receipt of the Early Termination Notice.  If Tenant accepts Landlord’s Early Termination Notice, Landlord shall, at its sole cost and expense, relocate Tenant and its personal property from such portion(s) of the Demised Premises to other space within the Building not then being occupied by Tenant.  Notwithstanding the foregoing, in the event Tenant determines that it does not wish to relocate or otherwise terminate this lease with respect to the subject portion(s) of the Demised Premises, Tenant may reject the Early Termination Notice within ten (10) business days after receipt of Landlord’s written offer to relocate Tenant, as provided herein.  If Tenant fails to respond to Landlord’s Early Termination Notice, it shall be deemed as if Tenant rejected such notice.

Exhibit H-3-7

42.           Term.   The term (“Term”, “term” or “Demised Term”) of this lease, Tenant’s right to occupy the Demised Premises and Tenant’s obligation to pay Rent (as defined in Paragraph 43 hereof) and all items of additional rent shall commence on ______ [NOTE: DATE OF TRANSFER TO BE INSERTED] (the “Commencement Date”).  The Term of this lease shall expire on the day preceding the day which is six (6) months after (x) the Commencement Date (but only if the Commencement Date occurred on the first day of a calendar month) or (y) the first day of the first full calendar month following the Commencement Date (if the Commencement Date did not occur on the first day of a calendar month) (the “Expiration Date”).

43.           Rent.

(a)           During the term of this lease, Tenant shall pay minimum rent (“Rent”) as follows:

From the Commencement Date to and including the Expiration Date, the Rent shall be payable in equal monthly installments of $64,786.67.

(b)           Additionally, should the Commencement Date be a date other than the first day of a calendar month, Tenant shall pay a pro rata portion of the Rent on a per diem basis, based upon the second full calendar month of the Term.  The rent payable for such partial month shall be in addition to the Rent payable pursuant to the Rent schedule set forth above.

(c)           The minimum rent hereinabove provided for shall be in addition to all other payments to be made by Tenant as herein provided except as set forth to the contrary in this lease.  It is the purpose and intent of the parties hereto that the minimum rent shall be absolutely net to Landlord, except as set forth to the contrary in this lease so that this lease shall yield, net to the Landlord, the minimum rent, and that all costs, expenses and obligations of every kind and nature whatsoever relating to the Demised Premises which may arise or become due during the term of this lease shall be paid by Tenant and that Landlord shall be indemnified and saved harmless by Tenant from and against the same.

(d)           Any sums of money required to be paid by Tenant to Landlord in addition to the rent reserved under this Paragraph 43, shall be deemed additional rent, shall be paid without deduction or offset, and in the event Tenant fails to pay such additional rent, Landlord shall be entitled to the same remedies under this lease or by law, as are available to Landlord for the nonpayment of rent, including, without limitation, summary dispossess proceedings.

(e)           CONFIRM: Tenant is hereby authorized and directed to make all payments of Rent and additional rent and other amounts payable by Tenant as follows:(i) if payment is made by wire transfer, wired to M&T Bank, Buffalo, New York, ABA # 022000046, Account #11000911296 Account Name: ________ Cash Management Account, or (ii) if payment is made by check, mailed by regular US mail, to ________, P.O. Box 8000, Department No.____, Buffalo, New York 14267.

Exhibit H-3-8

(f)           The parties are entering into this lease as part of a sale-leaseback transaction, whereby Tenant is assigning its leasehold interest in the Real Property to Landlord and is leasing back the Demised Premises from Landlord.  Tenant is providing Landlord with purchase money financing in connection with such transaction, which financing will be secured by a mortgage against the Real Property (the “Purchase Money Mortgage”).  In the event Landlord defaults, beyond any applicable notice and grace periods provided therein for the cure thereof, in the payment of any principal and/or interest payable pursuant to the Purchase Money Mortgage, then Tenant shall be permitted to offset such unpaid amounts against the next due installment(s) of Rent payable hereunder.

44.           Utilities.

(a)           Tenant shall furnish and pay for, at its sole cost and expense, all utilities supplied to the Demised Premises (with the exception of water) by any utility company, whether public or private, including but not limited to gas, electricity, fuel oil and telephone.   In the event Tenant fails to do so, Tenant shall reimburse Landlord for the utility charges actually incurred by Landlord in providing service to the Demised Premises prior to the date the accounts have been transferred, without markup or administrative fee.  Such sums shall be paid by Tenant as additional rent, within thirty (30) days of Landlord’s invoice therefor.

(b)           The parties hereby acknowledge and agree that the Demised Premises are not separately metered for water.  In addition to the additional rent payable under Paragraph 47 below, Tenant shall pay to Landlord, as additional rent, within thirty (30) days of Landlord’s invoice therefor, Tenant’s Proportionate Share of Landlord’s actual cost, without markup or administrative fees, for water consumed at the Building and/or Real Property, and for sewer charges, if any, assessed or imposed against the Building and/or Real Property.  Tenant shall not use water for other than normal lavatory purposes and other purposes incidental to Tenant’s permitted use of the Demised Premises as set forth herein.

(c)           Notwithstanding the provisions of Paragraph 44(a) above, if there shall be a master, submetered oil tank servicing the Building or the Demised Premises, oil for heating purposes shall be provided from such master tank and metered in the Demised Premises.  Tenant agrees to provide access to Landlord for meter reading purposes.  Landlord will bill Tenant at regular published retail prices based on usage, without markup or administrative fees, and Tenant shall have thirty (30) days to remit from the date of billing.  Said amount shall be deemed to be additional rent.

Exhibit H-3-9

45.           Alterations.

(a)           Tenant shall make no changes in or to the Demised Premises which are of a structural nature or which affect the exterior of the Building without Landlord’s prior written consent, which consent may be granted or withheld in its sole discretion.  Notwithstanding anything contained herein to the contrary (but subject to the requirements set forth in Paragraph 3 of the printed form portion of this lease), Tenant may, upon prior written notice to, but without requiring the consent of, Landlord, perform non-structural and interior Alteration(s) (as hereinafter defined).  Further supplementing Paragraph 3 of the printed form portion of this lease, with respect to any and all alterations, installations, additions and improvements (each, an “Alteration” and collectively, “Alterations”) permitted by Landlord to be performed by or on behalf of Tenant in the Demised Premises (including, without limitation, those non-structural, interior Alterations which do not require Landlord’s prior consent), Tenant will deliver to Landlord certificates evidencing Worker’s Compensation Insurance and Contractor’s General Liability Insurance in the amount reasonably satisfactory to Landlord (but in no event less than the amounts set forth in paragraph 59 herein) prior to the commencement of such work.  Any and all Alterations and any and all structures or fixtures, except those fixtures described on Exhibit “B” annexed hereto and made a part hereof and/or movable trade fixtures not attached to the realty, installed by or on behalf of Tenant shall be deemed attached to the freehold and automatically become the property of Landlord upon installation, unless Landlord shall elect, in writing, otherwise (such written notice to be delivered to Tenant with Landlord’s consent of the Alteration(s), if consent is required, or within fifteen (15) days after Tenant’s written notice to Landlord of the Alteration(s), if no consent is required).  If Landlord elects to have Tenant remove same at the expiration of the term of this lease, Tenant shall, prior to the expiration or sooner termination of the term of this lease, perform such removal and repair, at its own cost and expense, any damage to the Demised Premises caused by said removal.  Notwithstanding the foregoing removal requirements, Landlord may, at its option, in lieu of requiring Tenant to perform such removal and restoration, invoice Tenant for the good faith estimated cost for performing such work and Tenant shall pay such invoice, as additional rent, within thirty (30) days of such invoice.   Tenant shall not, without the express written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), enter upon the roof or attach or install anything thereon or make any Alterations thereto. With respect to any mechanic’s lien for which Tenant is responsible for removing or bonding hereunder, Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection therewith (including, without limitation, reasonable attorneys fees and disbursements of Landlord and any sums payable to Landlord’s lender in connection therewith).  Supplementing Paragraph 30 of the printed form portion of this lease, in the event Tenant makes any installations, changes, modifications or alterations to the sprinkler systems and/or sprinkler equipment serving the Demised Premises, same shall be subject to Landlord’s supervisory fee of 5% of the cost thereof which shall be payable, as additional rent, to Landlord (or, at Landlord’s request, to Landlord’s construction affiliate).

Exhibit H-3-10

(b)           Tenant shall not be permitted to make, or to engage a contractor or artist to make, any Alterations, decorations, installations, additions or other improvements (“Visual Alteration”) which may be considered a work of visual art of any kind, and/or which might fall within the protections of the Visual Artists Rights Act of 1990 (“VARA”) unless:  (i)  Tenant obtains, from each artist and/or contractor who will be involved in said Visual Alteration, valid written waivers of such artist’s and/or contractor’s rights under VARA in form and content reasonably acceptable to Landlord; and (ii) Landlord consents to such Visual Alteration in writing (which consent shall not be unreasonably withheld or delayed).  In the event that a claim is brought under VARA with respect to any Visual Alteration performed in or about the Building by or at the request of Tenant or Tenant’s agents or employees, Tenant shall indemnify and hold harmless Landlord against and from any and all such claims.  If any action or proceeding shall be brought against Landlord by reason of such claim under VARA, Tenant agrees that Tenant, at its expense, will resist and defend such action or proceeding and will employ counsel reasonably satisfactory to Landlord therefor.  Tenant shall also pay any and all damages sustained by Landlord as a result of such claim, including, without limitation, reasonable attorney’s fees and the actual, out-of-pocket cost to Landlord of complying with VARA protections (which shall include damages sustained as a result of Landlord’s inability to remove Visual Alterations from the Demised Premises).  The provisions of this Paragraph 45(b) shall survive the expiration or sooner termination of this lease.

46.           Sanitary.   If there is a sanitary disposal system for Tenant’s exclusive use, then Tenant shall be required to maintain, repair and replace same at Tenant’s sole cost and expense.  In such event, Tenant shall not be required to share in the cost and expense of the maintenance, repair and replacement of any other sanitary disposal system used by Landlord or other tenants of the Building of which the Demised Premises forms a part.

47.           Common Area Maintenance.  Tenant agrees to pay, within thirty (30) days after Landlord’s written demand therefor, as additional rent, an amount equal to Tenant’s Proportionate Share of “Landlord’s Cost” of maintenance, repair and replacement of the Building, the Real Property and the landscaped, parking and all other common areas thereof, both within the interior and the exterior of the Building.  Upon written request of Tenant, Landlord shall provide reasonable back-up documentation evidencing the charges set forth in any such written demand or invoice with respect to Landlord’s Cost. The term “Landlord’s Cost”, as used herein, shall be deemed to include, without limiting the generality of the foregoing, gardening, landscaping, irrigation, planting, replanting and replacement of flowers, shrubbery, trees and grass, striping, including, without limitation, the cost of electricity and maintenance and replacement of fixtures and bulbs, with respect to the parking areas, repair of paving, curbs and walkways, repair and cleaning of drainage facilities, trash, rubbish and garbage removal, snow and ice removal, sprinkler fireline systems and sprinkler supervisory service, exterior lighting, maintenance repair and replacement of the sanitary system (subject to the provisions of Paragraph 46 above), maintenance, repair and replacement of the roof that is located over the common area of the Building, rental of machinery and equipment, cost of personnel to implement all of the foregoing, security and security guard service, and other similar costs of the type incurred in the operation of comparable properties plus Landlord’s management fee of four (4%) percent of Landlord’s Cost.  The parties acknowledge and agree that (i) Landlord does not, and will not be required to, provide concierge services at the Building, and (ii) the usage of irrigation systems serving the Real Property shall be measured by two (2) existing meters for purposes of determining the cost of irrigation to be included in Landlord’s Cost.  In an effort to control Landlord’s Cost, Landlord agrees that, for the first Lease Year, Landlord shall either (y) use Tenant’s current vendors for services at the Real Property, or (z) in the event Tenant’s current vendors are not performing the required services to Landlord’s reasonable satisfaction, utilize vendors with pricing structures and service levels reasonably comparable to the pricing structures of Tenant’s current vendors.  From and after the second Lease Year, Landlord agrees to use vendors whose rates are reasonably competitive with those of other vendors offering similar services for comparable buildings.

Exhibit H-3-11

48.           Repairs.

(a)           Subject to the provisions of Paragraphs 9 and 58 of this lease, during the full term of this lease, Landlord shall make all structural repairs to the Demised Premises, except those which shall have been occasioned by the acts of omission or commission of Tenant, its agents, employees or invitees, which repairs Landlord shall make at Tenant’s sole cost and expense. Structural repairs are hereby defined to be repairs to the roof supports, the bearing walls, foundation and the structural steel.   Landlord shall perform all maintenance and repair work with reasonable diligence and in a workmanlike manner and agrees to use commercially reasonable efforts to minimize interference with Tenant’s business operations at the Demised Premises.  Except for Landlord’s obligations specifically set forth in this Paragraph 48,  Tenant shall, at its own cost and expense, keep the Demised Premises in good condition, repair and appearance at all times throughout the term of this lease including, without limitation, (i) maintenance, repair and replacement of the electrical, plumbing, sprinkler, heating, air conditioning, ventilation, life safety and all other mechanical systems servicing the Demised Premises; (ii) regularly-scheduled cleaning and maintenance of the interior of the Demised Premises; (iii) the maintenance, repair and replacement of all windows, doors and plate glass; and (iv) maintenance, repair and replacement of the roof, other than with respect to the roof area described in Paragraph 47 above and the roof supports described in this Paragraph 48(a).  Tenant shall at all times obtain and keep in full force and effect for the benefit of Landlord and Tenant with a responsible company doing business in Suffolk County a service, repair and maintenance contract with respect to the heating, ventilating and air conditioning systems servicing the Demised Premises.  A copy of such contract and renewals thereof shall, upon issuance and thereafter not later than ten (10) days prior to expiration, be furnished to Landlord together with evidence of payment.

Exhibit H-3-12

(b)           Notwithstanding anything to the contrary contained in this lease, if there exists the need for a repair in the Demised Premises for which Landlord is responsible hereunder (other than an Emergency Repair [as hereinafter defined] or an Immediate Repair [as hereinafter defined]), and Landlord has failed to either (i) commence and diligently pursue the completion of such repair, or (ii) deliver written notice to Tenant disputing the necessity of, or Landlord’s responsibility for, the subject repair (either such action being herein referred to as a “Landlord Repair Response”), within thirty (30) days following written notice thereof by Tenant, then Tenant may deliver a five (5) business day notice of Tenant’s intention to arrange for the performance of the subject repair for the account of Landlord.  If there has still not occurred a Landlord Repair Response by the expiration of the aforementioned five (5) business day period, then Tenant may arrange for the performance of the subject repair and Landlord shall promptly reimburse Tenant for the reasonable, out-of-pocket expenses incurred by Tenant in connection therewith.  However, Tenant acknowledges and agrees that (y) the exercise by Tenant of the foregoing self-help right shall be limited to the boundaries of the Demised Premises only or, subject to the further restrictions set forth in subsection (z) below, those portions of the Building which Tenant is entitled to use pursuant to this lease or which materially adversely affects Tenant’s access to and use of the Demised Premises, and (z) if any aspect(s) of the repair or restoration work would affect, touch or concern the Building systems or the common areas and/or exterior portions of the Building, then Tenant shall only engage a subcontractor(s) approved by Landlord for the performance of the subject work.  For purposes of this Paragraph 48(b) only, the term “Emergency Repair” shall mean and refer to any repair which, if not promptly performed, will likely result in imminent material harm to persons and/or personal property.  In the event an Emergency Repair is necessary, Tenant shall be permitted to immediately perform the Emergency Repair, as set forth herein, without notice to Landlord.  For purposes of this Paragraph 48(b) only, the term “Immediate Repair” shall mean and refer to any repair which, if not promptly performed, will materially and adversely affect Tenant’s normal use and occupancy of the Demised Premises.  In the event an Immediate Repair is necessary, Tenant shall be permitted to perform the Immediate Repair, as set forth herein, in the event Landlord has failed to commence such Immediate Repair within three (3) business days of written notice from Tenant of the need for such Immediate Repair.

Exhibit H-3-13

49.           Taxes.

(a)           As used in and for the purposes of this Paragraph 49, the following definitions shall apply:

(i)           “Taxes” shall be the real estate taxes, assessments, special or otherwise, sewer rents, rates and charges, and any other governmental charges, general, specific, ordinary or extraordinary, foreseen or unforeseen, levied on a calendar year or fiscal year basis against the Real Property.  If at any time during the Term the method of taxation prevailing at the date hereof shall be altered so that there shall be levied, assessed or imposed in lieu of, or as in addition to, or as a substitute for, the whole or any part of the taxes, levies, impositions or charges now levied, assessed or imposed on all or any part of the Real Property (w) a tax, assessment, levy, imposition or charge based upon the rents received by Landlord, whether or not wholly or partially as a capital levy or otherwise, or (x) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed on Landlord, or (y) a license fee measured by the rent payable by Tenant to Landlord, or (z) any other tax, levy, imposition, charge or license fee however described or imposed; then all such taxes, levies, impositions, charges or license fees or any part thereof, so measured or based, shall be deemed to be Taxes.  Except as otherwise set forth in the preceding sentence, the term “Taxes” shall not include federal, state or local income taxes; occupancy or rental taxes; taxes on gross receipts or profits;  franchise, gift, transfer, excise, capital stock, estate or inheritance taxes; penalties and/or interest for late payments.

(b)           During the Term, Tenant shall pay Landlord Tenant’s Proportionate Share of Taxes levied against the Real Property as additional rent (“Tenant’s Tax Payment” or “Tax Payment”).

(c)           Landlord shall render to Tenant a statement containing a computation of Tenant’s Tax Payment (“Landlord’s Statement”).   Each Tax Payment with respect to Taxes levied for a calendar or fiscal year, as applicable, which begins prior to the Commencement Date or ends after the expiration or earlier termination of this lease, and any tax refund pursuant to Paragraph 49(e), shall be prorated to correspond to that portion of such calendar year or fiscal year, as applicable, occurring within the Term.  Within thirty (30) days after the rendition of the Landlord’s Statement, Tenant shall pay to Landlord the amount of Tenant’s Tax Payment.  At Landlord’s option, on the first day of each month following the rendition of each Landlord’s Statement, Tenant shall pay to Landlord, on account of Tenant’s next Tax Payment, a sum equal to one-twelfth (1/12th) of Tenant’s last Tax Payment due hereunder, which sum shall be subject to reasonable adjustment (no more than once per calendar year) for subsequent increases in Taxes.

(d)           If during the Term, Taxes are required to be paid by Landlord as a tax escrow payment to a mortgagee, then, at Landlord’s option, the installments of Tenant’s Tax Payment shall be correspondingly accelerated so that Tenant’s Tax Payment or any installment thereof shall be due and payable by Tenant to Landlord at least thirty (30) days prior to the date such payment is due to such mortgagee.

Exhibit H-3-14

(e)           Tenant shall not, without Landlord’s prior written consent, institute or maintain any action, proceeding or application in any court or other governmental authority for the purpose of changing the Taxes (a “Tax Contest”).  If, as a result of a Tax Contest, Landlord receives a refund of Taxes attributable to any tax year or tax years occurring during the Term, then, provided Tenant had made full payment of Tenant’s Tax Payment for the Term, Landlord shall recalculate each affected Tenant’s Tax Payment based upon the finally determined Taxes for each affected tax year and deliver a revised Landlord’s Statement to Tenant.  If the Tenant’s Tax Payment on the revised Landlord’s Statement exceeds the amount paid by Tenant for the original Tenant’s Tax Payment, then Tenant shall pay to Landlord such excess, as additional rent, within fifteen (15) days of the delivery of the revised Landlord’s Statement.   In the event that the amount paid by Tenant for the original Tenant’s Tax Payment exceeds the amount of the revised Tenant’s Tax Payment, then Landlord, at its option, shall either refund such excess to Tenant, or credit such excess to Tenant towards the next due installment(s) of Taxes.  Landlord shall have the right to either, in Landlord’s sole discretion, (i) include in the calculation of Taxes (for a subsequent tax year), the actual, out-of-pocket costs and expenses incurred by Landlord in instituting and prosecuting a Tax Contest hereunder, or (ii)  deduct from any refund that may become due to Tenant as a result of the Tax Contest, Tenant’s Proportionate Share of the actual, out-of-pocket costs and expenses incurred by Landlord in instituting and prosecuting a Tax Contest hereunder.

(f)           Landlord’s failure to render a Landlord’s Statement with respect to any month of the Term shall not prejudice Landlord’s right to render a Landlord’s Statement with respect to any month of the Term.  The obligations of Tenant under the provisions of this Article with respect to any additional rent for the Term shall survive the expiration or any sooner termination of the Demised Term for a period of three (3) years following the later of the scheduled date of expiration of the Term or the date on which Tenant has fully surrendered and vacated the Demised Premises in the condition required under this lease.

(g)           Notwithstanding anything contained to the contrary in this Paragraph

49, if any increase in Taxes shall be due to improvements made or performed by or on behalf of Tenant, such increases shall be paid in full by Tenant each year without apportionment.

50.           Landlord’s  Financing.  At the request of Landlord, Tenant agrees to furnish Landlord with a current financial statement prepared by a certified public accountant or any other instrument which may be needed by Landlord for purposes of financing or selling the Real Property.  Notwithstanding the foregoing, in the event the capital stock of Tenant is then traded on a National Exchange (as defined under Federal securities law) and Tenant’s most recent 10-K (and, if more recent 10-Q) is readily available to the public for review (i.e., via the internet), Landlord shall obtain same from such sources.  If, in connection with obtaining financing for the Real Property, a banking, insurance or other recognized institutional lender shall request reasonable modifications in this lease as a condition to such financing, Tenant will enter into an agreement reflecting such modifications provided that such modifications do not increase the obligations of Tenant hereunder, diminish the rights of Tenant hereunder or materially adversely affect the leasehold interest hereby created.

Exhibit H-3-15

51.           Use.

(a)           Tenant covenants that the Demised Premises will not be used so as to adversely interfere with other tenants in the Building.  Tenant also covenants that no noise or noxious fumes or odors will be created by Tenant so as to adversely interfere with the quiet enjoyment of the other tenants of their respective demised portions of the Building.  Landlord shall be the sole judge on the question of noise, noxious fumes and odors, which judgment shall be exercised reasonably by Landlord.  Notwithstanding the foregoing, Landlord acknowledges that the normal and customary operation of a semi-conductor business as currently conducted shall not be deemed to adversely interfere with other tenants in the Building or create noise, noxious fumes or odors which adversely interfere with other tenants’ quiet enjoyment of their respective demised portions of the Building.

(b)           Tenant shall provide and maintain, at its expense, the hand-held fire extinguishers that are required to be maintained in Demised Premises by the governmental agency having jurisdiction over this matter.

(c)           Tenant shall not obstruct or encumber, or cause to be obstructed or encumbered, the sidewalks, area ways or other public portions of the Real Property, without limitation, the parking area, driveways and access areas adjacent to the Demised Premises and used in conjunction therewith; nor shall Tenant use same nor permit same to be used for any purpose other than ingress and egress to and from the Demised Premises.  However, Tenant may use, on an exclusive basis together with Landlord, the loading area appurtenant to the Demised Premises for loading and unloading.  In exercising Landlord’s right to use the aforementioned loading area, Landlord shall provide Tenant with prior notice of such entry (except in the event of an emergency), and shall use commercially reasonable efforts to (i) minimize interference with the conduct of Tenant’s business at the Demised Premises, and (ii) avoid damaging any of Tenant’s property located therein.  Tenant shall not store any materials, goods or other items outside the building or the Demised Premises including, without limitation, inventory, furniture or equipment, except that Tenant shall have the right to store equipment and materials within the outdoor storage area currently being utilized by Tenant at the Real Property, subject to compliance with all applicable laws, codes, ordinances, rules and regulations applicable with respect to such storage.  Notwithstanding anything to the contrary contained in this lease, Landlord agrees that Tenant’s employees shall have the right to store bicycles for their personal use either within the Demised Premises or in a bicycle storage area outside of the Building in a location designated by Landlord.

(d)           Tenant shall, at its own cost and expense, procure all necessary certificates, permits, orders or licenses which may be required for the conduct of its business by any governmental statute, regulation, ordinance or agency and that all governmental requirements relating to the use or uses of the Demised Premises by the Tenant shall be complied with by the Tenant at its own cost and expense.

Exhibit H-3-16

(e)           Tenant agrees that the value of the Demised Premises and the reputation of the Landlord will be seriously injured if the Demised Premises are used for any obscene or pornographic purposes or if any obscene or pornographic material is permitted in the Demised Premises.  Tenant further agrees that Tenant will not knowingly or intentionally permit any of these uses by Tenant or a sublessee or assignee of the Demised Premises.  This Paragraph shall directly bind any successors in interest to Tenant.  Pornographic material is defined for purposes of this Paragraph as any written or pictorial matter with prurient appeal or any objects or instruments that are primarily concerned with lewd or prurient sexual activity.  Obscene material is defined here as it is in Penal Law Section 235.00.

(f)           Tenant, at its sole cost and expense (but without any additional Rent being payable to Landlord with respect thereto), shall have the right to install a security booth (the “Security Booth”) on the first floor of the Building provided (1) the Security Booth shall be in a location to be indicated on Exhibit A-1 attached hereto, (2) type and location of furniture to be used in the Security Booth shall be subject to Landlord’s sole discretion, , and (3) any such installation and maintenance of the Security Booth shall be subject to compliance with all applicable laws, ordinances, codes, rules and regulations and otherwise in compliance with the terms and conditions of this Lease, including, without limitation, Article 45 hereof.  Landlord shall provide Tenant with specifications for seating of guests in the area adjacent to the Security Booth.  The parties acknowledge and agree that the Security Booth is and is intended to be the same “Security Booth” as described in the Tenant Leases (as hereinafter defined) and in no event shall Tenant be entitled, under the Tenant Leases, to more than the one (1) Security Booth described herein.

(g)           Landlord covenants that Tenant shall have access to and use of the Demised Premises twenty-four (24) hours per day, seven (7) days per week.

52.           End of Term.     In the event of any holding over by Tenant after the expiration or termination of this lease without the consent of Landlord,  Tenant shall: (i)  pay as use and occupancy for each month of the holdover an amount equal to the greater of (a) the fair market rental value of the Demised Premises for such month (as reasonably determined by Landlord) or (b) one hundred fifty (150%) percent of the Rent payable by Tenant for the month prior to the Expiration Date of the term of this lease, and otherwise observe, fulfill and perform all of its obligations under this lease, including, but not limited to, those pertaining to payment of one hundred percent (100%) of the additional rent due hereunder, in accordance with its terms; (ii)  if such holdover lasts longer than sixty (60) days, be liable to Landlord for any payment or rent concession which Landlord may be required to make to any tenant in order to induce such tenant not to terminate an executed lease covering all or any portion of the Demised Premises by reason of the holdover by Tenant; and (iii)  if such holdover lasts longer than sixty (60) days, be liable to Landlord for any damages suffered by Landlord (including any reasonable attorneys fees and disbursements) as the result of Tenant’s failure to surrender the Demised Premises.  Notwithstanding anything contained in this Paragraph to the contrary, the acceptance of any Rent or use and occupancy paid by Tenant pursuant to this Paragraph 52, shall not preclude Landlord from commencing and prosecuting a holdover or eviction action or proceeding or any action or proceeding in the nature thereof.  The provisions of this Paragraph 52 shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York and any successor law of like import.  No holding over by Tenant after the Term shall operate to extend the Term.  The holdover, with respect to all or any part of the Demised Premises, of a person deriving an interest in the Demised Premises from or through Tenant, including, but not limited to, an assignee or subtenant, shall be deemed a holdover by Tenant.

Exhibit H-3-17

53.           Landlord’s Work.     Tenant hereby accepts the Demised Premises in its current “as is” condition and hereby agrees that Landlord shall have no obligation to perform any work or incur any expense in connection with Tenant’s use and occupancy of the Demised Premises.  If and to the extent necessary to accommodate the performance of any construction or alteration of the Building, Tenant shall have the responsibility for, and bear the expense of, moving Tenant’s personnel and personal property in and about the Demised Premises (including, without limitation, any necessary disconnection, relocation and re-connection of data and telecommunications wiring and equipment). Tenant stipulates, acknowledges and agrees that Tenant intends to takes occupancy of the Demised Premises on or about the Commencement Date; that some construction and alterations may be performed during a period while Tenant remains in use and occupancy of the Demised Premises, during regular business hours; that Landlord shall not be liable for any inconvenience to Tenant or for interference with Tenant’s business or use of the Demised Premises or any portion thereof during the performance of such construction and alterations; and that the timing of performance and completion of such construction and alterations shall have no impact upon the timing of the Commencement Date or the obligation of Tenant to pay Rent and additional rent under this lease.

54.           Assignment/Subletting.

(a)           Subject to the provisions of Paragraph 54(h), below, Tenant covenants that it shall not assign this lease nor sublet the Demised Premises or any part thereof without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed.   Tenant may assign this lease or sublet the Demised Premises with Landlord’s written consent provided:

Exhibit H-3-18

(i)             That such assignment or sublease is for a use which is in compliance with the terms of this lease, the then existing zoning regulations and the Certificate of Occupancy;

(ii)            That at the time of such assignment or subletting, there is no default under the terms of this lease on Tenant’s part which has not been cured prior to the expiration of all applicable grace periods;

(iii)           That in the event of an assignment, the assignee assumes in writing the performance of all of the terms and obligations to be performed by  Tenant under this lease from and after the date of such assignment;

(iv)          That a duplicate original of said assignment or sublease be delivered to Landlord at the address herein set forth within twenty (20) days from the said assignment or sublease and within one hundred twenty (120) days of the date that Tenant first provides Landlord with the information required under Paragraph 54(f) below;

(v)            That, in the event Tenant shall request Landlord’s consent to a proposed assignment of this lease or proposed sublease of all or a portion of the Demised Premises, Tenant shall pay or reimburse to Landlord the reasonable attorney fees and disbursements incurred by Landlord in processing such request, which fees and disbursements shall not exceed $1,500.00 in any one instance;

(vi)           Such assignment or subletting shall not, however, release Tenant from its liability for the full and faithful performance of all of the terms and conditions of this lease;

(vii)          If this lease be assigned, or if the Demised Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect Rent and additional rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent and additional rent herein reserved;

(b)           Notwithstanding anything contained in this Paragraph 54 to the contrary, no assignment or subletting shall be made by Tenant in any event until Tenant has offered to terminate this lease as of the last day of any calendar month during the term hereof and to vacate and surrender the Demised Premises to Landlord on the date fixed in the notice served by Tenant upon Landlord (which date shall be prior to the date of such proposed assignment or the commencement date of such proposed sublease), and Landlord, within thirty (30) days after the receipt thereof, has not accepted in writing the offer by Tenant to cancel and terminate this lease and to vacate and surrender the Demised Premises.

Exhibit H-3-19

(c)           Unless otherwise consented to by Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), in writing, in no event shall Tenant have the right to sublease more than fifty (50%) percent of the aggregate of the space leased to Tenant under the Tenant Leases (as defined herein).  The restriction contained in this Paragraph 54(c) shall not apply to transactions set forth in Paragraph 54(h) below.

(d)           Tenant shall not mortgage, pledge, hypothecate or otherwise encumber its interest under this lease without Landlord’s prior written consent.

(e)           Without affecting any of its other obligations under this lease, Tenant will pay Landlord as additional rent fifty (50%) percent of any sums or other economic consideration, which (i) are actually received by Tenant as a result of a subletting whether or not referred to as rentals under the sublease (after deducting therefrom the reasonable costs and expenses incurred by Tenant in connection with the subletting in question); and (ii) exceed in total the sums which Tenant is obligated to pay Landlord under this lease (prorated to reflect obligations allocable to that portion of the Demised Premises subject to such sublease), it being the express intention of the parties that Landlord and Tenant shall share equally in any profit by reason of such sublease.  Tenant will not amend the sublease in such a way as to reduce or delay payment of amounts which are provided in the sublease approved by Landlord.  Any amendment or modification of an assignment or sublease shall be deemed to be a new assignment or sublease and shall require the prior written consent of Landlord.

(f)           Landlord agrees that it shall not unreasonably withhold its consent to a subletting or assignment in accordance with the terms of this Paragraph 54.  In determining reasonableness, there shall be taken into account the character and reputation of the proposed subtenant or assignee, the specific nature of the proposed subtenant's or assignee's business and whether same is in keeping with other tenancies in the Building; the financial standing of the proposed subtenant or assignee; and the impact of all of the foregoing upon the Building and the other tenants of Landlord therein.  Landlord shall not be deemed to have unreasonably withheld its consent if it refuses to consent to a subletting or assignment to an existing tenant in any building in a five (5) mile radius of the Building which is owned by Landlord or its affiliate or to a proposed subtenant or assignee with whom Landlord is negotiating, or has negotiated in the preceding six (6) months,  a lease or if, at the time of Tenant's request, Tenant is in default, beyond applicable grace and notice periods, of any of the terms, covenants and conditions of this lease to be performed by Tenant.  At least thirty (30) days prior to any proposed subletting or assignment, Tenant shall submit to Landlord a written notice of the proposed subletting or assignment, which notice shall contain or be accompanied by the following information:  (i) the name and address of the proposed subtenant or assignee; (ii) the nature and character of the business of the proposed subtenant or assignee and its proposed use of the premises to be demised; (iii)   the most recent two (2) years of balance sheets and profit and loss statements of the proposed subtenant or assignee or other financial information satisfactory to Landlord; and (iv) such shall be accompanied by a copy of the proposed sublease or assignment of lease.

Exhibit H-3-20

(g)           The listing of an assignee’s or subtenant’s name on the door or Building directory shall not be deemed Landlord’s consent hereunder.

(h)           Notwithstanding anything contained in this Paragraph 54 to the contrary, Tenant may assign this lease or sublet all or a portion of the Demised Premises without Landlord’s consent but upon prior written notice to Landlord (each, a “Permitted Transferee”) (i) to an Affiliate (as defined herein) of Tenant; or (ii) in connection with transactions with an entity into or with which Tenant is merged or consolidated or to a person or entity to which all or substantially all of Tenant’s assets, and/or stock, partnership or membership interests are sold or otherwise transferred, provided that such merger, consolidation, transfer or sale of assets, stock or interests is for a valid business purpose and not principally for the purpose of transferring the leasehold estate created hereby and/or avoiding the requirements of this Paragraph 54, and provided further, that in any of such events described in items (i) or (ii) above, the use of the Demised Premises shall remain unchanged. The provisions of Paragraph 54(b) above shall not apply to assignments or sublets to a Permitted Transferee. For the purposes of this lease: (x) the term “Affiliate” shall mean any designated person or entity, any other person or entity which controls, is controlled by, or is under common control with, such designated person or entity, and a corporation or other entity which provides financial, investment or insurance services and products to Tenant’s members as part of Tenant’s regular business regardless of control; and (y) “Control” (and with correlative meaning, “controlled by” and “under common control with”) shall mean ownership or voting control of 50% or more of the voting stock, partnership interests or other beneficial ownership interests of the entity in question.

55.           Parking.  The parking areas available for the use of the Tenant herein and the other tenants of the Building of which the Demised Premises form a part are to be used by  Tenant, its servants, employees, agents, business invitees and patrons on a first come first served basis, subject to the rules and regulations of Landlord.  However, Tenant shall be permitted to use under all of the Tenant Leases (as hereinafter defined) three hundred twenty-five (325) parking spaces.  For purposes of this lease, the term “Tenant Leases” shall mean and refer to: (i) this lease, (ii) that certain Lease Agreement dated ___________ between Landlord and Tenant for the lease of 10,217 rentable square feet at the Building (the “10,217 SF Lease”), and (iii) that certain Lease Agreement dated ___________ between Landlord and Tenant for the lease of 111,933 rentable square feet at the Building (the “111,933 SF Lease”).  It is also understood and agreed that Landlord shall have the right at any time to modify or alter the parking layout and traffic pattern in the parking areas and to diminish the available parking areas so long as such modifications or diminutions do not affect Tenant’s right to use three hundred twenty-five (325) parking spaces at the Real Property, without any liability to Tenant or any diminution or abatement of rent or additional rent.

Exhibit H-3-21

56.           Cleaning and Rubbish Removal.

(a)           All cleaning and janitorial work at the Demised Premises shall be done by Tenant at the sole cost and expense of Tenant.  Tenant shall provide for its own trash, rubbish and garbage removal at its own expense and all rubbish, trash and garbage shall be kept at the Demised Premises subject to the rules and regulations of the appropriate municipal authorities having jurisdiction thereof, and shall at all times be kept in closed dumpsters to be provided by Tenant at its sole cost and expense in locations determined by Landlord and reasonably acceptable to Tenant.  The parties hereto acknowledge and agree that, with respect to the existing trash compactor in the bay of the Building, Landlord may, at its option, either (i) elect to share such existing trash compactor with Tenant (in which event Landlord shall maintain and Tenant shall be required to pay Tenant’s Proportionate Share of the cost and expense of such existing trash compactor as part of Landlord’s Cost [as defined in Paragraph 47 above]), or (ii) elect to forego use of and access to the existing trash compactor (in which event Tenant shall have the sole right to use and access same and shall be required to pay for all of the costs and expenses incurred in connection with such existing trash compactor). In the event Landlord elects to share the use of the existing trash compactor, as provided above, Landlord’s cleaning company shall have access to such trash compactor during non-business hours only, and such company shall be bonded.

(b)           Tenant shall pay directly to the applicable governmental municipalities any waste generation fee(s) (including any service charges imposed in connection therewith) which are charged by such governmental municipalities in connection with Tenant’s use of Tenant’s designated dumpster at the Building (collectively, the “Waste Generation Fees”).  Within thirty (30) days of Tenant’s receipt of official receipts stamped paid by the applicable governmental authorities,  Tenant shall provide Landlord with copies of such receipts or other proof satisfactory to Landlord evidencing such payment.  If Tenant fails to pay the Waste Generation Fees when due, Landlord may, but is not obligated to, pay such Waste Generation Fees and all such Waste Generation Fees paid by Landlord, plus any and all reasonable, out-of-pocket additional costs and expenses incurred by Landlord in connection therewith, including reasonable attorney’s fees, shall be deemed additional rent and shall be payable by Tenant within thirty (30) days after demand.  Tenant’s payment of the Waste Generation Fees shall be in addition to (and not in lieu of) any amounts which Tenant may pay in connection with its removal of trash, rubbish and garbage from its Demised Premises.

Exhibit H-3-22

57.           Hazardous Materials.   Except as otherwise provided herein, Tenant shall keep or cause the Demised Premises to be kept free of Hazardous Materials (hereinafter defined).   Without limiting the foregoing, Tenant shall not cause or permit the Demised Premises to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials in contravention to, or in amounts greater than permitted by, applicable law, nor shall Tenant cause or permit, as a result of any intentional or unintentional act or omission on the part of Tenant or any person or entity claiming through or under Tenant or any of their employees, contractors, agents, visitors or licensees (collectively, “Related Parties”), a release of Hazardous Materials onto the Demised Premises or onto any other property.  Tenant shall comply with and ensure compliance by all Related Parties with all applicable Federal, State and Local laws, ordinances, rules and regulations, whenever and by whomever triggered (including, without limitation, any regular testing regimes required by law; which testing, Landlord shall have the option to perform at Tenant’s sole cost and expense), and shall obtain and comply with, and ensure that all Related Parties obtain and comply with, any and all approvals, registrations or permits required thereunder.   Tenant shall (i) conduct and complete all investigations, studies, samplings, and testing, and all remedial removal and other actions necessary to clean up and remove such Hazardous Materials, on, from, or affecting the Demised Premises which were introduced by Tenant or Related Parties (a) in accordance with all applicable Federal, State and Local laws, ordinances, rules, regulations, policies, orders and directives, and (b) to the reasonable satisfaction of Landlord, and (ii) defend, indemnify, and hold harmless Landlord, its employees, agents, officers, members, partners, principals and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (a) the presence, disposal, release, or threatened release of such Hazardous Materials which are on, from, or affecting the soil, water, vegetation, buildings, personal property, persons, animals, or otherwise through or on account of Tenant or Related Parties; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials through or on account of Tenant or Related Parties; (c) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials through or on account of Tenant or Related Parties; and/or (d) any violation of laws, orders, regulations, requirements, or demands of government authorities, or any policies or requirements of Landlord, which are based upon or in any way related to such Hazardous Materials through or on account of Tenant or Related Parties, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses.  Tenant shall immediately notify Landlord in writing of any actual or threatened release of any Hazardous Materials on, in or about the Demised Premises, including notification to Landlord if Tenant receives any notice or requests for inspection or information from any Federal, State or local official or agency which pertains to Hazardous Materials.  Copies of all reports, notices, correspondence, and other documents received from or submitted to governmental authorities, and of all technical data, test results, expert opinions and other materials generated in connection with the contamination or other response or remedial activities, shall be provided to all parties to this lease.   In the event this lease is terminated, or Tenant is dispossessed, Tenant shall deliver the Demised Premises to Landlord free of any and all Hazardous Materials so that the conditions of the Demised Premises shall conform with all applicable Federal, State and Local laws, ordinances, rules or regulations affecting the Demised Premises.  In the event that Landlord has a good faith belief that there has been a release of Hazardous Materials for which Tenant is responsible hereunder, Landlord shall have the right to engage an environmental engineering or consulting firm to conduct an inspection of the Real Property and Demised Premises at Tenant’s sole cost and expense.  Tenant shall reimburse Landlord for the reasonable cost of any such inspection as well as the actual, out-of-pocket cost of any clean-up and testing performed pursuant thereto with respect to Hazardous Materials for which Tenant is responsible hereunder.  For purposes of this paragraph, “Hazardous Materials” includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other Federal, State or Local environmental law, ordinance, rule, or regulation.  Tenant specifically acknowledges and agrees that it shall be and remain responsible for any Hazardous Materials existing at the Demised Premises as of the date hereof, as more particularly described in that certain environmental reports prepared by __________________, dated ___________.  [NOTE:  THIS SENTENCE SHALL BE DELETED IF INAPPLICABLE.]In no event shall Tenant be responsible or liable for Hazardous Materials introduced to the Demised Premises by Landlord, Landlord’s agents or contractors or any other tenants or occupants of any part of the Real Property (other than an assignee or subtenant of Tenant).  Notwithstanding anything to the contrary contained herein, Tenant may, in the normal and customary operation of its business, maintain and use in the Demised Premises certain commercially reasonable amounts of the chemicals and other substances set forth on Exhibit “C” of this lease, as same may be updated from time to time by Tenant (with any such updates being subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed), provided that (i) such materials and other substances are used and stored in compliance with all applicable laws, and (ii) the indemnification obligations of Tenant set forth in this Paragraph 57 shall apply with full force and effect thereto.  Tenant’s obligations under this Paragraph 57 shall survive the expiration or earlier termination of the term of this lease.

Exhibit H-3-23

58.           Default.

(a)           In addition to the rights and remedies set forth in Paragraphs 17 and 18 hereof, Landlord shall have the right to cancel this lease in the manner therein provided in the event that (i) Tenant shall have failed to pay any installment of Rent provided herein within five (5) business days after written notice and demand for payment thereof or (ii) shall have defaulted in payment of additional rent set forth herein for a period of five (5) business days after written notice and demand for payment of same, or (iii) Tenant has not, within three (3) days of notice from Landlord, commenced and diligently prosecuted the cure of a default, the continuation of which, is a threat to the safety or welfare of the Building occupants or public, or (iv) there is a default beyond the expiration of applicable notice and cure periods, under the 10,217 SF Lease and/or the 111,933 SF Lease.

(b)           In any case in which the Rent or additional rent is not paid within ten (10) days of the day when same is due, Tenant shall pay a late charge equal to 5 ($0.05) cents for each dollar so due.  Tenant further agrees that the late charge imposed is fair and reasonable, complies with all laws, regulations and statutes, and constitutes an agreement between Landlord and Tenant as to the estimated compensation for costs and administrative expenses incurred by Landlord due to the late payment of rent by Tenant.  Tenant further agrees that the late charge assessed pursuant to this lease is not interest, and the late charge does not create a borrower/lender or borrower/creditor relationship between Landlord and Tenant.  The demand and collection of the aforesaid late charges shall in no way be deemed a waiver of any and all remedies that the Landlord may have under the terms of this lease by summary proceedings or otherwise in the event of a default in payment of rent or additional rent.

(c)           In the event that Landlord shall bring any proceeding against Tenant for recovery of money damages, or for possession of the Demised Premises by reason of nonpayment of Rent or additional rent, and Landlord shall incur costs and expenses by reason thereof or by reason of such monetary default, such charges, including reasonable legal fees, shall be due and payable from Tenant as additional rent and shall become immediately due and payable upon the incurrence of same.  This provision shall expressly apply following the expiration or early termination of this lease where the Tenant, subtenant or assignee continues in possession of the Demised Premises.

(d)            [Intentionally Omitted].

(e)           At any time after this lease is terminated or the Term shall have expired and come to an end or Landlord shall have re-entered upon the Demised Premises, as the case may be, whether or not Landlord shall have collected any monthly deficiencies pursuant to Paragraph 18 of the preprinted portion of this lease, Landlord, at its sole discretion, shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, as and for liquidated and agreed final damages, a sum equal to the amount by which the Rent and additional rent reserved in this lease for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Demised Premises for the same period, both discounted to present worth at the rate of five (5%) per cent per annum.  If, before presentation of proof of such liquidated damages to any court, commission, or tribunal, the Demised Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Demised Term, or any part thereof, the amount of Rent and additional rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Demised Premises so relet during the term of the reletting.

Exhibit H-3-24

(f)           Nothing contained in this lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of the Tenant.

(g)           The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

59.           Insurance.

(a)           Tenant shall obtain and keep in full force and effect during the Term, at its own cost and expense, (i) Commercial General Liability Insurance, on an occurrence basis, such insurance to afford protection in an amount of not less than One Million ($1,000,000) Dollars coverage for bodily injury, death and property damage arising out of any one occurrence and Two Million ($2,000,000) Dollars in the aggregate (such limit to apply on a “per location basis”), protecting Tenant as the insured and Landlord and its construction affiliate and management company, as well as any other parties whose names have been provided by Landlord to Tenant from time to time, as additional insureds (in a blanket endorsement form reasonably satisfactory to Landlord in its reasonable discretion) against any and all claims for personal injury, death or property damage, such insurance to provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord or any other party named as an additional insured; Such insurance shall include coverage for a blanket contractual liability and shall also include Products/Completed Operations (ii) “All Risk” Property Insurance on Tenant’s property including improvements and betterments made by or on the behalf of Tenant, (and including, without limitation, Business Interruption coverage providing for the payment of all rent and additional rent payable under this lease for a period of twelve (12) months including “Extra Expense” and Equipment Breakdown Insurance) insuring Tenant’s property and equipment for the full 100% replacement cost value thereof; (iii) Workers Compensation Coverage and Employers Liability Coverage as required by law; (iv) New York DBL Coverage, as required by law; (v) Business Automobile Coverage in an amount of not less than One Million ($1,000,000) Dollars combined single limit per accident for bodily injury or property damage (which policy form shall include coverage for “Any Auto” which includes autos owned, hired and non-owned); (vi) Umbrella Liability Coverage with limits of liability of not less than Five Million ($5,000,000) Dollars per occurrence and in the aggregate per location; and (vii) any other insurance required by law.   All deductibles shall be paid by Tenant and shall not exceed $50,000.00.  None of Tenant’s insurance policies may provide for a self-insured retention.

Exhibit H-3-25

(b)           All insurance required to be carried by Tenant pursuant to the terms of this lease shall be written in form and substance reasonably satisfactory to Landlord by a good and solvent insurance company of recognized standing, admitted to do business in the State of New York, which shall be reasonably satisfactory to Landlord and shall be rated in Best’s Insurance Guide or any successor thereto as having a Best’s Rating of not less than “A” and a “Financial Size Category” of not less than “X”, or if such ratings are not then in effect, the generally accepted equivalent thereof or such other financial rating as Landlord may at any time consider reasonably appropriate.  Tenant shall procure, maintain and place such insurance and pay all premiums and charges therefor and upon failure to do so Landlord, after reasonable written notice to Tenant, may, but shall not be obligated to, procure, maintain and place such insurance or make such payments, and in such event the Tenant agrees to pay the amount thereof, plus interest at the maximum rate permitted by law, to Landlord on demand and said sum shall be in each instance collectible as additional rent on the first day of the month following the date of payment by Landlord.  Tenant shall cause to be included in all such insurance policies a provision to the effect that no material change in coverage shall be made thereto unless Landlord shall have received at least  thirty (30) days prior written notice thereof by certified mail, return receipt requested.  Appropriate certificates (on the forms currently designated “Acord Form 28” for property insurance and “Acord Form 25” for liability insurance, or their equivalent) shall be deposited with Landlord on or prior to the commencement of the Term hereof.  Within ten (10) days after Landlord’s written request, Tenant shall provide Landlord with certified copies of its applicable insurance policies; provided, however that Tenant may redact any confidential information contained therein prior to delivering such certified copies to Landlord.  Any renewals, replacements or endorsements thereto shall also be deposited with Landlord to the end that said insurance shall be in full force and effect during the Term.

(c)           Tenant shall cause each insurance policy carried by it and insuring its fixtures and contents, or the betterments and improvements made by Tenant, against loss by fire and other hazards to be written in a manner so as to provide that the insurer waives all right of recovery by way of subrogation against Landlord in connection with any loss or damage covered by any such policy or policies.  Landlord shall not be liable to the Tenant for any loss or damage caused by fire or other hazards.

Exhibit H-3-26

(d)           Landlord will cause each insurance policy carried by Landlord and insuring the Building and Demised Premises against loss by fire and other hazards to be written in such a manner so as to provide that the insurer waives all right of recovery by way of subrogation against Tenant in connection with any loss or damage covered by such policy or policies.  Tenant shall not be liable to Landlord for any loss or damage caused by fire or other hazard.

(e)           If Tenant shall at any time fail to maintain insurance as, and to the extent, required hereunder, Tenant hereby releases Landlord from all loss or damage which could have been covered by such insurance if Tenant had maintained such insurance, including the deductible and/or uninsured portion thereof.  In no event, however, shall the foregoing clause increase the liability Landlord may otherwise have under this lease for such loss or damage.  If Landlord shall at any time fail to maintain insurance as, and to the extent, required hereunder, Landlord hereby releases Tenant from all loss or damage which could have been covered by such insurance if Landlord had maintained such insurance, including the deductible and/or uninsured port thereof.  In no event, however, shall the foregoing clause increase the liability Tenant may otherwise have under this lease for such loss or damage.

(f)            [Intentionally Omitted].

(g)           Throughout the term of this lease, Landlord shall maintain (i) commercial general liability insurance coverage on an occurrence basis, including contractual liability, insuring against Landlord’s liability arising out of bodily injury, death or property damage with respect to the Real Property,  the Building and any common areas in an amount of not less than One Million $1,000,000.00) Dollars and Two Million ($2,000,000.00) Dollars in the aggregate, and (ii)  “all risk” property insurance coverage on the Real Property, the Building and Landlord’s equipment for the full 100% replacement cost value thereof.  Tenant shall reimburse Landlord, as additional rent (the “Insurance Cost”), for Tenant’s Proportionate Share of all premiums for insurance carried by Landlord on or with respect to the Building and the Real Property (including, without limitation, Landlord’s All-risk property insurance upon the Building and Real Property, as well as environmental, Commercial General Liability and Umbrella/Excess Liability; provided, however that Insurance Cost shall in no event include costs for Landlord’s Auto Liability and workman’s compensation insurance.

60.           Broker.  Landlord and Tenant each represents to the other that this lease was not brought about by any broker and that all negotiations with respect to this lease were conducted exclusively between Landlord and Tenant.  Each party (the “Indemnifying Party”) agrees that if any claim is made for commissions by any broker claiming to have worked on behalf of the Indemnifying Party with respect to this lease, the Indemnifying Party will indemnify, defend and hold the other party free and harmless from any and all liabilities and expenses in connection therewith, including the other party’s reasonable attorney’s fees.   Notwithstanding anything to the contrary contained in this Paragraph 60, the parties each acknowledge their dealings with CB Richard Ellis, Inc. (“CBRE”) in connection with the sale-leaseback transaction of which this lease is a part, and Tenant represents that any and all commissions due CBRE in connection with the sale-leaseback are being paid by Tenant.

Exhibit H-3-27

61.           Conditions of Landlord’s Liability.   Landlord and Landlord’s agents and employees shall not be liable for, and Tenant waives all claims for, loss or damage to Tenant’s business or damage to person or property sustained by Tenant resulting from any accident or occurrence (unless caused by or resulting from the negligence or willful misconduct of Landlord, its agents, servants or employees other than accidents or occurrences against which Tenant is insured and except to the extent Tenant is contributorily negligent) in or upon the Demised Premises or the Building, including, but not limited to, claims for damage resulting from: (i) any equipment or appurtenances becoming out of repair; (ii) injury done or occasioned by wind; (iii) any defect in or failure of plumbing, heating or air conditioning equipment, electric wiring or installation thereof, gas, water, or steam pipes, stairs, porches, railings or walks; (iv) broken glass; (v) the backing up of any sewer pipe or downspout; (vi) the bursting, leaking or running of any tank, tub, washstand, water closet, waste pipe, drain or other pipe or tank in, upon or about the Building or the Demised Premises; (vii) the escape of steam or hot water; (viii) water, snow or ice being upon or coming through the roof, skylight, trapdoor, stairs, doorways, show windows, walks or any other place upon or near the Building or the Demised Premises or otherwise; (ix) the falling of any fixture, plaster, tile or stucco; and (x) any act, omission or negligence of other tenants, licensees or of any other persons or occupants of the Building or of adjoining or contiguous buildings or of owners of adjacent or contiguous property.  Whenever Tenant shall claim under this lease that Landlord has unreasonably withheld or delayed its consent to some request of Tenant for which Landlord is specifically obligated to be reasonable under this lease, Tenant shall have no claim for damages by reason of such alleged withholding or delay, and Tenant’s sole remedy thereof shall be a right to obtain specific performance or injunction but in no event with recovery of damages.

62.           Cafeteria.  The parties acknowledge that a food service is or shall be provided in the lower level of the Building. The parties further acknowledge that, although the existing food service facility in the Building will be in place the Commencement Date, shortly thereafter Landlord will be relocating the food service facility to the lower level of the Building (the “Food Service Relocation”).  Landlord estimates that the Food Service Relocation will take approximately six (6) weeks (which time period may be further extended as a result of delays in Landlord obtaining all required governmental and/or municipal inspections, approvals, authorizations or consents, including, without limitation, any required inspections by and authorizations from the Department of Health, although Landlord agrees to use reasonable diligent in obtaining same), during which period there will be no food service facility in the Building. Notwithstanding the foregoing, Landlord agrees that during the Food Service Relocation, it will arrange for limited food service to be available at the Building (i.e., prepared foods, such as sandwiches and beverages sold by food service personnel, not served from a vending machine).  Once the Food Service Relocation is completed, Landlord agrees that the service provided in the food service facility shall be similar in quality to that which is offered in similar Class “A” office buildings.  For so much of the Term as such food service is provided in the Building, Tenant shall be permitted to invite its principals and employees to use same for the purchase and consumption of food and beverages offered for sale.  Tenant shall pay or reimburse Landlord, on a monthly basis, for Tenant’s Proportionate Share of any subsidy provided by Landlord to the food service operator, but in no event shall Tenant’s Proportionate Share of the subsidy exceed $15,000.00 per annum.  Tenant shall also have the right to use the food service area from time to time and at any time after 3:00 p.m on weekdays for the hosting of business events or functions so long as (a) Tenant provides Landlord with reasonable prior notice of the date, time and nature of such events or functions, (b) Tenant reimburses Landlord, on demand, for any additional cost or expense actually incurred by Landlord in connection with such events or functions (e.g., security services, cleaning services, etc.), and (c) Tenant enters into such agreements for such use of the food service area as Landlord and the food service provider may reasonably request.  The use of the food service shall be subject to the reasonable rules and regulations of Landlord and/or the operator of the food service now or hereafter imposed.  Notwithstanding anything to the contrary contained in this Paragraph, if the food service opens for business and subsequently closes, either temporarily or permanently, there shall be no abatement or diminution of Rent and Tenant shall in no event be relieved from any of its obligations under this lease, except that Tenant shall not be required to pay Tenant’s Proportionate Share of the food service subsidy for the period in which the food service is not operational.  Further, in the event there is no food service in the Building for thirty (30) or more consecutive days, Landlord shall provide Tenant with a revocable license to use the food service area so that Tenant can provide its own licensed and reputable food service operator for the purpose of providing food service in the lower level of the Building.

Exhibit H-3-28

63.           Fitness Facility.  The parties acknowledge that a fitness facility is or shall be provided in the lower level of the Building, containing approximately 3,000 rentable square feet, in or about the location shown on Exhibit “D” annexed hereto and made a part hereof.   For so much of the Term as such fitness facility is provided in the Building, Tenant’s principals and employees may use same at a cost of $100 per year per member (which amount is subject to reasonable increases from time to time during the Term).  Landlord agrees to maintain the fitness facility in good condition and Landlord shall be responsible, at its sole cost and expense, for the maintenance, repair and replacement of the fitness facility and equipment located therein. The use of the fitness facility shall be subject to the reasonable rules and regulations of Landlord now or hereafter imposed.  Notwithstanding anything contained herein to the contrary, if the fitness facility closes, either temporarily or permanently, there shall be no abatement or diminution of Rent and Tenant shall in no event be relieved from any of its obligations under this lease.

64.           Miscellaneous.

Exhibit H-3-29

(a)           This lease shall not be recorded.  No memorandum of this lease shall be recorded without the express written consent of Landlord.

(b)           The invalidity or unenforceability of any provision of this lease shall in no way affect the validity or enforceability of any of the other provisions contained in this lease. Landlord and Tenant understand, agree and acknowledge that this lease has been freely negotiated by both parties and that, in the event of any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this lease or any of its terms and conditions, there shall be no inference, presumption or conclusion drawn whatsoever against either party by virtue of that party having drafted this lease or any portion hereof.

(c)           There are no oral agreements between the parties hereto affecting this lease and this lease supersedes and cancels any and all previous representations, negotiations, arrangements and understandings, if any, between the parties hereto with respect to the subject matter hereof, and shall not be used to interpret or construe this lease.

(d)           Wherever in this lease there is any conflict between the provisions of any of the preprinted portions of the lease and the non-preprinted portions of the lease (e.g. typewritten or handwritten changes to the pre-printed form and the provisions of this rider), the non-preprinted provisions shall be deemed to supersede the preprinted provisions.

(e)           Any references in the printed portions of this lease to the City of New York and the Administrative Code of the City of New York are deemed deleted, and where applicable the town in which the Demised Premises is located and other local governmental authorities and their ordinances shall be substituted in lieu thereof.

(f)           This lease may not be changed, modified or discharged, in whole or in part, orally, and no executory agreement shall be effective to change, modify or discharge, in whole or in part, this lease or any obligations under this lease, unless such agreement is set forth in a written instrument executed by the party against whom enforcement of the change, modification or discharge is sought.

Exhibit H-3-30

(g)           The mailing or delivery of a lease by the Landlord to a possible Tenant, its agent or attorney, shall not be deemed an offer nor shall any obligation or liability be created on the part of Landlord until such time as a lease, duly executed by the Landlord, is delivered to such possible Tenant, its agent or attorney.

(h)           Tenant shall give notice to Landlord, promptly after Tenant learns thereof, of (i) any accident in or about the Demised Premises, (ii) all fires and other casualties within the Demised Premises, (iii) all damages to or defects in the Demised Premises, including the fixtures, equipment and appurtenances thereof for the repair of which Landlord might be responsible, and (iv) all damage to or defects in any parts or appurtenances of the Building’s sanitary, electrical, heating, ventilating, air conditioning, elevator and other systems located in or passing through the Demised Premises or any part thereof.

(i)           In the event Standard Microsystems Corporation is no longer the “Tenant” under this lease, Landlord hereby reserves the right, in its sole discretion, to require that such successor “Tenant” deposit a security deposit (in an amount to be determined by Landlord, in its reasonable discretion) and, in such event, Paragraph 32 of the preprinted portion of this lease shall be re-inserted into the Lease.  Additionally,  in the event that Landlord holds such security deposit in an interest bearing account, Landlord may retain a portion of the interest earned thereon equal to one (1%) per annum of such deposit as an administrative fee.

(j)           In the event Landlord is not an individual, Landlord represents that the officer or officers, partner or partners, member or members or manager or managers executing this lease have the requisite authority to do so.  In the event that Tenant is not an individual, Tenant represents that the officer or officers, partner or partners, member or members or manager or managers executing this lease have the requisite authority to do so.

(k)           Tenant hereby acknowledges that Landlord makes no representations as to the compatibility of the Building systems with Tenant’s equipment.

(l)           Tenant shall indemnify, hold harmless and defend Landlord, its affiliates, managing agents, construction company, subsidiaries, directors, officers, employees and agents from and against any and all liabilities, claims, demands, damages, costs, expenses (including reasonable attorneys’ fees) suits, judgments whether actual or alleged, including such for bodily injury or wrongful death to any person (including tenant employees and invitees) and property damage to any property, arising out of or in connection with the operations or business of the Tenant at the demised premises or real property; the acts or omissions of the Tenant, its sub-tenants, its employees, invitees, contractors or agents; or any breach of this lease or improper conduct. Upon notification by the Landlord of an indemnifiable event, Tenant at its own expense shall arrange for Landlord’s defense (at Landlord’s option) and confirm indemnification. Tenant will still be responsible to fulfill its obligations under this Article in the event Tenant or Tenant’s insurance company does not accept a tender of claim by the Landlord. These indemnification provisions are to continue after lease expiration and are not limited by the amount of available insurance in place.   Tenant agrees not to settle any claims pursuant to this indemnity without Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Exhibit H-3-31

(m)           Landlord shall indemnify and save harmless Tenant, its affiliates, managing agents, directors, officers, employees and agents from and against all liability, claims, demands, damages, costs, expenses (including reasonable legal fees),  suits and judgments arising from any injury or death to persons or any damage to the property of third parties sustained in the common areas of the Building or which arise out of construction or work performed by Landlord or its construction affiliate in an about the Building and/or Demised Premises and will further indemnify and save harmless Tenant against and from all costs, expenses, and liabilities incurred in connection with any such claim or loss or action or proceeding brought thereon (including reasonable attorney fees and costs); and in case any action or proceeding be brought against Tenant by reason of any such claim or loss, Landlord, upon notice from Tenant, agrees that Landlord, at Landlord’s expense, will resist or defend such action or proceeding and will employ counsel therefor reasonably satisfactory to Tenant.  Landlord will still be responsible to fulfill its obligations under this Article in the event Landlord or Landlord’s insurance company does not accept a tender of claim by Tenant. These indemnification provisions are to continue after lease expiration and are not limited by the amount of available insurance in place.  Landlord agrees not to settle any claims pursuant to this indemnity without Tenant’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(n)           Except with respect to damages set forth in Paragraph 52(ii) and (iii) hereof, neither party shall be liable to the other for any lost profits, incidental, special, exemplary, punitive, indirect or other consequential damages.

(o)           With respect to any dispute between Landlord and Tenant involving this lease which is resolved through legal proceedings, the non-prevailing party, if evident, shall bear all reasonable fees, costs and expenses of the subject legal proceeding, including, without limitation, the reasonable attorney=s fees and costs of the prevailing party.

65.           INTENTIONALLY DELETED.

Exhibit H-3-32

66.           Subordination.     So long as Tenant continues to lease and occupy at least twenty-five (25%) percent of the Building (taking into consideration premises leased pursuant to the Tenant Leases, collectively), Landlord shall obtain for the benefit of Tenant a Subordination, Attornment and Non-Disturbance Agreement (an “SNDA”) from Landlord’s future mortgagees on such mortgagee’s standard form.   Tenant shall be responsible for paying (or reimbursing Landlord, as additional rent) for any fees or costs imposed by a mortgagee or its counsel in connection with the issuance and/or negotiation of any SNDA.  Notwithstanding the foregoing, an SNDA shall not be required from the mortgagee existing as of the date of this lease.

67.           Tenant’s Exclusive.     So long as Tenant continues to lease and occupy at least fifty (50%) percent of the Building (taking into consideration premises leased pursuant to the Tenant Leases, collectively), Landlord covenants and agrees not to lease any space in the Building to a Competitor (as hereinafter defined) for a purpose in competition with Tenant’s primary business (i.e., the manufacturing, testing, storing or sale of semi-conductors). The term “Competitors” shall mean and refer to the following entities:  Alcor Micro Corp., ASIX Electronics Corp., Avnera Corporation, Broadcom Corporation, Cypress Semiconductor, Davicom Semiconductor Inc., Display Link, eNe, Genesys Logic, GMT, Inc., Integrated Technology Express, Inc., Marvell Technology Group Ltd., Micrel Semiconductor, Inc., Nuvoton (formerly Winbond Electronics Corporation), Realtek Semiconductor Corp., Renesas Technology, ST-Ericsson, Syncomm and Texas Instruments. Notwithstanding anything to the contrary contained in this Paragraph, nothing herein shall prevent Landlord from leasing any space in the building to any affiliate or subsidiary of a Competitor who intends on using such space solely for non-competitive purposes.

68.           Notices.  Supplementing Paragraph 28 of the pre-printed portion of this lease, all notices delivered to Tenant should be sent to the attention of Walter Siegel, Esq., with copies of all such notices delivered to Standard Microsystems Corporation, 80 Arkay Drive, Hauppauge, New York 11788, Attention: Peter Byrnes and to Moritt Hock & Hamroff, LLP, 400 Garden City Plaza, Garden City, New York 11530, Attention: Gary C. Hisiger, Esq.

69.           Destruction, Fire and Other Casualty.   Supplementing the terms and conditions of Paragraph 9 of the pre-printed portion of this lease:

Exhibit H-3-33

(a)           If the Demised Premises shall be totally damaged or rendered wholly unusable or wholly inaccessible by fire or other casualty and Landlord has not terminated this lease pursuant to Paragraph 9(d) hereof  and the estimated date of completion of such restoration work, as reasonably determined by Landlord’s architect, is more than twelve (12) months following the date of such damage or destruction, then Tenant shall have the right to terminate this lease by written notice delivered to Landlord within ten (10) days following receipt of such written determination by Landlord’s architect.  Furthermore, if the Demised Premises shall be totally damaged or rendered wholly unusable or wholly inaccessible by fire or other casualty and Landlord has not terminated this lease pursuant to Paragraph 9(d) hereof and Landlord has not completed the making of the required repairs and restored and rebuilt the Demised Premises and/or access thereto within twelve (12) months from the date of such damage or destruction (and such additional time not to exceed sixty (60) days after such date as shall equal the aggregate period Landlord may have been delayed in doing so by unavoidable delays or adjustment of insurance), then Tenant may serve notice on Landlord of its intention to terminate this lease, and, if, within thirty (30) days thereafter, Landlord shall not have completed the making of the required repairs and restored and rebuilt the Demised Premises and/or access thereto, this lease shall terminate on the expiration of such thirty (30) day period as if such termination date were the Expiration Date, and the Rent and additional rent shall be apportioned as of such date and any prepaid portion of Rent and additional rent for any period after such date shall be refunded by Landlord to Tenant.

(b)           In the event the Demised Premises are rendered wholly unusable or wholly inaccessible and neither Landlord nor Tenant have exercised their options to terminate this lease (as set forth herein), then, at the request of Tenant, Landlord shall use commercially reasonable efforts to locate and provide Tenant with substitute, habitable office space reasonably suitable for Tenant's business elsewhere in the Building or in another building owned by Landlord or its affiliates; such space to be of approximately the same size as the Demised Premises (the "Substitute Space").  If Tenant agrees to accept the Substitute Space, then Rent shall abate with respect to the Demised Premises from the date of such damage or destruction, Tenant shall accept the Substitute Space in its then "as is" condition; it being acknowledged by the parties that the occupancy of the Substitute Space by Tenant is intended to be temporary, lasting only as long as is necessary for Landlord to substantially complete restoration of the Demised Premises, and Tenant shall pay to Landlord the fair market rental value of the Substitute Space, on a monthly basis, in advance, throughout its occupancy thereof.  It is further agreed that, in the event Tenant accepts the Substitute Space, Tenant shall be deemed to have waived the termination right set forth in Paragraph 69(a) above.  Upon substantial completion of the restoration of the Demised Premises, Tenant shall surrender the Substitute Space to Landlord and re-occupy the Demised Premises.

Exhibit H-3-34

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this lease as of the day and year first above written.

Landlord:

By:
Name:
Title:s

Tenant:

By:
Name:
Title:

Exhibit H-3-35

EXHIBIT A

RENTAL PLAN DATED AS OF _________ __, 2011

Exhibit H-3-36

Exhibit H-3-37

Exhibit H-3-38

EXHIBIT A-1

LOCATION OF SECURITY BOOTH

Exhibit H-3-39

EXHIBIT B

FIXTURES EXISTING AT THE DEMISED PREMISES NOT REQUIRING REMOVAL/
RESTORATION AT THE EXPIRATION OF THE TERM

Fixtures Existing at the Demised Premises that Remain property of SMSC – 80 Arkay Dr.

In addition to the items listed below that are the property of SMSC, fixtures that are currently installed at 80 Arkay Dr. or will be in the future that will remain the property of SMSC at the termination of the lease are –
Electrical Conditioning Equipment utilized in our Test Operations to supply conditioned power to our test devices.
Reels to support compressed air and electrical feeds for Test Operations.

Property of SMSC –

Kitchen Appliances – Appliances used in Break Rms., Kitchens, Coffee Stations.
Refrigerators, microwave ovens, coffee makers.  This does not include specialty equipment purchased specifically for the operation of the Cafeteria.

Security Systems – Security access and surveillance systems consisting of electronic card readers, control panels, local server, card printer, CCTV cameras, recording equipment, cabinets, PCs, etc.

Fire Extinguishers – All portable fire extinguishers.

Supplementary Air Conditioning Systems -  Split type air conditioning units utilized to supplement main building units.

Telephone System – Telephone system consists of servers, switches, modular components, racks and cabinets, PCs, monitors, telephone instruments and cellular amplification systems.

Communications Cabling System – Copper and fiber optic cables, patch panels, racks, jacks, data switches, etc.

IT Equipment – Electronic data computing and switching equipment including wireless network broadcast equipment.

Audio Visual Equipment – Screens, projectors, speakers, microphones, consoles, modular components, cabinets, PCs, monitors that make up our audio visual presentation and conferencing systems.

Furniture and Furnishings – Free standing furniture including desks, tables, chairs, cabinets, lockers.  Modular furniture systems consisting of partition panels, work surfaces, shelves, cabinets, drawer modules, lighting and electrical components.

Storage Shelving and Rack Systems – Metal shelving and rack systems used for storage of equipment, materials, files, etc.

Exhibit H-3-40

EXHIBIT C

HAZARDOUS MATERIALS USED IN CONNECTION WITH TENANT’S BUSINESS

Table 3.1.1  -  80 ARKAY DRIVE

HAZARDOUS MATERIALS
USED BY QA FOR RELIABILTIY TEST AND FAlLURE ANALYSIS

MATERIAL	DOT Shipping Class	AKA	MAXIMUM QUANTITY
Acetone	3.2	ACETONE	8 Gals
Isopropyl Alcohol	3.2	IPA	8 gals
Fuming Nitric Acid	5.1	HN03	8 pts
Sulfuric Acid	8.1	H2S04	4 gals
Fuming Sulfuric Acid	8.1	Oleum	2 pts
Acetic acid	8.1	Acetic	8 gals
Liquid Nitrogen	2.2	LN2	2200 liters
Alpha Metals Flux	3.2	AM-100	8 gallons
Buehler "Varidur"	0.2		2 pints
Lead Free Solder	0.2	Pb free	50 lbs
Varidur Kit	0.2	Plastic Powder
Ultramount Liquid	3.3	Acrylic Activator
Hydrochloric Acid	8.1	HCl	1 pt
Hydrofluoric Acid	8.1	HF	1 pt
TetrabutylAmmonium Hydroxide	8.2		4 gals

USED BY PRODUCTION TEST TO MAINTAIN SOCKETS
(Gold replating- Brush Application)

MATERIAL	DOT Shipping Class	AKA	MAXIMUM QUANTITY
TECHNIC INC TAS#1	8.2		1gal
TECHNIC Inc "TSC-15101"	8.3		20 lbs
Technic Inc "Gelling Agent"	0.2		1 qt
Acid Nickel Brush Plating	6.1		2 gals
Technic Strip II	6.1		2 gal
Technic "Orobrush 999No Gel"	6.1		2qt
Isopropyl Alcohol	3.2		2 pints
Speedball Cleaner			4 gals

Exhibit H-3-41

Tier 2 Online Submission  Report
Reporting period:From January 1, 2010 to December 31,2010

Facility Name	SMSC	Facility ID	1633388

Department Name	Corp Facilities	Facility Email

Physical Address	80 Arkay Drive , Hauppauge, Suffolk county , NY - 11788 , USA	Latitude I Longitude	40.8130941-73.252969

Mail Address	80 Arkay Drive , Hauppauge , NY - 11788	Method of Determination	A1 -Address Matching (House Number)

NAICS	541710-	Location Description	CE - Center of Facility

Dun & Bradstreet	054988506 - Semiconductor Manufacturer

Contact Information	Name	Phone	Email	Mail address
Emergency Contact	Ed Montvidas	631-4344654 (24-hour)	ed.montvidas@smsc.com	80 Arkay Drive, Hauppauge, COUNTY, NY -11788, USA

Owner / Operator	Don Sundin	6314344649 (Work)	don.sundin@smsc.com	80 Arkay Drive, Hauppauge, Suffolk COUNTY, NY -11788, USAA

Submitter	Ed Montvidas	631-4344654 (24-hour)	ed.montvidas@smsc.com	80 Arkay Drive, Hauppauge, COUNTY, NY -11788, USA

Chemical Inventory Information

Chemical Description	Physical & Health Hazards	Inventory	Mixture components	Storage locations and codes (Non- Confidential)
CAS 64742650 Trade Secret ☐ Chern. Name Diesel Fuel Pure ☒ Mixture ☐ Solid ☐ Liquid ☒ Gas ☐ EHS☐ State Specific Information No State specific information	Fire ☒ Pressure☐ Reactive ☐ Acute ☐ Chronic ☐	99999.0 Max. Daily Amount 24000.0 Avg. Daily Amount 365 No. of Days On-site		1) North West Side of Building: Type R, Pressure 1, Temperature 4
CAS 7727379 Trade Secret ☐ Chern. Name Nitrogen Pure ☒ Mixture ☐ Solid ☐ Liquid ☒ Gas ☒ EHS ☐ State Specific Information No State specific information	Fire ☐ Pressure ☒ Reactive ☐ Acute ☐ Chronic ☐	3750.0 Max. Daily Amount 2000.0 Avg. Daily Amount 365 No. of Days On-site		1) North Driveway - By Loading Dock: Type A, Pressure 2, Temperature 7

Exhibit H-3-42

Tier 2 Online Submission  Report
Reporting period:From January 1, 2010 to December 31,2010

Chemical Description	Physical & Health Hazards	Inventory	Mixture components	Storage locations and codes (Non- Confidential)
CAS 7664939 Trade Secret ☐ Chern. Name Sulfuric Acid Pure ☒ Mixture ☒ Solid ☐ Liquid x Gas ☐ EHS ☒ State Specific Information No State specific information	Fire ☐ Pressure ☐ Reactive ☒ Acute ☒ Chronic ☒	999.0 Max. Daily Amount 600.0 Avg. Daily Amount 365 No. of Days On-site
1) UPS _Basement: Type R, Pressure 1,Temperature 4.
2) UPS _Boiler Room Existing Bldg: Type R, Pressure 1, Temperature 4.
3) Loading Dock - Pallet Jacks: Type R, Pressure 1, Temperature 4.
4) QA-Failure Analysis Lab: Type R, Pressure 1, Temperature 4.

State Specific Information
No State specific information

Additional Information
☐ I have attached a document. ☐ I have attached two or more documents.

Certification
I certify under penalty of law that I have personally examined and am familiar with the information submitted in pages_  through_ , and that based on my inquiry of those individuals responsible for obtaining the information, I believe that the submitted information is true, accurate and complete.

Name and official title of owner/operator OR owner/operator's authorized representative	Signature	Date signed

Exhibit H-3-43

EXHIBIT D

LOCATION OF THE FITNESS FACILITY

Exhibit H-3-44

EXHIBIT I-1

Form of Note

Date of Note:	____________, 20__
Principal Amount:	$16,200,000.00
Maturity Date:	____________, 20__
Interest Rate:	Five percent (5%) per annum

FOR VALUE RECEIVED, REP 80 ARKAY DRIVE, LLC, a New York limited liability company (“Borrower”), having an address as indicated below, HEREBY PROMISES TO PAY to the order of STANDARD MICROSYSTEMS CORPORATION, (hereinafter, together with its successors and assigns, referred to as the “Lender”), at 80 Arkay Drive, Hauppauge, New York 11788, or at such other place as the holder hereof may from time to time designate in writing, in immediately available federal funds, interest only on the outstanding Principal Amount at the Interest Rate (computed on an actual/360 day basis, i.e., interest for each day during which any of the Principal Amount is outstanding shall be computed at  the  Interest  Rate  divided  by  360)  on  the  first  day  of  each  month  commencing  on ____________, 20__,  until  the  Maturity  Date,  at  which  time  the  unpaid  balance  of  the Principal Amount shall be due and payable, together with all accrued but unpaid interest.

Borrower shall pay a late payment charge of five cents ($.05) for each dollar ($1.00) of each payment that is made more than fifteen (15) days after the due date thereof, which charge shall be due and payable with each such late payment.

This Note is secured by, and the parties hereto are entitled to the benefits and security of, that certain Mortgage and Security Agreement (the “Mortgage”), dated the date hereof,  from Borrower,  as  mortgagor,  to  Lender, as  mortgagee,  encumbering,  among  other things, certain real property and improvements described in the Mortgage (the “Real Property”), all of the covenants, conditions and agreements of the Mortgage being made a part of this Note by this reference.

Except as may be otherwise provided in the Mortgage, all monthly payments received by Lender hereunder shall be applied first, to the payment of accrued interest on the Principal Amount, second, to the reduction of the Principal Amount of this Note (if any is pre- paid), and finally, the balance, if any, to the payment of any fees, costs, expenses or charges then payable by Borrower to Lender hereunder, under the Mortgage or under any other document executed and delivered by Borrower in connection with the loan evidenced by this Note.

Borrower agrees that if it fails to timely make any payment due under this Note or upon the happening of any “Event of Default” under the Mortgage (as defined in the Mortgage),

Exhibit I-1-1

the outstanding Principal Amount, together with accrued interest and all other expenses, including, without limitation, reasonable attorneys’ fees, shall immediately become due and payable at the option of the holder of this Note, notwithstanding the Maturity Date.  For purposes hereof, attorneys’ fees shall include, without limitation, fees and disbursements for legal services incurred by the holder hereof in collecting or enforcing payment hereof whether or not suit is brought, and if suit is brought, then through all appellate actions.  From and after any “Event of Default” under the Mortgage, the interest rate of this Note shall be the “Default Rate” (as defined in the Mortgage).

In no event shall the total of all charges payable under this Note, the Mortgage and any other documents executed and delivered in connection herewith and therewith that are or could be held to be in the nature of interest exceed the maximum rate permitted to be charged by applicable law.  Should Lender receive any payment that is or would be in excess of that permitted to be charged under any such applicable law, such payment shall have been, and shall be deemed to have been, made in error and shall thereupon be applied to reduce the principal balance outstanding on this Note.

Borrower waives demand, presentment for payment, notice of dishonor, protest and notice of protest of this Note.

Any notice, demand or request relating to any matter set forth in this Note shall be given in the manner provided for in the Mortgage.

Time is of the essence as to all dates set forth herein; provided, however, that whenever any payment to be made under this Note shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computations of payment of interest.  As used herein, the phrase “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks are required or permitted to close in the State of New York.

This  Note  may  not  be  waived,  changed,  modified,  terminated  or  discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification, termination or discharge is sought.

This Note may be prepaid, in whole or in part, without any prepayment premium, so long as (i) Lender is given not less than thirty (30) days’ notice of such prepayment, (ii) the prepayment is accompanied by the payment of accrued and unpaid interest on the principal amount prepaid together with all late charges and other losses, costs and expenses attributable to the prepayment, and (iii) the prepayment is made in immediately available federal funds.

BORROWER, AND BY ITS ACCEPTANCE HEREOF, LENDER, EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS NOTE, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND

Exhibit I-1-2

LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

BORROWER HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY OR ON BEHALF OF LENDER ON THIS NOTE, ANY AND EVERY RIGHT BORROWER MAY HAVE TO (I) INJUNCTIVE RELIEF, (II) INTERPOSE ANY COUNTERCLAIM THEREIN (OTHER THAN COMPULSORY COUNTERCLAIMS), AND (III) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. NOTHING HEREIN CONTAINED SHALL PREVENT OR PROHIBIT BORROWER FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST LENDER WITH RESPECT TO ANY ASSERTED CLAIM.

This Note and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York (without giving effect to New York’s principles of conflicts of law).  Borrower hereby irrevocably submits to the exclusive jurisdiction of any New York state or federal court sitting in the County of Suffolk over any suit, action or proceeding arising out of or relating to this Note, and Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any New York State or Federal court sitting in the County of Suffolk, may be made by certified or registered mail, return receipt requested, directed to Borrower at the address indicated below, and service so made shall be complete five (5) days after the same shall have been so mailed.

This Note and the Mortgage evidence purchase money financing extended by Lender to Borrower in connection with the assignment by Lender to Borrower of its leasehold interest in the Real Property.  In connection therewith, Lender has subleased back from Borrower portions of the Real Property pursuant to those certain sublease agreements (the “Lease-Back Agreements”) executed contemporaneously herewith.  Notwithstanding anything to the contrary contained in this Note, if and to the extent Lender, as tenant under any of the Lease-Back Agreements, defaults in the payment of any fixed rent or additional rent required therein, then, provided such non-payment of fixed rent or additional rent is not an exercise of Lender’s offset right under the Lease-Back Agreement arising from Borrower’s monetary default with respect to this Note or the Mortgage, Borrower shall have the right, to be exercised in its sole discretion, to offset  such  unpaid  amounts  due  under  the  Lease-Back  Agreements  against  the  amounts otherwise due and payable hereunder.

[NO FURTHER TEXT ON THIS PAGE]

Exhibit I-1-3

IN WITNESS WHEREOF, Borrower has executed and delivered this Note on the Date of Note.

Address:	BORROWER:

REP 80 ARKAY DRIVE, LLC

c/o Rechler Equity Partners
225 Broadhollow Road, Ste. 184W
Melville, New York 11747
By:
Name:
Title:

Exhibit I-1-4

EXHIBIT I-2

Form of Mortgage

MORTGAGE AND SECURITY AGREEMENT

Dated:  ___________ __, 20__

in the amount of
$16,200,000.00

from

REP 80 ARKAY DRIVE, LLC
Mortgagor
a New York limited liability company
having an address at:
c/o Rechler Equity Partners
225 Broadhollow Road, Suite 184W
Melville, New York 11747

and

SUFFOLK COUNTY INDUSTRIAL DEVELOPMENT AGENCY
Mortgagor
having an address at:
H. Lee Dennison Building, 3rd Floor
100 Veterans Memorial Highway
Hauppauge, New York 11788

to

STANDARD MICROSYSTEMS CORPORATION
Mortgagee
a Delaware corporation
having an address at:
80 Arkay Drive
Hauppauge, New York 11788

LOCATION OF PREMISES:

Street Address :	80 Arkay Drive
City of :	Hauppauge
County of:	Suffolk
State of:	New York
Block:
Lot:

After recording, please return to:
Gary C. Hisiger, Esq.
MORITT HOCK & HAMROFF LLP
400 Garden City Plaza,
Garden City, New York 11530

Exhibit I-2-1

MORTGAGE AND SECURITY AGREEMENT (the “Mortgage”), made as of the ____ day of ________, 2011 given by SUFFOLK COUNTY INDUSTRIAL DEVELOPMENT AGENY, a corporate governmental agency constituting a body corporate and politic and a public benefit corporation of the State of New York, duly organized and existing under the laws of the State of New York, having an address at H. Lee Dennison Building, 3rd Floor, 100 Veterans Memorial Highway, Hauppauge, New York 11788 (the “Agency”) and REP 80 ARKAY DRIVE, LLC, a New York limited liability company, having an address at c/o Rechler Equity Partners, 225 Broadhollow Road, Suite 184W, Melville, New York 11747 (the “Mortgagor”), in favor of STANDARD MICROSYSTEMS CORPORATION, a Delaware corporation, having an office at 80 Arkay Drive, Hauppauge, New York 11788 (“Mortgagee”).

W I T N E S S E T H :

WHEREAS, the Agency is the owner of, that certain parcel of improved real property known as 80 Arkay Drive, Hauppauge, New York as more particularly described in Schedule A attached hereto and made a part hereof;

WHEREAS, concurrently herewith, Mortgagor is borrowing from Mortgagee (the “Loan”) the principal sum of $16,200,000.00 (the “Mortgage Loan Amount”); and

WHEREAS, in connection with the Loan, Mortgagor has executed and delivered to Mortgagee that certain Mortgage Loan Note, dated of even date herewith, made by Mortgagor, as maker, in favor of Mortgagee, as lender, in the original principal amount of $16,200,000.00 (such Note, as the same may be hereafter amended, modified or extended, being hereinafter called the “Note”) evidencing the indebtedness of Mortgagor to Mortgagee; and

WHEREAS, to secure the payment of the indebtedness under the Note in the Mortgage Amount, lawful money of the United States, to be paid in accordance with the terms and conditions set forth in the Note, together with interest thereon at the interest rate or rates set forth in the Note and together with any other sums that may become due and payable hereunder or under the Note or the other Loan Documents (as hereinafter defined), and to secure the performance by Mortgagor of its obligations hereunder, and the other Loan Documents, Mortgagor and the Agency have agreed to execute and deliver to Mortgagee this Mortgage.

WHEREAS, Title 1 of Article 18-A of the General Municipal Law of the State of New York authorizes and provided for the creation of industrial development agencies for the benefit of several counties, cities, villages, and towns in the State of New York and empowers such agencies, among other things to acquire, construct, reconstruct, lease, improve, maintain, equip and sell land and any building or other improvement, and all real and personal properties, including, but not limited to machinery and equipment deemed necessary in connection herewith, whether or not now in existence or under construction, which shall be suitable for manufacturing, warehousing, research, civic, commercial or industrial pollution control facilities, in order to advance the job opportunities, health, general prosperity and economic welfare of the people of the State of New York and to improve the prosperity and standard of living (the "Public Purposes") and further authorizes each such agency to lease and sell any and all of its facilities on such terms and conditions as it deems advisable and to mortgage any or all of its facilities in furtherance of such Public Purposes; and

Exhibit I-2-2

WHEREAS, the Agency has determined that granting this Mortgage will accomplish, in part, its Public Purposes and satisfy the conditions of the __________, 20__ Agency resolutions in connection with the Mortgaged Property (as defined below).

Certain Definitions

As used in this Mortgage, unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified, such definitions to be applicable equally to the singular and to the plural forms of such terms.

“Agreements” shall mean all agreements, contracts, certificates, instruments, franchises, permits, licenses, plans, specifications, warranties, guarantees, and other documents, now or hereafter entered into, and all rights therein and thereto, respecting or pertaining to the use, occupation, construction, management or operation of the Land and any part thereof and any Improvements or respecting any business or activity conducted at the Premises or any part thereof, or relating to any of the Chattels, and all right, title and interest of Mortgagor therein and thereunder, including, without limitation, the right, upon the happening of an Event of Default hereunder, to receive and collect any sums payable to Mortgagor thereunder.

“Chattels” shall mean the Equipment, the Fixtures and the Personal Property.

“Claim” shall mean any action, claim, counterclaim, cross-claim, cause of action, suit, liability, demand, loss, expense, penalty, fine, judgment or other cost of any kind or nature whatsoever, including, without limitation, all fees, costs and expenses incurred in connection therewith of attorneys, consultants, contractors and experts.

“Code” shall mean the Uniform Commercial Code in effect in the State of New York, as amended from time to time.

“Default Rate” shall mean the Interest Rate provided in the Note plus three (3%) percent per annum, but in no event to exceed the maximum rate allowed by law.

“Easements” shall mean all easements, rights-of-way or use, rights, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights, mineral rights and development rights, and all estates, rights, titles, interests, privileges, liberties, servitudes, tenements, hereditaments and appurtenances of any nature whatsoever, in any way now or hereafter belonging, relating or pertaining to the Land and/or the Improvements and the reversion and reversions, remainder and remainders, and all land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof and all the estates, rights, titles, interest, dower and rights of dower, curtesy and rights of curtesy, property, possession, claim and demand whatsoever, both at law and in equity, of Mortgagor of, in and to the Land and/or the Improvements and every part and parcel thereof, with the appurtenances thereto.

Exhibit I-2-3

“Equipment” shall mean all “equipment,” as such term is defined in Article 9 of the Code, now owned or hereafter acquired by Mortgagor, which is used at or in connection with the Improvements or the Land or is located thereon or therein (including, but not limited to, all machinery, equipment, furnishing, and electronic data-processing and other office equipment now owned or hereafter acquired by the Mortgagor and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.  Notwithstanding the foregoing, Equipment shall not include any property belonging to tenants under leases at the Premises, except to the extent that the Mortgagor shall have any rights or interest therein.

“Events of Default” shall mean the events and circumstances described as such in Section 2.01 hereof.

"Guarantor" means, collectively Gregg Rechler and Mitchell Rechler (the “Guarantor”).

"Guaranty" means that certain Guaranty of Recourse Carveouts, dated the date hereof, executed by the Guarantor.

“Expenses” shall mean all out-of-pocket fees, charges, costs and expenses of any nature whatsoever incurred at any time and from time to time (whether before or after an Event of Default) by Mortgagee in making, funding, administering or modifying the Loan, in negotiating or entering into any “workout” of the Loan, or in exercising or enforcing any rights, powers and remedies provided in this Mortgage or any of the other Loan Documents, including, without limitation, reasonable attorneys’ fees and expenses, court costs, receiver’s fees, management fees and costs incurred in the repair, maintenance and operation of, or taking possession of, or selling, all or any part of the Mortgaged Property.

“Fixtures” shall mean all Equipment now owned, or the ownership of which is hereafter acquired, by Mortgagor which is so related to the Land and/or Improvements that it is deemed fixtures or real property under the law of the particular state in which the Equipment is located, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration or repair of or installation at the Premises, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Premises, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, cleaning, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, plumbing, laundry, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, gas, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of the Mortgagor’s interest therein) and all other utilities whether or not situated in Easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions for any of the foregoing and the proceeds thereof.  Notwithstanding the foregoing, “Fixtures” shall not include any property which tenants are entitled to remove pursuant to leases at the Premises, except to the extent that Mortgagor shall have any right or interest therein.

Exhibit I-2-4

“IDA Lease” shall mean that Lease Agreement dated as of March 1, 2005, between the Agency, as lessor, and Mortgagor, successor in interest to Mortgagee, as lessee, as assigned by that certain Assignment and Assumption of IDA Lease dated as of __________, between Mortgagor, as assignor, and Mortgagee, as assignee.

“Improvements” shall mean all structures, buildings, additions, extensions, modifications and all other improvements of any kind whatsoever, and replacements of any of the foregoing, now or hereafter located at or upon the Land.

“Indebtedness” shall have the meaning accorded such term in the Granting Clause of this Mortgage.

“Intangibles” shall mean all “general intangibles” (as such quoted term is defined in the Code) in any way relating to the Premises, or any part thereof, and that Mortgagor owns, including, without limitation, all intellectual property, goodwill and books and records relating to the business operated or to be operated on the Premises or any part thereof, together with all unearned premiums, accrued, accruing or to accrue under all insurance  policies now or hereafter obtained by Mortgagor insuring the Mortgaged Property and all rights and interest of Mortgagor thereunder.

“Interest Rate” shall have the meaning accorded such term in the Note.

“Land” shall mean the real property described in Schedule A attached hereto and by this reference, made a part hereof, including, without limitation, all of the air space, easements, rights, privileges, royalties and appurtenances thereunto belonging or in anywise appertaining thereto, and all of the estate, right, title, interest, claim or demand whatsoever of Mortgagor therein and in the streets, alleys and ways adjacent thereto, either at law or in equity, in possession or expectancy, now or hereafter acquired.

“Loan” shall mean the loan from Mortgagee to Mortgagor evidenced by the Note, which is being secured by, among other things, this Mortgage.

“Loan Documents” shall mean this Mortgage, the Note and the Guaranty, each dated of even date herewith, executed and delivered by Mortgagor among others, in favor of Mortgagee, all Uniform Commercial Code financing statements in respect of the Mortgaged Property and all other documents, agreements, instruments, certificates, title policies and the like securing and/or evidencing the Mortgage Amount and other Indebtedness and/or executed and/or delivered by or on behalf of the Mortgagor in connection with the closing of the Loan or at any time thereafter.

“Mortgaged Property” shall have the meaning accorded such term in the Granting Clause of this Mortgage.

Exhibit I-2-5

“Person” shall mean an individual, a corporation, a partnership, a joint venture, a limited liability company, a trust, an unincorporated association, any governmental authority or any other entity.

“Personal Property” shall mean all furniture, furnishings, objects of art, machinery, goods, tools, supplies, appliances, contract rights, accounts, including, without limitation, all bank accounts maintained by or on behalf of Mortgagor, and any other accounts established pursuant to any of the Loan Documents, accounts receivable, franchises, licenses, certificates and permits, and all other personal property of any kind or character whatsoever (as defined in and subject to the provisions of the Code), other than Fixtures, which are now or hereafter owned by Mortgagor and which are located within or about the Premises, together with all accessories, replacements and substitutions thereto or therefor and the proceeds thereof, and the right, title and interest of Mortgagor in and to any of the Personal Property which may be subject to the lien of any security interest, as defined in the Code, superior to the lien of this Mortgage, and all proceeds and products of the foregoing.

“PILOT Agreement” shall mean that certain Payment-in-Lieu of Taxes Agreement, dated ____________, by and between the Agency and Mortgagor relating to the Agency Parcel.

“Power of Sale” shall mean the right, power and authority of Mortgagee to sell or cause the sale of the Mortgaged Property and/or a part or parts thereof, at a public sale or auction, after any Event of Default and in accordance with and pursuant to Article 14 of the Real Property Actions and Proceedings Law of the State of New York, as the same may hereafter be modified or amended, or any successor statute or statutes, and/or under and pursuant to any other laws or regulations now in effect and/or hereafter enacted, which provides for and/or enables the property encumbered by a mortgage to be sold by a mortgagee and/or its agents and/or representatives in a public and/or private non-judicial sale.
“Premises” shall mean, collectively, the Land and the Improvements.

All terms of this Mortgage not defined above shall have the respective meanings accorded such terms in this Mortgage.

Exhibit I-2-6

Granting Clause

NOW, THEREFORE, Mortgagor, in consideration of the premises and in order to secure payment of the principal of the Note and the interest and any and all other sums payable on the Note, under this Mortgage or the other Loan Documents, as well as, without limitation, all loans, advances, indebtedness, notes, liabilities, rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, forward transactions, currency swap transactions, cross-currency rate swap transactions, currency options and amounts, liquidated or unliquidated, owing by the Mortgagor to the Mortgagee or any affiliate of Mortgagee any time, of each and every kind, nature and description, whether arising under this Mortgage or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by the Mortgagor to the Mortgagee or any affiliate thereof; or are due indirectly by the Mortgagor to the Mortgagee or any affiliate thereof as endorser, guarantor or other surety, or as borrower of obligations due third persons which have been endorsed or assigned to the Mortgagee or any affiliate thereof, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted, including, without limitation, payment when due of all amounts outstanding respecting any of the Loan Documents (all of such obligations are hereinafter referred to, collectively, as the “Indebtedness”), and the performance and observance of all the other provisions hereof, of the Note and the other Loan Documents, hereby gives, grants, mortgages, bargains, sells, warrants, aliens, remises, releases, conveys, assigns, transfers, hypothecates, deposits, pledges, sets over and confirms unto Mortgagee all of its respective estate, right, title and interest in, to and under any and all of the following described property (collectively, the “Mortgaged Property”), whether now owned or held or hereafter acquired:

(a)           the Land;

(b)           the Improvements;

(c)           the Easements;

(d)           the Chattels;

(e)           the Intangibles;

(f)           the Agreements;

(g)           all awards or payments, including interest thereon, which may heretofore and hereafter be made with respect to the Premises, whether from the exercise of the right of eminent domain or condemnation (including but not limited to any transfer made in lieu of or in anticipation of the exercise of the right), or for a change of grade, or for any other injury to or decrease in the value of the Premises;

(h)           all proceeds in respect of the Mortgaged Property under any insurance policies covering the Mortgaged Property, including, without limitation, the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Mortgaged Property;

(i)            all refunds, rebates or credits in connection with reduction in real estate taxes and assessments charged against the Premises as a result of tax certiorari or any applications or proceedings for reduction or otherwise;

(j)            all leases and other agreements affecting the use, enjoyment or occupancy of the Premises or any part thereof heretofore or hereafter entered into (collectively, the “Leases”) and all right, title and interest of Mortgagor therein and thereunder, including, without limitation, cash, letters of credit or securities deposited thereunder to secure the performance by the lessees of their obligations thereunder and all rents, additional rents, revenues, income, issues and profits (including all oil and gas or other mineral royalties and bonuses) from the Land and the Improvements (collectively, the “Rents”) and all proceeds from the sale or other disposition of the Leases;

Exhibit I-2-7

(k)           the right, only to the extent set forth herein, in the name and on behalf of Mortgagor, to appear in and defend any action or proceeding brought with respect to the Mortgaged Property and to commence any action or proceeding to protect the interest of the Mortgagee in the Mortgaged Property; and

(l)            all proceeds of any of the foregoing converted into cash, property, claims or otherwise.

TO HAVE AND TO HOLD unto Mortgagee and its successors and assigns, forever to its and their own proper use and behoof; and Mortgagor also does for itself, its successors and assigns, covenant with the Mortgagee, and its successors and assigns, that at and until the ensealing of these presents, it is well seized of the Premises in fee simple, and has good right to mortgage, bargain and sell the same and that the same are free from all encumbrances whatsoever except for those permitted encumbrances and other matters set forth on Schedule B of the title insurance policy insuring the lien of this Mortgage, and the PILOT Agreement and the IDA Lease (collectively, the “Permitted Encumbrances”).

ARTICLE I.

Particular Covenants of Mortgagor

Mortgagor represents, warrants, covenants and agrees as follows:

SECTION 1.01   Mortgagor represents, warrants and covenants that it has a good and marketable title to a leasehold interest in the Premises subject to no lien, charge or encumbrance, other than the Permitted Encumbrances; that it will own the Chattels free and clear of liens and claims; that this Mortgage is and will remain a valid and enforceable first lien on the Mortgaged Property subject only to the exceptions referred to above; that the execution and delivery of this Mortgage, the Note and the other Loan Documents has been duly authorized by Mortgagor and that there is no provision in any document relating to Mortgagor that evidences or establishes the existence of Mortgagor requiring further consent for such action by any other entity or person; that it is duly organized, validly existing and is in good standing under the laws of the state of its formation or incorporation, as the case may be; that it has (i) all necessary licenses, authorizations, registrations, permits and/or approvals and (ii) full power and authority to own its properties and carry on its business as presently conducted and the execution and delivery by it of and performance of its obligations under this Mortgage, the Note and the other Loan Documents will not result in Mortgagor being in default under any provisions of any document that evidences or establishes the existence of Mortgagor or of any mortgage, credit or other agreement to which Mortgagor is a party or by which it is bound or that affects Mortgagor or the Premises, or any part thereof; that it will preserve such title, and will forever warrant and defend the same unto Mortgagee and its successors and assigns, and will forever warrant and defend the validity and priority of such lien hereof against the claims of all persons and parties whomsoever, subject only to the Permitted Encumbrances.

Exhibit I-2-8

SECTION 1.02   (a) Mortgagor and the Agency will, at the sole cost and expense of Mortgagor, and without expense to Mortgagee (and Agency agrees to assist and cooperate with Mortgagor), do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, deeds of trust, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require, for the better assuring, conveying, mortgaging, assigning, transferring and confirming unto Mortgagee the property and rights hereby conveyed, mortgaged or assigned or intended now or hereafter so to be, or that Mortgagor may be or may hereafter become bound to convey, mortgage or assign to Mortgagee, or for more effectively carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage and, within ten (10) days after written demand therefor, will execute and deliver chattel mortgages or comparable security instruments to evidence more effectively the lien hereof upon the Mortgaged Property or any part thereof, provided, however, Mortgagor hereby authorizes Mortgagee to execute and file same in the name of Mortgagor to the extent it may be lawful to do so should Mortgagor fail to do so within ten (10) days after Mortgagee’s written demand therefor.  Mortgagor will also, within ten (10) days after Mortgagee’s written request, sign any affidavits or other documents or instruments which may be necessary to maintain the priority of the lien of this Mortgage with respect to the Mortgaged Property or any part thereof, or to release or enforce such lien, including but not limited to any amendments, corrections, deletions or additions to this Mortgage.

(b)           Mortgagor expressly agrees, intending that Mortgagee rely thereon, that this Mortgage shall also constitute a “security agreement,” as such term is defined in the Code with respect to the Chattels, Intangibles and other Mortgaged Property.  Mortgagor further expressly agrees, intending that Mortgagee rely thereon, that this Mortgage, to the extent permitted by law, shall also constitute a “financing statement,” as such term is defined in the Code with respect to the Fixtures. By its execution of this Mortgage, Mortgagor hereby authorizes Mortgagee to file and/or record this Mortgage as a security instrument and fixture filing with respect to the Mortgaged Property or any part thereof, and authorizes Mortgagee to file one or more financing statements, amendments, fixture filings, renewals or continuation statements with respect to the Mortgaged Property or any part thereof, and authorizes Mortgagee to file any other document or instrument as may from time to time be permitted under the Code or which Mortgagee may otherwise deem reasonably necessary in connection with the Mortgaged Property or any part thereof.  If requested by Mortgagee in writing, Mortgagor agrees to sign all such financing statements, amendments, renewal or continuation statements and other instruments and documents, and Mortgagor hereby authorizes Mortgagee to sign all such financing statements, amendments, renewals, continuation statements, documents and instruments in Mortgagor’s name as Mortgagor’s attorney-in-fact should Mortgagor fail to sign same within ten (10) days after Mortgagee’s written request.

SECTION 1.03   (a)  Agency forthwith upon the execution and delivery of this Mortgage, and thereafter from time to time, agrees to assist and cooperate with the Mortgagor and Mortgagee to cause this Mortgage, and any security instrument creating a lien or evidencing the lien hereof upon the Chattels and/or the Intangibles and each instrument of further assurance to be filed, registered and/or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the lien hereof upon, and the interest of Mortgagee in, the Mortgaged Property.

Exhibit I-2-9

(b)           Mortgagor will pay all filing, registration or recording fees, taxes and other charges, and all costs and expenses incident to the execution, acknowledgment, delivery and recording and/or filing of this Mortgage, the other Loan Documents, any mortgage supplemental hereto, any other security instrument with respect to the Chattels or the Intangibles, and any instrument of further assurance, and all Federal, state, county and municipal stamp taxes and other taxes, duties, impositions, assessments and charges arising out of or in connection with the execution and delivery of the Note, this Mortgage or any mortgage supplemental hereto, any security instrument with respect to the Chattels and/or the Intangibles, any other Loan Document or any instrument of further assurance.

(c)           Upon Mortgagor’s full satisfaction of the Indebtedness and all of Mortgagor’s other obligations under the Note, this Mortgage and the other Loan Documents, at Mortgagor’s request and at Mortgagor’s sole cost and expense (including, without limitation, the payment of all reasonable legal fees and disbursements), Mortgagee shall execute and promptly deliver to Mortgagor a release of the lien of this Mortgage and the Assignment of Leases and Rents and termination statements as to any Uniform Commercial Code financing statements filed by Mortgagee in respect of the Mortgaged Property, or at Mortgagor’s option, Mortgagee shall execute and deliver an Assignment of this Mortgage and the Note to such new lender as Mortgagor shall designate, as more particularly set forth in Section 3.19 below.  Mortgagor shall be responsible for the recordation and filing of such release or assignment and termination statements.  Upon written request of Mortgagor following the full satisfaction of the Indebtedness and all of Mortgagor’s other obligations under the Note, this Mortgage and the other Loan Documents, Mortgagee shall return the original Note to Mortgagor.

SECTION 1.04   Mortgagor will punctually pay the principal and interest and all other sums to become due in respect of the Note at the time and place and in the manner specified in the Note, according to the true intent and meaning thereof, all in any coin or currency of the United States of America that at the time of such payment shall be legal tender for the payment of public and private debts, and all such principal and interest due in respect of the Note is hereby deemed an obligation due under this Mortgage.

SECTION 1.05   Mortgagor will, so long as it is the owner of the Mortgaged Property or any part thereof, do all things necessary to preserve and keep in full force and effect its existence, rights and privileges as a general partnership, and will comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental authority or court applicable to Mortgagor or to the Mortgaged Property of any part thereof, including the maintaining of a valid temporary Certificate of Occupancy or permanent Certificate of Occupancy for the entire Mortgaged Property during the term of the Note.

SECTION 1.06   All right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by, or released to, Mortgagor, or constructed, assembled or placed by Mortgagor on the Premises or any part thereof, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by Mortgagor and specifically described in the Granting Clause hereof, but at any and all times, upon ten (10) days prior written demand, Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as the  Mortgagee  may require for the purpose of expressly and specifically subjecting the same to the lien of this Mortgage.

Exhibit I-2-10

SECTION 1.07   (a) Mortgagor, from time to time when the same shall become due and payable, will pay and discharge all taxes of every kind and nature, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, and all other public charges whether of a like or different nature, imposed upon or assessed against the Mortgaged Property, or any part thereof, or upon the revenues, rents, issues, income and profits of the Mortgaged Property, or any part thereof, or arising in respect of the occupancy, use or possession thereof. Mortgagor will, upon the request of Mortgagee, deliver to Mortgagee receipts evidencing the payment of all such taxes, assessments, levies, fees, rents and other public charges imposed upon or assessed against the Mortgaged Property, or any part thereof, or the revenues, rents, issues, income or profits thereof.

(b)           Mortgagor will pay, from time to time when the same shall become due, all lawful claims and demands of mechanics, materialmen, laborers and others, which claims and demands, if unpaid, might result in, or permit the creation of, a lien on the Mortgaged Property or any part thereof, or on the revenues, rents, issues, income and profits arising therefrom and in general will do or cause to be done everything necessary so that the lien of this Mortgage shall be fully preserved, at the sole cost and expense of Mortgagor, without expense to Mortgagee.

(c)           Nothing in this Section 1.07 shall require the payment or discharge of any obligation imposed upon Mortgagor by this Section so long as Mortgagor shall in good faith and at its own cost and expense contest the same or the validity thereof by appropriate legal proceedings that shall operate to prevent the collection thereof or other realization thereon and the sale or forfeiture of the Premises or any part thereof to satisfy the same; provided that during such contest Mortgagor shall, at the option of Mortgagee, provide security reasonably satisfactory to Mortgagee, assuring the discharge of Mortgagor’s obligation hereunder and of any additional charge, penalty or expense arising from or incurred as a result of such contest; and provided further that if, at any time, payment of any obligation imposed upon Mortgagor by subsection (a) of this Section shall become necessary to prevent the delivery of a tax deed, or its equivalent, conveying the Premises or any other part of the Mortgaged Property, or any part thereof, because of non payment, then Mortgagor shall pay the same in sufficient time to prevent the delivery of such tax deed or its equivalent.

SECTION 1.08   Mortgagor will pay any and all taxes, charges, fees and/or levies by reason of Mortgagee’s ownership of and interest in the Note, this Mortgage or the other Loan Documents and/or resulting from the exercise by Mortgagee of any of its rights and/or remedies provided for under this Mortgage, except for income taxes.  The obligations assumed by Mortgagor pursuant to this Section 1.08 shall survive the exercise by Mortgagee of any of its rights and/or remedies under this Mortgage.

SECTION 1.09   (a) Mortgagor will keep the Improvements and the Premises insured (i) against loss by fire for the benefit of Mortgagee, (ii) against loss by flood if the Premises is located in an area identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (the “Insurance Policies”).  Mortgagor shall assign and deliver said policies to Mortgagee.  Mortgagor shall reimburse Mortgagee for any premiums paid for insurance made by Mortgagee on Mortgagor’s default in so insuring the Improvements and the Premises or in so assigning and delivering the policies.  The fire insurance policy required hereunder shall contain the usual extended coverage endorsement.

Exhibit I-2-11

(b)           Mortgagor shall give Mortgagee prompt written notice of any damage to, or destruction of, the Improvements, or any part thereof, or of any other casualty or loss at or affecting the Premises or the Chattels, and Mortgagee shall have the right to join Mortgagor in adjusting any insurance claim in respect of any such damage, destruction, casualty or loss in excess of $100,000.00.  Notwithstanding anything to the contrary contained herein or in Section 254 of the Real Property Law of the State of New York or any other provision of applicable law, the proceeds of any insurance coming into the possession of Mortgagee in respect of any damage, destruction, casualty or loss shall not be deemed trust funds, and Mortgagee shall allow all or a portion of such proceeds to be used for the restoration of the Mortgaged Property unless (i) Mortgagor, as landlord under a lease with Mortgagee, as tenant, exercises its right under such lease to terminate said lease as a result of the loss, or (ii) such loss occurs in the last twelve (12) months of the term of the Note secured by this Mortgage and as a result of such loss all or substantially all of the tenants of the Building at such time have the right to terminate their leases due to such loss, then in either of such events the Mortgagee may require application of the insurance proceeds to the principal balance of the Indebtedness.  In the event any such insurance proceeds shall be used to reduce the Indebtedness, the same shall be applied by Mortgagee, after the deduction therefrom and repayment to Mortgagee of any and all costs incurred by Mortgagee in the recovery thereof (including reasonable attorneys’ fees and disbursements), in any manner it shall designate, including but not limited to, the application of such proceeds to the then unpaid installments of the principal balance due under the Note in the inverse order of their maturity, such that the regular payments, if any, under the Note shall not be reduced or altered in any manner.  Any prepayment of the Note from the proceeds of insurance shall be without prepayment premium.

(c)           Unless, as provided above, the Mortgagee requires the Indebtedness to be paid in full within thirty (30) days of the date of any damage, destruction, loss or other casualty to the Improvements, and provided that casualty insurance proceeds are otherwise made available to Mortgagor, Mortgagor shall promptly commence and diligently continue to perform the repairs, restoration and rebuilding of the portion of the Improvements so damaged or destroyed (hereinafter the “Work”) so as to restore the Improvements and Chattels in full compliance with all legal requirements and so that the Mortgaged Property shall be at least equal in value and general utility as they were prior to such damage or destruction.

(d)           During any period that Work is being performed at the Premises by Mortgagor, Mortgagor, at its sole cost and expense, shall maintain in full force and effect a builder’s “all risk” insurance policy insuring the Improvements against such risks on a replacement cost basis (including, without limitation, fire and extended coverage and collapse of the Improvements to agreed limits) as Mortgagee may request.  Such policy shall be deemed an Insurance Policy hereunder for all purposes and shall fully comply with the provisions of Section 1.09(a) hereof.

Exhibit I-2-12

(e)           If the insurance proceeds, less the cost, if any, to Mortgagee of such recovery and of paying out such proceeds (including reasonable attorneys’ fees and costs allocable to inspecting the Work and the plans and specifications therefor) should be paid towards restoration of the Improvements and Chattels or if such insurance proceeds are applied toward such restoration, then such insurance proceeds shall be applied by Mortgagee to the payment of the cost of the Work and shall be paid out from time to time to Mortgagor and/or, at Mortgagee’s option, directly to the contractor, subcontractors, materialmen, laborers, engineers, architects and other persons rendering services or materials for the Work, as said Work progresses except as otherwise hereinafter provided, but subject to the following conditions, any of which Mortgagee may freely waive, at Mortgagee’s sole discretion:

(i)            Each request for payment shall be made on five (5) days prior notice to Mortgagee and shall be accompanied by a certificate of the Mortgagees inspector or the Architect if one is required under subsection (e) above, otherwise by a certificate of an officer of Mortgagor, stating (A) that all of the Work completed has been done in compliance with the approved plans and specifications, if any be required under said subsection (e) above, and in accordance with all provisions of law; (B) the sum requested is justly required to reimburse Mortgagor for payments by Mortgagor to, or is justly due to, the contractor, subcontractor, materialmen, laborers, engineers, architects or other persons rendering services or materials for the Work (giving a brief description of such services and materials), and that when added to all sums, if any, previously paid out by Mortgagee does not exceed the value of the Work done to date of such certificate, and (C) that the amount of such proceeds and other deposits remaining in the hands of Mortgagee will be sufficient on completion of the Work to pay for the same in full (giving in such reasonable detail as Mortgagee may require an estimate of the cost of such completion);

(ii)           Each request shall be accompanied by waivers of liens satisfactory to Mortgagee covering that part of the Work previously paid for, if any, and by a search prepared by the title company which insured the lien of the Mortgage or by other evidence satisfactory to Mortgagee, that there has not been filed with respect to the Premises or any part thereof any mechanic’s lien or other lien or instrument for the retention of title in respect of any part of the Work not discharged of record and that there exist no encumbrances on or affecting the Premises or any part thereof or any part of the other Mortgaged Property, other than the Permitted Encumbrances, if any;

(iii)          The request for any payment after the Work has been completed shall be accompanied by a copy of all certificates, permits, licenses, waivers and/or other documents required by law to render occupancy of the Premises legal; and

(iv)          Upon completion of the Work and payment in full therefor, or upon failure on the part of Mortgagor to commence, as provided in Section 1.09(c) above, or diligently to continue the Work, or at any time upon request by Mortgagor, Mortgagee may apply the amount of any such proceeds then or thereafter in the hands of Mortgagee to the payment of the Indebtedness; provided, however, that nothing herein contained shall prevent Mortgagee from applying at any time the whole or any part of such proceeds to the curing of any default after expiration of applicable notice and cure periods under this Mortgage, the Note or any other Loan Documents.

Exhibit I-2-13

SECTION 1.10   If Mortgagor shall fail to perform any of the covenants contained in Sections 1.01, 1.03, 1.05, 1.07, 1.08, 1.09, 1.12 or 1.21 hereof, Mortgagee may make advances to perform the same on its behalf upon thirty (30) days’ prior written notice to Mortgagor, and all sums so advanced shall be a lien upon the Mortgaged Property and shall be secured hereby. Mortgagor will repay on demand all sums so advanced on its behalf with interest at the Default Rate.  The provisions of this Section shall not prevent any default in the observance of any covenant contained in said Sections 1.01, 1.03, 1.05, 1.07, 1.08, 1.09, 1.12 or 1.21 from constituting an Event of Default.

SECTION 1.11   (Intentionally Omitted)

SECTION 1.12   Mortgagor will not commit any material waste on the Mortgaged Property, or any part thereof, or make any change in the use of the Mortgaged Property, or any part thereof, that will in any way materially decrease the value of the Mortgaged Property or increase the risk of fire or other hazard or casualty arising out of construction or operation.  Mortgagor will, at all times, maintain the Improvements in good operating order and condition and will promptly make, from time to time, all repairs, renewals, replacements, additions and improvements in connection therewith which are necessary or desirable to such end.  The Improvements shall not be demolished or substantially altered, nor shall any Chattels be removed (other than in the ordinary course of business) without the prior written consent of Mortgagee, except where appropriate replacements free of superior title, liens and claims are immediately made having value at least equal to the value of the removed Chattels.

SECTION 1.13   Mortgagor, immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Premises or any part thereof, will notify Mortgagee of the pendency of such proceedings.  Mortgagee may participate in any such proceedings and Mortgagor from time to time will deliver to Mortgagee all instruments requested by it, in writing, to permit such participation. In the event of such condemnation proceedings, the award or compensation payable is hereby assigned to and shall be paid to Mortgagee.  Mortgagee shall be under no obligation to question or challenge the amount of any such award or compensation and may accept the same in the amount in which the same shall be paid.  In any such condemnation proceedings, Mortgagee may be represented by counsel selected by Mortgagee.  The proceeds of any award or compensation so received shall at the option of Mortgagee, either be applied toward the payment of the Indebtedness notwithstanding the fact that the Indebtedness may not then be due and payable, and/or to the restoration of the Improvements (in the case of a partial condemnation that affects the Improvements in such a way that restoration is required to such Improvements).  In the event that any portion of the condemnation awards or compensation shall be used to reduce the Indebtedness, same shall be applied by Mortgagee in any manner it shall designate, including, but not limited to, the application of such award or compensation to the then unpaid installments of the principal balance due under the Note in the inverse order of their maturity such that the regular payments under the Note shall not be reduced or altered in any manner.  Mortgagor, upon written request by Mortgagee, shall make, execute and deliver any and all instruments requested for the purpose of confirming the assignment of the aforesaid awards and compensation to Mortgagee free and clear of any liens, charges or encumbrances of any kind or nature whatsoever. Mortgagee shall not be limited to the interest paid on the proceeds of any award or compensation, but shall be entitled to the payment by Mortgagor of interest at the applicable rate provided for in the Note.

Exhibit I-2-14

SECTION 1.14   (a)  The Mortgagor will not execute an assignment of any Leases affecting the Premises or any part thereon, or the Rents, or any part thereof, from the Premises, except in favor of Mortgagee.

(b)           Mortgagor will not execute any Lease of all or a substantial portion of the Premises except with the intention of actual occupancy by the lessee thereunder (or an affiliate of such lessee), and will at all times promptly and faithfully perform, or cause to be performed promptly, all of the covenants, conditions and agreements contained in all Leases of the Premises, or any part thereof, now or hereafter existing, on the part of the lessor thereunder to be kept and performed and will at all times do all things necessary to compel performance by the lessee under each Lease of all obligations, covenants and agreements by such lessee to be performed thereunder.  If any of such Leases provide for the giving by the lessee of an estoppel certificate with respect to the status of any such Leases, Mortgagor shall exercise its right to request such certificates within ten (10) days of any written demand therefor by Mortgagee.

(c)           Mortgagor shall furnish to Mortgagee, within ninety (90) days after the end of each fiscal year, a written statement containing the names of all lessees of the Improvements and Premises or any part thereof, the terms of their respective leases, the space occupied and the rentals payable thereunder.  The foregoing reporting requirement shall not apply during the period in which Mortgagee is the sole tenant of the Premises.

SECTION 1.15   Unless otherwise prohibited by applicable law, each Lease of the Premises, or of any part thereof, shall provide that, in the event of the enforcement by Mortgagee of the remedies provided for by law or by this Mortgage, the lessee thereunder will, upon request of any person succeeding to the interest of Mortgagor as a result of such enforcement, automatically become the lessee of said successor in interest, without change in the terms or other provisions of such Lease; provided, however, that said successor in interest shall not be bound by (i) any payment of rent or additional rent for more than one (1) month in advance, except prepayments in the nature of security for the performance by said lessee of its obligations under said Lease, or (ii) any material amendment or modification of the Lease made without the consent of Mortgagee or such successor in interest.  Reference is hereby made to Section 291-f of the Real Property Law of the State of New York, for purposes of obtaining for Mortgagee the benefit of Section 291-f in connection with this Mortgage.  Each such Lease shall provide that upon request by such successor in interest, such lessee shall execute and deliver an instrument or instruments confirming such attornment.

SECTION 1.16   Mortgagor hereby agrees that if in connection with the closing of the Loan (a) any of the Loan Documents executed by Mortgagor misstates or inaccurately reflects the true and correct terms and provisions of the Loan, or (b) Mortgagor failed to execute any documents or instruments that should have been executed by Mortgagor (regardless of whether said misstatement, inaccuracy or failure was due to the unilateral mistake of Mortgagee, the mutual mistake of Mortgagor and Mortgagee, or clerical error), then in such event, Mortgagor shall, within ten (10) days of Mortgagee’s written request, and in order to correct any such misstatement, inaccuracy or failure, execute such new Loan Documents as Mortgagee may deem reasonably necessary or desirable to remedy said inaccuracy, mistake or failure.

Exhibit I-2-15

SECTION 1.17   In the event any payment provided for herein or in the Note shall become overdue for a period in excess of fifteen (15) days, a late charge of five cents ($.05) for each dollar ($1.00) so overdue shall become immediately due to Mortgagee for the purpose of defraying the expenses incidental to handling such delinquent payment, and such charge shall be deemed to be part of the Indebtedness and secured by the lien of this Mortgage.  Late charges shall be payable with the next installment of principal and/or interest due under the Note.

SECTION 1.18   Mortgagor, in compliance with Section 13 of the Lien Law of the State of New York, will receive the advances secured by this Mortgage, and will hold the right to receive such advances, as a trust fund to be applied first for the purpose of paying the cost of Improvements to the Premises and will apply the same first to the payment of the cost of any such Improvements to the Premises before using any part of the total of the same for any other purpose.

SECTION 1.19   Mortgagor agrees that it shall indemnify and hold Mortgagee and its successors and assigns harmless against any loss or liability, cost or expense, including without limitation, any judgments, reasonable attorneys’ fees, costs of appeal bonds and printing costs, arising out of or relating to any proceedings instituted by any claimant alleging priority over the lien of this Mortgage by any claimant alleging a violation by Mortgagor or Mortgagee of any section of Article 3-A of the Lien Law of the State of New York.

SECTION 1.20   Upon written request of Mortgagee, Mortgagor shall execute and deliver to the appropriate governmental authority any affidavit, instrument, document and/or filing required pursuant to any applicable statute, ordinance, rule and/or regulation in connection with the Premises, the Note and other Loan Documents and/or the business and affairs of Mortgagor.

SECTION 1.21   Mortgagor expressly covenants and agrees to pay in full the reasonable fees and expenses of Mortgagee’s counsel, promptly upon the receipt of a statement therefor, which are incurred after the date hereof and which fees and expenses arise in connection with any matter incidental to the loan that is evidenced by the Note and secured by this Mortgage and those fees and expenses that are incurred after the date hereof which fees and expenses arise in connection with the enforcement of any document executed in connection with the loan.

Exhibit I-2-16

SECTION 1.22   (a)  Mortgagor represents and warrants that, except as set forth in that certain environmental assessment prepared by __________, dated ______________ (the “Environmental Report”), to the best of Mortgagor’s knowledge, after due inquiry and investigation, the Premises are not now used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with, except in accordance with applicable laws, Hazardous Materials (as hereinafter defined).  Mortgagor covenants that the Premises shall be kept free of Hazardous Materials, and shall not be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with, Hazardous Materials, and Mortgagor shall not cause or permit, as a result of any intentional or unintentional act or omission on the part of Mortgagor or any tenant or subtenant or occupant, the installation of Hazardous Materials at the Premises or onto any other property or affecting any “natural resources” (as such term is defined in CERCLA (as hereafter defined)) or suffer the presence of Hazardous Materials on the Premises.  Mortgagor agrees to comply with, and use commercially reasonable efforts to ensure compliance by all tenants, subtenants and occupants with all applicable Federal, state and local laws, ordinances, rules and regulations with respect to Hazardous Materials (collectively, “Environmental Laws”), and shall keep the Premises and the other Mortgaged Property free and clear of any liens or assessments imposed pursuant to such Environmental Laws.  Mortgagor shall conduct and complete all investigations, studies, sampling, and testing, and all remedial, removal, and other actions necessary to clean up and remove all Hazardous Materials on, from or affecting the Mortgaged Property or any part thereof in accordance with all applicable Environmental Laws and to the satisfaction of Mortgagee.  For these purposes, “Hazardous Materials” shall include, without limitation, any flammable explosives, radioactive materials, hazardous wastes, hazardous or toxic substances, or related or similar materials, asbestos or any material containing asbestos, or any other substance or material as defined by any Federal, state or local Environmental Law including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq., as amended, including, without limitation, the Superfund Amendments and Reauthorization Act of 1986 (“CERCLA”), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901, et seq., and in the regulations adopted and publications promulgated pursuant thereto.  These obligations and liabilities of Mortgagor shall survive any foreclosure involving the Mortgaged Property or the delivery of a deed in lieu of foreclosure.  Notwithstanding anything to the foregoing, it is expressly understood that Mortgagee, as tenant at the Premises under those certain sublease agreements being executed contemporaneously herewith, will be using certain Hazardous Materials at the Premises as part of its business operations, which use shall be in accordance with applicable Environmental Laws and shall not be deemed a violation by Mortgagor of the provisions of this Section 1.22.

(b)           Mortgagor shall protect, indemnify and save harmless Mortgagee and its successors and assigns from and against all liabilities, obligations, claims, assessments, damages, penalties, causes of action, costs and expenses (including without limitation reasonable attorneys’ fees and expenses), imposed upon or incurred by or asserted against Mortgagee or its successors and assigns by reason of (i) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Materials in, on, above, under, from or affecting the Premises or any other property or natural resources; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (iii) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials; or (iv) any violation of laws, orders, regulations, requirements, or demands of government authorities, or any policies or requirements of Mortgagee which are based upon or in any way related to such Hazardous Materials including, without limitation, attorneys’ or consultants’ fees, investigation and laboratory fees, court costs, litigation expenses, and diminution in value, and (v) any violation of any Environmental Laws.  The foregoing indemnity shall not apply with respect to any Hazardous Materials existing at the Property as of the date hereof, if any, as more particularly described in the Environmental Report.

Exhibit I-2-17

(c)           Mortgagor shall, to the extent it has notice or knowledge, give prompt written notice to Mortgagee of: (i) any proceeding or inquiry by any governmental authority with respect to the presence of any Hazardous Materials on the Mortgaged Property or the migration thereof from or to other property; (ii) all claims made or threatened by any party against Mortgagor or the Mortgaged Property relating to any loss or injury resulting from any Hazardous Materials; (iii) the storage, production, release, discharge or disposal of any Hazardous Materials at the Premises other than in accordance with all applicable Environmental Laws; and/or (iv) Mortgagor’s discovery of any occurrence or condition that could cause the Mortgaged Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Mortgaged Property under any Environmental Law.

(d)           Mortgagor shall promptly provide to Mortgagee copies of all written notices or other communications received by Mortgagor from any governmental agency, tenant, subtenant or occupant with respect to Hazardous Materials at, in, on, under or otherwise affecting the Mortgaged Property or any part thereof, including without limitation, any notices or other communication relating to any actual or threatened inquiry, investigation, claim, proceeding or action concerning Hazardous Materials or other environmental conditions affecting the Premises.

(e)           Mortgagor shall keep Mortgagee apprised of the status of any governmental inquiry or investigation relating to environmental matters at the Premises, any enforcement, clean-up, removal, remediation or other governmental proceedings or actions threatened, instituted or completed or pursuant to any Environmental Laws with respect to the Mortgaged Property or any part thereof, as well as any other claims, actions or proceedings with respect to the Premises relating to environmental matters.  Mortgagor shall not enter into any settlement, agreement, consent decree, deed notice or other arrangement or compromise with respect to any governmental inquiry, investigation, proceeding or action, or other claim, action or proceeding relating to Hazardous Materials and/or the clean-up or remediation of the Premises without Mortgagee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Mortgagee may, but shall not be required to, participate in any inquiry, investigation, or proceeding or action with respect to the Premises in connection with any Environmental Law or Hazardous Materials, and Mortgagor shall pay all reasonable attorneys’ fees and disbursements incurred by Mortgagee in connection therewith.

SECTION 1.23   Mortgagor has not and shall not:

(a)           engage in any business activity other than the ownership, operation and maintenance of the Premises, and those business activities in which Mortgagor is currently engaged, and activities incidental thereto;

(b)           acquire or own any material assets other than (i) the Premises, and (ii) such incidental Chattels and Intangibles as may be necessary for the operation of the Premises and those business activities in which Mortgagor is currently engaged;

Exhibit I-2-18

(c)           merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(d)           fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Mortgagee (which consent shall not be unreasonably withheld, conditioned or delayed), amend, modify, terminate or fail to comply with the provisions of Mortgagor’s Operating Agreement,  Articles or Certificate of Incorporation or Formation and By-Laws, or certificate of partnership or limited partnership, partnership or trust agreement or any other similar or analogous organizational documents of Mortgagor, as the case may be, as same may be further amended or supplemented, if such amendment, modification, termination or failure to comply would adversely affect the ability of Mortgagor to perform its obligations hereunder or under the Note and/or other Loan Documents.

(e)           commingle its assets with the assets of any of its members, stockholders, directors, officers, partners, trustees, affiliates, principals or of any other person or entity;

(f)            become insolvent and fail to pay its debts and liabilities from its assets as the same shall become due;

(g)           seek the dissolution or winding up in whole, or in part, of Mortgagor;

(h)           intentionally omitted;

(i)            fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Mortgagor is responsible for the debts of any third party (including any member, stockholder, director, officer, partner, trustee, principal or affiliate thereof); or

(j)            file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors.

SECTION 1.24   Mortgagor agrees as follows:

(a)           Mortgagor agrees that the Premises shall at all times comply to the extent applicable with the requirements of the Americans with Disabilities Act of 1990, as amended from time to time, the Fair Housing Amendments Act of 1988, as amended from time to time, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities, as amended from time to time (collectively, “Access Laws”).

(b)           Notwithstanding any provisions set forth herein or in any other documents regarding Mortgagee’s approval or alterations of the Premises, Mortgagor shall not alter the Premises in any manner that would increase Mortgagor’s responsibilities for compliance with the applicable Access Laws without the prior written approval of Mortgagee, which approval shall not be unreasonably withheld, conditioned or delayed.  The foregoing shall apply to tenant improvements constructed by Mortgagor or by any of its tenants.  Mortgagee may condition any such approval upon receipt of a certificate of Access Laws compliance from an architect, engineer, or other person reasonably acceptable to Mortgagee.

Exhibit I-2-19

(c)           Mortgagor agrees to give prompt notice to Mortgagee of the receipt by Mortgagor of any complaints related to violations of any Access Laws and of commencement of any proceedings or investigations related to compliance with applicable Access Laws.

(d)           Mortgagor covenants and agrees that it shall not lease any part of the Premises to or permit any part of the Premises to be occupied by a tenant or third party who will generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with Hazardous Materials (other than cleaning products routinely used in office buildings).  The foregoing negative covenant shall not apply to the sublease between Mortgagor, as landlord, and Mortgagee, as tenant.

SECTION 1.25   Except as expressly hereafter provided, Mortgagor and/or the Agency shall not sell, convey, dispose of, alienate, hypothecate, lease (except to space tenants in accordance with the provisions of Section 1.14 hereof and as otherwise set forth herein), assign, pledge, mortgage, encumber or otherwise transfer (each a “Transfer” and, collectively, “Transfers”) the Premises, or any part thereof or interest therein, in any manner or way, whether voluntarily or involuntarily, and any such Transfer shall constitute an Event of Default hereunder giving Mortgagee the right, at its sole option, to declare any or all of the Indebtedness secured hereby immediately due and payable and to otherwise exercise any of its other rights and remedies contained in Article II hereof; and if such acceleration occurs during any period when a prepayment fee is payable pursuant to the provisions set forth in the Note, then, in addition, such prepayment fee shall then be immediately due and payable to the same extent as though Mortgagor were prepaying the entire Indebtedness secured hereby on the date of such acceleration.  For the purposes of this Section 1.25, each of the following events shall be deemed to be a Transfer by Mortgagor or the Agency:  (i) if Mortgagor or the Agency shall enter into any installment sales agreement pursuant to which Mortgagor agrees to sell the Premises, or any part thereof or any interest therein; (ii) if Mortgagor or the Agency shall lease or sublease all or a substantial part of the Premises to any person or entity for other than actual occupancy by such person or entity; (iii) if Mortgagor or the Agency, as applicable, or any of its direct or indirect members, shareholders, general or limited partners, or other beneficial or equity owners (and including, without limitation, the beneficiary of any trust that may hold a direct or indirect ownership interest in Mortgagor) (all such direct or indirect members, shareholders, general or limited partners or other beneficial or equity owners, individually, a “Mortgagor Equity Owner” and, collectively, “Mortgagor Equity Owners”), shall be a corporation, the Transfer, either voluntarily or involuntarily, of any of the issued and outstanding stock of Mortgagor, or the Transfer of any of the issued and outstanding stock in any such Mortgagor Equity Owner (or the issuance of new shares of stock in Mortgagor, or in any Mortgagor Equity Owner, so that immediately after such issuance, the total stock then issued and outstanding shall be more than one hundred (100%) percent of the total stock immediately prior to such issuance); (iv) if Mortgagor, or any Mortgagor Equity Owner, is a limited liability company, general or limited partnership, trust or other entity, a Transfer of any equity interest in Mortgagor, or a Transfer of an equity interest in any such Mortgagor Equity Owner, as the case may be, either voluntarily or involuntarily;

Exhibit I-2-20

(v) any other Transfer of any direct or indirect ownership interest in Mortgagor; (vi) the occurrence of any transaction pursuant to which any person or entity is granted an option to purchase all or any part of the Premises, or any direct, indirect or beneficial ownership interest in Mortgagor, or (vii) any transaction, agreement or arrangement occurs or is entered into pursuant to which any person or entity is given any right to control, direct or veto any material actions or decisions by Mortgagor, directly or indirectly, whether through an equity ownership interest, contract right or otherwise.  Notwithstanding the foregoing, however, any involuntary Transfer of any direct or indirect equity interest in Mortgagor caused by the death, incompetency or dissolution of (x) any shareholder, member, or general or limited partner, (y) the beneficiary of a trust having an equity interest in Mortgagor, or (z) any other equity owner of Mortgagor, shall not be a default under this Mortgage or result in an Event of Default hereunder so long as Mortgagor shall be reconstituted, if required for the continued valid existence of Mortgagor following any such death, incompetency or dissolution, and so long as those persons responsible for the management of the Mortgagor on the date hereof remain unchanged after such death, incompetency or dissolution, or any substitute or replacement management of the Mortgagor following any such death, incompentency or dissolution shall be approved by Mortgagee.  In addition hereto, as long as, after giving effect to such a transfer, Gregg Rechler and/or Mitchell Rechler maintains management of the day-to-day operations of the Mortgagor and voting control of the Mortgagor, transfers of ownership interest in the Mortgagor by, to and among, the direct and indirect members of the Mortgagor (for purposes herein, the “Members”), to immediate family members of the Members, as applicable, to entities controlled by the Members or the immediate family members of Members, to trust established for the benefit of the Members or the immediate family members of Members, shall be permitted, so long as such transfers do not exceed an aggregate of 49% of the ownership interests in the Mortgagor.  As used herein, "immediate family members” shall mean a spouse, a parent, a grandparent, a sibling, a child or a grandchild, of a Member, as applicable. For purposes hereof, an indirect member is a member who owns his, her or its membership entity through an entity that is a direct member of Mortgagor.

SECTION 1.26   Intentionally omitted.

SECTION 1.27   Intentionally omitted.

SECTION 1.28   The relationship between Mortgagee and Mortgagor will at all times be that of creditor and debtor. Under no circumstances shall the relationship be construed as creating a partnership or joint venture.

SECTION 1.29   Intentionally omitted.

SECTION 1.30   Mortgagor represents, warrants and covenants as follows:

(a)           Neither Mortgagor, nor Mortgagor’s principals, constituents, investors or affiliates is in violation of any legal requirements relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001, (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”).

Exhibit I-2-21

(b)           Neither Mortgagor, nor Mortgagor’s principals, constituents, investors or affiliates is a “Prohibited Person” which is defined as follows:

(i)            a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          a person or entity with whom Mortgagor is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering legal requirements, including the Executive Order and the Patriot Act;

(iv)          a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)           a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control; and

(vi)          a person or entity who is affiliated with a person or entity listed above.

(c)           Neither Mortgagor, nor Mortgagor’s principals, constituents, investors or affiliates will knowingly (i) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

SECTION 1.31.  Intentionally omitted.

SECTION 1.32.  Intentionally omitted.

(End of Article I)

ARTICLE II.

Events of Default and Remedies

SECTION 2.01   If one or more of the following Events of Default shall occur, that is to say:

Exhibit I-2-22

(a)           if (i) Mortgagor shall default in making any payment of any principal or interest due under the Note when and as the same shall become due and payable, or (ii) default shall be made in any other payment of the principal of the Note, when and as the same shall become due and payable, whether at maturity or by acceleration or as part of any prepayment or otherwise, in each case, as in the Note and this Mortgage provided or default in the payment of any other Indebtedness due to Mortgagee under this Mortgage or the other Loan Documents; or (iii) Mortgagor shall default in timely making any payment of any tax required by Section 1.08 hereof to be paid; ; or

(b)           if Mortgagor shall default in the due observance or performance of any covenant, term or agreement on the part of Mortgagor contained in Section 1.01, 1.03, 1.07 or 1.09 hereof and such default shall have continued for a period of thirty (30) days after written notice specifying such default shall have been given to the Mortgagor by the Mortgagee, unless such term, covenant or agreement cannot be complied with or such default be cured in such period and provided further that the Mortgagor shall commence compliance with such term, covenant or agreement or curing such default and shall continue to diligently prosecute such compliance or curing such default; or

(c)           if any representation or warranty of Mortgagor made in Section 1.01 shall now or hereafter be false in any material respect; or

(d)           if Mortgagor shall default in the due observance or performance of any other covenant or condition on the part of Mortgagor or the Agency, as applicable, in the Note, or in this Mortgage, and Mortgagor shall fail to remedy such default within a commercially reasonable time, not to exceed thirty (30) days, after written notice by Mortgagee to Mortgagor of such default; provided, however, that if any such default cannot be cured within such thirty (30) day period, but which, within the reasonable judgment of Mortgagee, are capable of being cured within a reasonable period of time without material injury to the benefits afforded or intended to be afforded to Mortgagee under the Mortgage and which are not capable of being cured solely by the payment of money, Mortgagor shall be afforded up to an additional sixty (60) days to cure such default so long as such time to cure does not require an extension of the Maturity Date of the Note and provided Mortgagor shall have commenced such cure within such initial thirty (30) day period and shall thereafter diligently continue to cure such default; or

(e)           if by the order of a court of competent jurisdiction, a trustee, receiver or liquidator of the Mortgaged Property, or any part thereof, or of Mortgagor shall be appointed and such order shall not be discharged or dismissed within forty-five (45) days after such appointment; or

(f)           if Mortgagor shall: (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Mortgagor or of any substantial part of its property, (iii) make any general assignment for the benefit of creditors, (iv) fail generally to pay its debts as such debts become due, or (v) take any action in furtherance of any of the foregoing; or

Exhibit I-2-23

(g)           if any of the creditors of Mortgagor shall commence against Mortgagor an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and if such case shall not be discharged or dismissed within forty-five (45) days after the date on which such case was commenced, or

(h)           if final judgment for the payment of money in excess of $250,0000.00 shall be rendered against Mortgagor and Mortgagor shall not discharge the same or cause it to be discharged within sixty (60) days from the entry thereof, or shall not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted, based or entered, and secure a stay of execution pending such appeal; or

(i)            intentionally omitted; or

(j)            if any Transfer prohibited by Section 1.25 hereof shall occur; or

(k)           if a default by Mortgagor shall occur under any mortgage or deed of trust that is prior or subordinate to the lien of this Mortgage, or the mortgagee under any prior or subordinate mortgage or the trustee under any prior or subordinate deed of trust commences a foreclosure action in connection with said mortgage or deed of trust; it being further agreed by Mortgagor that an Event of Default hereunder shall constitute an Event of Default under any such other mortgage or deed of trust held by Mortgagee; or

(l)           if any Guarantor or principal of Guarantor defaults under or attempts to withdraw, cancel or disclaim liability under any guaranty issued to Mortgagee; or

(m)           if Mortgagor defaults under any other agreement with Mortgagee or any affiliate of Mortgagee; or

(n)           if any person or entity having or claiming an interest in Mortgagor or the Mortgaged Property, or any part thereof, commences an action or proceeding against Mortgagor, the Mortgaged Property, or any part thereof, or any person or entity having or claiming an interest in Mortgagor or the Mortgaged Property, or any part thereof; or

(o)           intentionally omitted; or

(q)           intentionally omitted.

I.           Acceleration of the Indebtedness.  During the continuance of any such Event of Default, Mortgagee, by written notice given to Mortgagor, may declare the entire principal of the Note then outstanding (if not then due and payable), and all accrued and unpaid interest thereon, together with all other Indebtedness, to be due and payable immediately, notwithstanding anything to the contrary herein or in the Note or the other Loan Documents;

Exhibit I-2-24

II.          Possession of the Mortgaged Property.  During the continuance of any such Event of Default, with or without the appointment of a receiver, or an application therefor, Mortgagee personally, or by its agents or attorneys, may enter into and upon all or any part of the Premises, and each and every part thereof, and may exclude Mortgagor and the Agency, its agents and servants wholly therefrom; and having and holding the same, may use, operate, manage and control the Premises and conduct the business thereof, either personally or by its superintendents, managers, agents, servants, attorneys or receivers; and upon every such entry, Mortgagee, at the expense of the Mortgagor, from time to time, either by purchase, repairs or construction, may maintain and restore the Mortgaged Property, whereof it shall become possessed as aforesaid, may complete the construction of any of the Improvements and in the course of such completion may make such changes in the contemplated Improvements as it may deem desirable and may insure the same; and likewise, from time to time, at the expense of Mortgagor, Mortgagee may procure title reports, title insurance, surveys, appraisals and such other reports as Mortgagee, in its sole discretion, shall deem necessary, and make all necessary or proper repairs, renewals and such useful alterations, additions, betterments and improvements thereto and thereon as to it may deem advisable; and in every such case Mortgagee shall have the right to manage and operate the Premises and to carry on the business thereof and exercise all rights and powers of Mortgagor with respect thereto either in the name of Mortgagor or otherwise as it shall deem best; and Mortgagee shall be entitled to collect and receive all earnings, revenues, rents, issues, profits and income of the Premises and every part thereof, all of which shall for all purposes constitute property of Mortgagee; and in furtherance of such right Mortgagee may collect the Rents payable under all Leases of the Premises directly from the lessees thereunder upon notice to each such lessee that an Event of Default exists hereunder accompanied by a demand on such lessee for the payment to Mortgagee of all Rents due and to become due under its Lease, and Mortgagor, for the benefit of Mortgagee and each such lessee hereby covenants and agrees that the lessee shall be under no duty to question the accuracy of Mortgagee’s statement of default and shall unequivocally be authorized to pay said Rents to Mortgagee without regard to the truth of Mortgagee’s statement of default and notwithstanding notices from Mortgagor disputing the existence of an Event of Default such that the payment of Rent by the lessee to Mortgagee pursuant to such a demand shall constitute performance in full of the lessee’s obligation under the Lease for the payment of Rents by the lessee to Mortgagor; and after deducting the expenses of conducting the business thereof and of all maintenance, repairs, renewals, replacements, alterations, additions, betterments and improvements and amounts necessary to pay for taxes, assessments, insurance and prior or other proper charges upon the Mortgaged Property, or any part thereof, as well as just and reasonable compensation for  the services of Mortgagee and for all attorneys, counsel, agents, clerks, servants and other employees by it properly engaged and employed, Mortgagee shall apply the moneys arising as aforesaid, first to the payment of accrued interest under the Note, second to the payment of the principal of the Note, when and as the same shall become payable, and finally to the payment of any other Indebtedness and sums required to be paid by Mortgagor under this Mortgage or the other Loan Documents.  Further and not in limitation to the foregoing, in the event that Mortgagee takes possession of the Mortgaged Property, Mortgagee acknowledges that all of Mortgagor’s obligations under the IDA Lease and PILOT Agreement remain in full force and effect.

III.           Foreclosure, Etc.  Mortgagee, and the Agency, as applicable, with or without entry, personally or by its agents or attorneys, insofar as applicable, may:

(1)           sell (and in the case of any default by any purchaser, resell) the Mortgaged Property, or any part thereof, to the extent permitted and pursuant to the procedures provided by law, and all estate, right, title and interest, claim and demand therein, and right of redemption thereof, at one or more sales as an entirety or in parcels, and at such time and place upon such terms and after such notice thereof as may be determined by Mortgagee or as required or permitted by law; or

Exhibit I-2-25

(2)           institute proceedings for the complete or partial foreclosure of this Mortgage; or

(3)           take such steps to protect and enforce its rights whether by action, suit or proceeding in equity or at law for the specific performance of any covenant, condition or agreement in the Note, this Mortgage or the other Loan Documents, or in aid of the execution of any power herein granted, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as Mortgagee shall elect.

IV.           Power of Sale.  Mortgagor and the Agency, as applicable, hereby unconditionally and irrevocably gives, grants, sets over and confirms unto the Mortgagee the Power of Sale, which may be unconditionally exercised at any time or times after an Event of Default and in connection therewith, Mortgagor and/or the Agency, as applicable, hereby (a) consents to any one or more adjournments of the sale date which Mortgagee may grant, consent to and/or schedule, whether or not Mortgagor and/or the Agency is notified of such adjournment and (b) waives any and all objections Mortgagor and/pr the Agency may have to the date of sale, the place of sale, the terms of sale, and any other matter selected by Mortgagee.  The sale by Mortgagee of less than the whole of the Mortgaged Property shall not exhaust the right to sell any remainder of the Mortgaged Property, and Mortgagee is specifically empowered to make a successive sale or sales until the whole of the Mortgaged Property shall be sold.  If the proceeds of the sale of less than the whole of the Mortgaged Property is less than the aggregate of the obligations secured hereby and payable under subsection (d) of Section 2.02, then this Mortgage and the lien hereof shall remain in full force and effect as to the unsold portion of the Mortgaged Property just as though no sale had been made.

V.           Assent to Decree.  Mortgagor and the Agency, as applicable, hereby assents to the passage of a decree for the sale of the Mortgaged Property, or any part thereof, by any court having jurisdiction, without notice to Mortgagor or the Agency (except as expressly required by applicable law).

VI.           Appointment of Receiver.  After the happening of any Event of Default and during its continuance, or upon the commencement of any proceedings to foreclose this Mortgage or to enforce the specific performance hereof or in aid thereof or upon the commencement of any other judicial proceeding to enforce any right of Mortgagee, Mortgagee shall be entitled, as a matter of right, if it shall so elect, without the giving of notice to any other party and without regard to the adequacy or inadequacy of any security for the Indebtedness, forthwith either before or after declaring the unpaid principal of the Note to be due and payable, to the appointment of a receiver or receivers in respect of the Premises and/or other Mortgaged Property, and Mortgagor and the Agency, as applicable, hereby consent to the appointment of such receiver or receivers.

VII.           Rights of a Secured Party.  Mortgagee shall also have such other rights and/or remedies provided to a mortgagee and/or a secured party by the Code.

Exhibit I-2-26

SECTION 2.02   (a)  Mortgagee may adjourn from time to time any sale by it to be made under or by virtue of this Mortgage by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any applicable provision of law, Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

(b)           Upon the completion of any sale or sales made by Mortgagee under or by virtue of this Article II, Mortgagee, or an officer of any court empowered to do so, shall execute and deliver to the accepted purchaser or purchasers a good and sufficient instrument, or good and sufficient instruments, conveying, assigning and transferring all estate, right, title and interest in and to the property and rights sold and shall execute and deliver to the appropriate governmental authority any affidavit, instrument, document and/or filing required pursuant to any applicable statute, ordinance, rule and/or regulation, of the State of New York.  As long as the Loan secured by this Mortgage remains unpaid, and to the extent Mortgagor fails to execute same within ten (10) days of written request by Mortgagee, Mortgagee is hereby irrevocably appointed the true and lawful attorney of Mortgagor and the Agency, as applicable, in its respective names and stead, to make all necessary conveyances, assignments, transfers and deliveries of the Mortgaged Property and rights so sold and for that purpose Mortgagee may execute all necessary instruments of conveyance, assignment and transfer, including, without limitation, any affidavit, instrument, document or filing required pursuant to any applicable statute, rule or regulation of the State of New York as the same may be amended from time to time, and may substitute one or more persons with like power, Mortgagor and the Agency hereby ratifying and confirming all that its said attorney or such substitute or substitutes shall lawfully do by virtue hereof.  Nevertheless, Mortgagor, if so requested by Mortgagee, shall ratify and confirm any such sale or sales by executing and delivering to Mortgagee or to such purchaser or purchasers all such instruments as may be advisable, in the reasonable judgment of Mortgagee, for that purpose, and as may be designated in such request.  Any such sale or sales made under or by virtue of this Article II, whether made under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Mortgagor and/or the Agency in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against Mortgagor and the Agency and against any and all persons claiming or who may claim the same, or any part thereof, from, through or under Mortgagor or the Agency.

(c)           In the event of any sale made under or by virtue of this Article II (whether made under or by virtue of judicial proceedings, a judgment or decree of foreclosure or a Power of Sale), the entire principal of, and interest on, the Note, if not previously due and payable, and all other sums required to be paid by Mortgagor pursuant to this Mortgage, immediately thereupon, shall, anything in the Note or in this Mortgage to the contrary notwithstanding, become due and payable.

(d)           The purchase money proceeds or avails of any sale made under or by virtue of this Article II, together with any other sums which then may be held by Mortgagee under this Mortgage, whether under the provisions of this Article II or otherwise, shall be applied as follows:

Exhibit I-2-27

First:  To the payment of the costs and expenses of such sale, including, but not limited to, the reasonable compensation to Mortgagee, its agents and counsel, and any sums that may be due under and/or pursuant to any statute, rule, regulation and/or law which imposes any tax, charge, fee and/or levy in connection with and/or arising from the exercise of any right and/or remedy under this Mortgage or the requirement that any sum be paid in order to record and/or file any deed, instrument of transfer or other such document in connection with any such sale and of any judicial proceedings wherein the same may be made, and of all expenses, liabilities and advances made or incurred by Mortgagee under this Mortgage, together with interest at the Default Rate on all advances made by Mortgagee and all taxes or assessments, except any taxes, assessments or other charges subject to which the Mortgaged Property shall have been sold.

Second:  To the payment of the whole amount then due, owing or unpaid upon the Note for principal, interest, other indebtedness, and any other sums required to be paid thereunder with interest on the unpaid principal at the Default Rate from and after the happening of any Event of Default described in Section 2.01 from the due date of any such payment of principal until the same is paid.

Third:  To the payment of the whole amount then due, owing or unpaid upon any other note made by Mortgagor held by Mortgagee for principal and interest, with interest on the unpaid principal at the default rate set forth in such other note, if applicable, from and after the happening of any Event of Default described in Section 2.01 from the due date of any such payment of principal until the same is paid.

Fourth:  To the payment of any other Indebtedness and any other sums required to be paid by Mortgagor pursuant to any provision of this Mortgage, the Note or the other Loan Documents.

Fifth:  To the payment of the surplus, if any, to Mortgagor.

(e)           Upon any sale made under or by virtue of this Article II, whether made under or by virtue of judicial proceedings, a judgment or decree of foreclosure and sale, or a Power of Sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the Indebtedness of Mortgagor secured by this Mortgage the net sales price after deducting therefrom the expenses of the sale and the costs of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage.

SECTION 2.03   (a)  In case an Event of Default described in Section 2.01 shall have occurred and be continuing, then, upon written demand of Mortgagee, Mortgagor will pay to Mortgagee the whole amount which then shall have become due and payable on the Note, for principal or interest or both, as the case may be, and after the happening of said Event of Default will also pay to Mortgagee interest at the Default Rate on the then unpaid principal of the Note, and the sums required to be paid by Mortgagor pursuant to any provision of this Mortgage, and in addition thereto such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to Mortgagee, its agents, and counsel and any expenses incurred by Mortgagee hereunder. In the event Mortgagor shall fail forthwith to pay such amounts upon such demand, Mortgagee shall be entitled and empowered to institute such action or proceedings at law or in equity as may be advised by its counsel for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against Mortgagor and collect, out of the property of Mortgagor wherever situated, as well as out of the Mortgaged Property, in any manner provided by law, moneys adjudged or decreed to be payable.

Exhibit I-2-28

(b)           Mortgagee shall be entitled to recover judgment as aforesaid either before or after or during the pendency of any proceedings for the enforcement of the provisions of this Mortgage; and the right of Mortgagee to recover such judgment shall not be affected by any entry or sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the provisions of this Mortgage, or the foreclosure of the lien hereof; and in the event of a sale of the Mortgaged Property, or any part thereof, and of the application of the proceeds of sale, as in this Mortgage provided, to the payment of the debt hereby secured, Mortgagee shall be entitled to enforce payment of, and to receive all amounts then remaining due and unpaid upon the Note, and to enforce payment of all other charges, payments and costs due under this Mortgage, and shall be entitled to recover judgment for any portion of the debt remaining unpaid, with interest at the Default Rate.  In case of the commencement of any case against Mortgagor under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect or any proceedings for its reorganization or involving the liquidation of its assets, then Mortgagee shall be entitled to prove the whole amount of principal and interest due upon the Note to the full amount thereof, and all other payments, charges and costs due under this Mortgage, without deducting therefrom any proceeds obtained from the sale of the whole or any part of the Mortgaged Property, provided, however, that in no case shall Mortgagee receive a greater amount than such principal and interest and such other payments, charges and costs from the aggregate amount of the proceeds of the sale of the Mortgaged Property and the distribution from the estate of Mortgagor.

(c)           No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect in any manner or to any extent, the lien of this Mortgage upon the Mortgaged Property, or any part thereof, of any liens, rights, powers or remedies of Mortgagee hereunder, but such liens, rights, powers and remedies of Mortgagee shall continue unimpaired as before.

(d)           Any moneys thus collected by Mortgagee under this Section 2.03 shall be applied by Mortgagee in accordance with the provisions of subsection (d) of Section 2.02.

SECTION 2.04   After the happening of any Event of Default and immediately upon the commencement of any action, suit or other legal proceedings by Mortgagee to obtain judgment for the principal of, or interest on, the Note, and/or all other Indebtedness and/or other sums required to be paid by Mortgagor pursuant to any provision of this Mortgage, or of any other nature in aid of the enforcement of the Note or of this Mortgage, Mortgagor and the Agency will (a) consent to the service of process as provided in Section 3.11 hereof and enter its voluntary appearance in such action, suit or proceeding, and (b) if required by Mortgagee, consent to the appointment of a receiver or receivers of the Mortgaged Property, or any part thereof, and of all the earnings, revenues, rents, issues, profits and income thereof (other than as payable pursuant to any of the IDA Lease).

Exhibit I-2-29

SECTION 2.05   Notwithstanding the appointment of any receiver, liquidator or trustee of Mortgagor, or of any of its property, or of the Mortgaged Property or any part thereof, Mortgagee shall be entitled to retain possession and control of all property now or hereafter held under this Mortgage.

SECTION 2.06   No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.  No delay or omission of Mortgagee to exercise any right or power accruing upon any Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Event of Default or any acquiescence therein; and every power and remedy given by this Mortgage to Mortgagee may be exercised from time to time as often as may be deemed expedient by Mortgagee. Nothing in this Mortgage or in the Note shall affect the obligation of Mortgagor to pay the principal of, and interest on, the Note in the manner and at the time and place therein respectively expressed.

SECTION 2.07   Mortgagor will not at any time insist upon, or plead, or in any manner whatever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Mortgaged Property or any part thereof, wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance of this Mortgage, nor claim, take or insist upon any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales thereof which may be made pursuant to any provision herein, or pursuant to the decree, judgment or order of any court of competent jurisdiction; nor, after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof and Mortgagor hereby expressly waives all benefit or advantage of any such law or laws, and covenants not to hinder, delay or impede the execution of any power herein granted or delegated to Mortgagee, but to suffer and permit the execution of every power as though no such law or laws had been made or enacted. Mortgagor, for itself and all who may claim under it, waives, to the extent that it lawfully may, all right to have the Mortgaged Property, or any part thereof, marshaled upon any foreclosure hereof.

SECTION 2.08   During the continuance of any Event of Default, and pending the exercise by Mortgagee of its right to exclude Mortgagor and the Agency from all or any part of the Premises, Mortgagor agrees to pay the fair and reasonable rental value for the use and occupancy of the Mortgaged Property, or any part thereof that is in its possession for such period, and upon default of any such payment, will vacate and surrender possession of the Mortgaged Property, or any part thereof, to Mortgagee or to a receiver, if any, and in default thereof may be evicted by any summary action or proceeding for the recovery of possession of the Premises for non payment of rent, however designated.

Exhibit I-2-30

(End of Article II)

ARTICLE III.

MISCELLANEOUS

SECTION 3.01   In the event any one or more of the provisions contained in this Mortgage or in the Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall, at the option of Mortgagee, not affect any other provision of this Mortgage, but this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

SECTION 3.02   All notices hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes three (3) days after being sent by registered or certified mail, return receipt requested, or one (1) day after being sent by nationally recognized overnight courier, in the case of Mortgagee, at its address stated above to Attention: General Counsel, with a copy to Moritt Hock & Hamroff LLP, 400 Garden City Plaza, Garden City, New York 11530, Attention: Gary C. Hisiger, Esq., and in the case of Mortgagor at its address above stated, and in the case of the Agency, at its address above stated, Attention: Chairperson, or at such other address of which any party shall have notified any other party giving such notice in writing as aforesaid.

SECTION 3.03   All covenants hereof shall be construed as affording to Mortgagee rights additional to and not exclusive of the rights conferred under the provisions of Sections 254 and 273 of the Real Property Law of the State of New York, or any other applicable law.

SECTION 3.04   All of the grants, terms, conditions, provisions and covenants of this Mortgage shall run with the land, shall be binding upon Mortgagor and the Agency and shall inure to the benefit of Mortgagee, subsequent holders of this Mortgage and their respective successors and assigns.  For the purpose of this Mortgage, the term “Mortgagor” and/or the “Agency” shall include and refer to the mortgagor named herein and the Agency named herein, any subsequent owner of the Mortgaged Property, or any part thereof, and their respective heirs, executors, legal representatives, successors and assigns.  If there is more than one Mortgagor, all their undertakings hereunder shall be deemed joint and several.

SECTION 3.05   The enforcement of this Mortgage shall be governed, construed and interpreted by the laws of the State of New York (without giving effect to New York’s principles of conflicts of law).  Nothing in this Mortgage, the Note or in any other Loan Documents between Mortgagor and Mortgagee shall require Mortgagor to pay, or Mortgagee to accept, interest in an amount which would subject Mortgagee to any penalty or forfeiture under applicable law. In the event that the payment of any charges, fees or other sums due hereunder or under the Note or any other Loan Documents, which are or could be held to be in the nature of interest and which would subject Mortgagee to any penalty or forfeiture under applicable law, then, ipso facto, the obligations of Mortgagor to make such payment shall be reduced to the highest rate authorized under applicable law. Should Mortgagee receive any payment which is or would be in excess of the highest rate authorized under law, such payment shall have been, and shall be deemed to have been, made in error, and shall automatically be applied to reduce the outstanding principal balance of the Indebtedness with no penalty to Mortgagor.

Exhibit I-2-31

SECTION 3.06   This Mortgage and all of the terms, covenants, provisions, conditions and grants contained in this Mortgage cannot be altered, amended, waived, modified or discharged orally, and no executory agreement shall be effective to modify, waive or discharge, in whole or in part, anything contained in this Mortgage unless it is in writing and signed by the party against whom enforcement of the modification, alteration, amendment, waiver or discharge is sought.

SECTION 3.07   Mortgagor acknowledges that it has received a true copy of this Mortgage.

SECTION 3.08   Time is of the essence as to each of Mortgagor’s obligations under this Mortgage.

SECTION 3.09   The  information  set  forth  on  the cover hereof is hereby incorporated herein.

SECTION 3.10   The Mortgaged Property includes, and shall be deemed to include, inter alia, the Chattels and the Intangibles, regardless of whether they are held or hereafter acquired, by Mortgagor in, to and under the Mortgaged Property.  By executing and delivering this Mortgage, Mortgagor has granted, in the same manner and with the same effect described in the Granting Clause hereof, to Mortgagee, as additional security, a security interest in the Chattels and the Intangibles which are subject to the Code.  If any Event of Default shall occur, Mortgagee shall have, in addition to any and all other rights and remedies set forth in this Mortgage, and may exercise without demand, any and all rights and remedies granted to a secured party under the Code, including, but not limited to, the right to take possession of the Chattels and the Intangibles, or any part thereof, and the right to advertise and sell the Chattels and the Intangibles, or any part thereof, pursuant to and in accordance with the power of sale provided for in this Mortgage.  Mortgagor agrees that any notice of sale or other action intended by Mortgagee with respect to the Chattels and the Intangibles, or any part thereof, shall constitute reasonable notice if it is sent to Mortgagor not less than ten (10) days prior to any such sale or intended action.  The proceeds of any such sale of the Chattels and the Intangibles, or any part thereof, shall be applied in the manner set forth in clauses First through Fourth of Section 2.02 (d) of this Mortgage.

SECTION 3.11   Mortgagor and the Agency hereby irrevocably submits to the exclusive jurisdiction of any New York state or federal court sitting in the County of Suffolk over any suit, action or proceeding arising out of or relating to this Mortgage and any other Loan Documents, and Mortgagor and the Agency hereby agree and consent that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any New York State or Federal court sitting in the County of Suffolk, may be made by certified or registered mail, return receipt requested, directed to Mortgagor at the following address and service so made shall be complete five (5) days after the same shall have been so mailed:  c/o Rechler Equity Partners, 225 Broadhollow Road, Suite 184W, Melville, New York 11747, Attention: Gregg Rechler, and directed to the Agency the following address and service so made shall be complete five (5) days after the same shall have been so mailed: H. Lee Dennison Building, 3rd Floor, 100 Veterans Memorial Highway, Hauppauge, New York 11788, Attention: Chairperson.

Exhibit I-2-32

SECTION 3.12   This Mortgage does not cover real property principally improved or to be improved by one or more structures containing in the aggregate not more than six (6) residential dwelling units, each having their own separate cooking facilities.

SECTION 3.13   Mortgagor, the Agency and Mortgagee shall upon a mutual agreement to do so execute such documents as may be reasonably necessary in order to effectuate the modification of this Mortgage, including the execution of substitute mortgages, so as to create two or more coordinate liens on the Mortgaged Property or a portion thereof in such amounts as may be mutually agreed upon but in no event to exceed, in the aggregate, the Mortgage Amount.  Mortgagor shall pay all costs in connection with said modification, including, but not limited to, title examination costs, title insurance premiums, charges, and any mortgage recording taxes.  Nothing contained herein shall require Mortgagee to execute said documents if the property encumbered by said coordinate mortgages shall be less than the property mortgaged hereby.

SECTION 3.14   MORTGAGOR, THE AGENCY AND BY ITS ACCEPTANCE HEREOF, MORTGAGEE, EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE MORTGAGE, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY MORTGAGOR, THE AGENCY, AND MORTGAGEE, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  MORTGAGOR AND MORTGAGEE ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

SECTION 3.15   MORTGAGOR HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY OR ON BEHALF OF MORTGAGEE ON THIS MORTGAGE, ANY AND EVERY RIGHT MORTGAGOR MAY HAVE TO (I) INJUNCTIVE RELIEF, (II) INTERPOSE ANY COUNTERCLAIM THEREIN (OTHER THAN COMPULSORY COUNTERCLAIMS), AND (III) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING.  NOTHING HEREIN CONTAINED SHALL PREVENT OR PROHIBIT MORTGAGOR FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST MORTGAGEE WITH RESPECT TO ANY ASSERTED CLAIM.

SECTION 3.16   Intentionally Omitted.

Exhibit I-2-33

SECTION 3.17   Mortgagor hereby indemnifies Mortgagee and holds Mortgagee harmless from and against any and all Claims and Expenses directly or indirectly arising out of or resulting from any transaction, act, omission, event or circumstance in any way connected with the Loan, the Mortgaged Property or the Loan Documents, including, without limitation, any Claim arising out of or resulting from any assertion or allegation that Mortgagee is liable for any act or omission of Mortgagor or any other Person in connection with the ownership, development, financing, operation or sale of the Mortgaged Property, or any part thereof; provided, however, that Mortgagor shall not be obligated to indemnify Mortgagee with respect to any Claim arising solely from the gross negligence or willful misconduct of Mortgagee or any of its agents or representatives.  The agreements and indemnifications contained in this Section shall apply to Claims arising both before and after the repayment of the Loan and shall survive the repayment of the Loan, any foreclosure or deed in lieu thereof and any other action by Mortgagee to enforce the rights and remedies of Mortgagee hereunder or under the other Loan Documents.

SECTION 3.18   This Mortgage may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same mortgage.

SECTION 3.19   If Mortgagor shall pay to Mortgagee the Indebtedness incurred under the Note, this Mortgage and the other Loan Documents, and shall otherwise abide by and comply with all of the material terms, covenants, conditions and obligations set forth in this Mortgage and in the Note, then the lien of this Mortgage shall cease, terminate and be void.  Upon repayment in full of all amounts due under the Note, this Mortgage and the other Loan Documents, at the written request of Mortgagor and at no cost to Mortgagee, Mortgagee shall assign the Note and this Mortgage to a new lender to be designated by Mortgagor.

SECTION 3.20   The general credit of the Agency is not obligated or available for the payment of this Mortgage.  The Mortgagee will not look to the Agency or any principal, member, director, officer or employee of the Agency with respect to the indebtedness evidenced by this Mortgage or any covenant, stipulation, promise, agreement or obligation contained herein.  In enforcing its rights and remedies under this Mortgage, the Mortgagee will look solely to the Mortgaged Property and/or the Mortgagor for the payment of the indebtedness secured by this Mortgage and for the performance of the provisions hereof.  The Mortgagee will not seek a deficiency or other money judgment against the Agency or any principal, member, director, officer or employee of the Agency and will not institute any separate action against the Agency by reason of any default that may occur in the performance of any of the terms and conditions of this Mortgage or the Loan Documents.  This agreement on the part of the Mortgagee shall not be construed in any way so as to affect or impair the lien of this Mortgage of the Mortgagee’s right to foreclose hereunder as provided by law or construed in any way so as to limit or restrict any of the rights or remedies of the Mortgagee in any foreclosure proceedings or other enforcement of payment of the indebtedness secured hereby out of and from the security given therefor.  All covenants, stipulations, promises, agreements and obligations are the Agency’s and not of any member, director, officer, employee or agent (except the Mortgagor) of the Agency in his or her individual capacity, and no recourse shall be had for the payment of the principal of any debt or interest thereon or for any claim based thereon or hereunder against any member, director, officer, employee or agency (except the Mortgagor) of the Agency or any natural person executing this Mortgage on behalf of the Agency.  No covenant contained herein shall be deemed to constitute a debt of the State of New York nor the County of Suffolk and neither the State of New York nor the County of Suffolk shall be liable on any covenant contained herein, nor shall any obligations hereunder be payable out of any funds of the Agency.

Exhibit I-2-34

SECTION 3.21   (a)         The Mortgagor agrees that the Agency, its directors, members, officers, agents (except the Mortgagor) and employees shall not be liable for and agrees to defend, indemnify, release and hold the Agency, its director, members, officers, agents (except the Mortgagor) and employees harmless from and against any and all (i) liability for loss or damage to property or injury to or death of any and all persons that may be occasioned by, directly or indirectly, any cause whatsoever pertaining to the Mortgaged Property or arising by reason of or in connection with the use thereof or under this Mortgage, or (ii) liability arising from or expense incurred by the Agency’s acquisition, installation, owning and leasing of the Mortgaged Property, including, without limitation the generality of the foregoing, all claims arising from the breach by the Mortgagor of any of its covenants contained herein and all causes of action and reasonable attorneys’ fees (whether by reason of third party claims or by reason of the enforcement of any provision of the Mortgage (including, without limitation, this Section)) and any other expenses incurred in defending any claims, suits or actions which may arise as a result of the foregoing, provided that any such losses, damages, liabilities or expenses of the Agency are not incurred or do not result from the gross negligence or intentional or willful wrongdoing of the Agency or any of its directors, members, officers, agents (except the Mortgagor) or employees.  The foregoing indemnities shall apply notwithstanding the fault or negligence on the part of the Agency, or any of its members, directors, officers, agents, or employees and irrespective of the breach of a statutory obligation or the application of any rule of comparative or apportioned liability.  The foregoing indemnities are limited only to the extent of any prohibitions imposed by law, and upon the application of such prohibition by the final judgment or decision of a competent court of law, the remaining provisions of these indemnities shall remain in full force and effect.

                            (b)          Notwithstanding any other provisions of this Mortgage, the obligations of the Mortgagor pursuant to this Section 3.21 shall remain in full force and effect after the termination of this Mortgage until the expiration of the period stated in the applicable statute of limitations during which a claim, cause of action or prosecution relating to the matters herein described may be brought and payment in full or the satisfaction of such claim, cause of action or prosecution relating to the matters herein described and the payment of all reasonable expenses and charges incurred by the Agency, or its respective members, directors, officers, agents (except the Mortgagor) and employees, relating to the enforcement of the provisions herein specified.

                            (c)           It is expressly understood that the Agency may transfer the Mortgaged Property back to Mortgagor at any time and such transfer shall not be in violation of any of the provisions under this Mortgage.

(End of Article III)

Exhibit I-2-35

IN WITNESS WHEREOF, this Mortgage has been duly executed by Mortgagor as of the day and year first above written.

MORTGAGOR:

REP 80 ARKAY DRIVE, LLC

By:
Name
Title

SUFFOLK COUNTY INDUSTRIAL DEVELOPMENT AGENCY

By:
Name:
Title:

Exhibit I-2-36

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the ____ day of _______________, in the year 20__, before me, the undersigned, personally appeared _______________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

_____________________________ Notary Public

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the ____ day of _______________, in the year 20__, before me, the undersigned, personally appeared _______________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

_____________________________ Notary Public

Exhibit I-2-37

SCHEDULE A

Legal Description

Exhibit I-2-38

EXHIBIT I-3

Form of Assignment

ASSIGNMENT OF LEASES AND RENTS

Dated:  ____________ __, 20__

in the amount of
$16,200,000.00

from

REP 80 ARKAY DRIVE, LLC
Assignor
a New York limited liability company
having an address at:
c/o Rechler Equity Partners
225 Broadhollow Road, Suite 184W
Melville, New York 11747

and

SUFFOLK COUNTY INDUSTRIAL DEVELOPMENT AGENCY
Agency
having an address at:
H. Lee Dennison Building, 3rd Floor
100 Veterans Memorial Highway
Hauppauge, New York 11788

to

STANDARD MICROSYSTEMS CORPORATION
Lender
a Delaware corporation
having an address at:
80 Arkay Drive
Hauppauge, New York 11788

LOCATION OF PREMISES:

Street Address :	80 Arkay Drive
City of :	Hauppauge
County of:	Suffolk
State of:	New York
Block:
Lot:
After recording, please return to:

Gary C. Hisiger, Esq.
MORITT HOCK & HAMROFF LLP
400 Garden City Plaza
Garden City, New York 11530

Exhibit I-3-1

THIS ASSIGNMENT OF LEASES AND RENTS (this “Assignment”) made as of the ___ day of ____, 20__, by SUFFOLK COUNTY INDUSTRIAL DEVELOPMENT AGENY, a corporate governmental agency constituting a body corporate and politic and a public benefit corporation of the State of New York, duly organized and existing under the laws of the State of New York, having an address at H. Lee Dennison Building, 3rd Floor, 100 Veterans Memorial Highway, Hauppauge, New York 11788 (the “Agency”), and REP 80 ARKAY DRIVE, LLC, a New York limited liability company having an office at c/o Rechler Equity Partners, 225 Broadhollow Road, Suite 184W, Melville, New York 11747 (the “Assignor”), in favor of STANDARD MICROSYSTEMS CORPORATION, a Delaware corporation having an office at 80 Arkay Drive, Hauppauge, New York 11788 (“Lender”).

W I T N E S S E T H:

WHEREAS, the Agency is the owner of, that certain parcel of improved real property known as 80 Arkay Drive, Hauppauge, New York as more particularly described in Schedule A attached hereto and made a part hereof;

WHEREAS, this Assignment is given in connection with a loan (the “Loan”) in the principal sum of SIXTEEN MILLION TWO HUNDRED THOUSAND AND NO/00 DOLLARS ($16,200,000.00) (the “Mortgage Loan Amount”) made by Lender to Assignor; and

WHEREAS, the Mortgage Loan was evidenced by that certain Mortgage Loan Note dated as of the date hereof in the principal amount of the Mortgage Loan Amount (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Note”); and

WHEREAS, the Note is secured by that certain Mortgage and Security Agreement dated the date hereof (as the same may be amended, increased, restated, replaced, supplemented or otherwise modified from time to time, the “Mortgage”) made by Assignor and the Agency for the benefit of Lender, and

WHEREAS, Lender requires Assignor to further secure the payment of the Indebtedness (as defined in the Mortgage) and the performance of the Borrower of all of its obligations under the Note and the other Loan Documents (as defined in the Mortgage).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Assignment, the parties hereto hereby agree as follows:

ARTICLE 1 - ASSIGNMENT

Section 1.1          Property Assigned.  Assignor hereby absolutely and unconditionally assigns and grants to Lender the following property, rights, interests and estates, now owned, or hereafter acquired by Assignor:

Exhibit I-3-2

(a)           Leases.  All existing and future “leases” and “lease provisions” (as described in Exhibit B annexed hereto and made a part hereof) affecting the use, enjoyment, or occupancy of all or any part of that certain lot or piece of land, more particularly described in Exhibit A annexed hereto and made a part hereof, or all or any part of the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter located thereon (collectively, the “Property”) and the right, title and interest of Borrower, its successors and assigns, therein and thereunder.

(b)           Other Leases and Agreements.  All other leases and other agreements, whether or not in writing, affecting the use, enjoyment or occupancy of the Property or any portion thereof now or hereafter made, whether made before or after the filing by or against Borrower of any petition for relief under 11 U.S.C. §101 et seq., as the same may be amended from time to time (the “Bankruptcy Code”) together with any extension, renewal or replacement of the same, this Assignment of other present and future leases and present and future agreements being effective without further or supplemental assignment.  The “leases” and the “lease provisions” described in Subsection 1.1(a) and the leases and other agreements described in this Subsection 1.1(b) are collectively referred to as the “Leases”.

(c)           Rents.  All “rents” (as described in Exhibit B annexed hereto and made a part hereof) whether paid or accruing before or after the filing by or against Assignor of any petition for relief under the Bankruptcy Code (collectively, the “Rents”).

(d)           Bankruptcy Claims.  All of Assignor’s claims and rights (the “Bankruptcy Claims”) to the payment of damages arising from any rejection by a lessee of any Lease under the Bankruptcy Code.

(e)           Lease Guaranties.  All of Assignor’s right, title and interest in and claims under any and all lease guaranties, letters of credit and any other credit support (individually, a “Lease Guaranty”, collectively, the “Lease Guaranties”) given by any guarantor in connection with any of the Leases or leasing commissions (individually, a “Lease Guarantor”, collectively, the “Lease Guarantors”) to Assignor.

(f)           Proceeds.  All proceeds from the sale or other disposition of the Leases, the Rents, the Lease Guaranties and the Bankruptcy Claims.

(g)           Other.  All rights, powers, privileges, options and other benefits of Assignor as lessor under the Leases and beneficiary under the Lease Guaranties, including without limitation the immediate and continuing right to make claim for, receive, collect and receipt for all Rents payable or receivable under the Leases and all sums payable under the Lease Guaranties or pursuant thereto (and to apply the same to the payment of the Debt or the Other Obligations), and to do all other things which Assignor or any lessor is or may become entitled to do under the Leases or the Lease Guaranties.

(h)           Entry.  The right, at Lender’s option, upon revocation of the license granted herein, to enter upon the Property in person, by Lender or by court-appointed receiver, to collect the Rents.

Exhibit I-3-3

(i)           Power of Attorney.  Assignor’s irrevocable power of attorney, coupled with an interest, to take any and all of the actions set forth in Section 3.1 of this Assignment and any or all other actions designated by Lender for the proper management and preservation of the Property.

(j)           Other Rights and Agreements.  Any and all other rights of Assignor in and to the items set forth in subsections (a) through (i) above, and all amendments, modifications, replacements, renewals and substitutions thereof.

ARTICLE 2 - TERMS OF ASSIGNMENT

Section 2.1         Present Assignment and License Back.  It is intended by Assignor that this Assignment constitute a present, absolute assignment of the Leases, Rents, Lease Guaranties and Bankruptcy Claims, and not an assignment for additional security only.  Nevertheless, subject to the terms of this Section 2.1 and Section 3.1 hereof, Lender grants to Assignor a revocable license to collect, receive, use and enjoy the Rents, as well as other sums due under the Lease Guaranties.  Assignor shall hold the Rents, as well as all sums received pursuant to any Lease Guaranty, or a portion thereof sufficient to discharge all current sums due on the Debt, in trust for the benefit of Lender for use in the payment of such sums.

Section 2.2          Notice to Lessees.  Assignor hereby authorizes and directs the lessees named in the Leases or any other future lessees or occupants of the Property and all Lease Guarantors to pay over to Lender or to such other party as Lender directs all Rents and all sums due under any Lease Guaranties upon receipt from Lender of written notice to the effect that Lender is then the holder of this Assignment and that an Event of Default (as defined in the Mortgage) exists, and to continue so to do until otherwise notified by Lender.

Section 2.3          Incorporation by Reference.  All representations, warranties, covenants, conditions and agreements contained in the Mortgage and the other Loan Documents as same may be modified, renewed, substituted or extended are hereby made a part of this Assignment to the same extent and with the same force as if fully set forth herein.

ARTICLE 3 - REMEDIES

Section 3.1          Remedies of Lender.  Upon the occurrence of an Event of Default, the license granted to Assignor in Section 2.1 of this Assignment shall automatically be revoked, and Lender shall immediately be entitled to possession of all Rents and sums due under any Lease Guaranties, whether or not Lender enters upon or takes control of the Property.  In addition, Lender may, at its option, without waiving such Event of Default, without regard to the adequacy of the security for the Indebtedness, either in person or by Lender, nominee or attorney, with or without bringing any action or proceeding, or by a receiver appointed by a court, dispossess Assignor and its agents and servants from the Property, without liability for trespass, damages or otherwise and exclude Assignor and its agents or servants wholly therefrom, and take possession of the Property and all books, records and accounts relating thereto and have, hold, manage, lease and operate the Property on such terms and for such period of time as Lender may deem proper and either with or without taking possession of the Property in its own name, demand, sue for or otherwise collect and receive all Rents and sums due under all Lease Guaranties, including those past due and unpaid with full power to make from time to time all alterations, renovations, repairs or replacements thereto or thereof as Lender may reasonably deem proper and may apply the Rents and sums received pursuant to any Lease Guaranties to the payment of the following in such order and proportion as Lender in its sole discretion may determine, any law, custom or use to the contrary notwithstanding:

Exhibit I-3-4

(a) all expenses of managing and securing the Property, including, without being limited thereto, the salaries, fees and wages of a managing Lender and such other employees or agents as Lender may reasonably deem necessary or desirable and all reasonable expenses of operating and maintaining the Property, including, without being limited thereto, all taxes, charges, claims, assessments, water charges, sewer rents and any other liens, and premiums for all insurance which Lender may reasonably deem necessary or desirable, and the reasonable cost of all necessary or desirable alterations, renovations, repairs or replacements, and all expenses incident to taking and retaining possession of the Property; and (b) the Indebtedness, together with all costs and reasonable attorneys’ fees.  In addition, upon the occurrence of an Event of Default, Lender, at its option, may (1) complete any construction on the Property in such manner and form as Lender deems reasonably advisable, (2) exercise all rights and powers of Assignor, including, without limitation, the right to negotiate, execute, cancel, enforce or modify Leases, obtain and evict tenants, and demand, sue for, collect and receive all Rents from the Property and all sums due under any Lease Guaranties, (3) either require Assignor to pay monthly in advance to Lender, or any receiver appointed to collect the Rents, the fair and reasonable rental value for the use and occupancy of such part of the Property as may be in possession of Assignor or (4) require Assignor to vacate and surrender possession of the Property to Lender or to such receiver and, in default thereof, Assignor may be evicted by summary proceedings or otherwise.

Section 3.2           Other Remedies.  Nothing contained in this Assignment and no act done or omitted by Lender pursuant to the power and rights granted to Lender hereunder shall be deemed to be a waiver by Lender of its rights and remedies under the Note, the Mortgage, the Guaranty or the other Loan Documents and this Assignment is made and accepted without prejudice to any of the rights and remedies possessed by Lender under the terms thereof.  The right of Lender to collect the Indebtedness and to enforce any other security therefor held by it may be exercised by Lender either prior to, simultaneously with, or subsequent to any action taken by it hereunder.  Assignor hereby absolutely, unconditionally and irrevocably waives any and all rights to assert any setoff, counterclaim or crossclaim of any nature whatsoever with respect to the obligations of Assignor under this Assignment, the Mortgage, the Note, the Guaranty, the other Loan Documents or otherwise with respect to the Loan in any action or proceeding brought by Lender to collect same, or any portion thereof, or to enforce and realize upon the lien and security interest created by this Assignment, the Mortgage, the Note, the Guaranty, or any of the other Loan Documents (provided, however, that the foregoing shall not be deemed a waiver of Assignor’s right to assert any compulsory counterclaim if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of Assignor’s right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against Lender in any separate action or proceeding).

Exhibit I-3-5

Section 3.3          Other Security.  Lender may take or release other security for the payment of the Indebtedness, may release any party primarily or secondarily liable therefor and may apply any other security held by it to the reduction or satisfaction of the Indebtedness without prejudice to any of its rights under this Assignment.

Section 3.4           Non-Waiver.  The exercise by Lender of the option granted it in Section 3.1 of this Assignment and the collection of the Rents and sums due under the Lease Guaranties and the application thereof as herein provided shall not be considered a waiver of any default by Borrower, as applicable, under the Note, the Mortgage, the Guaranty, the Leases, this Assignment or the other Loan Documents.  The failure of Lender to insist upon strict performance of any term hereof shall not be deemed to be a waiver of any term of this Assignment.  Assignor shall not be relieved of Assignor’s obligations hereunder by reason of (a) the failure of Lender to comply with any request of Assignor or any other party to take any action to enforce any of the provisions hereof or of the Mortgage, the Note or the other Loan Documents, (b) the release regardless of consideration, of the whole or any part of the Property, or (c) any agreement or stipulation by Lender extending the time of payment or otherwise modifying or supplementing the terms of this Assignment, the Mortgage, the Note, the Guaranty or any of the other Loan Documents.  Lender may resort for the payment of the Indebtedness to any other security held by Lender in such order and manner as Lender, in its discretion, may elect.  Lender may take any action to recover the Indebtedness, or any portion thereof, or to enforce any covenant hereof without prejudice to the right of Lender thereafter to enforce its rights under this Assignment.  The rights of Lender under this Assignment shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others.  No act of Lender shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision.

Section 3.5           Bankruptcy.  (a)Upon or at any time after the occurrence of an Event of Default, Lender shall have the right to proceed in its own name or in the name of Assignor in respect of any claim, suit, action or proceeding relating to the rejection of any Lease, including, without limitation, the right to file and prosecute, to the exclusion of Assignor, any proofs of claim, complaints, motions, applications, notices and other documents, in any case in respect of the lessee under such Lease under the Bankruptcy Code.

(b)           If there shall be filed by or against Assignor a petition under the Bankruptcy Code, and Assignor, as lessor under any Lease, shall determine to reject such Lease pursuant to Section 365(a) of the Bankruptcy Code, then Assignor shall give Lender not less than ten (10) days’ prior notice of the date on which Assignor shall apply to the bankruptcy court for authority to reject the Lease.  Lender shall have the right, but not the obligation, to serve upon Assignor within such ten-day period a notice stating that (i) Lender demands that Assignor assume and assign the Lease to Lender pursuant to Section 365 of the Bankruptcy Code and (ii) Lender covenants to cure or provide adequate assurance of future performance under the Lease.  If Lender serves upon Assignor the notice described in the preceding sentence, Assignor shall not seek to reject the Lease and shall comply with the demand provided for in clause (i) of the preceding sentence within thirty (30) days after the notice shall have been given, subject to the performance by Lender of the covenant provided for in clause (ii) of the preceding sentence.

Exhibit I-3-6

ARTICLE 4 - NO LIABILITY, FURTHER ASSURANCES

Section 4.1           No Liability of Lender.  This Assignment shall not be construed to bind Lender to the performance of any of the covenants, conditions or provisions contained in any Lease or Lease Guaranty or otherwise impose any obligation upon Lender other than as expressly set forth herein.  Lender shall not be liable for any loss sustained by Assignor resulting from Lender’s failure to let the Property after an Event of Default or from any other act or omission of Lender in managing the Property after an Event of Default unless such loss is caused by the willful misconduct or bad faith of Lender.  Lender shall not be obligated to perform or discharge any obligation, duty or liability under the Leases or any Lease Guaranties or under or by reason of this Assignment and Assignor shall indemnify Lender for, and hold Lender harmless from, any and all liability, loss or damage which may or might be incurred under the Leases, any Lease Guaranties or under or by reason of this Assignment and from any and all claims and demands whatsoever, including the defense of any such claims or demands which may be asserted against Lender by reason of any alleged obligations and undertakings on its part to perform or discharge any of the terms, covenants or agreements contained in the Leases or any Lease Guaranties.  Should Lender incur any such liability, the amount thereof, including costs, expenses and reasonable attorneys’ fees, shall be secured by this Assignment and by the Mortgage and the other Loan Documents and Assignor shall reimburse Lender therefor within ten (10) days after written demand and upon the failure of Assignor so to do Lender may, at its option, declare all sums secured by this Assignment and by the Mortgage and the other Loan Documents immediately due and payable.  This Assignment shall not operate to place any obligation or liability for the control, care, management or repair of the Property upon Lender, nor for the carrying out of any of the terms and conditions of the Leases or any Lease Guaranties; nor shall it operate to make Lender responsible or liable for any waste committed on the Property by the tenants or any other parties, or for any dangerous or defective condition of the Property including, without limitation, the presence of any Hazardous Substances (as defined in the Mortgage), or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, employee or stranger, except if any of the foregoing is caused by the acts or omissions of Lender, in its capacity as a tenant at the Property.

Section 4.2          No Mortgagee in Possession.  Nothing herein contained shall be construed as constituting Lender a “mortgagee in possession” in the absence of the taking of actual possession of the Property by Lender.  In the exercise of the powers herein granted Lender, no liability shall be asserted or enforced against Lender, all such liability being expressly waived and released by Assignor.

Section 4.3           Further Assurances.  Assignor will, at the cost of Assignor, and without expense to Lender, do, execute, acknowledge and deliver all and every such further acts, conveyances, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Lender the property and rights hereby assigned or intended now or hereafter so to be, or which Assignor may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Assignment or for filing, registering or recording this Assignment and, on written demand, will execute and deliver, one or more financing statements, chattel mortgages or comparable security instruments, to evidence more effectively the lien and security interest hereof in and upon the Leases.

Exhibit I-3-7

ARTICLE 5 - MISCELLANEOUS PROVISIONS

Section 5.1           Conflict of Terms.  In case of any conflict between the terms of this Assignment and the terms of the Mortgage, the terms of the Mortgage shall prevail.

Section 5.2          No Oral Change.  This Assignment and any provisions hereof may not be modified, amended, waived, extended, changed, discharged or terminated orally, or by any act or failure to act on the part of Assignor, but only by an agreement in writing signed by the party against whom the enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

Section 5.3         General Definitions.  All capitalized terms not defined herein shall have the respective meanings set forth in the Mortgage.  Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Assignment may be used interchangeably in singular or plural form and the word “Assignor” shall mean “each Assignor and any subsequent owner or owners of the Property or any part thereof or interest therein,” the word “Lender” shall mean “each Lender and any subsequent holder of the Note or any part thereof, the word “Note” shall mean “the Note and any other evidence of indebtedness secured by the Mortgage,” the word “Property” shall include any portion of the Property and any interest therein, the phrases “attorneys’ fees”, “legal fees” and “counsel fees” shall include any and all attorney’s, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Lender in protecting its interest in the Property, the Leases and the Rents and enforcing its rights hereunder; whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

Section 5.4           Inapplicable Provisions.  If any term, covenant or condition of this Assignment is held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision.

Section 5.5           Governing Law.  (A)  THIS ASSIGNMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY ASSIGNOR AND ACCEPTED BY LENDER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS ASSIGNMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS WITH RESPECT TO THE PROPERTY SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, ASSIGNOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS ASSIGNMENT AND THE NOTE, AND THIS ASSIGNMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Exhibit I-3-8

(B)  ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR ASSIGNOR ARISING OUT OF OR RELATING TO THIS ASSIGNMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE COUNTY OF SUFFOLK, STATE OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND ASSIGNOR WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND ASSIGNOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  ASSIGNOR DOES HEREBY DESIGNATE AND APPOINT

Rechler Equity Partners
225 Broadhollow Road, Suite 184W
Melville, New York 11747
Attention: Gregg Rechler

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN THE COUNTY OF SUFFOLK, STATE OF NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO ASSIGNOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON ASSIGNOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  ASSIGNOR (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN THE STATE OF NEW YORK (WHICH SUBSTITUTE LENDER AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN THE STATE OF NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Exhibit I-3-9

Section 5.6           Termination of Assignment.  Upon payment in full of the Indebtedness, this Assignment shall become and be void and of no effect and, upon request of Assignor, Lender shall deliver a termination of this Assignment, duly executed and in form for recording.

Section 5.7          Notices.  All notices or other written communications hereunder shall be delivered in accordance with the terms of the Mortgage.

Section 5.8          Waiver of Trial by Jury.  ASSIGNOR AND LENDER, EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN EVIDENCED BY THE NOTE, THE APPLICATION FOR THE LOAN EVIDENCED BY THE NOTE, THIS ASSIGNMENT, THE NOTE, OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH.

Section 5.9           [Intentionally Omitted.]

Section 5.10         Headings, Etc.  The headings and captions of various paragraphs of this Assignment are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

ARTICLE 6 - STATE-SPECIFIC PROVISIONS

Section 6.1           Inconsistencies.  In the event of any inconsistencies between the terms and conditions of this Article 6 and the other terms and provisions of this Assignment, the terms and conditions of Article 6 shall control and be binding.

Section 6.2           Section 291-F Agreement.  This Assignment is intended to be, and shall  operate as, the agreement described in Section 291-f of the Real Property Law of the State of New York and shall be entitled to the benefits afforded thereby.  Assignor hereby covenants and agrees that Assignor shall not, without the consent of Lender collect any Rents (exclusive of security deposits) more than thirty (30) days in advance of the time when the same shall become due.  Assignor shall (unless such notice is contained in a Lease) deliver notice of this Assignment in form and substance acceptable to Lender, to all present and future holders of any interest in any Lease, by assignment or otherwise, and shall take such other action as may now or hereafter be reasonably required to afford Lender the full protections and benefits of Section 291-f.  Assignor shall request the recipient of any such notice to acknowledge the receipt thereof.

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Exhibit I-3-10

IN WITNESS WHEREOF, Assignor has executed this Assignment the day and year first above written.

ASSIGNOR:

REP 80 ARKAY DRIVE, LLC

By:
Name:
Title:

SUFFOLK COUNTY INDUSTRIAL
DEVELOPMENT AGENCY

By:
Name:
Title:

Exhibit I-3-11

ACKNOWLEDGMENT

STATE OF NEW YORK	)
: ss.:
COUNTY OF	)

On the ___ day of _________, in the year 20__, before me, the undersigned, personally appeared ____________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
: ss.:
COUNTY OF	)

On the ___ day of _________, in the year 20__, before me, the undersigned, personally appeared ____________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

Exhibit I-3-12

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

Exhibit I-3-13

EXHIBIT B

DESCRIPTION OF LEASES AND RENTS

As used in Subsection 1.1(a), the term “leases” shall mean all leases, subleases, licenses, franchises, concessions or grants of other possessory interests, tenancies, and any other agreements affecting the use, possession or occupancy of the Property or any part thereof (including, without limitation, guest rooms, restaurants, bars, conference and meeting rooms, and banquet halls and other public facilities), whether now or hereafter existing or entered into (including, without limitation, any use or occupancy arrangements created pursuant to Section 365(d) of the Bankruptcy Code or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or occupant of any portion of the Property) and all amendments, modifications, supplements, extensions or renewals thereof, whether now or hereafter existing and all amendments, modifications, supplements, extensions or renewals thereof.  As used in Subsection 1.1(a) the term “lease provisions” shall mean the right to enforce, whether at law or in equity or by any other means, all terms, covenants and provisions of the Leases.

As used in Subsection 1.1(c), the term “rents” shall mean all rents, issues, profits, royalties (including all oil and gas or other hydrocarbon substances), earnings, receipts, revenues, accounts, account receivable, security deposits and other deposits (subject to the prior right of the tenants making such deposits) and income, including, without limitation, fixed, additional and percentage rents, and all operating expense reimbursements, reimbursements for increases in taxes, sums paid by tenants to Assignor to reimburse Assignor for amounts originally paid or to be paid by Assignor or Assignor’s Lenders or affiliates for which such tenants were liable, as, or example, tenant improvements costs in excess of any work letter, lease takeover costs, moving expenses and tax and operating expense pass-throughs for which a tenant is solely liable, parking, maintenance, common area, tax, insurance, utility and service charges and contributions, proceeds of sale of electricity, gas, heating, air-conditioning and other utilities and services, deficiency rents and liquidated damages, and other benefits now or hereafter derived from any portion of the Property or otherwise due and payable or to become due and payable as a result of any ownership, use, possession, occupancy or operation thereof and/or services rendered, goods provided and business conducted in connection therewith (including any payments received pursuant to Section 502(b) of the Bankruptcy Code or otherwise in arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or other occupants of any portion of the Property and all claims as a creditor in connection with any of the foregoing) and all cash or security deposits, advance rentals, and all deposits or payments of a similar nature relating thereto, now or hereafter, including during any period of redemption, derived from the Property or any portion thereof and all proceeds from the cancellation, surrender, sale or other disposition of the Leases.

Exhibit I-3-14

EXHIBIT I-4

Form of Guaranty

GUARANTY OF RECOURSE CARVEOUTS

THIS GUARANTY OF RECOURSE CARVEOUTS (this “Guaranty”) is made as of the __ day of ___________, 20__, by GREGG RECHLER and MITCHELL RECHLER (jointly and severally, “Guarantor”), in favor of STANDARD MICROSYSTEMS CORPORATION, a Delaware corporation, having an office at 80 Arkay Drive, Hauppauge, New York 11788 (the “Lender”).

R E C I T A L S :

WHEREAS, contemporaneously herewith, Lender is making a loan to REP 80 ARKAY DRIVE, LLC, a New York limited liability company (“Borrower”) in the principal amount of Sixteen Million Two Hundred Thousand and No/100 Dollars ($16,200,000.00) (the “Loan”), which Loan is evidenced by that certain Mortgage Loan Note, dated of even date herewith, made by Borrower, as maker, in favor of Lender, as payee (together with all extensions, renewals, modifications, substitutions and amendments thereof, the “Note”);

WHEREAS, the Loan is secured by, among other things, that certain Mortgage and Security Agreement (together with all extensions, renewals, modifications, substitutions and amendments thereof, the “Mortgage”), dated as of even date herewith, made by Borrower in favor of Lender and granting Lender a first priority lien on that certain real property known as 80 Arkay Drive, Hauppauge, New York and as more particularly described on Schedule A to the Mortgage (the “Premises”), together with the buildings and other improvements located thereon (the “Improvements”); and together with the Premises, collectively, the “Property”); and

WHEREAS, Lender requires as a condition to the making of the Loan that Guarantor shall have executed and delivered this Guaranty for the benefit of Lender.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce Lender to make the Loan to Borrower, Guarantor hereby represents, warrants and covenants to Lender as follows:

1.            Authorization and Enforceability of Loan Documents.  The Note, Mortgage and all of the other documents executed and delivered by Borrower in connection with the Loan (the Note, Mortgage and such other documents being hereinafter referred to, collectively, as the “Loan Documents”) have been duly authorized and executed by Borrower and are legal, valid and binding instruments, enforceable against Borrower in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other legal or equitable principles now or hereafter in effect generally affecting creditors’ rights and remedies.

2.            Obligations Guaranteed.  (A)          Guarantor hereby unconditionally guarantees to Lender the obligations or liabilities of Borrower to Lender for any loss, damage (excluding consequential damages), cost, expense, liability, claim or other obligation incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred), as well as the payment of all Enforcement Costs (as hereafter defined) arising out of or in connection with the following:

Exhibit I-4-1

(i)          fraud or material misrepresentation by or on behalf of Borrower, its agents or representatives, or any Guarantor in connection with the Loan;

(ii)         intentionally omitted;

(iii)        the breach of any representation, warranty, covenant or indemnification provision in the Mortgage concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;

(iv)         intentionally omitted;

(v)         the misapplication or conversion by Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to all or any part of the Mortgaged Property, (B) any Awards or other amounts received in connection with the Condemnation of all or any part of the Property, or (C) any Rents following an Event of Default;

(vi)        intentionally omitted;

(vii)       any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or any conveyance of the Property by deed-in-lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof.

(B)           Guarantor hereby unconditionally guarantees to Lender the payment of the full amount of the Debt, including, without limitation, all outstanding principal due in respect of the Loan, all accrued interest thereon, and all other amounts, obligations or liabilities of Borrower to Lender in respect of the Loan under the Loan Agreement, the Mortgage and the other Loan Documents, as well as the payment of all Enforcement Costs, upon the occurrence of any of the following events:

(i)          Intentionally omitted;

(ii)         If Borrower shall (A) voluntarily commence a case under any applicable bankruptcy, insolvency, creditors rights or other similar law now or hereafter in effect (collectively, the “Insolvency Laws”), (B) voluntarily make any assignment for the benefit of creditors under any Insolvency Law, or (C) become the debtor in or subject of any involuntary case or proceeding under any Insolvency Law and any such case or proceeding shall have been facilitated, coordinated and/or directed by Borrower, any Affiliate or principal of Borrower or any Guarantor and/or in any such involuntary case or proceeding involving Borrower, Borrower shall consent to the entry of an order for relief or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Borrower or of any substantial part of Borrower’s property;

Exhibit I-4-2

(iii)        If Guarantor shall (A) voluntarily commence a case under any applicable Insolvency Laws, (B) voluntarily make any assignment for the benefit of creditors under any Insolvency Law, or (C) become the debtor in or subject of any involuntary case or proceeding under any Insolvency Law if such case or proceeding shall have been facilitated, coordinated and/or directed by any Guarantor, any Affiliate or principal of any Guarantor or Borrower and/or in any such involuntary case or proceeding involving Guarantor, Guarantor shall consent to the entry of an order for relief or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of such Guarantor or of any substantial part of such Guarantor’s property; or

(iv)        If Guarantor (or any Person comprising Guarantor), or Borrower, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with this Guaranty, the Note, the Mortgage or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind or asserts in a pleading filed in connection with a judicial proceeding any defense of Borrower against Lender or any right in connection with any security for the Loan which the court in any such action or proceeding, determines that Borrower’s defense is without merit, or such request for judicial intervention or injunctive or other equitable relief is denied.

(C)           For purposes hereof, “Enforcement Costs” shall mean any and all actual and reasonable expenses that may be paid or incurred by the Lender in the collection of all or any portion of the Guarantor’s obligations hereunder or the exercise or enforcement of any one or more of the other rights, powers, privileges, remedies and interests of the Lender under the Loan Documents or hereunder, including, without limitation, reasonable attorneys’ fees, irrespective of the manner or success of any such collection, exercise or enforcement, and whether or not such expenses constitute part of the Borrower’s obligations.  As used herein, “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof, and any fiduciary acting in such capacity on behalf of any of the foregoing.

(D)           Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents.

3.             Unconditional Guaranty. This Guaranty is an absolute, unconditional, present and continuing guaranty of payment and performance and not of collection and is in no way conditioned or contingent upon any attempt to enforce Lender’s rights against Borrower or to collect from the Borrower or upon any other condition or contingency; accordingly, Lender shall have the right to proceed against Guarantor immediately upon any Event of Default (as defined in the Mortgage) under the Note and/or Mortgage without taking any prior action or proceeding to enforce the Loan Documents or any of them or for the liquidation or foreclosure of any security you may at any time hold pursuant thereto.  Guarantor hereby waives and releases any claim (within the meaning of 11 U.S.C. § 101) which Guarantor may have against Borrower arising from a payment made by Guarantor under this Guaranty and agrees not to assert or take advantage of any subrogation rights of Guarantor or any right of Guarantor to proceed against Borrower for reimbursement.  It is expressly understood that the waivers and agreements of Guarantor constitute additional and cumulative benefits given to Lender for its security and as an inducement for its extension of credit to Borrower.  Lender may at any time and from time to time take any and/or all actions and enforce all rights and remedies available to it hereunder or under applicable law to collect from Guarantor any amounts then due and payable hereunder by Guarantor and/or to cause Guarantor to fulfill his, her or its obligations hereunder

Exhibit I-4-3

4.             Liability Unimpaired.  Guarantor’s liability hereunder shall in no way be limited or impaired by, and Guarantor hereby consents to and agrees to be bound by, any amendment or modification of the provisions of any of the Loan Documents or any other instrument made to or with Lender by Borrower or Guarantor, or any Person who succeeds Borrower as owner of all or part of the Property prior to foreclosure of the Mortgage or exercise of any power of sale contained therein.  In addition, Guarantor’s liability hereunder shall in no way be limited or impaired by (i) any extensions of time for performance required by any of said documents, (ii) any sale, assignment or foreclosure of the Note or Mortgage or any sale or transfer of all or part of the property covered by the Mortgage, (iii) any exculpatory provision in any of said instruments limiting Lender’s recourse to the Property or to any other security, or limiting Lender’s rights to a deficiency judgment against Borrower, (iv) the release of Borrower or any other person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of said instruments by operation of law or otherwise, (v) the release or substitution in whole or in part of any security for the Loan, (vi) Lender’s failure to record the Mortgage or file any UCC financing statements (or Lender’s improper recording or filing of any thereof) or to otherwise perfect, protect, secure or insure any security interest or lien given as security for the Loan, (vii) the invalidity, irregularity or unenforceability, in whole or in part, of any of the Loan Documents, this Guaranty or any other instrument or agreement executed or delivered to Lender in connection with the Loan, except to the extent that there is a final adjudication by a court of competent jurisdiction of a valid defense to Borrower’s obligations under the Loan Documents to payment of the Indebtedness (as defined in the Mortgage), (viii) the inaccuracy of any of the representations and warranties made by Borrower in the Mortgage or the other Loan Documents or (ix) any other action or circumstance whatsoever that constitutes, or might be construed to constitute, a legal or equitable discharge or defense (except full payment and satisfaction) of Borrower for its obligations under any of the Loan Documents or of Guarantor under this Guaranty; and, in any such case, whether with or without notice to Guarantor and with or without consideration.

5.             Preservation of Loan Documents.  Guarantor will cause Borrower to maintain and preserve the enforceability of the Loan Documents as the same may be modified and will not permit Borrower to take or to fail to take actions of any kind which might be the basis for a claim that Guarantor has a defense to Guarantor’s obligations hereunder.

6.             Intentionally Omitted.

Exhibit I-4-4

7.             Indemnification; Payments; Certain Waivers.  Guarantor (i) waives any right or claim of right to cause a marshalling of Borrower’s assets or to cause Lender to proceed against any of the security for the Loan or for the obligations guaranteed hereby before proceeding against Guarantor, (ii) agrees that any payments required to be made by Guarantor hereunder shall become due on written demand in accordance with the terms of Paragraph 2 hereof and without presentment to Borrower, demand for payment or protest, or notice of non-payment or protest, and (iii) except as hereinafter provided, expressly waives and relinquishes all rights and remedies accorded by applicable law to guarantors.  Without limiting the generality of the foregoing, Guarantor hereby waives all rights (x) to participate in any claim or remedy Lender may now or hereafter have against Borrower or in any collateral which Lender now has or hereafter may acquire for the obligations guaranteed hereby and (y) except as provided below, to contribution, indemnification, set-off, exoneration or reimbursement, whether from Borrower, any Guarantor, or any other person now or hereafter primarily or secondarily liable for any of Borrower’s obligations to Lender, and whether arising by contract or operation of law or otherwise by reason of Guarantor’s execution, delivery or performance of this Guaranty.  Guarantor does not waive and hereby retains all rights of subrogation, contribution, indemnification, set-off or reimbursement against Borrower or any other Guarantor that Guarantor may have (the “Undersigned’s Rights”); provided however that (i) this Guaranty shall neither be contingent upon the existence of the Undersigned’s Rights nor subject to any claims or defenses whatsoever which may be asserted in connection with the enforcement or attempted enforcement of the Undersigned’s Rights including, without limitation, any claim that the Undersigned’s Rights were abrogated by any of Lender’ acts, and (ii) until the Loan shall have been paid in full, Guarantor hereby postpones and subordinates (A) the exercise of any and all of the Undersigned’s Rights to Lender’s rights against Guarantor under this Guaranty or against Borrower under any of the Loan Documents, and (B) any of the Undersigned’s Rights to any collateral securing the Loan.

8.             Reinstatement.  This Guaranty shall continue to be effective, or be reinstated automatically, as the case may be, if at any time payment, in whole or in part, of any of the obligations guaranteed hereby is rescinded or otherwise must be restored or returned by Lender (whether as a preference, fraudulent conveyance or otherwise) upon or in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower, Guarantor or any other person, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower, Guarantor or any other person or for a substantial part of Borrower’s, Guarantor’s or any of such other person’s property, as the case may be, or otherwise, all as though such payment had not been made.  Guarantor further agrees that in the event any such payment is rescinded or must be restored or returned, all costs and reasonable expenses (including, without limitation, reasonable legal fees and expenses) incurred by or on behalf of Lender in defending or enforcing such continuance or reinstatement, as the case may be, shall constitute costs of enforcement, the payment of which is guaranteed by Guarantor pursuant to Paragraph 2 above and covered by Guarantor’s indemnity pursuant to Paragraph 7 above.

9.             Litigation, Compliance with Judgments.  Each Guarantor represents and warrants with respect to itself that there are no actions, suits or proceedings pending or threatened against or affecting such Guarantor, at law, in equity or before or by any governmental authorities which would have a material effect on such Guarantor’s ability to perform his obligations hereunder; to the best of such Guarantor’s knowledge, such Guarantor is not in default with respect to any order, writ, injunction, decree or demand of any court or governmental authorities.

Exhibit I-4-5

10.           Authorization and Enforceability; No Conflicts.  This Guaranty is a legal, valid and binding instrument, enforceable against Guarantor in accordance with its terms.  Each Guarantor represents and warrants with respect to itself that the consummation of the transactions contemplated hereby and the performance of this Guaranty and the other Loan Documents to which such Guarantor is a party have not resulted and will not result in any breach of, or constitute a default under, any mortgage, deed of trust, lease, bank loan or credit agreement, corporate charter, by-laws, partnership agreement or other instrument to which such Guarantor is a party or by which such Guarantor may be bound or affected.

11.           Compliance with Laws.  Each Guarantor represents and warrants with respect to itself that, to its actual knowledge, such Guarantor is in compliance with, and the transactions contemplated by the Loan Documents and this Guaranty do not and will not violate any provision of, or require any filing, registration, consent or approval under, any federal, state or local law, rule, regulation, ordinance, order, writ, judgment, injunction, decree, determination or award (hereinafter, “Laws”) presently in effect having applicability to such Guarantor, and agrees that such Guarantor will comply promptly with all Laws now or hereafter in effect having applicability to such Guarantor.

12.           Accuracy of Information; Full Disclosure.  Each Guarantor represents and warrants with respect to itself that neither this Guaranty nor any documents, financial statements, reports, notices, schedules, certificates, statements or other writings furnished by or on behalf of such Guarantor to Lender in connection with the negotiation of the Loan Documents or the consummation of the transactions contemplated thereby, or required herein or by the other Loan Documents to be furnished by or on behalf of such Guarantor, contains any untrue or misleading statement of a material fact; there is no fact which such Guarantor has not disclosed to Lender in writing which materially affects adversely any of the property covered by the Mortgage or the business affairs or financial condition of such Guarantor, or the ability of such Guarantor to perform this Guaranty and the other Loan Documents to which such Guarantor is a party.

13.           Intentionally Omitted.

14.           Non-Waiver Remedies Cumulative.  No failure or delay on Lender’s part in exercising any right, power or privilege under any of the Loan Documents, this Guaranty or any other document made to or with Lender in connection with the Loan shall operate as a waiver of any such privilege, power or right or shall be deemed to constitute Lender’s acquiescence in any default by Borrower or Guarantor under any of said documents.  A waiver by Lender of any right or remedy under any of the Loan Documents, this Guaranty or any other document made to or with Lender in connection with the Loan on any one occasion shall not be construed as a bar to any right or remedy which Lender otherwise would have on any future occasion.  The rights and remedies provided in said documents are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

Exhibit I-4-6

15.           Transfers of Interests in Loan.  Guarantor acknowledges that Lender, at Lender’s sole discretion, may sell, assign or transfer interests in the Loan, this Guaranty and the other Loan Documents to one or more participants, purchasers and/or assignees (collectively, “Participants”) and agrees in connection therewith, all Loan Documents and other documentation, financial statements, appraisals and other data, or copies thereof, relevant to Borrower, Guarantor, the Premises or the Improvements, may be provided to and retained by any such participant, purchaser or assignee or prospective participant, purchaser or assignee.  Guarantor agrees that Lender shall have no obligation to give Guarantor written notice of any sale, assignment or transfer of any interest or participation in the Loan or any part thereof.  Notwithstanding anything to the contrary herein, Lender acknowledges and agrees that in the event that it sells, assigns or transfers all or any part of Lender’s interest in this Loan that any such sale, assignment or transfer shall be expressly subject to Borrower’s right of offset to the extent permitted by the Note, whether or not the purchaser, assignee or transferee of the interest in the Loan is thereafter affiliated with or controlled by Lender.

16.           Separate Indemnity.  Guarantor acknowledges and agrees that Lender’s rights (and Guarantor’s obligations) under this Guaranty shall be in addition to all of Lender’s rights (and all of Guarantor’s obligations) under any indemnity agreement executed and delivered to Lender by Borrower and/or Guarantor in connection with the Loan, and payments by Guarantor under this Guaranty shall not reduce any of Guarantor’s obligations and liabilities under any such indemnity agreement.

17.           Severability.  Any provision of this Guaranty, or the application thereof to any person or circumstance, which, for any reason, in whole or in part, is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guaranty (or the remaining portions of such provision) or the application thereof to any other person or circumstance, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision (or portion thereof) or the application thereof to any person or circumstance in any other jurisdiction.

18.           Entire Agreement; Amendments.  This Guaranty contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements or statements relating to such subject matter, and none of the terms and provisions hereof may be waived, amended or terminated except by a written instrument signed by the Person against whom enforcement of the waiver, amendment or termination is sought.

19.           Successors and Assigns.  This Guaranty shall be binding upon and shall inure to the benefit of Lender and Guarantor and their respective heirs, personal representatives, successors and assigns.  This Guaranty may be assigned by Lender with respect to all or any portion of the obligations guaranteed hereby, and when so assigned Guarantor shall be liable under this Guaranty to the assignee(s) of the portion(s) of the obligations guaranteed hereby so assigned without in any manner affecting the liability of Guarantor hereunder to Lender with respect to any portion of the obligations guaranteed hereby retained by Lender.

20.           WAIVER OF TRIAL BY JURY.  GUARANTOR, AND BY ITS ACCEPTANCE HEREOF, LENDER, EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY GUARANTOR AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  GUARANTOR AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Exhibit I-4-7

21.           ADDITIONAL WAIVERS IN THE EVENT OF ENFORCEMENT.  GUARANTOR HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY OR ON BEHALF OF LENDER ON THIS GUARANTY, ANY AND EVERY RIGHT GUARANTOR MAY HAVE TO (I) INJUNCTIVE RELIEF, (II) INTERPOSE ANY COUNTERCLAIM THEREIN (OTHER THAN COMPULSORY COUNTERCLAIMS), AND (III) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING.  NOTHING HEREIN CONTAINED SHALL PREVENT OR PROHIBIT GUARANTOR FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST LENDER WITH RESPECT TO ANY ASSERTED CLAIM.

22.           Governing Law; Submission To Jurisdiction.  This Guaranty and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York (without giving effect to New York’s principles of conflicts of law).  Guarantor hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in the County of Suffolk over any suit, action or proceeding arising out of or relating to this Guaranty, and Guarantor hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any New York State or Federal court sitting in the County of Suffolk may be made by certified or registered mail, return receipt requested, directed to the Guarantor at the address indicated below, and service so made shall be complete five (5) days after the same shall have been so mailed.

23.           Paragraph Headings.  Any paragraph headings and captions in this Guaranty are for convenience only and shall not affect the interpretation or construction hereof.

24.           Liability Unaffected by Release.  Any other Person liable upon or in respect of any obligation hereby guaranteed, may be released without affecting the liability of Guarantor hereunder.

25.           Joint and Several Obligations.  If more than one Person comprises Guarantor, then each such Person’s obligations and liability under this Guaranty shall be joint and several.

Exhibit I-4-8

26.           Notices.  Notices shall be given in the manner provided in the Mortgage and with respect to Guarantor at the address set forth below, with a copy of any such Notice to be given to: Lazer, Aptheker, Rosella & Yedid, P.C. 225, Old County Road, Melville, New York 11747, Attention: Matthew C. Lamstein, Esq.

27.           Principles of Construction.  All references to sections, paragraphs, schedules and exhibits are to sections, schedules and exhibits in or to this Guaranty unless otherwise specified.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty.  The recitals to this Guaranty shall be deemed a part hereof and all exhibits and schedules attached hereto, if any, are incorporated herein by reference for all purposes.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined and “including” means including without limitation.  Whenever the context requires, each gender shall include all other genders.

28.           Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.

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Exhibit I-4-9

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized official as of the date first above stated.

GREGG RECHLER

Address of Guarantor:

MITCHELL RECHLER

Address of Guarantor:

Exhibit I-4-10

STATE OF NEW YORK	)
:ss.:
COUNTY OF	)

On the ___ day of ____ in the year 20__, before me, the undersigned, personally appeared GREGG RECHLER, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
:ss.:
COUNTY OF	)

On the ___ day of ________ in the year 20__, before me, the undersigned, personally appeared MITCHELL RECHLER, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

Exhibit I-4-11